Exhibit 15.1

Swedish annual report for 2023
in English (adjusted version)
Although the financial statements were authorized for issue on March 6, 2024, which is stated in the financial statements, certain additional disclosures and updates have been made in the document due to subsequent events.

Contents

Financial report

This is Ericsson	1

CEO comment	2

Business strategy	5

Letter from the Chair of the Board	14

Board of Directors’ report	16

Report of independent registered public accounting firm	32

Report of independent registered public accounting firm	33

Consolidated financial statements with notes	35

Management’s report on internal control over financial reporting	89

Risk factors	90

Alternative performance measures	107

The Ericsson share	112

Corporate Governance report

Introduction and Key 2023 Governance Updates	2

Regulation	3

Governance Structure and Core Values	3

Ethics & Compliance	5

Risk Management	6

General Meetings of shareholders	8

Nomination Committee	8

Board of Directors	9

Committees of the Board of Directors	11

Remuneration to Board members	13

Members of the Board of Directors	14

Management	18

Cybersecurity	19

Members of the Executive Team	20

Auditor	25

Internal control over financial reporting	25

Remuneration report

Statement from the Chair of the Remuneration Committee	1

Introduction	2

Remuneration 2023 at a glance	3

Total remuneration to the President and CEO and Executive Vice President	5

Variable remuneration	6

Comparative information on changes in remuneration and the Company’s performance	11

Ericsson Annual Report 2023
Our legal Annual Report consists of three parts published as one pdf. The three parts can also be downloaded separately:
●	The Financial report, including Board of Directors’ report and the financial statements and notes
●	The Corporate Governance report
●	The Remuneration report
Ericsson’s annual accounts and consolidated accounts are included on pages 35–88 in the Financial report and are reported on by Deloitte in the auditor’s report. The Corporate Governance report and the Remuneration report have also been subject to assurance procedures by Deloitte. We also file an Annual Report on Form 20-F with the U.S. Securities and Exchange Commission (SEC). All parts of the legal Annual Report are available on Ericsson’s website.

Contents

Financial report 2023

This is Ericsson	1

CEO comment	2

Business strategy – Creating long-term value	5

Letter from the Chair of the Board	14

Board of Directors’ report	16

Board Assurance	31

Report of independent registered public accounting firm	32

Report of independent registered public accounting firm	33

Consolidated financial statements	35

Notes to the consolidated financial statements	42

Management’s report on internal control over financial reporting	89

Risk factors	90

Forward-looking statements	105

Alternative performance measures	107

The Ericsson share	112

Shareholder information	116

Financial terminology	117

Glossary	118

1	Financial Report 2023 |	Ericsson Annual Report on Form 20-F 2023

This is Ericsson
Ericsson is a leading provider of mobile connectivity solutions to telecom operators as well as enterprises in various sectors. Together with our customers and partners in the ecosystem, we are leading the next wave of digitalization in society. We provide high-performance, differentiated and programmable networks and make advanced network capabilities available to developers around the world. Through world-leading research, we drive new standards and are instrumental in the development of the next-generation mobile communications infrastructure, software, and services.

We are executing on a strategy to achieve a higher growth trajectory, making Ericsson a more profitable company. We do this by leveraging leadership in mobile networks, growing the enterprise business, and driving lasting cultural transformation.
Our broad portfolio spans the following areas: Networks, Cloud Software and Services, Enterprise Wireless Solutions, Global Communications Platform and Intellectual Property Rights (IPR) licensing. By creating high-performance networks, game-changing technology and services that are easy to adopt, use and scale, we are enabling the full value of connectivity, making our customers successful in a fully connected world – a world where limitless connectivity improves lives, redefines business and pioneers a sustainable future.
Our solutions for Communications Service Providers (CSP) are sold and distributed through five geographical market areas: North America; Europe and Latin America; Middle East and Africa; South East Asia, Oceania and India; and North East Asia.
The Company has almost 100,000 employees, customers in more than 180 countries and is headquartered in Stockholm, Sweden. The Company’s shares are listed on Nasdaq Stockholm and the Company’s American Depositary Shares (ADS) are listed on Nasdaq New York.

2	Financial Report 2023 | CEO comment	Ericsson Annual Report on Form 20-F 2023

Mobile networks to drive
future value creation
Our ambition is to lead in an open world. We continue to execute against our three key priorities: strengthening our leadership in mobile networks, growing our enterprise business and driving cultural transformation. Our performance in 2023 is a testament to the strength of our team, our strategy and our ability to execute. Ericsson is well positioned to capture value from the next wave of digitalization.

In 2023, we navigated a difficult mobile networks market characterized by negative volume development and an unprecedented slowdown in the North American market. In parallel, we saw a dramatic change in business mix with rapid growth in India. Despite these challenges, we concluded 2023 with EBITA
1)
of SEK 21.4 billion and gross margins
1)
of nearly 40% – a testament to our increased resilience.
 Mobile networks are fundamental in society – from basic communication needs, to driving advanced digitalization in industries – with continued high growth of traffic in the networks. However, many operators fight to earn cost of capital and are in need of new revenue streams to invest further in their networks. We are working to reshape the industry by transforming the network into an innovation platform and leveraging cellular connectivity in new areas. Our strategy aims at changing the way networks are consumed and monetized.
 While not reaching the peak levels of 2022, we do anticipate the mobile network market to recover from today’s low levels based on the rapid growth of data traffic. However, we cannot predict the timing as the cadence of investments are in the hands of our customers. Until the recovery comes, we remain laser focused on managing what we can control such as investments in technology leadership and costs. This makes us well positioned to fully benefit from operational leverage when the market recovers.
Our industry vision
Over the past decade, as the consumer digitalized, best-effort connectivity, provided through 4G and WiFi, was enough. But to digitalize enterprises and society, best effort is no longer sufficient. What’s needed now are faster speeds, higher capacity, reduced latency and improved quality of service. 5G is designed
1)
Excluding restructuring charges.

with these capabilities and is significantly more powerful than previous generations.
In the coming 5–10 years, we will see an acceleration of trends such as the transition to renewable energy sources and increased automation leveraging cloud and AI. The flexibility of mobile connectivity is foundational. This future will require ubiquitous high-performance and differentiated mobile networks, combined with new ways to access, and consume advanced network capabilities.
Cloud-native architecture is a key requirement for delivering high-performance, programmable and differentiated networks. By horizontalizing their architecture, CSPs can prioritize investments in different parts of the network at different times. In addition, they can also lower their total cost of ownership, leveraging automation and AI, while opening new ways to monetize the networks.
Our vision for the industry is based on open and programmable networks with capabilities

3	Financial Report 2023 | CEO comment	Ericsson Annual Report on Form 20-F 2023

that are exposed through network APIs and leveraged by an ecosystem of developers – driving rapid innovation and growth.
Strategy execution
Making this vision a reality begins with our strategy to extend leadership in mobile networks, expand into enterprises and transform our culture. Technology leadership is a foundation for our strategy. It is essential for our competitiveness but also for generating attractive gross margins.
 In mobile networks, our ambition is to provide the best networks in the industry, with the highest performance and the lowest total cost of ownership. During 2023, we strengthened our RAN portfolio with a new range of radios that are more than 20% more energy efficient than comparable products. We also increased our investments in the automation of networks through AI.
 Our leading technology empowers our customers to build high-performance, differentiated and programmable networks while also leading the shift to open, cloud-native networks. These types of networks provide our customers with a path to monetize the network in new ways through network APIs, network slicing and advanced charging platforms. We already have a commercially available CloudRAN portfolio and are one of the leading contributors to an open standard. In fact, we have already delivered around 1 million radios in the field that are enabled for the open standard.
 An additional proof point came at the end of 2023, when we signed an industry shaping
5-year
deal with AT&T to modernize and transform their network to a programmable, open network. Through this contract, AT&T can lower their spending in non-revenue
generating solutions generating value for both our customer and us.
 In Cloud Software and Services, we executed on the turnaround and reached our target by delivering an EBITA
1)
of SEK 1.7 billion for the full year through a fantastic effort by the team. But we are not satisfied. We will continue to increase commercial discipline, automation and delivery efficiency, focusing on long-term profitability.
 Our licensing business is another important element of our strategy. Our more than 60,000

1)	Excluding restructuring charges.
granted patents help to strengthen our leading position in 5G. We are confident of growing IPR revenues, through further agreements and by expanding into additional licensing areas. During 2023 we signed significant licensing agreements and will continue to optimize the value of the portfolio.
Enterprise expansion
Our expansion into enterprises builds on creating new uses for cellular technology as well as new revenue sources for operators. Simply put, our ambition is to expand beyond just consumers by addressing enterprises and developers through two distinctive approaches.
 First, we are providing wireless solutions for businesses. This includes the Cradlepoint offering, which provides secure and reliable 4G and 5G connectivity to vehicles and industrial environments along with Private Networks which is based on our strong radio portfolio. We continue to invest in an enterprise go-to-market
channel as well as broadening the portfolio. In 2023, we acquired Ericom, which expands our offering in zero trust and cloud-based security solutions.
 Secondly, we are accelerating enterprise digitalization by creating an ecosystem to expose, consume and monetize advanced network features – through network APIs. This is why we acquired Vonage, which provides us with the platform technology and a substantial developer community. Developers represent a growing user group of network resources and are crucial for driving the development of new applications that leverage the advanced capabilities of network. Through network APIs, we are putting advanced network capabilities at the fingertips of developers.
 Historically, the developer ecosystem has attracted limited attention from the telco industry, but in our vision, developers will play a central role in the future use of networks. For this reason they are a new target market for us.
 In 2023, we took an important step by launching the Global Network Platform together with Deutsche Telecom – marking a world-first in the commercialization of network APIs. This platform makes it easy to expose, consume and pay for advanced network capabilities, such as location and device status. Network APIs, and their potential for the industry, is something we’re currently discussing with our CSP customers.
 Through high-performance, differentiated networks and open network APIs, we are redefining how the network capabilities are consumed and how the industry can capture and deliver value. This is the first step towards creating a network effect of exponential growth and innovation, which will drive further usage of the network and create a need for more network investments. With a network effect, the value of the whole platform increases with each new CSP, developer or API.
Leading with integrity
To be an industry leader, market and technology leadership alone are not enough – we also need to run our business responsibly including, being an ethical, social and environmental leader. We are committed to our culture transformation, and we continue to implement stringent controls and improved governance, ethics and compliance across our company, with corresponding enhancements to our risk management approach.
 While we are a very different company today then just few years ago, our journey to build a culture of integrity and compliance continues. Our ambition is to protect Ericsson and our assets, and to create a stronger and improved business. We are convinced that a focus on ethics and integrity will lead to better decisions – and is therefore a competitive advantage for us.
 We have continued to strengthen and enhance our Ethics and Compliance program and further embed integrity into our ways of working. We are now preparing to conclude the term of our DOJ resolution, and the related monitorship, in June of this year.
 A critical part of strengthening our culture is building high-performing, inclusive teams based on merit. While our industry suffers from a lack of gender diversity it was encouraging that 2023 saw an increase in the percentage of women hired at Ericsson. To reach our ambition of being one of the best places to work, we will continue to improve our talent acquisition capabilities while investing in the development of future critical skills.
 Running our business responsibly also includes our commitment to have zero

4	Financial Report 2023 | CEO comment	Ericsson Annual Report on Form 20-F 2023

fatalities and lost workday incidents by 2025. However, the outcome in 2023 was not good enough and we will need to increase our efforts.
 We have also set an ambition to be Net Zero across our value chain by 2040. The most significant impact towards this target comes from delivering an energy efficient portfolio that helps break the energy curve of mobile networks and reduce customer energy use, energy costs and carbon emissions.
Business performance
As expected, 2023 was a choppy year for the mobile networks market. Group net sales declined by -3% YoY to SEK 263.4 billion. Sales declined organically
1)
by -10%. Gross margins, excluding restructuring, were 39.6% and free cash flow, before M&A was SEK –1.1 billion due to the business mix shift towards big roll-out
projects with a longer
order-to-cash
cycle.
 In 2023, we recorded a
non-cash
impairment charge of SEK 32 billion attributed to the acquisition of Vonage – a consequence of macroeconomic headwinds, including rising interest rates and changing demand trends. These trends have also significantly impacted the market capitalization of Vonage’s publicly traded peers. However, this does not alter our enterprise strategy or our positive outlook on the potential of the Global Network Platform.
 In the current market environment, we are laser focused on managing what is in our control, such as costs. We started reducing costs already in 2022 and at the end of 2023 we achieved a gross run-rate
of SEK 12 billion in cost savings – in line with our target. We expect to continue to take out costs during 2024.
Looking ahead
During 2023, the world saw renewed conflict in multiple regions around the world, often with terrible human costs as a result. Increased geopolitical tensions significantly impacts the global business environment. Our first priority is always on the safety and well-being of our

1)	Net sales adjusted for comparable units and currency.
2)	Excluding restructuring charges.
team but also on building resilience to effectively manage these increased tensions.
 The RAN market remained challenged in 2023 and we expect further volume declines. We are focused on managing what is in our control and relentlessly driving operational efficiency, while keeping intact investments that are critical to our future competitiveness. Short-term these investments will put pressure on our profitability, but they will also position us for when the market comes back. Our historic contract with AT&T will start to contribute during the second half of 2024.
 As we have seen in past slowdowns, we expect the market to recover at some point. The key driver for the recovery is the continued high pace of mobile data growth. In itself, growing data traffic will not create growth in the mobile networks market. Instead, new uses cases, as well as new monetization opportunities, will be important drivers of growth. This will take some time to be meaningful.
 Our strategy to capture the new opportunities is built on our deep expertise in telecom networks. We are confident that extending leadership in mobile networks, expanding into enterprises, and driving a culture transformation with ethics and integrity at the heart of every decision, will enable us to capture significant future value for all stakeholders.
 AI and automation continue to be key investment areas for us. We began investing in AI more than a decade ago and over the next
2–3 years, AI will increasingly be part of our solutions. Recently, we developed our own generative AI framework, leveraging Large Language Models (LLM) that are fine-tuned and optimized for the telecom domain. AI is also shaping the way we operate our company and we will continue to leverage this technology for internal productivity.
 Through strong strategy execution we have strengthened our competitive position through R&D leadership. On the horizon is the target to make Ericsson a more profitable company by capturing the next major wave of networks innovation with a substantial platform business. We remain committed to our long-term targets on 15–18% EBITA
2)
and 9–12% free cash flow target as the market recovers.
 We are driving a paradigm shift, putting high-performance networks and differentiated models at the heart of the digital future. This is a once-in-a-lifetime
opportunity to create long-lasting value and drive positive change in both our industry and society as a whole. The ongoing discussions with a broad range of ecosystem partners strengthen our conviction we are on the right path.
 I want to extend my deepest gratitude to the entire team for their hard work and perseverance. Their relentless effort and unwavering commitment have made the achievements of the past year possible.
 Together, we are going to shape the future by leading the next wave of network innovation.
Börje Ekholm
President and CEO

5	Financial Report 2023 | Business strategy	Ericsson Annual Report on Form 20-F 2023

Strategy
Creating long-term value
Through our business strategy we aim to put high-performance, differentiated and programmable networks at the center of the next wave of digitalization. We do this by extending our leadership in mobile networks and through a focused expansion into enterprises. In addition, we are reshaping the industry by creating a Global Network Platform – leveraging the innovation power of 5G in close cooperation with developers, Communications Service Providers (CSPs) and partners across the ecosystem.

Digitalization and society

Over the past three decades, mobile connectivity has fundamentally transformed our world – driving advanced digitalization in industries and society. Today, we have near-ubiquitous connectivity globally, with 8.5 billion mobile phone subscriptions. And over the last 30 years, data speeds have increased at a rate faster than Moore’s Law.
During this time, 4G networks gave rise to the app economy and digitalized consumer life. Today digitalization is a key tool for solving some of society’s biggest challenges, including the climate crisis and social inclusion. But to take the next step in digitalization, “best effort” connectivity for consumers will not be enough. What is needed are faster speeds, reduced latency and improved quality of service to achieve complete digitalization in both enterprises and the public sector. Satisfying those demands will require higher-performance networks that are significantly more powerful than previous generations.

Enabling the future with high-performance networks

In the coming 5–10 years, we will see an acceleration of major trends such as energy transition, the green transition, resilient supply chains, and industrial automation for increased efficiency and productivity. These trends, however, will not progress to their full potential unless they leverage a mobile-first, Artificial Intelligence (AI) and cloud-based world.
Mobile infrastructure, powered by cloud and AI automation, is the enabling technology, but without mobile connectivity, AI and cloud cannot be deployed at scale. A mobile-first world requires ubiquitous high-performance, differentiated and programmable networks – with capabilities such as higher speed, bounded latency, location, and authentication – that are available everywhere and easily accessible to a broad ecosystem of businesses and developers.
Open network interfaces, known as network APIs (Application Programming Interfaces), give developers easy access to advanced network capabilities. Combining these with high-performance and programmable networks, it becomes possible to satisfy much more demanding new use cases such as:
•	Quality of Service and time-bound latency for real-time cloud interactions including digital twins and Extended Reality (XR)
•	Improved outdoor and indoor coverage for autonomous vehicles in industrial settings
•	Advanced location and positioning , for drones and 3D-mapping
•	Improved security and authentication
Ericsson is repositioning the industry by redefining how people can access and utilize network capabilities, as well as how networks can be monetized. The combination of high-performance and programmable networks, with network APIs and an ecosystem of developers, will result in a network effect of accelerated growth and innovation.
A network effect gains momentum with the creation of network APIs that are made broadly available on a global platform. As more and more developers join the platform and create new applications, traffic on the network increases generating more revenue for CSPs. This in turn prompts further network investments, accelerating the cycle and increasing the value of the platform with each new developer, enterprise and CSP that joins.
We are well positioned to deliver on this future potential through our business strategy, which focuses on creating long-term business value through leadership in mobile networks and a focused expansion into enterprise.

6	Financial Report 2023 | Business strategy	Ericsson Annual Report on Form 20-F 2023

Market environment
Historically, the RAN market has been largely flat over time but with cyclicality. We are currently in the lower end of the latest investment phase. Over time however, we expect the market to normalize with traffic growth representing the underlying driver of mobile network investments.
In 2023, the RAN market continued to be choppy with sharp contrasts between the market decline in North America and the substantial growth in India – which saw a record-paced rollout of 5G.
During the year, the number of 5G subscriptions grew to 1.6 billion, making 5G the fastest scaling mobile generation; the number of 5G subscriptions already accounts for 19% of total mobile subscriptions. At the end of 2023, Ericsson’s technology was used in 158 out of the approximately 300 live 5G networks globally.
In the medium term, 2025–2026, the mobile infrastructure market is expected to see moderate growth outside of China. CSP revenues will remain predictable as consumers increase their use of mobile devices and prioritize telecom services as a basic need. Mobile data traffic is expected to continue to grow at an estimated compound annual growth rate (CAGR) of 22% until 2029. 5G is expected to grow with a CAGR of 50% for the same period. Around 50% of all mobile traffic, outside of China, is carried over networks provided by Ericsson.
The 5G cycle is in its early stages and we expect the migration to 5G standalone to continue in order to deliver on this technology’s full potential. Furthermore, about 70% of all LTE nodes globally are yet to be upgraded to 5G mid-band.
5G is also spurring new use cases that will drive future traffic. Examples include Fixed Wireless Access (FWA) – which is seeing significant growth – and Mission Critical Networks which is driving new use cases for public safety, rail and utilities. Other emerging growth areas include 5G for indoor, satellites and airspace and in some advanced 5G countries, a combination of high-performance networks and cloud services is powering enterprises with secure and cost-efficient IT and communications infrastructure.

7	Financial Report 2023 | Business strategy	Ericsson Annual Report on Form 20-F 2023

Ericsson strategy
Through our strategy we will create long-term value for all stakeholders, by leading in our mobile networks business and capitalizing on the rapidly digitalizing enterprise market. In addition, we will expand the mobile infrastructure market by helping CSPs address new monetization opportunities – together with developers and ecosystem partners. This is what we are driving through the Global Network Platform.

Customer success

Best performance for differentiated networks, relentless efficiency and growth in an open world
Businesses

Leadership in mobile networks	Focused expansion into enterprise

•  Technology leadership for performance, security, and sustainability at lowest TCO across RAN, Core & OSS/BSS

•  Lead industry shift to programmable, automated cloud-native networks and operations, and advanced network services
	Wireless networks • Pre-packaged solutions • Leading reliability, security, and operations	Communication platform • Accelerate the world’s ability to connect • Global network platform

Be first in critical innovations, and capture strategic business opportunities
Foundation

Technology leadership	Cost efficiency	Data-driven operations	Global skill & scale

Delivering on
end-user
requirements

Creating value through our strategy is closely linked with our commitment to fulfill the diverse needs of consumers, enterprises and developers.
For consumers, this means delivering on their demand for an unparalleled experience with seamless connectivity and high-quality communications services. Enterprises require reliable and easy-to-use
solutions in order to consistently improve their operations, drive innovation in an agile and sustainable way, and enhance interactions with customers and employees. And developers, looking to create new enterprise and consumer applications, require easy access to globally available, advanced network capabilities so they can create innovative new use cases. Our steadfast commitment to addressing these needs is a cornerstone of our strategy.

Customer success

Through our products and solutions, we drive relentless efficiency in order to minimize our customer’s total cost of ownership (TCO) while accelerating their revenue growth in an increasingly open world. This includes addressing the need for spectrum, greater energy efficiency and superior performance. We are also ensuring that our customers are well prepared for future opportunities by embracing open and programmable networks.

8	Financial Report 2023 | Business strategy	Ericsson Annual Report on Form 20-F 2023

Leadership in mobile networks

We have industry-leading solutions for mobile networks that encompass radio, core, transport and antennas along with
OSS-BSS,
network deployment and support services. We are consistently ranked as a leader in third-party assessments in areas such as performance and sustainability.
In business area
Networks
we are constantly evolving networks with the best performance, security, and energy efficiency at the lowest total cost of ownership (TCO). This includes delivering a sustainability-focused portfolio that will help break the energy curve of mobile networks and reduce customers’ energy use, costs and carbon emissions.
We are also leading the shift to open, cloud-native networks, which is an opportunity for us to increase our footprint. Our strategic priorities in this area include building high-performance programmable networks, industrializing Open RAN, pursuing cloud-native migration and bringing competitive hardware and software products, supported by advanced engineering services to the market.
Ericsson is playing an active role in shaping the industry landscape by providing a credible and realistic path to Open RAN, at scale. This will increase the value of connectivity, fostering new service growth which in turn will drive investments into network infrastructure.
At the end of 2023, we signed a historic deal with AT&T to modernize and transform their network into a programmable open network – driving a strategic shift in the industry. In business area
Cloud Software and Services
, our solutions equip CSPs to excel in business
agility, service experience, and operational efficiency while helping them transform to, and reap the benefits of cloud operations. Ericsson continues to invest in the network abstraction layer so that advanced network capabilities are easy to expose to developers and other third parties. This is a key enabler of the Global Network Platform.
Ericsson has a strong position and is a market leader in 5G Core, network management, network design and optimization and managed network services. In 2023, our focus was on reaching at least EBITA
1)
break-even. Having delivered on our commitment to the market, we continue to increase commercial discipline, automation and delivery efficiency, focusing on long-term sustainable profitability.

Be first in critical innovation and capture strategic business opportunities
Our strategy is to invest in technology leadership and to be the first to develop leading capabilities and innovations that create new business opportunities. Proof of our strategy execution includes our agreement with AT&T to lead the commercial deployment of Open RAN in the United States and the collaboration with Deutsche Telecom on the world-first commercialization of network APIs. Our technology leadership builds upon proven and industry-leading research from Ericsson Research, as well as development and innovation occurring across all business areas.

Focused expansion
into enterprise

With 5G, we are in the early stages of widespread enterprise digitalization – creating significant additional value for industrial applications such as mining, airports, and manufacturing.
We continue to build an enterprise business with a strategy that is organized around two pillars. The first, Enterprise Wireless Solutions, is where we are driving business transformation through seamless and secure network solutions. The second, Global Communications Platform, is where we will help customers monetize 5G in new ways by transforming how network capabilities – such as high speed and low latency – are globally exposed, consumed and paid for.

Enterprise
Wireless Solutions

We are developing wireless solutions for businesses with leading reliability, security and easy-to-manage
operations.
Through business area
Enterprise
Wireless Solutions
– which includes Cradlepoint and Private Networks – we are accelerating the digital transformation of businesses, industries, communities and governments. The portfolio for this area includes Private Cellular Networks (PCN),
Wireless-WAN
(WWAN) and Cloud Security (Security Services Edge – or SSE) solutions. These solutions are primarily delivered via a unified management, policy, and security framework to enterprises, Managed Service Providers (MSPs) and CSPs.
The business area continues to expand its portfolio. In April 2023, Cradlepoint acquired Ericom Software including their advanced enterprise cloud security platform to solidify its Secure Access Service Edge (SASE) and zero-trust
offerings for hybrid 5G and wireline environments.

Global Communications
Platform

The second pillar of our enterprise strategy is powered by our acquisition of Vonage and the formation of business area
Global
Communications Platform
.
Our ambition is to accelerate the world’s ability to connect and we do this by maintaining a strong position in the market for Communications Platform as a Service (CPaaS) with deep enterprise and developer engagements. In addition, 5G offers programmable and differentiated network performance and capabilities which in turn enables CSPs to provide new revenue-driving uses cases on top of their current subscription offerings. The key to this lies in making network capabilities broadly available – through network APIs – to developers and enterprises.
By combining the Vonage platform and developer ecosystem with open and programmable networks, we now have the building blocks to launch a Global Network Platform – making it easy to expose, consume and pay for network APIs. In September 2023, we reached an important milestone together with Deutsche Telecom, announcing a world-first in the commercialization of network APIs.

1) Excluding restructuring charges.

9	Financial Report 2023 | Business strategy	Ericsson Annual Report on Form 20-F 2023

Foundation

Technology leadership
A key foundation that we will not waver from is technology leadership. This is critical as the industry is currently in the middle of a major transformation. Our substantial investments in R&D position us to further extend our technology leadership for cost and energy performance.
As part of this, we create, secure, protect, and license a portfolio of patents and have a strong patent portfolio that comprises more than 60,000 granted patents in support our long-term targets. Through substantial contributions to the development of standards and cutting-edge technologies, we will further capitalize on our R&D investments through patent licensing. The IPR portfolio gives us great opportunities to grow our licensing revenue, with a continued emphasis on ensuring that the full value is recognized in all contracts.

Cost efficiency
A focus on performance and cost leadership enables us to provide the lowest network cost per gigabit. We also continue to improve productivity and capital efficiency across our supply chain. At the end of 2023, we achieved a gross run rate of SEK 12 billion in cost-savings and we continue to prudently manage our costs, investments and balance sheet while investing responsibly to preserve and enhance our technology leadership, market share and profitability.
Data-driven operations
A continued focus on digitalization is crucial to our long-term competitiveness. Digitalization plays a pivotal role in expediting workflows and minimizing lead times. By leveraging digital tools, we can achieve significant lead-time reductions across sales, software management and service delivery.
Another key area is our investments in automation and AI for telecom. The investments have resulted in significant gains in product enhancements in the areas of power consumption, network orchestration and operations and have also contributed towards streamlining of software development lead times and other internal processes.
Global skill and scale
Our global presence, the skills and expertise of our people, and close interaction with our customers, creates opportunities for us to grow with discipline – leading to increased market footprint and economies of scale.

10	Financial Report 2023 | Business strategy	Ericsson Annual Report on Form 20-F 2023

Ethical, social and environmental leadership

To be an industry leader, market and technology leadership alone are not enough. Ericsson also needs to be an ethical, social and environmental leader. Our focus is on managing our most material impacts on people, communities and the planet, as well as taking a holistic approach to risk management, encompassing environmental social and governance risks in our supply chain, own operations and downstream value chain.
 We are continuing to transform our culture and operationalize enhanced governance to enable us to operate responsibly, safely and with integrity. Embedding ethics, compliance and sustainability programs and practices across Ericsson supports resilience in the operations and supply chain, paving the way for long-term value creation.
Integrity, ethics and compliance
Corporate responsibility and business integrity are embedded in Ericsson’s business and culture, no matter where in the world we operate. Throughout 2023, focus has remained on strengthening Ericsson’s Ethics and Compliance (E&C) program through significant testing of the E&C program’s effectiveness, simplification of policies, procedures and tools, an improved understanding of managing risks in business interactions, and digitalization.
 With a
zero-tolerance
policy regarding corruption and financial irregularity, the Code of Business Ethics (CoBE) is consistent with all internationally recognized human rights principles as well as applicable laws and regulations where Ericsson operates and is available in over 40 languages. The refreshed and clarified CoBE sets out our expectations, principles and requirements for employees as they conduct business. It provides the framework for ethical decision-making, and guides employees in making decisions and managing risk as they engage with colleagues, customers, partners, owners, and other stakeholders. Full adherence to the letter and spirit of the CoBE framework is expected from all employees to ensure that Ericsson’s decisions and actions are ethical, and that Ericsson is acting as a positive global force.
 The CoBE further promotes and supports Ericsson’s
Speak-Up
Culture and prohibits retaliation for speaking up in any form. In instances where it was determined that individuals breached the CoBE, we implemented corrective and disciplinary actions, including terminations, written warnings, verbal warnings, and other appropriate corrective actions.
 Through an initiative referred to as the Business Critical Transformation, discussed in greater detail in the Ethics & Compliance section of the Corporate Governance Report, Ericsson embedded improved controls into our operations and managerial decisions. This further remediated the business process issues that were, in the past, a contributing factor in incidents of misconduct. The Business Critical Transformation initiative deployed cross-functional teams, which were led by us and supported by compliance and internal controls functions, to ensure compliance was fully embedded in the business, was accessible to everyone, and worked effectively in practice. Corporate responsibility extends beyond legal compliance through proactive mitigation and management of risks to people. From a health and safety perspective, Ericsson puts a strong focus on risk controls over project hazards, safety training and supplier management related to field operations. Driving, climbing and working at heights, as well as working with electricity, are high-risk activities which account for almost all fatalities and a significant portion of major incidents, most of which occur in the supply chain.
The focus on people also includes identifying and managing human rights risks in our own operations and throughout our value chain, especially in certain high-risk geographies. Ericsson also made significant efforts into improving traceability and visibility in the supply chain, with a focus on high-risk supplier categories beyond the first tier. A governance mechanism for managing findings related to risks of modern slavery in the supply chain was also established.
In relation to downstream due diligence, Ericsson has continued to improve the Sensitive Business process (Ericsson’s sales due diligence process) by introducing updated risk indicators to cover human rights aspects tailored to different types of business engagements, such as public networks for CSPs as well as private networks for government agencies and enterprises. Additionally, as part of a long-term human rights training plan, an
e-learning
course was made available to all employees and workshops with the Allegation Management Office were conducted, to heighten awareness of when reported compliance concerns should be treated as human rights-related.
Sustainability and resilience
Ericsson has set an ambitious target to have Net Zero greenhouse gas emissions across our value chain by 2040. Our most important contribution to climate change mitigation is delivering an energy efficient portfolio that will help break the energy curve of mobile networks and reduce customer energy use, energy costs and carbon emissions.
Ericsson’s research also shows a substantial potential for information and communication technology (ICT) solutions to support other industries to decarbonize. The development of technologies such as 5G and platforms for data and API management will only increase this decarbonization potential.
Ericsson’s mobile networks and other solutions also support digital inclusion around the world. We deliver digital skills programs that, so far, have benefited 485,000 students, aiding their employability in the digital economy. Ericsson is also supporting access to education by working in public-private partnership with UN agencies, governments and the mobile industry ecosystem to connect every school to the internet by 2030.
Within our supply chain, Ericsson strives to have dual supply sources to strengthen supply chain resilience wherever possible. We also invest in strategic buffers to further reduce the risk of disruptions. In addition, Ericsson has a process to monitor disruptive events in real time, which also covers our suppliers.

11	Financial Report 2023 | Business strategy	Ericsson Annual Report on Form 20-F 2023

Targets

Long-term targets
By executing on our strategy leveraging on our global scale and achieving our long-term financial targets, we generate healthy returns to our shareholders.
The financial targets are expressed in terms of sales growth, EBITA margin
1)
and Free cash flow before mergers & acquisitions (M&A). Important drivers of value creation and competitiveness are efficiency improvements, investments in R&D and sustainable growth.
Sales target to outgrow the market
Our sales target is to grow faster than the market. The RAN market is expected to be flat in the coming years, and for Networks, RAN market share gains and industrializing Open RAN at scale are key. In Cloud Software and

Services, 5G cloud operation technology shifts, are key. In Enterprise, we grow our business by executing on the Global Communications Platform business plan and accelerating growth in Enterprise Wireless Solutions and establishing the network API market.
EBITA margin
1)
target of 15–18%
Our goal is to make Ericsson a more profitable company based on a leading position in mobile infrastructure and a high-growth Enterprise business. We aim to reach the EBITA margin target as soon as possible, subject to market mix recovery.
Free cash flow (before M&A) of 9–12% of sales
The target for Free cash flow before M&A is
9–12% of sales. Our ambition is to safeguard
balance sheet strength and to secure financial resilience. Financial discipline and strong focus on profitability are key factors in all decisions. We are committed to deploying capital wisely, supporting the business strategy and value creation.
Sustainability and Corporate Responsibility targets
We remain fully committed to our sustainability targets: achieving Net Zero carbon emissions across the value chain by 2040, to have zero fatalities and lost workday incidents by 2025, as well as to achieve 30% female representation among employees and managers by 2030.

Long-term targets
Financial and sustainability targets

Free cash flow generation
Bridge from EBITA to Free cash flow (illustrative)

All numbers are in relation to net sales.
1)	Excluding restructuring charges.
2)	Validated by the Science Based Targets initiative (SBTi).
3)	Defined as changes in operating net assets.
4)	Restructuring charges as reported in the income statement for each year.

12	Financial Report 2023 | Business strategy	Ericsson Annual Report on Form 20-F 2023

Segments and market areas
Ericsson uses the following operating segments and market areas for financial reporting.
Segments

Mobile Networks – Networks	Offering	Business model

Networks offers multi-technology-capable Radio Access Network (RAN) solutions for all network spectrum bands, including purpose-built and Open
RAN-prepared
high-performance hardware and software. The offerings also include a Cloud RAN portfolio, a transport portfolio, passive and active antenna solutions and a complete service portfolio, covering network deployment and support.

Networks is primarily based on a business model where Ericsson develops, sells, licenses and delivers hardware, software and services. Networks business also includes recurring revenue streams such as customer support and software revenues.

Mobile Networks – Cloud Software and Services	Offering	Business model

Cloud Software and Services provides solutions for core networks, business and operational support systems, network design and optimization, and managed network services. Focus is to enable communications service providers (CSPs) to succeed in their transition to cloud operations, intelligent and automated networks.

Cloud Software and Services develops, sells, and delivers solutions, and operate customer networks. The software solutions typically include services for deployment projects as well as recurring revenues from software, support and lifecycle management. The Managed Network Services contracts are typically multi-year outsourcing agreements.

Enterprise	Offering	Business model

The segment comprises three business areas offering solutions primarily to enterprises:
•
 Enterprise Wireless Solutions, including private wireless networks and wireless WAN (Cradlepoint)
pre-packaged
solutions.
•
 Global Communications Platform (Vonage), including cloud-based Unified Communications as a Service (UCaaS), Contact Center as a Service (CCaaS) and Communications Platform as a Service (CPaaS).
•
 Technologies and New Businesses, including mobile financial services, security solutions and advertising services.

The
Enterprise Wireless Solutions
portfolio (including Cradlepoint) is sold through a term-based subscription contract, typically a three-year contract with subsequent yearly renewal periods. These subscriptions have up-front
payments at the beginning of the contract and at each renewal period.

The business model for API services in the
Global
Communications Platform
is transaction based. In this model, Application Service Providers (ASPs) pay a transaction fee to Ericsson each time an API is used, while the CSPs get paid from Ericsson for providing network capability/capacity. CSPs also benefit from increased revenues from additional traffic going over their network. As the market for Network APIs is still being developed, multiple commercial models may emerge.

Other contracts in segment Enterprise such as UCaaS, CCaaS, Private Network etc. are typically as a Service (aaS) or license based, with recurring revenue from software licenses, services, subscriptions and support.

Other	Offering	Business model

Segment Other comprises media businesses as well as other
non-allocated
business, including Redbee Media, which prepares and distributes live and on-demand
video services for broadcasters, sports leagues and CSPs. The segment also includes other non-allocated
business.

Outsourced broadcast service contracts are generally multi-year agreements while other media contracts are typically aaS or license based with recurring revenue from services, subscriptions and support.

13	Financial Report 2023 | Business strategy	Ericsson Annual Report on Form 20-F 2023

Market areas

Geographical market areas

• North America • Europe and Latin America • Middle East and Africa • North East Asia • South East Asia, Oceania and India
Sales in segments Networks and Cloud Software and Services are divided into five geographical market areas. Market areas are responsible for selling and delivering products and solutions that are developed in these business segments, mainly to CSP customers. In line with our strategy, the market areas have the responsibility to ensure that we stay close to our customers while maintaining Group guidelines and governance structures.

Market area Other

The majority of sales in segment Enterprise is reported in market area Other. To reach the enterprise market with businesses of all sizes, Ericsson has a multi-channel approach, which builds on the enterprise channel from Cradlepoint. This is a global program with access to tens of thousands of reseller partners in Enterprise Wireless Solutions.
 In order to provide communication APIs and build a Global Network Platform, the go-to-market
model to reach enterprises, ASPs as well as developers is crucial. The Global Communications Platform (Vonage) has a go-to-market
channel with more than 120,000 businesses and a large developer community.

 IPR licensing revenues from Ericsson’s patents are also reported in Market Area Other. Patents are licensed globally on fair, reasonable, and nondiscriminatory terms (FRAND) to companies that use our technology. The key cellular market segments for our patents are smartphones, Internet of Things (IoT) devices, consumer electronics and automotive. Beyond cellular, other licensed technologies include media technologies and other connectivity standards. Ericsson licenses its patents bilaterally as well as by participating in patent pools covering certain market segments.

14	Financial Report 2023 | Letter from the Chair of the Board	Ericsson Annual Report on Form 20-F 2023

Letter from the Chair of the Board

Dear shareholders,
The evolving macroeconomic environment and continuing geopolitical disruption is increasing the challenge for global business. We saw tensions rising throughout the Middle East and global transports are being rerouted as attacks by militants are making passage through the Red Sea too dangerous. Russia’s war against Ukraine is showing no sign of ending. Against this backdrop, and with the evolving postures of the world’s largest economies, global business needs to continue adapting to the realities of increasing conflict and geopolitical uncertainties. Ericsson has skilfully minimized the impact of these forces and shown great adaptability to this global volatility. We will continue to diligently execute on our strategic priorities while remaining focused on, and being prepared for, further geopolitical developments.
 For the Ericsson Board, 2023 was an intensive year during which we took many important actions. To increase efficiency in the Board work and in response to shareholder feedback, we refreshed the board committees, rotated committee members, and reduced the Deputy Board Chair from two to one. I took on the role as Chair in the Remuneration Committee and as Chair in the Finance Committee. To enhance the oversight of the Enterprise business, we expanded and broadened the scope of the former Technology Committee, renaming it the Enterprise Business and Technology Committee. Together with the Chair of the Audit & Compliance Committee we have increased the dialogue with our major Swedish and international shareholders.
Strategy
It is the Board’s belief that the key to Ericsson’s success is technology leadership and continuous innovation. Throughout Ericsson’s history, the expertise and skill of its engineers have formed the cornerstone of the strategy and the foundation for success – driving technology leadership and continuous innovation and shaping the world of communications. Today, Ericsson’s technology leadership is no less important – and perhaps even more important – to its future success as it was when Ericsson was founded. Ericsson’s continued success depends on maintaining our technology leadership, and remaining true to its purpose, vision and values.
 Technology leadership alone is not enough to navigate an uncertain and challenging global environment. Ericsson needs to combine technology and innovation with operational excellence, the best talent and a strong culture. As we face the many complexities of a global technology company – geopolitical change, conflicts, competition, and macroeconomic conditions – Ericsson will define its long-term success through world-leading technology and innovation paired with the right talent, an ethical culture and operational excellence underpinned by world-class governance.
 Ericsson continues to make substantial contributions to cutting-edge standards and technologies and the Company’s leadership position in 5G is strengthened by its patent portfolio which includes more than 60,000 granted patents. Ericsson is also one of the leading contributors to open, networks standards. This technology leadership is the ultimate competitive advantage as it enables customers to protect their business and drive innovation in the networks.
 The core of Ericsson continues to be its highly successful mobile infrastructure business. While focus will continue on our strength in this area, offering high performance, differentiated networks at the lowest total cost of ownership, critical steps are also being taken to lead the shift to open, cloud-native networks. Open RAN plays an important role in achieving this vision, and Ericsson is leading the industrialization of Open RAN. In November, Ericsson took an important step in this strategy by executing a five-year industry-defining agreement with AT&T. This agreement will lead the way in creating an open and programmable network and is anticipated to generate approximately USD 14 billion in revenue.
 Building on its core business, Ericsson is also expanding into the enterprise space. The enterprise market presents considerable opportunity for Ericsson and its intense focus on this area is an important and long-term strategic step with the potential to reposition the industry. Over the last 30 years, the RAN market has been largely flat, with built-in
cyclicality. To find new growth, CSPs need new ways to monetize network investments and APIs are an example of a new area to make this possible while delivering innovative technologies through 5G networks. The acquisition of Vonage, with its platform technology and substantial developer community, plays a key role in the building of this global network platform
Capital Structure
The Board oversees resource allocation and monitors Ericsson’s capital structure with the aim of safeguarding balance sheet strength. The recent green bond, which is a Euro-denominated, EUR 500 million,
4.5-year
bond under its Euro Medium Term Note (EMTN) program, extends the Company’s well-diversified debt maturity profile and reflects the Company’s ambition to integrate sustainability into its funding strategy. The proceeds from this bond will be used to support R&D investments in energy efficiency and will strengthen Ericsson’s competitiveness further.
 In late 2023, Ericsson recorded a
non-cash
impairment charge of SEK 32 billion attributed to Vonage, representing 50% of the total amount of goodwill and other intangible assets. The impairment was a consequence of macroeconomic headwinds, including rising interest rates and changing demand trends. These trends have also significantly impacted the market capitalization of Vonage’s publicly traded peers.
 For the full year of 2023, Ericsson reported net sales of SEK 263 billion and an EBITA margin excluding restructuring charges of 8.1%.

15	Financial Report 2023 | Letter from the Chair of the Board	Ericsson Annual Report on Form 20-F 2023

After a challenging start of the year, free cash flow recovered during the fourth quarter partly driven by seasonality but also strong cash collection and released working capital from conclusion of large roll-out
projects. The Board continues to closely monitor cash flow generation with the Company target to generate free cash flow before M&A over net sales of 9–12%, as a critical benchmark.
 The Board aims for a dividend that is stable to progressive and based on earnings, the financial position and business outlook. For the fiscal year of 2023, the Board of Directors proposes to the Annual General Meeting an ordinary dividend of SEK 2.70 (2.70) per share.
Sustainability and corporate responsibility
The Board is actively engaged in Ericsson’s ongoing transformation. Strong corporate governance, with the Board’s strategic and independent oversight, enables Ericsson to execute effectively and responsibly on its strategy while promoting transparency and maintaining high ethical standards. Ericsson’s culture continues to be enhanced while implementing improved governance and embedding integrity throughout the organization.
 In March 2023, the Company reached a resolution (Plea Agreement) with the U.S. Department of Justice (DOJ) regarding non-criminal
breaches of its 2019 Deferred Prosecution Agreement (DPA). During the year, Nasdaq Stockholm concluded its review of Ericsson’s public disclosure obligations concerning its 2019 internal Iraq investigation report and dismissed the matter, stating that Nasdaq could not conclude that a reasonable investor would have used the content of the report as part of an investment decision. After having reviewed Nasdaq Stockholm’s investigation and conclusion, in June 2023, the Swedish Financial Supervisory Authority also decided to formally close its review of Ericsson’s prior disclosures relating to the 2019 internal Iraq investigation report. In addition, in May of this year, shareholder litigation brought in the U.S. District Court for the Eastern District of New York was dismissed with prejudice, concluding that Ericsson did not violate any disclosure obligation to investors. This shareholder suit is being appealed and will continue to be vigorously defended.
 In 2023, Ericsson continued to strengthen and enhance its ethics and compliance program and further embed integrity in its ways of working. Preparations are underway to conclude the term of its DOJ resolution and the related monitorship, in June of this year. The Board has been actively involved in overseeing this process. The management team has established an effective compliance program and enhanced internal controls, which have been integrated in the business operations and are subject to rigorous self-monitoring and testing. In parallel, Ericsson has achieved major enhancements in its approach to enterprise risk management and internal accounting controls. A compliance culture is embedded with a keen focus on ethics and integrity that is built to last. We take pride in Ericsson’s long history and believe that it should lead as a positive force in every society in which it operates.
 In addition to regularly meeting in full, the Board further exercises its oversight responsibilities through its different committees. The Audit and Compliance Committee oversees the Ethics and Compliance (E&C) program and whistleblower procedures, and reviews the Group’s handling of information and cybersecurity, data privacy and its ESG reporting practices. The Finance Committee oversees the promotion of the S&CR strategy into external funding through the application of the Green Financing Framework. As part of its role to prepare and propose rewards and compensation policies that attract and motivate the Company’s executives and align with the Company’s long-term interests, the Remuneration Committee considers the inclusion of E&C criteria in variable compensation plans and monitors the performance of such criteria. Part of the Enterprise Business and Technology Committee’s role of monitoring the Company’s technology ecosystem, relationships and partnerships involves reviewing matters related to energy and sustainability.
 The Board is of the unanimous view that Ericsson’s actions in 2023 have strengthened the Company and delivered meaningful value for Ericsson’s customers and all its stakeholders. We are confident that the strong ethical culture, continued commitment to robust governance and risk management, and increased focus on operational excellence will enhance Ericsson’s competitive advantage and strengthen both its performance and global position, creating connections that make the unimaginable possible.
People and talent attraction
People define success and Ericsson focuses on attracting and retaining the best talent globally. Ericsson sets and maintains high expectations for all employees, continuously reviewing and developing performance management efforts. The competition for talent remains intense. Implementing the Company’s strategy requires the Company to attract, retain, and motivate the right talent and offer competitive remuneration. The Board’s remuneration philosophy and principles focus on long-term shareholder value creation in line with strategic goals. At the AGM for 2022, new guidelines for remuneration to group management were resolved, clarifying the mandate, for us as a Board, to define meaningful short-term variable compensation STV targets linked to the business plan. Our goal is to encourage behavior consistent with Ericsson’s culture and core values and allow the Company to have a competitive total compensation mix of fixed and variable pay and benefits.
Concluding remarks
This year has been a very busy year for Ericsson, and for me, as I now close my first year as Chair of the Board. While it has been a challenging year on many fronts, I am pleased by the way Ericsson has managed the headwinds and a difficult market situation.
 Looking ahead, we still see an uncertain environment. The mobile infrastructure market continues to be challenged and the macro environment continues to be volatile. However, the Board has full confidence in Ericsson’s ability to execute on its strategy and drive technology leadership.
 On behalf of the Board, I want to conclude by offering my sincere thanks to Börje Ekholm, the management team and all employees for all their efforts and contributions throughout 2023.
Jan Carlson
Chair of the Board

16	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

Contents

16	Business in 2023

17	Financial highlights

20	Business results – Segments

22	Business results – Market areas

23	Corporate governance

24	Material contracts

24	Risk management

24	Sourcing and supply

25	Sustainability and Corporate Responsibility

25	Legal proceedings

26	Group structure

26	Parent Company

26	Share information

26	Proposed disposition of earnings

27	Guidelines for Remuneration to Group Management

30	Events after the reporting period

31	Board assurance
Net sales

EBIT (loss) and EBIT margin

Board of Directors’ report
2023 highlights

–	Net sales decreased by -3% to SEK 263.4 (271.5) billion. Sales adjusted for comparable units and currency declined by -10%.

–	Gross income decreased to SEK 101.6 (113.3) billion due to sales and margin decline in Networks.

–
EBIT (loss) amounted to SEK
-20.3
(27.0) billion, impacted by a
non-cash
goodwill impairment charge of
SEK -31.9 billion
attributed to Vonage. EBIT margin was
-7.7%
(10.0%). EBIT margin excluding restructuring charges was
-5.2%
(10.1%).

–	Net income (loss) was SEK -26.1 (19.1) billion. Earnings per share (EPS) diluted was SEK -7.94 (5.62).

–	EBITA amounted to SEK 14.9 (29.1) billion with an EBITA margin of 5.7% (10.7%). EBITA margin excluding restructuring charges was 8.1% (10.9%).

–
Cash flow from operating activities was SEK 7.2 (30.9) billion. Free cash flow before M&A amounted to SEK
-1.1
(22.2) billion. Cash and cash equivalents was SEK 35.2 (38.3) billion on December 31, 2023. Net cash was SEK 7.8 (23.3) billion on December 31, 2023.

–	The Board of Directors proposes a dividend for 2023 of SEK 2.70 (2.70) per share to the AGM.
Business in 2023
Net sales decreased by
-3%
to SEK 263.4 (271.5) billion. Sales adjusted for comparable units and currency declined by
-10%.
 Networks sales declined by
-11%
to SEK 171.4 billion, primarily due to reduced capex investments in North America after record-high investments in 2021 and 2022. Sales adjusted for comparable units and currency decreased by
-15%.
 Cloud Software and Services sales increased by 5% to SEK 63.6 billion, driven by 5G momentum. This increase was, however, partly offset by sales decline in Managed Network Services business as a result of descoping and contract exits. Sales adjusted for comparable units and currency increased by 1%.
 Enterprise sales increased by 76% to SEK 25.7 (14.6) billion, driven by the acquired Vonage business. Sales adjusted for comparable units and currency increased by 11%, driven mainly by Enterprise Wireless Solutions.
 Gross income decreased to SEK 101.6 (113.3) billion, due to a decline in Networks, while gross income increased in Cloud Software and Services, and in Enterprise. Gross income was impacted by SEK
-2.8
(-0.2)
billion of restructuring charges. Gross margin decreased to 38.6% (41.7%), driven by the business mix shift in Networks in 2023.
 Operating expenses increased to SEK
-90.2
(-83.0)
billion, including restructuring charges of SEK
-3.7
(-0.2)
billion and a currency effect of SEK
-1.6 billion.
Research and development
(R&D) expenses increased by SEK -3.4 billion to SEK -50.7 billion, including restructuring charges of SEK -2.4 ( -0.1) billion and a currency effect of SEK -0.9 billion. R&D expenses increased in segment Enterprise. Selling and administrative (SG&A) expenses increased by SEK -3.6 billion to SEK -39.3 billion, including restructuring charges of SEK -1.3 ( -0.2) billion and a currency effect of SEK -0.7 billion. The increase is related to investments in Enterprise Wireless Solutions as well as the impact of the full-year consolidation of Vonage.
 Other operating income and expenses decreased by SEK -28.6 billion to SEK -31.9 billion driven by a non-cash
goodwill impairment charge of SEK -31.9 billion, attributed to Vonage.
 EBIT (loss) was SEK -20.3 (27.0) billion, primarily due to the decline in Other operating income and expenses, as well as the lower operating income.
 The number of employees decreased to 99,952 (105,529). The decrease was mainly related to cost-reduction activities.
 Cash flow from operating activities was SEK 7.2 (30.9) billion. Free cash flow before M&A amounted to SEK -1.1 (22.2) billion. Free cash flow was impacted by lower business volumes and lower EBIT coupled with a negative cash flow impact from working capital due to market mix changes towards contracts with longer order-to-cash
cycles. Net cash on December 31, 2023 was SEK 7.8 (23.3) billion.

17	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

IPR licensing revenues

Software, hardware and
services: share of Group sales

Gross margin and restructuring
charges

Financial highlights
Net sales
Sales decreased by
-3%
to SEK 263.4 (271.5) billion. Networks sales decreased by SEK
-22.0 billion
to SEK 171.4 billion. Cloud Software and Services sales increased by SEK 3.1 billion to SEK 63.6 billion. Enterprise sales increased by SEK 11.1 billion to SEK 25.7 billion. Sales in segment Other decreased by SEK
-0.4 billion
to SEK 2.5 billion. Sales adjusted for comparable units and currency decreased by
-10%.
 IPR licensing revenues increased to SEK 11.1 (10.4) billion, primarily as a result of 5G license renewals, partly offset by expiring license agreements.
 Networks sales declined by
-11%
and accounted for 65% (71%) of Group sales. Sales in market area South East Asia, Oceania and India grew by 82%, primarily as a result of 5G contracts in India, while segment sales in market area Middle East and Africa grew by 10%. Sales declined in the other three market areas, most notably in North America where sales declined by
-46%
YoY, as operators reduced capex investments after record-high spending in previous years. Networks sales adjusted for comparable units and currency decreased by -15% YoY.
 Segment Cloud Software and Services sales grew by 5% and accounted for 24% (22%) of Group sales. Sales grew in four of the five market areas. Cloud Software and Services sales adjusted for comparable units and currency increased by 1% YoY.
 Segment Enterprise sales grew by 76% and accounted for 10% (5%) of Group sales. Sales were primarily driven by the full-year consolidation of the acquired Vonage business. Enterprise sales adjusted for comparable units and currency grew by 11% YoY.
 Segment Other sales decreased by
-14%,
mainly due to the divestment of IoT in 2022.
 The share of hardware in the Group sales mix was 38% (44%), software 22% (20%) and services 40% (36%).
Gross income
Gross income decreased to SEK 101.6 (113.3) billion with a gross margin of 38.6% (41.7%). Gross income and gross margin were impacted by lower sales and gross margin in Networks, as a result of reduction in capex spend by several operators and a business mix shift from front-runner markets to large deployments in other geographies. Gross income and gross margin improved in Cloud Software and Services, while gross income improved in Enterprise. Gross income excluding restructuring charges declined to SEK 104.4 (113.5) billion, resulting in a gross margin of 39.6% (41.8%).
Research and Development (R&D) expenses
R&D expenses increased to SEK
-50.7
(-47.3)
billion, including restructuring charges of
SEK -2.4
(-0.1)
billion and a negative currency effect of SEK
-0.9 billion.
R&D expenses increased in segment Enterprise, as a result of continued investments in Enterprise Wireless Solutions, as well as the impact of the full-year consolidation of Vonage.
Selling and Administrative (SG&A) expenses
SG&A expenses increased to SEK
-39.3
(-35.7)
billion, including restructuring charges of SEK
-1.3
(-0.2)
billion and a negative currency effect of SEK
-0.7 billion.
SG&A expenses increased in segment Enterprise through continued investments in the go-to-market
activities in Enterprise Wireless Solutions as well as the impact of the full-year consolidation of Vonage.
Other operating income and expenses
Other operating income and expenses was SEK
-31.9
(-3.3)
billion. In 2023, a
non-cash
goodwill impairment charge of SEK
-31.9 billion
attributed to Vonage, was recognized. The impairment did not impact EBITA. 2022 was impacted by a provision of SEK
-2.3 billion
related to the DPA breach resolution with the U.S. Department of Justice, including expenses for the extended monitorship, and by SEK
-1.0 billion
due to charges related to the divestment of IoT and other portfolio adjustments.
Restructuring charges
Restructuring charges increased to SEK
-6.5
(-0.4)
billion as a result of cost-reduction activities.
Earnings before financial items and income tax (EBIT) (loss)
EBIT decreased to SEK –20.3 (27.0) billion, mainly due to the goodwill impairment attributed to Vonage, as well as the lower operating income. EBIT margin was –7.7% (10.0%). EBIT was positively impacted by lower variable incentive accruals YoY, resulting in lower cost of sales and operating expenses. EBIT in 2022 was impacted by charges of SEK
-5.5 billion,
primarily associated with provisions related to the DPA breach resolution with the U.S. Department of Justice and market exits as well as charges related to the divestment of IoT and exit of subscale agreements and product offerings in Cloud Software and Services. EBIT excluding impairment of goodwill and restructuring charges decreased to SEK 18.1 (27.4) billion YoY with an EBIT margin of 6.9% (10.1%).

18	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

Net income (loss) and EPS diluted

EBITA and EBITA margin

Free cash flow

Working capital days

Financial income and expenses, net
Financial income and expenses, net declined to SEK
-3.0
(-2.4)
billion, mainly due to the impact from increased market interest rates. The currency hedge effect impacted financial income and expenses, net by SEK
-0.2
(-0.9)
billion. The USD weakened against the SEK between December 31, 2022 (SEK/USD rate 10.38) and December 31, 2023 (SEK/USD rate 10.01).
Taxes
Taxes were SEK
-2.8
(-5.5)
billion. The effective tax rate for the full year, excluding the impairment of goodwill related to Vonage, was 32%. The tax rate in 2023 was negatively impacted by lower Group income compared with prior years, reducing the ability to utilize previously impaired withholding tax assets. The tax rate in 2022 was 22%, positively impacted by utilization of previously impaired withholding tax assets in Sweden.
Net income (loss)
Net income declined to SEK
-26.1
(19.1) billion, impacted by impairment of goodwill of
SEK -31.9 billion,
lower gross income of
SEK -9.1 billion,
restructuring charges of
SEK -6.5 billion
and by higher operating expenses related to segment Enterprise. The negative impact was partly offset by lower tax of SEK 2.7 billion YoY. EPS diluted decreased to SEK
-7.94
(5.62).
Earnings before interest, income tax and amortizations (EBITA)
As a result of lower operating income, EBITA declined to SEK 14.9 (29.1) billion with an EBITA margin of 5.7% (10.7%). EBITA was positively impacted by lower variable incentive accruals YoY, resulting in lower cost of sales and operating expenses. EBITA in 2022 was impacted by charges of SEK
-5.5 billion.
EBITA excluding restructuring charges declined to SEK 21.4 (29.5) billion with an EBITA margin of 8.1% (10.9%).
Employees
The number of employees on December 31, 2023, was 99,952 (105,529), a total decrease of
-5,577
employees in 2023. The decrease was mainly related to cost-reduction activities.
Cash flow
Cash flow from operating activities
Cash flow from operating activities decreased to SEK 7.2 (30.9) billion as a result of lower business volumes and lower EBIT, coupled with a negative cash flow impact from working capital due to market mix changes towards contracts with longer order-to-cash-cycles,
partly offset by a reduction in inventories.
 The change in business mix resulted in an increase in working capital days to 80 (69) days with increased accounts receivable days of sales outstanding to 63 (61) days, slightly decreased inventory turnover days to 92 (93) days and decreased payable days to 75 (85) days. Cash flow in the year was impacted by cash outlays of SEK
-2.9 billion
related to restructuring.
Free cash flow
Free cash flow before M&A declined to SEK -1.1 (22.2) billion, mainly due to lower cash flow from operating activities. Free cash flow before M&A as a percentage of sales was -0.4% (8.2%). Capex net and other investing activities was SEK
-5.4
(-6.1)
billion. Repayment of lease liabilities was SEK
-2.9
(-2.6)
billion.
Cash flow from investing activities
Cash flow from investing activities was
SEK -8.7
(-34.4)
billion, of which M&A activities were SEK
-2.1
(-51.7)
billion, including the divestment of IoT and acquisition of Ericom. In 2022, Ericsson acquired Vonage with a purchase price paid of SEK 51.3 billion. Free cash flow after M&A was SEK
-3.2
(-29.5)
billion.
Cash flow from financing activities
Cash flow from financing activities was SEK 1.0
(-15.9)
billion, including repayment of lease liabilities. The net impact on cash flow from issuance and repayment of borrowings was SEK 11.8 billion. During the year, dividends of SEK
-9.1
(-8.4)
billion were paid to shareholders.
Financial position
Gross cash was stable YoY at SEK 54.7 (56.2) billion with increased borrowings compensating for negative free cash flow after M&A. Net cash was SEK 7.8 (23.3) billion. Liabilities for post-employment benefits decreased to SEK 26.2 (27.4) billion. The Swedish defined benefit obligation (DBO) was calculated using a discount rate based on the yields of Swedish Government bonds. If the discount rate had been based on Swedish covered mortgage bonds, the liabilities for post-employment benefits would have been approximately SEK 14.1 billion, which is SEK 12.1 billion lower than the reported liabilities.
 The average maturity of long-term borrowings was 3.7 years as of December 31, 2023, a decrease from 3.8 years 12 months earlier. In 2023, Ericsson established a new revolving credit facility of USD 1.0 billion, of which USD 0.4 billion was utilized as of year-end.
During the year, Ericsson also increased the borrowings by SEK 2.0 billion under the commercial paper program. Furthermore, Ericsson signed

19	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

Return on Capital Employed

Cash position

Long-term debt maturity,
Parent Company
1)

two
7-year
loan agreements, one with the European Investment Bank of USD 273 million and one with the Nordic Investment Bank of USD 107 million. In addition, Ericsson issued a EUR 500 million green bond maturing in May 2028. The bond was issued under Ericsson’s Green Financing Framework. The proceeds from the bond and the two bilateral loans will be used to finance parts of Ericsson’s R&D investments in wireless technology between 2023 and 2025 and are linked to the Company’s long-term sustainability targets. Ericsson has an unutilized revolving credit facility of USD 2.0 billion, linked to long-term sustainability targets.
 Credit ratings and outlooks have been unchanged during the year. Standard & Poor’s (S&P) and Fitch both have a long-term BBB– rating on Ericsson with developing outlook from S&P and a stable outlook with Fitch. Moody’s has a Ba1 rating with stable outlook.
 The capital turnover remained stable at 1.4 (1.4) times with decreased net sales offset by lower capital employed due to goodwill impairment related to Vonage. Return on Capital Employed (ROCE) decreased to
-10.7%
(14.0%) as a result of negative EBIT.
Research and Development, patents and licensing
In 2023, R&D expenses amounted to
SEK -50.7
(-47.3)
billion. R&D expenses were impacted by SEK
-2.4
(-0.1)
billion of restructuring charges and by a currency effect of
SEK -0.9 billion.
The number of R&D employees was 28,219 (29,304) and the number of granted patents amounted to more than 60,000.
Seasonality
Group sales, income and cash flow from operations vary between quarters and are generally lowest in the first quarter of the year and highest in the fourth quarter. This is mainly a result of the seasonal purchase patterns of the Company’s customers.

Most recent three-year average seasonality
	First quarter	Second quarter	Third quarter	Fourth quarter
Share of annual Group sales	22%	24%	25%	30%
Sequential change, Networks sales	-25%	8%	1%	19%
Sequential change, Cloud Software and Service sales	-34%	13%	3%	33%
Off-balance
sheet arrangements
There are currently no material
off-balance
sheet arrangements that have, or would be reasonably likely to have, a current or anticipated material effect on the Company’s financial condition, revenues, expenses, result of operations, liquidity, capital expenditures or capital resources.
Capital expenditures
For 2023, capital expenditure was SEK 3.3 (4.5) billion, representing 1.3% of sales. Expenditures are largely related to test sites and equipment for R&D, network operations centers and manufacturing and repair operations.
 Annual capital expenditures are normally around 2% of sales. This corresponds to the need for keeping and maintaining the current capacity level. The Board of Directors reviews the Company’s investment plans and proposals. As of December 31, 2023, no material land, buildings, machinery or equipment were pledged as collateral for outstanding indebtedness.

Capital expenditures 2021–2023
SEK billion	2023	2022	2021
Capital expenditures	3.3	4.5	3.7
Of which in Sweden	1.2	1.7	1.5
Share of annual sales	1.3%	1.6%	1.6%
Capitalized development expenses
Capitalized development expenses increased to SEK
-2.2
(-1.7)
billion, primarily due to 5G development projects and development projects in Global Communications Platform (Vonage).

20	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

Sales split per segment

Networks

Cloud Software and Services

Business results – Segments

Networks
Networks represented 65% (71%) of Group net sales in 2023. Networks offers multi-technology-capable Radio Access Network (RAN) solutions for all network spectrum bands, including purpose-built and Open
RAN-prepared
high-performance hardware and software. The offerings also include a Cloud RAN portfolio, a transport portfolio, passive and active antenna solutions and a complete service portfolio, covering network deployment and support.
Net sales
Sales decreased by -11% in 2023 to SEK 171.4 (193.5) billion, primarily due to a sales decline in market area North America of -46% as operators reduced capex investments after record-high investments in 2021 and 2022. The decline was partly offset by sales growth of 82% in South East Asia, Oceania and India, driven by 5G contracts in India. Sales adjusted for comparable units and currency decreased by -15%.
Gross income
Gross income decreased by -21% to SEK 68.0 (86.4) billion while gross margin decreased to 39.6% (44.6%). Gross margin was negatively impacted by the business mix shift in 2023. This shift was caused by a slowdown in investments in 5G front-runner markets, predominately North America, combined with large deployments with an initial dilutive effect on margins in other geographies. Gross income was further impacted by restructuring charges. Gross income excluding restructuring charges decreased by -19% to SEK 69.9 (86.5) billion with a gross margin of 40.8% (44.7%).
EBIT and EBITA
EBIT decreased to SEK 19.4 (38.5) billion with an EBIT margin of 11.3% (19.9%). EBITA decreased to SEK 19.5 (38.7) billion with an EBITA margin of 11.4% (20.0%) as a result of lower gross income due to lower sales and the business mix shift. The decline in gross income was partly offset by cost-reduction activities as well as lower variable incentive accruals YoY, positively impacting cost of sales and operating expenses. EBIT and EBITA were impacted by restructuring charges of SEK -4.4 ( -0.1) billion. EBIT excluding restructuring charges decreased to SEK 23.8 (38.7) billion with an EBIT margin of 13.9% (20.0%), while EBITA excluding restructuring charges declined to SEK 23.9 (38.8) billion with an EBITA margin of 14.0% (20.1%).

Cloud Software and Services
Cloud Software and Services represented 24% (22%) of Group net sales in 2023. Cloud Software and Services provides solutions for core networks, business and operational support systems, network design and optimization, and managed network services. The focus is to enable CSPs to succeed in their transition to cloud operations, intelligent and automated networks.
Net sales
Sales increased by 5% to SEK 63.6 (60.5) billion in 2023. Sales growth in market areas North East Asia, South East Asia, Oceania and India as well as in North America was driven by 5G momentum but was partly offset by sales decline in the Managed Network Services business as a result of descoping and contract exits. Sales adjusted for comparable units and currency increased by 1%.
Gross income
Gross income increased by SEK 2.0 billion to SEK 22.1 billion, with a gross margin of
34.7% (33.2%). Gross margin was positively impacted by improved delivery performance. Gross income excluding restructuring charges increased by SEK 2.7 billion to SEK 22.9 billion, with a gross margin of 36.0% (33.3%).
EBIT (loss) and EBITA (loss)
EBIT was SEK
-0.2
(-1.7)
billion with an EBIT margin of
-0.3%
(-2.8%),
while EBITA was SEK
-0.2
(-1.6)
billion with an EBITA margin of
-0.3%
(-2.6%).
EBIT and EBITA were negatively impacted by restructuring charges of SEK
-1.9
(-0.1)
billion. EBIT and EBITA were positively impacted by sales growth, gross margin improvement and reductions in operating expenses. EBIT and EBITA in 2022 were impacted by SEK
-0.8 billion
of charges for exit of subscale agreements and product offerings. EBIT excluding restructuring charges was SEK 1.7
(-1.6)
billion with an EBIT margin of 2.7%
(-2.6%).
EBITA excluding restructuring charges was SEK 1.7
(-1.5)
billion with an EBITA margin of 2.7%
(-2.4%).
Strategy execution continues, avoiding subscale business, accelerating automation capabilities and continuing the focus on commercial discipline. Results will vary between quarters.

21	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

Enterprise

Other

Enterprise
Segment Enterprise represented 10% (5%) of Group net sales in 2023. The segment comprises three business areas offering solutions primarily to enterprise customers: Global Communications Platform (Vonage), including cloud-based Unified Communications as a Service (UCaaS), Contact Center as a Service (CCaaS) and Communications Platform as a Service (CPaaS); Enterprise Wireless Solutions, including private wireless networks and wireless WAN (Cradlepoint)
pre-packaged
solutions; and Technologies and New Businesses including mobile financial services, security solutions and advertising services.
Net sales
Sales increased by 76% to SEK 25.7 (14.6) billion, driven by the acquired Vonage business. Sales adjusted for comparable units and currency increased by 11% YoY, driven mainly by Enterprise Wireless Solutions.
Gross income
Gross income increased to SEK 12.0 (7.1) billion, driven mainly by the Vonage acquisition as well as growth in Enterprise Wireless Solutions and in Technologies and New Businesses. Gross margin decreased to 46.7% (48.6%), mainly due to the dilutive effect of Vonage. Gross income excluding restructuring charges was SEK 12.0 (7.1) billion, with a gross margin of 46.7% (48.6%).
EBITA (loss)
EBITA was SEK
-3.3
(-2.7)
billion. The decline is due to increased growth investments in Enterprise Wireless Solutions, partly offset by the Global Communications Platform contribution. EBITA (loss) excluding restructuring charges was SEK
-3.1
(-2.7)
billion.
EBIT (loss)
EBIT was SEK
-38.3
(-4.5)
billion. EBIT excluding impairment of goodwill and restructuring charges was SEK
-6.3
(-4.4)
billion.

Other
Segment Other represented 1% (1%) of Group net sales in 2023. Segment Other includes the media business and other non-allocated
business.
Net sales
Sales decreased by
-14%
to SEK 2.5 (3.0) billion. Sales declined mainly due to the divestment of IoT. Sales in the media business remained stable.
Gross income
Gross income decreased YoY by SEK
-0.2 billion
to SEK
-0.5
(-0.3)
billion. The decrease is a result of impairment of fixed assets in the media business of SEK
-0.4 billion.
Gross income excluding restructuring charges decreased to SEK
-0.5
(-0.2)
billion.
EBIT (loss) and EBITA (loss)
EBIT and EBITA were SEK
-1.2
(-5.3)
billion. The loss improved YoY, due to a provision taken in 2022 of SEK
-2.3 billion
related to the DPA breach resolution with the U.S. Department of Justice, including expenses for the extended monitorship, and due to charges of SEK
-1.0 billion
related to the divestment of IoT and other portfolio adjustments. Furthermore, there was an impact of SEK
-0.9 billion
for a provision in 2022, related to an exit from operations in Russia and a market exit cost of SEK
-0.2 billion.
The EBIT and EBITA losses in 2023 are a result of the impairment in the media business, the divestment of IoT and revaluation of Ericsson Ventures portfolio. EBIT and EBITA excluding restructuring charges were SEK
-1.2
(-5.2)
billion.

22	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

Sales split per market area

Business results – Market areas

Europe and Latin America
Sales decreased by
-3%
to SEK 64.9 billion, with declines in both Europe and Latin America following high investment levels in 2022. The sales decline in Europe was partly offset by market share gains. Sales adjusted for comparable units and currency decreased by -9%.
North America
Sales decreased by
-38%
to SEK 59.2 billion as a result of reduced capex spend and inventory levels following high investment levels in 2021 and 2022. Sales adjusted for comparable units and currency decreased by -41%.
South East Asia, Oceania and India
Sales increased by 62% to SEK 53.3 billion, driven by sales increases in India on the back of substantial market share gains. The market grew significantly in India in 2023. Sales adjusted for comparable units and currency increased by 61%.
North East Asia
Sales decreased by
-10%
to SEK 23.9 billion as operators in several markets have finalized the first build-out
phase of 5G. Sales adjusted for comparable units and currency decreased by -9%.
Middle East and Africa
Sales increased by 5% to SEK 23.7 billion, primarily driven by new 5G investments in some Middle East countries and market share gains in certain markets. Sales adjusted for comparable units and currency increased by 1%.
Other
Market area Other primarily includes IPR licensing revenues and a major part of segment Enterprise. Sales grew by 41% to SEK 38.2 billion, primarily as a result of the full-year consolidation of Vonage, as well as higher sales in Enterprise Wireless Solutions and higher IPR licensing revenues. Sales adjusted for comparable units and currency in market area Other increased by 3%.

Reported sales per market area – 2023 compared with 2022

23	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

Corporate governance
In accordance with the Swedish Annual Accounts Act and the Swedish Corporate Governance Code (the Code), a separate Corporate Governance Report, including an internal control section, has been prepared and appended to this Financial Report.
Ericsson’s Corporate Governance
Ericsson is committed to maintaining the highest standards of corporate governance and has established a corporate governance framework that:
–	Empowers the business, enabling strategic execution and operational excellence;
–	Promotes and facilitates effective oversight across the organization by the Board of Directors (Board), the President and CEO, the Executive Team and at all levels of the organization;
–	Ensures high-quality decision-making with clear accountabilities at all levels; and
–	Instills a robust approach to risk management to effectively identify, manage and mitigate risks and capture opportunities.
Ericsson prioritizes an
integrity-led
culture and compliance with law in everything it does, driving integrity into and across the organization. Ericsson’s governance framework guides its people while building on their strengths – fostering a culture of transparency, collaboration and open dialogue, and ethical business decisions, strong risk management, and cross-functional coordination.
 Ericsson has implemented practices and procedures that establish clear rules of governance, ranging from matters requiring approval of the Company’s shareholders and members of its Board, to conflicts of interest policies and director and management duties and obligations. More information can be found at https://www.ericsson.
com/en/about-us/corporate-governance.
Key Corporate Governance Actions in 2023
Ericsson’s intensive work on strengthening and simplifying its corporate governance practices continued throughout 2023, and was pursued in concert with further improvements to its ethics and compliance (E&C) program. In 2023, Ericsson:
–	Fully embedded the Material Group Risk Protocol and Business Risk Committee (BRC) into the Group’s governance and risk management frameworks, as described further below.
–	Introduced clarified Group governance and operating principles, to be rolled out in early 2024.
–	Refreshed and clarified the Company’s Code of Business Ethics (CoBE), which is being re-launched in early 2024.
–
Updated, streamlined and clarified the Group’s key policies and other guidance documents, including those on contracting, compliance, allegation assessment, investigations and remediation, and human rights. This work will continue into 2024.

–
Continued to embed various aspects of its compliance program into business operations, through a close partnership with the compliance function and stakeholders across the entire organization (as described further below in the Ethics & Compliance section).

–	Continued to strengthen performance-management at all levels of the organization while also implementing strong remediation measures where misconduct has occurred.
Throughout 2023, the BRC, comprising senior executives and chaired by the CLO and CFO, has provided an important forum for escalating and analyzing material risks across the Group, providing appropriate oversight and driving mitigation and accountability by senior executives. The BRC has been particularly impactful in strengthening Ericsson’s approach to managing high levels of risk associated with certain jurisdictions. The heads of each market area have been conducting holistic, ongoing risk assessments of the countries in their purview, and material risks that exist or arise are regularly reviewed and monitored. The BRC applies a “heightened scrutiny” approach in evaluating and mitigating these types of risks, and the organization has implemented various actions to address these risks, ranging from enhanced contractual protections, changes to the scope or nature of operations, or a decision to responsibly exit the relevant jurisdiction or customer relationship.
 Ericsson believes that driving integrity into
day-to-day
decision-making requires constant focus to ensure that compliance processes and related controls are fit for purpose and that they are continuously tested and refined. Through an initiative referred to as the Business Critical Transformation, discussed in greater detail in the Ethics & Compliance section of the Corporate Governance report, Ericsson embedded improved anti-corruption controls into its operations and managerial decisions, and further remediated the business process issues that were, in the past, a contributing factor in incidents of misconduct. Ericsson combined this work with rigorous testing of the E&C program’s effectiveness, which includes clear expectations for management to understand and address testing results and process adherence within the areas of their responsibility. This approach positions Ericsson to conclude its monitorship related to the DOJ resolution in June 2024, but more importantly, creates a foundation for a well embedded, self-sustaining ethics and compliance program.
Continued compliance with the Swedish Corporate Governance Code
The Swedish Corporate Governance Code is based on the principle of “comply or explain” and is published on the website of the Swedish Corporate Governance Board, which administers the Code: www.corporategovernanceboard.se. Ericsson is committed to complying with best-practice corporate governance standards on a global level. Ericsson does not report any deviations from the rules of the Code in 2023.
Business integrity
A key step taken in 2023 to enhance the E&C program was to clarify and enhance the Company CoBE, a core governance pillar. The updated CoBE sets out the Company’s expectations, principles and requirements for employees as they conduct business. It provides the framework for ethical decision-making, and guides employees in making decisions and managing risk as they engage with colleagues, customers, partners, owners, and other stakeholders. It further promotes and supports Ericsson’s
Speak-Up
Culture and prohibits retaliation for speaking up in any form. All employees are required to confirm their understanding of the CoBE on a regular basis. Full adherence to the letter and spirit of the CoBE framework is expected from all employees to ensure that the Company’s decisions and actions are ethical, and that Ericsson is acting as a positive global force.
Board of Directors
At the Annual General Meeting (AGM), held on March 29, 2023, Jan Carlson was elected new Chair of the Board, and Jon Fredrik Baksaas, Jan Carlson, Carolina Dybeck Happe, Börje Ekholm, Eric A. Elzvik, Kristin S. Rinne, Helena Stjernholm and Jacob Wallenberg were re-elected
as members of the Board. Jonas Synnergren and Christy Wyatt were elected as new Board members. Ulf Rosberg (replacing Anders Ripa on July 4, 2023), Kjell-Åke Soting and Annika Salomonsson (replacing Torbjörn Nyman on July 31, 2023) were appointed as employee representatives by the unions, with Loredana Roslund, Frans Frejdestedt and Stefan Wänstedt as deputies.
Management
Börje Ekholm has been President and CEO of the Group since 2017. The President and CEO is supported by the Executive Team.
 Ericsson has a global management system, the Ericsson Group Management System (EGMS). EGMS aims to ensure that Ericsson’s business is well-managed and has the ability to fulfil the objectives of major stakeholders within established risk limits and with reliable internal control. EGMS also aims to promote compliance with applicable laws, listing requirements, governance codes and corporate responsibilities.
Discharge from liability vote at the Annual General Meeting 2023
Under the Swedish Companies Act, the AGM of Swedish limited liability companies should include a vote on whether to discharge each individual member of the Board and the President and CEO from legal liability for the previous financial year. If shareholders representing at least 10% of the Company’s share capital vote against this discharge from liability, an action for damages on behalf of the Company may be brought within one year.
 A vote against the discharge from liability does not predicate or in itself lead to legal action.
 At Ericsson’s AGM on March 29, 2023, Ericsson shareholders resolved to discharge Carolina Dybeck Happe and Annika Salomonsson from liability for the financial year 2022. Shareholders representing more than 85% of the Company’s share capital also voted for discharging from liability each of the other members of the Board and the Company’s President and CEO for the financial year 2022 and more than 10% voted against such discharging. At the same AGM, Ericsson’s shareholders voted in favor of re-electing
the individuals nominated for Board (including the President and CEO). The Company’s external auditor, Deloitte, recommended that shareholders vote in favor of discharging liability.

24	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

Shareholder engagement
As part of Ericsson’s ongoing investor engagement, and in addition to the ordinary course communication between investors and Ericsson’s Investor Relations and management team throughout the year, during the second half of 2023, the Chair of Ericsson’s Board, Jan Carlson, and the Chair of the Audit and Compliance Committee, Eric Elzvik, had dialogues with shareholders and held Company-initiated substantive discussions, with shareholders representing more than 55% of shares outstanding. These have been focused on a broad range of governance topics with the objective to understand and receive shareholder feedback and respond to questions. These discussions centered on the thoughtful, multi-year transformation of the Company’s governance, culture and E&C program alongside sustainability and remuneration programs, among other topics. The Audit and Compliance Committee’s (ACC) strong oversight of the compliance function, and the frequent and in depth reporting on the effectiveness of the E&C program to the ACC, was also highlighted during these discussions.
 Feedback from these discussions has been positive with shareholders appreciating the information and noting the transformation of the E&C program.
 Other key topics included:
–	significant improvements made to Ericsson’s governance framework which has included enhanced Board and management oversight and strong, proactive risk management;
–	the effective integration of enhanced controls into Ericsson’s operations and decision-making;
–
emphasis on driving continuous cultural change with a focus on embedding integrity into Ericsson’s ways of working, fostering a culture of transparency, collaboration and open dialogue, sound and ethical business decisions, strong risk management;

–	implementation of employee training programs and providing Speak-Up resources to drive an integrity-led culture; and
–	significant testing of the E&C program’s effectiveness, simplification of policies, procedures and tools, an improved understanding of managing risks in business interactions, and digitalization.
Shareholders also expressed the desire for more frequent disclosure of these E&C improvements, which the Company has strived to meet through periodic updates, presentations and dialogue with investors and other stakeholders. Shareholders also communicated support for Ericsson’s overall executive remuneration philosophy (which now includes an integrity based component; more information on this can be found in the second paragraph of “Integrating Compliance into the Business and Testing Effectiveness” in the Corporate Governance report).
 The feedback gathered during these conversations helped inform the Board’s discussions on remuneration and other topics for 2024. In direct response to shareholder feedback, the 2024 remuneration package for the President and CEO will now include a Short-Term Variable (STV) incentive component which aligns with the Company’s Remuneration Guidelines and is described in further detail in the Remuneration Report.
Remuneration
Remuneration to the members of the Board of Directors and to Group management are reported in note G2, “Information regarding members of the Board of Directors and the Group management.” Further information about remuneration to the President and CEO and the Executive Vice President is included in the “Remuneration report” appended to this Financial Report.
Guidelines for remuneration to Group management
The current Guidelines for remuneration to Group management were adopted by the AGM 2023, included on pages 27–29.
Long-Term Variable Compensation Program I 2023 (LTV 2023) for the Executive Team
Ericsson has share-based Long-Term Variable Compensation Programs in place for the Executive Team. LTV I 2023 for the Executive Team was approved by the AGM 2023. Details of LTV I 2023 are explained in note G3, “Share-based compensation.”

Material contracts
Material contractual obligations are outlined in note D4, “Contractual obligations.” These are primarily related to leases of office and production facilities, purchase contracts for outsourced manufacturing, R&D and IT operations as well as the purchase of components for Ericsson’s own manufacturing.
 Ericsson is party to certain agreements, which include provisions that may take effect or be altered or invalidated by a change in control of the Company as a result of a public takeover offer. Such provisions are not unusual for certain types of agreements, such as financing agreements and certain license agreements. However, considering, among other things, Ericsson’s strong financial position, the Company believes that none of the agreements currently in effect would in and of itself entail any material consequence for Ericsson due to a change in control of the Company

Risk management
Ericsson maintains a robust approach to risk management. The Company has made significant strides in 2022 and 2023 toward ensuring that strategic, external and internal risks are properly identified, assessed, internally reported, escalated, and effectively addressed. Ensuring accountability for risk management at all levels of the organization is a key priority. Recent enhancements include the adoption of the Material Group Risk Protocol (MGRP), which governs the analysis and escalation of material risks across the Group, and the establishment of the BRC. Ericsson’s Enterprise Risk Management (ERM) framework aims to strengthen the Group’s governance by integrating risk management with strategy-setting and execution.
The MGRP, the BRC and Ericsson’s Enterprise Risk Management (ERM) framework operate in a complementary manner to provide the Board and management with a consolidated view of Group risk.
 The ERM framework is designed to promote
bottom-up
identification and management of risks that present uncertainty in Ericsson’s ability to achieve its long- and short-term objectives. The framework applies across Ericsson’s operations, covering business areas, market areas and group functions. The framework establishes an enterprise-level baseline for transparency and risk oversight. Each manager is charged with addressing risks within their respective area of responsibility.
 If the identified risk is judged to be material from a group perspective, MGRP sets out clear requirements for how material risks should be escalated to the Ericsson Business Risk committee (BRC). The BRC is responsible for the oversight of the material risks on group level, and to support the responsible manager with risk assessment, treatment, and escalation as appropriate. The BRC also performs oversight of the overall risk profile of the Ericsson group.
 The Group Risk Management function (GRM) drives the ERM strategy execution and the ERM operations at the Group level. The head of each group function, market area and business area oversee risk management of the respective unit and establish and maintain processes to identify, assess and escalate risks with one or more enterprise risk managers within the unit. The Chief Legal Officer (CLO) and the Chief Financial Officer (CFO) are
co-chairs
of the BRC, and also oversee Group-level ERM activities.
 The BRC permanently comprises of the CLO, CFO, and Head of Group Risk management. In addition, the BRC comprises of an additional 2–4 members of the Executive Management of the Company, to be agreed and appointed by the co-chairs.
In 2023, these members consisted of the Chief Technology Officer, Chief Security Officer, Chief Marketing and Communications Officer and Chief Operating Officer. The CEO, Chief Compliance Officer and Head of Corporate and Government Investigations are invited to the Committee on an as-needed
basis.
 The Board of Directors and the Audit and Compliance Committee have oversight responsibility for the Company’s risk management, its ERM framework and the MGRP. For information on risks that could impact the fulfilment of objectives, and form the basis for mitigating activities, see the other sections of the Board of Directors’ report, notes A2 “Critical accounting estimates and judgments,” F1 “Financial risk management,” F4 “Interest bearing liabilities” and the chapter Risk factors.

Sourcing and supply
Ericsson’s hardware largely consists of electronics. For manufacturing, Ericsson purchases customized and standardized components and services from global, regional and local suppliers.
 Ericsson negotiates global supply agreements with its primary suppliers and endeavors to have alternative supply sources to avoid single source

25	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

supply situations, as a means to build resilience in the supply chain.
 The production of electronic modules and
sub-assemblies
is mostly outsourced to manufacturing services companies. Ericsson is focusing internal manufacturing on new product introductions and new technologies. The majority of the matured portfolio is outsourced through production partners. Ericsson has internal production sites in USA, Estonia, China, Brazil, Romania and Mexico.
 Ericsson requires its suppliers to comply with principles set forth in the Ericsson Code of Conduct for Business Partners (CoC). This is enforced through agreements, regular risk assessments, auditing and related actions. The CoC sets forth standards on environmental management, human and labor rights, occupational health and safety, business ethics and anti-corruption as fundamental parts of Ericsson’s responsible business.
 Business Partners are required to have an environmental management system and to be aware of and comply with applicable environmental legislation, permits and reporting requirements. Where the requirements in the CoC are higher than local standards and laws, the requirements of the CoC should be applied.
 Ericsson works to reduce environmental impacts and emissions in the supply chain and has set a target that the 350 high emitting and strategic suppliers should set emission reduction targets that align with the Paris Agreement’s goal of limiting global warming to 1.5 °C.

Sustainability and Corporate Responsibility
Sustainability and corporate responsibility are integral parts of Ericsson’s strategy and culture and are embedded across its operations to drive business transformation and create value for the Company’s stakeholders.
 Ericsson is committed to creating positive impacts for and reducing risks to the Company and its stakeholders throughout its operations and value chain through its technology, solutions and the expertise of its employees.
 Ericsson strives to minimize the negative impacts of its operations and extended value chain, through circular approaches and by continuously working to improve the environmental and energy performance of its products.
 In accordance with the Swedish Annual Accounts Act, Ericsson has prepared a separate sustainability report titled “Sustainability and Corporate Responsibility Report 2023”, which is appended to the Annual Report.

Legal proceedings involving governmental authorities
In February 2022, Ericsson publicly disclosed that an internal investigation in 2019 included a review of the conduct of Ericsson employees, vendors and suppliers in Iraq during the period between 2011 to 2019. The investigators could not determine the ultimate recipients of any payments, nor identify that any Ericsson employee was directly involved in financing terrorist organizations. This 2019 internal investigation did not conclude that
Ericsson made or was responsible for any payments to any terrorist organization.
 In March 2022, the DOJ informed Ericsson it had determined that, before entering into the DPA, the Company provided insufficient information to the DOJ about the Company’s 2019 internal investigation into conduct in Iraq. The DOJ also determined that the Company breached the DPA by failing to inform the DOJ about the investigation after entering into the DPA.
 In June 2022, the SEC informed Ericsson that it opened an investigation concerning matters described in the Company’s 2019 internal Iraq investigation report. Under Ericsson’s consent judgment with the SEC, Ericsson is permanently enjoined from violating the anti-bribery, books and records and internal controls provisions in the Foreign Corrupt Practices Act (FCPA). Violations of the injunction, consent judgment or securities law could subject the Company to new civil and criminal penalties as well as new enforcement actions.
 On March 2, 2023, the Company reached a resolution (Plea Agreement) with the DOJ regarding the non-criminal
breaches of the DPA. Under the Plea Agreement, Ericsson pleaded guilty to previously deferred charges relating to conduct that occurred prior to 2017. In addition, Ericsson agreed to pay a fine of USD 206.7 million. The entry of the Plea Agreement brought the DPA to an end. The Company’s internal investigation and its cooperation with authorities in relation to the matters discussed in the 2019 internal Iraq investigation report remain open and ongoing and are not covered by the Plea Agreement.
 On May 24, 2023, Nasdaq Stockholm concluded its review of Ericsson’s public disclosure obligations concerning its 2019 internal Iraq investigation report and dismissed the matter, stating that Nasdaq could not conclude that a reasonable investor would have used the content of the report as part of an investment decision. After having reviewed Nasdaq Stockholm’s investigation and conclusion, on June 8, 2023, the Swedish Financial Supervisory Authority also decided to formally close its review of Ericsson’s prior disclosures relating to the 2019 internal Iraq investigation report.
 With respect to the matters discussed in the 2019 internal Iraq investigation report, the Company continues to investigate these matters and related matters in full cooperation with the DOJ and the SEC. As additional information continues to be identified and evaluated during the ongoing investigation in continued cooperation with the DOJ and the SEC, it is expected that there will not be any conclusive determinations on the outcome of any such investigation until the process is completed. The scope and duration of the remaining process remain uncertain.
 As part of its defense to a now settled patent infringement lawsuit filed by Ericsson in 2013 in the Delhi High Court against Indian handset company Micromax, Micromax filed a complaint against Ericsson with the Competition Commission of India (CCI). The CCI decided to refer the case to the Director General’s Office for an in-depth
investigation. The CCI opened similar investigations against Ericsson in January 2014 based on claims made by Intex Technologies (India) Limited and, in 2015, based on a now settled claim from iBall. Ericsson has challenged CCI’s jurisdiction in these cases before the Delhi High Court. On July 13, 2023, the Division Bench of the Delhi High Court found that in this instance the CCI has no power to conduct the pending investigations against Ericsson. The CCI has appealed this order to the Supreme Court of India.
 In April 2019, Ericsson was informed by China’s State Administration for Market Regulations (SAMR) Anti-monopoly bureau that SAMR has initiated an investigation into Ericsson’s patent licensing practices in China. Ericsson is cooperating with the investigation, which is still in a fact-finding phase. The next steps include continued fact-finding and meetings with SAMR in order to facilitate the authority’s assessment and conclusions. In case of adverse findings, SAMR has the power to impose behavioral and financial remedies.

Legal proceedings not involving governmental authorities
On March 3, 2022, Telefonaktiebolaget LM Ericsson and certain officers of Ericsson were named as defendants in a putative class action filed on behalf of purchasers of Ericsson ADS in the United States, in the United States District Court for the Eastern District of New York. An amended complaint was filed on September 9, 2022, which added a former Ericsson officer as a defendant. The amended complaint alleged violations of United States securities laws, in connection with allegedly false and misleading statements principally concerning the Company’s adherence with its compliance and anti-corruption policies and obligations and the conduct of its business in Iraq. On May 24, 2023, the court granted Ericsson’s motion to dismiss and dismissed the case with prejudice, concluding that Ericsson did not violate any disclosure obligation to investors. On June 23, 2023, plaintiff filed a notice of appeal to the United States Court of Appeals for the Second Circuit. Oral argument is scheduled for March 22, 2024. All briefing has been submitted, and the matter is pending with the Second Circuit court. Ericsson will continue to vigorously defend this matter.
 In August 2022, a civil lawsuit was filed in the United States District Court for the District of Columbia against Telefonaktiebolaget LM Ericsson and Ericsson Inc. (collectively, “Ericsson”). The lawsuit was brought by US military service members, employees of US government contractors and other civilians who were killed or injured in terrorist attacks in Iraq, Afghanistan and Syria from 2005 to 2021, as well as by their family members. The lawsuit asserts claims against Ericsson under the US Anti-Terrorism Act alleging that Ericsson made payments that ultimately aided the terrorist organizations that committed, planned or authorized the attacks. In November 2022, Ericsson filed a motion to dismiss the complaint. On December 20, 2022, plaintiffs filed an amended complaint, which added additional plaintiffs, including a plaintiff injured in Turkey, and also named Ericsson AB (collectively with Ericsson, the “Ericsson corporate defendants”), CEO Börje Ekholm and a former employee (who has not been served with process)

26	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

as additional defendants and also asserted additional allegations and claims. In March 2023, the Ericsson corporate defendants and Mr. Ekholm filed motions to dismiss the amended complaint. Plaintiffs filed their oppositions to defendants’ motions to dismiss the amended complaint in June 2023, and defendants filed reply briefs in support of their motions to dismiss in July 2023. All briefing has been submitted, and the matter is pending with the District Court. All defendants will continue to vigorously defend this matter.
 In February 2024, a second civil lawsuit alleging violations of the US Anti-Terrorism Act was filed in the United States District Court for the District of Columbia. The lawsuit was filed by the same law firm and involves substantially similar factual allegations and claims as those made in the Anti-Terrorism Act lawsuit originally filed in August 2022, and similarly names the same Ericsson corporate defendants, CEO Börje Ekholm and a former employee as defendants. The new lawsuit was brought by additional US military service members, employees of US government contractors and other civilians who were killed or injured in terrorist attacks in Iraq, Afghanistan, Syria, Turkey, Niger, and France from 2005 to 2021, as well as by their family members. None of the defendants have been served. The defendants will vigorously defend this matter.
 Beginning on August 4, 2023, a number of civil lawsuits have been filed against
Telefonaktiebola-get
LM Ericsson in Solna District Court, Sweden. As of February 27, 2024, 90 claimants have filed suit, which are coordinated and financed by a
UK-based
litigation funder. The claimants consist of a group of
non-Swedish
funds and financial institutions that allegedly are or have been shareholders of the Company. Their damages claims are primarily based on alleged inadequate disclosure of the contents of the Company’s 2019 internal Iraq investigation report. Ericsson intends to file its statement of defense on March 8, 2024 and intends to vigorously defend itself against the claims.
 On October 11, 2023, Ericsson commenced patent infringement proceedings against Lenovo (Beijing) Limited (“Lenovo”) in the Eastern District of North Carolina (EDNC). In the course of the proceedings, Ericsson seeks declarations that Lenovo has lost its right to enforce Ericsson’s FRAND contracts as third-party beneficiaries and that Ericsson has complied with its FRAND commitments and with the ETSI IPR Policy. Ericsson has also commenced patent infringement proceedings against Lenovo at the United States International Trade Commission and in other jurisdictions (Brazil and Colombia). In return, Lenovo has filed lawsuits against Ericsson in the High Court of Justice in the UK, at the Unified Patent Court, and has applied for an anti-suit injunction in the EDNC. On 14 February 2024, the EDNC denied the anti-suit injunction. This decision has been appealed.
 In addition to the proceedings discussed above, the Company is, and in the future may be, involved in various other regulatory investigations, lawsuits, claims and proceedings incidental to the ordinary course of business.

Group structure
The Ericsson group is comprised of more than 200 legal entities, and approximately 100 branch offices, with representation in approximately 140 countries.

Parent Company
Telefonaktiebolaget LM Ericsson´s (the Parent Company) business consists mainly of corporate management, holding company functions, internal banking activities and customer credit management. As of December 31, 2023, the Parent Company had 3 (3) branch offices.
Financial information
Income after financial items was SEK –0.7 (18.4) billion. The Parent Company had no sales in 2023 or 2022 to subsidiaries, while 31% (29%) of total purchases of goods and services were from subsidiaries.
 Major changes in the Parent Company’s financial position for the year included:
–	Current and non-current liabilities to subsidiaries decreased by SEK 46.8 billion to SEK 47.6 billion.
–	Current and non-current receivables from subsidiaries decreased by SEK 6.3 billion to SEK 17.8 billion.
–	Shareholder contributions to subsidiaries of SEK 11.9 billion.
–	Impairment of investments in subsidiaries and associates of SEK 32.8 billion.
–	Dividends from subsidiaries and associated companies of SEK 32.5 billion.
–	Gross cash decreased by SEK 6.5 billion to SEK 34.9 billion.
At the end of the year, gross cash: cash and cash equivalents plus interest-bearing securities (current and non-current),
amounted to SEK 34.9 (41.4) billion.
 At the end of the year,
non-restricted
equity amounted to SEK 27.6 (37.8) billion, and total equity amounted to SEK 75.8 (85.9) billion.

Share information
As of December 31, 2023, the total number of shares issued was 3,344,151,735, of which 261,755,983 were Class A shares, each carrying one vote, and 3,082,395,752 were Class B shares, each carrying one tenth of one vote. Both classes of shares have the same rights of participation in the net assets and earnings. The largest shareholders of the Parent Company at year-end
were Investor AB with approximately 23.75% of the votes (7.98% of the shares), AB Industrivärden with approximately 15.11% of the votes (2.6% of the shares) and AMF Tjänstepension and AMF Fonder AB with approximately 4.52% of the votes (2.14% of the shares).
 No treasury shares were distributed to employees or sold in 2023.
 The holding of treasury stock on December 31, 2023 was 14,009,306 Class B shares. The quotient value of these shares is SEK 5.00, totaling SEK 70.0 million, representing 0.4% of capital stock, and the purchase price amounts to SEK 70.0 million.

 The Annual General Meeting (AGM) 2023 resolved to issue 10 million Class C shares for the Long-Term Variable Compensation Program (LTV) II 2023, 2022 and 2021 for Ericsson’s executive team and other executives. In accordance with an authorization from the AGM, in the second quarter 2023, the Board of Directors resolved to repurchase the new issued shares, which were subsequently converted into Class B shares. The quotient value of the repurchased shares was SEK 5.00, totaling SEK 50.0 million, representing less than 0.3% of capital stock, and the acquisition cost was SEK 50.2 million.

Proposed disposition of earnings
The Board of Directors proposes a dividend of SEK 2.70 (2.70) per share, and that the Parent Company shall retain the remaining part of non-restricted
equity. The dividend is proposed to be paid in two equal installments, SEK 1.35 per share with the record date April 5, 2024 (payment date April 10, 2024), and SEK 1.35 per share with the record date October 2, 2024 (payment date October 7, 2024). For the Parent Company’s treasury shares of Class B, no dividend will be distributed.
 The Board of Directors proposes that earnings be distributed as follows (assuming that no treasury shares are held on the record date):

Amount to be paid to the shareholders	SEK 9,029,209,684
Amount to be retained by the Parent Company	SEK 18,555,216,849
Total non-restricted equity of the Parent Company	SEK 27,584,426,533
As a basis for its dividend proposal, the Board of Directors has made an assessment in accordance with Chapter 18, Section 4 of the Swedish Companies Act of the Parent Company’s and the Group’s need for financial resources as well as the Parent Company’s and the Group’s liquidity, financial position in other respects and long-term ability to meet their commitments. The Group reports an equity ratio of 32.8% (38.1%) and a net cash amount of SEK 7.8 (23.3) billion.
 The Parent Company’s
non-restricted
equity would have been SEK 2.91 billion lower if assets and liabilities had not been valued at fair value pursuant to Chapter 4, Section 14a of the Swedish Annual Accounts Act.
 The Board of Directors has also considered the Parent Company’s results and financial position and the Group’s position in general. In this respect, the Board of Directors has taken into account known commitments that may have an impact on the financial positions of the Parent Company and its subsidiaries.
 The proposed dividend does not limit the Group’s ability to make investments or raise funds, and it is the Board of Directors’ assessment that the proposed dividend is well balanced considering the nature, scope and risks of the business activities, as well as the capital requirements for the Parent Company and the Group, in addition to coming years’ business plans and economic development.

27	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

Guidelines for Remuneration to Group Management approved by the Annual General Meeting of shareholders 2023
Introduction
These Guidelines for Remuneration to Group Management (the “
Guidelines
”) apply to the Executive Team of Telefonaktiebolaget LM Ericsson (the “
Company
” or “
Ericsson
”), including the President and Chief Executive Officer (the “
President
and
CEO
”) (“
Group
Management
”). These Guidelines apply to remuneration agreed and changes to previously agreed remuneration after the date of approval of the Guidelines and are intended to remain in place for four years until the Annual General Meeting of shareholders 2027. For employments outside of Sweden, due adaptations may be made to comply with mandatory local rules or established local practices. In such cases, the overall purpose of these Guidelines shall be accommodated to the largest extent possible. These Guidelines do not cover remuneration resolved by the general meeting of shareholders, such as long-term variable compensation programs (“
LTV
”).
Objective
These Guidelines aim to ensure alignment with the current remuneration philosophy and practices applicable for the Company’s employees based on the principles of competitiveness, fairness, transparency, and performance. In particular to:
–	attract and retain highly competent, performing, and motivated people that have the ability, experience, and skill to deliver on the Ericsson strategy;
–	encourage behavior consistent with Ericsson’s culture and core values;
–	ensure fairness in reward by delivering total remuneration that is appropriate but not excessive, and clearly explained;
–	have a total compensation mix of fixed pay, variable pay and benefits that is competitive where Ericsson competes for talent; and
–	encourage variable remuneration which aligns employees with clear and relevant targets, reinforces their performance and enables flexible remuneration costs for Ericsson.

The Guidelines and the Company’s strategy and sustainable long-term interest
A successful implementation of the Company’s strategy and sustainable long-term interests requires that the Company can attract, retain, and motivate the right talent and can offer competitive remuneration. These Guidelines aim to allow the Company to offer the members of the Group Management attractive and competitive total remuneration. Variable compensation covered by these guidelines shall be awarded against specific pre-defined
and measurable business targets derived from the short and long-term business plan approved by the Board of Directors. Targets will include financial targets at Group, Business Area and/or Market Area level. In addition, strategic targets, operational targets, employee engagement targets, customer satisfaction targets, sustainability and corporate responsibility targets or other lead indicator targets will be applied as deemed appropriate by the Remuneration Committee.
The Company operates long-term variable compensation programs for the Group Management as approved by the Annual General Meeting (“
AGM
”). Such decisions are not covered by these Guidelines. Details of Ericsson’s current remuneration policy and how we deliver on our policy and guidelines and information on previously decided long-term variable compensation programs that have not yet become due for payment, including applicable performance criteria, can be found in the Remuneration Report and in Note G2, “Information regarding members of the Board of Directors, the Group management” and Note G3, “Share-based compensation” in the annual report.
Governance of remuneration to Group Management
The Board has established a Remuneration Committee (the “
Committee
”) to handle compensation policies and principles and matters concerning remuneration to Group Management. The Board has authorized the Committee to determine and handle certain issues in specific areas. The Board may also on occasion provide extended authorization for the Committee to determine specific matters.
The Committee is authorized to review and prepare for resolution by the Board salary and other remuneration for the President and CEO. Further, the Committee shall prepare for resolution by the Board proposals to the AGM on Guidelines for Remuneration to Group Management at least every fourth year and on Long-term Variable compensation programs and similar equity arrangements.
The Committee has the mandate to resolve salary and other remuneration for the other members of Group Management except for the President and CEO, including targets for short-term variable compensation (“
STV
”), and payout of STV based on achievements and performance.

To conduct its responsibilities, the Committee considers trends in remuneration, legislative changes, disclosure rules and the general global executive remuneration environment. Before preparing salary adjustment recommendations for the President and CEO for resolution by the Board and approving any salary adjustments for the other members of Group Management the Committee reviews salary survey data, Company results and individual performance. No employee is present at the Committee’s meetings when issues relating to their own remuneration are being discussed. Similarly, the President and CEO is not present at Board meetings when issues relating to the President and CEO’s own remuneration are being discussed. The Committee may appoint independent expert advisors to assist and advise in its work.
The Chair of the Remuneration Committee along with the Chair of the Board work together with Ericsson’s Investor Relations team, striving to ensure that healthy contact is maintained as necessary and appropriate with shareholders regarding remuneration to Group Management.
Overview of remuneration package covered by these Guidelines
For Group Management the remuneration package may consist of fixed salary, short-term and long-term variable compensation (STV and LTV), pension and other benefits.
Below are the key components of remuneration of Group Management covered by these Guidelines, including why they are used, their operation, opportunity levels and related performance measures. In addition, the AGM has resolved and may in the future decide to implement LTV for Group Management. The ongoing share-based LTV programs resolved by the AGM have been designed to provide long-term incentives for the members of Group Management and to incentivize the Company’s performance creating long-term value. The aim is to attract, retain and motivate executives in a competitive market through performance-based share related incentives and to encourage the build-up
of significant equity holdings to align the interests of the members of Group Management with those of shareholders. The vesting period under the ongoing share-based LTV programs resolved by the shareholders is three years and vesting is subject to the satisfaction of identified performance criteria. Although LTV is an important component of the remuneration of Group Management, it is not covered by these Guidelines, because these programs are resolved separately by the AGM.

28	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

Element and purpose	Description

Fixed salary

Fixed compensation paid at set times.

Purpose:

–  attract and retain the executive talent required to implement Ericsson’s strategy

–  deliver part of the annual compensation in a predictable format

Salaries shall be set taking into account:

–  Ericsson’s overall business performance

–  business performance of the Unit that the individual leads

–  year-on-year
performance of the individual

–  external economic environment

–  size and complexity of the position

–  external market data

–  pay and conditions for other employees based in locations considered to be relevant to the role.

When setting fixed salaries, the impact on total remuneration, including pensions and associated costs, shall be taken into consideration.

Short-term variable compensation (STV)

STV is a variable compensation plan that shall be measured against targets derived from the business plan and paid over a single year.

Purpose:

–  align members of Group Management with clear and relevant targets to Ericsson’s strategy and sustainable long-term interests,

–  provide individuals an earning opportunity for performance at flexible cost to the Company.

The STV shall be paid in cash every year after the Committee and, as applicable, the Board have reviewed and approved performance against targets which are normally determined at the start of each year for each member of Group Management.

Target
pay-out
opportunity for any financial year may be up to 150% of annual fixed salary of the individual. This shall normally be determined in line with the external market practices of the country of employment. Maximum pay-out
shall be up to two times the target
pay-out
opportunity (i.e., no more than 300% of annual fixed salary). Any existing long-term variable pay-opportunity
should be taken into account when determining target opportunity for STV (and vice versa).

The STV shall be based on measures linked to the annual business plan and to Ericsson’s long-term strategy and sustainability. Measures will include financial targets at Group, Business Area and/or Market Area level (for relevant members of Group Management). Other potential measures may include strategic targets, operational targets, employee engagement targets, customer satisfaction targets, sustainability and corporate responsibility targets or other lead indicator targets.

At the end of the performance period for each STV cycle, the Board and the Committee shall assess performance versus the measures and determine the formula-based outcome using the financial information made public by the Company for the financial targets when applicable.

The Board and the Committee reserve the right to:

–  revise any or all of the STV targets at any time,

–  adjust the STV targets retroactively under extraordinary circumstances,

–  reduce or cancel STV if Ericsson faces severe economic difficulties, for instance in circumstances as serious as no dividend being paid,

–  adjust STV in the event that the results of the STV targets are not a true reflection of business performance,

–  reduce or cancel STV for individuals either whose performance evaluation or whose documented performance feedback is below an acceptable level or who are on performance counselling.

The Board and the Committee shall have the right in their discretion to:

–  deny, in whole or in part, the entitlement of an individual to the STV payout in case an individual has acted in breach of Ericsson’s Code of Business Ethics,

–  claim repayment in whole or in part the STV paid in case an individual has acted in breach of Ericsson’s Code of Business Ethics,

–  reclaim STV paid to an individual on incorrect grounds such as restatement of financial results due to incorrect financial reporting, non-compliance
with a financial reporting requirement etc.

Pension

Contributions paid towards retirement fund.

Purpose:

–  attract and retain the executive talent required to implement Ericsson’s strategy,

–  facilitate planning for retirement by way of providing competitive retirement arrangements in line with local market practices.

The operation of the pension plan shall follow competitive practice in the individual’s home country and may contain various supplementary plans in addition to any national system for social security.

Pension plans should be defined contribution plans unless the individual concerned is subject to defined benefit pension plan under mandatory collective bargaining agreement provisions or mandatory local regulations.

For Group Management members in Sweden:

–  pension benefits shall be granted based on a defined contribution plan except where law or collective bargaining agreement require a defined benefit pension. The pensionable salary shall include fixed salary and, where required by law or collective bargaining agreement, any variable salary.

–  a supplementary pension contribution can be paid amounting to a maximum of 35% of the fixed annual salary that exceeds any cap in collective pension plans, unless a higher percentage is obliged by law or collective bargaining agreement.

–  the supplementary pension contribution can, as an alternative to a pension contribution, be exchanged for a cash payment provided that it is done in a way that is cost-neutral for the Company.

Members of Group Management employed outside of Sweden may participate in the local market competitive pension arrangements that apply in their home countries in line with what is offered to other employees in the same country.

In some special circumstances where individuals cannot participate in the local pension plans of their home countries of employment:

–  cash equivalent to pension may be provided as a taxable benefit, or

–  contributions may be made to an international pension fund on behalf of the individual on a costneutral basis

In all cases the annual pension contributions shall be capped at 70% of annual fixed salary.

Other benefits

Additional tangible or intangible compensation paid annually which do not fall under fixed salary, short-term and long-term variable compensation, or pension.

Purpose:

–  attract and retain the executive talent required to implement Ericsson’s strategy,

–  deliver part of the annual compensation in a predictable format.

Benefits offered shall consider the competitive practices in the individual’s country of employment and should be in line with what is offered to other senior employees in the same country and may evolve year on year.

Benefits may for example include Company phones, Company cars, wellbeing assistance, medical and other insurance benefits, tax support, travel, Company gifts and any international relocation and/or commuting benefits if the individual is required to relocate and/or commute internationally to execute the requirements of the role.

Benefit opportunities shall be set in line with competitive market practices and shall reflect what is offered to other senior employees in the individual’s country of employment.

The levels of benefits provided may vary year on year depending on the cost of the provision of benefits to the Company.

Other benefits shall be capped at 10% of annual fixed salary for members of Group Management located in Sweden.

Additional benefits and allowances for members of Group Management who are commuters into Sweden or who are on long-term assignment (“
LTA
”) in countries other than their home countries of employment, shall be determined in line with the Company’s international mobility policy which may include (but is not limited to) commuting or relocation costs; cost of living adjustment, housing, home travel or education allowance; tax and social security equalization assistance.

29	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

Consideration of remuneration offered to the Company’s employees
When developing these Guidelines, the Board and the Committee have considered the total remuneration and employment conditions of the Company’s employees by reviewing the application of Ericsson’s remuneration policy for the wider employee population to ensure consistency.
There is clear alignment in the remuneration components for the members of Group Management and the Company’s employees in the way that remuneration policy is applied as well as the methods followed in determining fixed salaries, short-term and long-term variable compensation, pension, and benefits, which are to be applied broadly and consistently throughout the Company. The targets under short-term variable compensation are similar and the performance measures under long-term variable compensation program are the same for the members of Group Management and other eligible employees of the Company. However, the proportion of pay that is linked to performance is typically higher for Group Management in line with market practice and the higher levels of total compensation applicable at that level.
Employment contracts and termination of employment
The members of Group Management are employed on permanent rolling contracts. The maximum mutual notice period is no more than 12 months. In case of termination by the employee, the employee has no right to severance pay.
In any case, the fixed salary paid during the notice period plus any severance pay payable will not together exceed an amount equivalent to the individual’s 24 months fixed salary unless otherwise determined by local legislation or collective bargaining agreements.
The employee may be entitled to severance pay up until the agreed retirement age or, if a retirement age has not been agreed, until the month when the employee turns 65. In a case where the employee is entitled to severance pay from a date later than 12 months prior to retirement, the severance pay shall be reduced in proportion to the time remaining and calculated only for the time as of the date when the employee’s employment ceases (i.e., the end of the period of notice) and until the time of retirement.
Severance pay shall be reduced by 50% of the remuneration or equivalent compensation the employee receives, or has become entitled to, from any other employer or from his/her own or other activities during the period that severance is paid to the employee by the Company.
The Company shall have the right to terminate the employment contract and dismiss the employee with immediate effect, without giving any advance notice and entitlement to severance pay, if the employee commits a serious breach of his/her obligations towards the Company.
Normally disputes regarding employment agreements or any other agreements concerning the employment of the members of Group Management, the way such agreements have been arrived at, interpreted, or applied, as well as any other litigation proceedings from legal relations based on such agreements, shall be settled by arbitration by three arbitrators in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. Irrespective of the outcome of any arbitral award, the Company may, in the relation between the parties, carry all fees and expenses charged by the arbitrators and all of its own litigation costs (including attorney’s fees), except in the event the arbitration proceedings were initiated by the employee without reasonable cause.
Recruitment policy for new members of Group Management
In determining the remuneration of a new member of Group Management, the Board and the Committee shall take into consideration all relevant factors to ensure that arrangements are in the best interests of the Company and its shareholders. These factors include:
–	the role being taken on,
–	the skills, experience and caliber of the candidate,
–	the level and type of remuneration opportunity received at a previous employer,
–	the geography in which the candidate is being recruited from and whether any relocation allowance is required,
–	the circumstances of the candidate,
–	the current external market and salary practice,
–	internal relativities.
Additional arrangements
By way of exception, additional arrangements can be made when deemed appropriate and necessary to recruit or retain an individual. Such arrangement could be in the form of short-term or long-term variable compensation or fixed component and can be renewed, but each such arrangement shall be limited in time and shall not exceed a period of 36 months and twice the annual fixed salary that the individual would have received if no additional arrangements were made. In addition, if appropriate, different measures and targets may be applied to the new appointment’s incentives in the first year.
In addition, it may on a
case-by-case
basis be decided by the Board and the Committee respectively to compensate an individual for remuneration forfeited from a previous employer during recruitment. The Board and the Committee will consider on a case-by-case
basis if all or some of the remuneration including incentives forfeited need to be
‘bought-out’.
If there is a
buy-out
of forfeited incentives, this will take into account relevant factors including the form they were granted (cash vs. shares), performance conditions attached to these awards and the time they would have vested/ paid. Generally, buy-out
awards will be made on a comparable basis to those forfeited.
In the event of an internal candidate being promoted to Group Management, legacy terms and conditions may be honored, including pension and benefit entitlements and any outstanding incentive awards. If a Group Management member is appointed following a merger or acquisition with/of another company, legacy terms and conditions may also be honored for a maximum period of 36 months.
Board of Directors’ discretions
The Board upon recommendation from the Committee may in a specific case decide to temporarily deviate from these Guidelines in whole or in part based on its full discretion in unusual circumstances such as:
–	upon change of the President and CEO,
–
upon material changes in the Company structure, organization, ownership, and business (for example takeover, acquisition, merger, demerger etc.) which may require adjustments in STV and LTV or other elements to ensure continuity of Group Management, and

–	in any other circumstances, provided that the deviation is required to serve the long-term interests and sustainability of the Company or to assure its financial viability.
The Committee is responsible for preparing matters for resolution by the Board, and this includes matters relating to deviations from these Guidelines. Any such deviation will be disclosed in the Remuneration Report for the relevant year.

30	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

Events after the reporting period
Ericsson appoints Lars Sandström as Chief Financial Officer
On January 23, 2024, Ericsson announced the appointment of Lars Sandström as its new Chief Financial Officer, Senior Vice President, and Head of Group Function Finance. Mr. Sandström will replace Carl Mellander, whose departure Ericsson announced in April 2023. Mr. Sandström will join Ericsson on April 1, 2024, and will be based in Sweden.
Lars Sandström is currently Chief Financial Officer and member of the executive team at Getinge, a listed global leader within Medtech. Mr. Sandström has been with Getinge since 2017 and holds a Master of Science in Business Administration. Mr. Sandström has previously held several senior positions at AB Volvo, Scania and Swedish Orphan Biovitrum AB.
Ericsson announces changes to the Executive Team
On January 24, 2024, Ericsson announced that Senior Vice president Niklas Heuveldop had been appointed as new Head of Business Area Global Communications Platform and CEO of Vonage as of February 1, 2024. Mr. Heuveldop, who has been a member of the Executive Team and headed Market Area North America since 2017, succeeds Rory Read, who will leave Ericsson at the end of the first quarter 2024.
Yossi Cohen replaces Mr. Heuveldop as Head of Market Area North America, effective February 1, 2024. Effective the same date, he will become a member of the Executive Team, reporting to the President and CEO. Mr. Cohen previously has been Head of Strategy, Technology, Marketing and Business Development within Market Area North America.

Ericsson appoints Chafic Nassif Head of Market Area North East Asia
On January 29, 2024, Ericsson announced that Chafic Nassif has been appointed as Head of Market Area North East Asia and Senior Vice President, effective February 26, 2024. Effective the same date, he will become a member of the Executive Team, reporting to the President and CEO. Chafic Nassif succeeds Chris Houghton who was appointed Chief Operating Officer of Ericsson in November 2023.
Chafic Nassif has held several executive and management positions within Ericsson across various business segments and geographies worldwide. Most recently, he was the Head of Ericsson’s Customer Unit Latin America North within Market Area Europe & Latin America. Before joining Ericsson, Mr. Nassif was active in tech start-ups,
as well as IT and business consulting leadership roles in Europe.

Ericsson to utilize mandate to transfer shares
Ericsson’s (NASDAQ:ERIC) annual general meeting on March 29, 2023 authorized the Company’s board of directors to resolve on the transfer of the Company’s own shares. Under the authorization the Company may, in conjunction with the delivery of vested shares under the long-term variable compensation programs 2019 and 2020 (“LTV 2019” and “LTV 2020”), prior to the annual general meeting in 2024, decide to retain and sell no more than 60% of the vested shares of series B in the Company in order to cover for the costs for withholding and paying tax and social security liabilities on behalf of the participants in relation to the performance share awards for remittance to revenue authorities. Ericsson decided, on February 16, 2024, to utilize the authorization to transfer shares for these purposes.
The transfer of own shares may take place on Nasdaq Stockholm during the period from and including February 16, 2024 up to the annual general meeting 2024 at a price within the price interval registered from time to time.
Ericsson currently holds 12,932,223 shares of series B in the Company and the maximum number of shares that may be transferred on Nasdaq Stockholm pursuant to the decision to utilize the authorization amounts to 774,889 shares of series B in the Company.

31	Financial Report 2023 | Board of Directors’ report	Ericsson Annual Report on Form 20-F 2023

Board assurance
The Board of Directors and the President and CEO declare that the consolidated financial statements have been prepared in accordance with IFRS, as issued by the IASB, and as adopted by the EU, and give a fair view of the Group’s financial position and results of operations. The financial statements of the Parent Company have been prepared in accordance with generally accepted accounting principles in Sweden and give a fair view of the Parent Company’s financial position and results of operations. The Board of Directors’ Report for the Group and the Parent Company provides a fair view of the development of the Group’s and the Parent Company’s operations, financial position and results of operations and describes material risks and uncertainties facing the Parent Company and the companies included in the Group.

32	Financial Report 2023 | Report of independent registered public accounting firm	Ericsson Annual Report on Form 20-F 2023

Report of independent registered
public accounting firm

To the shareholders of Telefonaktiebolaget LM Ericsson (publ):

Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of Telefonaktiebolaget LM Ericsson (publ) and subsidiaries (the “Company”) as of December 31, 2023, based on criteria established in
Internal Control —
Integrated Framework (2013)
 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in
Internal Control —
Integrated Framework (2013
) issued by COSO.
 We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2023, of the Company and our report dated March 12, 2024, expressed an unqualified opinion on those financial statements.

Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s report on internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
 We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
 Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Deloitte AB
Stockholm, Sweden
March 12, 2024

33	Financial Report 2023 | Report of independent registered public accounting firm	Ericsson Annual Report on Form 20-F 2023

Report of independent registered
public accounting firm

To the shareholders of Telefonaktiebolaget LM Ericsson (publ):

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Telefonaktiebolaget LM Ericsson (publ) and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated income statements, statements of comprehensive income (loss), statements of cash flows, and statements of changes in equity, for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
 We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in
Internal Control —
Integrated Framework (2013)
 issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2024, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
 We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Revenue recognition from large contracts with customers – Refer to Notes B1 and B2 to the financial statements
Critical Audit Matter Description
Ericsson generates revenues primarily from sales of hardware, software, and services to its customers. The majority of these revenues are related to large multi-year framework agreements with customers which often include discounts and incentives arrangements. The associated customers issue purchase orders under these framework agreements that in combination constitute a contract and commitment to purchases of products and services over the duration of the agreement with the customer. These large contracts with customers may give rise to a risk of material misstatement due to incorrect identification of performance obligations and timing of revenue recognition for the respective obligation, that could have a material impact on the financial statements.
 Ericsson conducts an assessment at contract inception to determine which promised goods and services in a contract are distinct and accordingly identified as performance obligations. The amount and timing of revenue recognized is determined in relation to the individual performance obligations of the contract. Transaction prices including variable considerations, discounts, concessions and incentive agreements, are estimated at the commencement of the contract (and periodically thereafter). Judgment is used in the estimation process based on historical experience with the type of business and customer and in allocating revenue to each performance obligation by reference to their standalone selling prices.
 We identified revenue recognition from large contracts with customers as a critical audit matter due to the complex application of revenue recognition accounting standards and that it requires management to make judgments and estimates in determining the amount and timing of revenue recognized in relation to individual elements of the contracts.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the amount and timing of revenue recognized in relation to large contracts with customers included, but were not limited to the following:
–
We tested the effectiveness of the Company’s controls over revenue recognition with particular focus on the controls related to the identification of performance obligations within large contracts with customers and determination of the timing of revenue recognition for each performance obligation.

34	Financial Report 2023 | Report of independent registered public accounting firm	Ericsson Annual Report on Form 20-F 2023

–
We tested a sample of large contracts with customers to assess management’s judgments and estimates related to the identification of performance obligations and determination of the timing of recognition for each revenue obligation based on the contract.

–
We tested a sample of revenue transactions related to large contracts with customers recorded during the year by tracing them to supporting evidence of delivery and acceptance and assessed the judgments and estimates for revenue recorded in the period by comparing it to contract terms such as, delivery terms, transaction prices including variable considerations, discounts and incentive agreements.

–	We tested a sample of ongoing negotiations with existing customers and analysed reversals of revenue subsequent to year end for indicators of unrecorded discounts and concessions during the period.
Valuation of Goodwill related to Vonage, Cradlepoint, and Cloud Software and Services – Refer to Note C1 to the financial statements
Critical Audit Matter Description
Goodwill is a significant asset in the consolidated balance sheet and the Company’s evaluation of the carrying value of goodwill involves the comparison of the recoverable amount of each cash generating unit to their carrying values. The Company’s assessment of the recoverable amount is based on discounted future cash flow models derived from internal business plans covering five years followed by a terminal value or with a declining growth period before terminal value. The assessment requires management to make significant estimates and assumptions regarding forecasts of future sales growth, operating income, working capital and capital expenditure requirements, as well as assumptions on discount rates. In Q3 2023 Ericsson recorded an impairment charge of SEK 31.9 billion attributed to the cash generating unit Vonage mainly due to macroeconomic headwinds, including rising interest rates and changing demand trend.
 We identified valuation of the Vonage, Cradlepoint, and Cloud Software and Services goodwill as a critical audit matter due to the significant judgments and estimates used in determining the forecasts of future sales growth, operating income, working capital and capital expenditure requirements, as well as assumptions on discount and terminal growth rates. Changes in these assumptions could have a significant impact on either the recoverable amount, the amount of any impairment charge, or both. The assessment of management’s assumptions regarding recoverable amount requires a high degree of auditor judgment, including an increased extent of complexity and the need to involve our valuation specialists.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the assumptions regarding recoverable amount included, but were not limited to the following:
–
We tested the effectiveness of the Company’s controls over goodwill impairment evaluation and determination of the recoverable amount with particular focus on the controls over management’s preparation and review of assumptions for future sales growth, operating income, working capital, capital expenditure requirements and method for determining the discount and terminal growth rate used.

–
We evaluated management’s ability to accurately forecast future sales growth, operating income, working capital and capital expenditure requirements by comparing actual results to management’s historical forecasts, the Company’s historical results, external analyst reports and internal communications to management and the Board of Directors.

–
With the assistance of our valuation specialists, we evaluated the discount and terminal growth rates, including testing the underlying source information and the mathematical accuracy of the calculations, and developing a range of independent estimates and comparing those to the discount rates selected by management.

–
With the assistance of our valuation specialists, we further evaluated the company’s sensitivity analysis by comparing to our own sensitivity analysis to corroborate the disclosures around assumptions that are most sensitive to a reasonably possible change that could cause the carrying amount to exceed its recoverable amount for a cash generating unit.

Deloitte AB
Stockholm, Sweden
March 12, 2024
We have served as the Company’s auditor since 2020.

35 Consolidated financial statements with notes	Financial report 2023

Consolidated financial statements with notes
Contents

Consolidated financial statements

36	Consolidated income statement

36	Consolidated statement of comprehensive income (loss)

37	Consolidated balance sheet

38	Consolidated statement of cash flows

39	Consolidated statement of changes in equity

Notes to the consolidated financial statements

42	A	Basis of presentation

42	A1	Material accounting policies

48	A2	Critical accounting estimates and judgments

50	B	Business and operations

50	B1	Segment information

53	B2	Net sales

53	B3	Expenses by nature

53	B4	Other operating income and expenses

53	B5	Inventories

54	B6	Customer contract related balances

54	B7	Other current receivables

54	B8	Trade payables

54	B9	Other current liabilities

55	C	Long-term assets

55	C1	Intangible assets

57	C2	Property, plant and equipment

58	C3	Leases

59	D	Obligations

59	D1	Provisions

61	D2	Contingent liabilities

61	D3	Assets pledged as collateral

61	D4	Contractual obligations

62	E	Group structure

62	E1	Equity

63	E2	Business combinations

64	E3	Associated companies

65	F	Financial instruments

65	F1	Financial risk management

70	F2	Financial income and expenses

70	F3	Financial assets, non-current

71	F4	Interest-bearing liabilities

72	G	Employee related

72	G1	Post-employment benefits

76	G2	Information regarding members of the Board of Directors and Group management

78	G3	Share-based compensation

84	G4	Employee information

85	H	Other

85	H1	Taxes

86	H2	Earnings per share

87	H3	Statement of cash flows

87	H4	Related party transactions

88	H5	Fees to auditors

88	H6	Events after the reporting period

Financial report 2023	Consolidated financial statements 36

Consolidated financial statements
Consolidated income statement

January–December, SEK million	Notes	2023	2022	2021
Net sales	B1, B2	263,351	271,546	232,314
Cost of sales		–161,749	–158,251	–131,565
Gross income		101,602	113,295	100,749

Research and development expenses		–50,664	–47,298	–42,074
Selling and administrative expenses		–39,255	–35,692	–26,957
Impairment losses on trade receivables	F1	–268	–40	–40
Operating expenses		–90,187	–83,030	–69,071

Other operating income	B4	994	1,231	1,526
Other operating expenses	B4	–32,859	–4,493	–1,164
Share in earnings of joint ventures and associated companies	B1, E3	124	17	–260
Earnings (loss) before financial items and income tax (EBIT)	B1	–20,326	27,020	31,780

Financial income	F2	2,145	778	691
Financial expenses	F2	–4,118	–1,930	–1,674
Net foreign exchange gains/losses	F2	–1,020	–1,259	–1,547
Income (loss) after financial items		–23,319	24,609	29,250

Income tax	H1	–2,785	–5,497	–6,270
Net income (loss)		–26,104	19,112	22,980
Net income (loss) attributable to:
Owners of the Parent Company		–26,446	18,724	22,694
Non-controlling interests		342	388	286

Other information
Average number of shares, basic (million)	H2	3,330	3,330	3,329
Earnings (loss) per share attributable to owners of the Parent Company, basic (SEK)	H2	–7.94	5.62	6.82
Earnings (loss) per share attributable to owners of the Parent Company, diluted (SEK)	H2	–7.94	5.62	6.81
Consolidated statement of comprehensive income (loss)

January–December, SEK million	2023	2022	2021
Net income (loss)	–26,104	19,112	22,980

Other comprehensive income (loss)
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit pension plans including asset ceiling	905	10,669	3,537
Revaluation of borrowings due to change in credit risk	–667	1,030	31
Cash flow hedge reserve
Gains/losses arising during the period	–	3,703	–
Transfer to goodwill	–	–3,677	–
Tax on items that will not be reclassified to profit or loss	–114	–3,067	–682

Items that have been or may be reclassified to profit or loss
Cash flow hedge reserve
Gains/losses arising during the period	754	–701	–542
Reclassification adjustments on gains/losses included in profit or loss	1,090	280	–96
Translation reserves
Changes in translation reserves	–2,375	7,130	3,342
Reclassification to profit and loss	59	–85	46
Share of other comprehensive income of JV and associated companies	–10	49	28
Tax on items that have been or may be reclassified to profit or loss	–380	87	126
Other comprehensive income (loss), net of tax	–738	15,418	5,790
Total comprehensive income (loss)	–26,842	34,530	28,770

Total comprehensive income (loss) attributable to:
Owners of the Parent Company	–27,233	34,274	28,694
Non-controlling interests	391	256	76

3 7 Consolidated financial statements	Financial report 2023

Consolidated
balance
sheet

SEK million	Notes	Dec 31 2023	Dec 31 2022
Assets
Non-current assets
Intangible assets	C1
Capitalized development expenses		4,678	3,705
Goodwill		52,944	84,570
Customer relationships, IPRs and other intangible assets		22,667	26,340

Property, plant and equipment	C2	12,195	14,236

Right-of-use assets	C3	6,320	7,870

Financial assets
Equity in joint ventures and associated companies	E3	1,150	1,127
Other investments in shares and participations	F3	2,091	2,074
Customer finance, non-current	B6, F1	1,347	415
Interest-bearing securities, non-current	F1, F3	9,931	9,164
Other financial assets, non-current	F3	6,350	6,839
Deferred tax assets	H1	22,375	19,394
		142,048	175,734

Current assets
Inventories	B5	36,073	45,846
Contract assets	B6, F1	7,999	9,843
Trade receivables	B6, F1	42,215	48,413
Customer finance, current	B6, F1	5,570	4,955
Current tax assets		6,395	7,973
Other current receivables	B7	11,962	9,688
Interest-bearing securities, current	F1	9,584	8,736
Cash and cash equivalents	H3	35,190	38,349
		154,988	173,803
Total assets		297,036	349,537

Equity and liabilities
Equity
Capital stock	E1	16,722	16,672
Additional paid in capital	E1	24,731	24,731
Other reserves	E1	6,759	8,201
Retained earnings	E1	50,461	85,210
Equity attributable to owners of the Parent Company	E1	98,673	134,814

Non-controlling interests	E1	–1,265	–1,510
		97,408	133,304
Non-current liabilities
Post-employment benefits	G1	26,229	27,361
Provisions, non-current	D1	4,927	3,959
Deferred tax liabilities	H1	3,880	4,784
Borrowings, non-current	F4	29,218	26,946
Lease liabilities, non-current	C3	5,220	6,818
Other non-current liabilities		755	745
		70,229	70,613
Current liabilities
Provisions, current	D1	6,779	7,629
Borrowings, current	F4	17,655	5,984
Lease liabilities, current	C3	2,235	2,486
Contract liabilities	B6	34,416	42,251
Trade payables	B8	27,768	38,437
Current tax liabilities		3,561	2,640
Other current liabilities	B9	36,985	46,193
		129,399	145,620
Total equity and liabilities		297,036	349,537

Financial report 2023	Consolidated financial statements 3 8

Consolidated statement of cash flows

January–December, SEK million	Notes	2023	2022	2021
Operating activities
Net income (loss)		–26,104	19,112	22,980
Adjustments to reconcile net income to cash	H3	51,710	17,638	17,143
		25,606	36,750	40,123

Changes in operating net assets
Inventories		9,304	–7,740	–5,565
Customer finance, current and non-current		–1,708	–1,732	34
Trade receivables and contract assets		6,333	4,766	1,551
Trade payables		–10,037	–1,995	1,385
Provisions and post-employment benefits		1,308	2,339	–118
Contract liabilities		–7,088	5,794	4,014
Other operating assets and liabilities, net		–10,111	–813	2,701
		–11,999	619	4,002
Interest received		1,218	344	8
Interest paid		–2,280	–1,250	–974
Taxes paid		–5,368	–5,600	–4,094
Cash flow from operating activities		7,177	30,863	39,065

Investing activities
Investments in property, plant and equipment	C2	–3,297	–4,477	–3,663
Sales of property, plant and equipment		163	249	115
Acquisitions of subsidiaries and other operations	H3, E2	–1,515	–51,995	–389
Divestments of subsidiaries and other operations	H3, E2	–625	307	448
Product development	C1	–2,173	–1,720	–962
Purchase of interest-bearing securities		–15,304	–13,582	–35,415
Sale of interest-bearing securities		11,739	40,541	20,114
Other investing activities		2,299	–3,720	–131
Cash flow from investing activities		–8,713	–34,397	–19,883

Financing activities
Proceeds from issuance of borrowings	F4	19,728	10,755	7,882
Repayment of borrowings	F4	–7,884	–16,029	–5,791
Sale of own shares		–	–	42
Dividends paid		–9,104	–8,415	–6,889
Repayment of lease liabilities	F4	–2,857	–2,593	–2,368
Other financing activities		1,124	352	–2,183
Cash flow from financing activities		1,007	–15,930	–9,307

Effect of exchange rate changes on cash		–2,630	3,763	563
Net change in cash and cash equivalents		–3,159	–15,701	10,438

Cash and cash equivalents, beginning of period		38,349	54,050	43,612
Cash and cash equivalents, end of period	H3	35,190	38,349	54,050

3 9 Consolidated financial statements	Financial report 2023

Consolidated statement of changes in equity
Equity and Other comprehensive income (loss) 2023

SEK million	Capital stock	Additional paid in capital	Other reserves	Retained earnings	Stockholders’ equity	Non-controlling interests	Total equity
January 1, 2023	16,672	24,731	8,201	85,210	134,814	–1,510	133,304
Net income (loss)	–	–	–	–26,446	–26,446	342	–26,104

Other comprehensive income (loss)

Items that will not be reclassified to profit or loss
Remeasurements of defined benefit pension plans including asset ceiling	–	–	–	906	906	–1	905
Revaluation of borrowings due to change in credit risk	–	–	–667	–	–667	–	–667
Tax on items that will not be reclassified to profit or loss	–	–	137	–251	–114	–	–114

Items that have been or may be reclassified to profit or loss
Cash flow hedge reserve
Gains/losses arising during the period	–	–	754	–	754	–	754
Reclassification to profit and loss	–	–	1,090	–	1,090	–	1,090
Translation reserves 1)
Changes in translation reserves	–	–	–2,425	–	–2,425	50	–2,375
Reclassification to profit and loss	–	–	59	–	59	–	59
Share of other comprehensive income of JV and associated companies	–	–	–10	–	–10	–	–10
Tax on items that have been or may be reclassified to profit or loss	–	–	–380	–	–380	–	–380
Other comprehensive income (loss), net of tax	–	–	–1,442	655	–787	49	–738
Total comprehensive income (loss)	–	–	–1,442	–25,791	–27,233	391	–26,842
Transactions with owners
Share issue, net	50	–	–	–	50	–	50
Repurchase of own shares	–	–	–	–50	–50	–	–50
Long-term variable compensation plans	–	–	–	82	82	–	82
Dividends paid 2)	–	–	–	–8,991	–8,991	–113	–9,104
Transactions with non-controlling interest	–	–	–	1	1	–33	–32
December 31, 2023	16,722	24,731	6,759	50,461	98,673	–1,265	97,408

1)
Changes in translation reserves include changes regarding translation of goodwill in local currency of SEK –77 million (SEK 5,070 million in 2022 and SEK 2,646 million in 2021), and realized gains/losses net from divested/liquidated companies, SEK 59 million (SEK –85 million in 2022 and SEK 46 million in 2021).

2)	Dividends paid per share amounted to SEK 2.70 (SEK 2.50 in 2022 and SEK 2.00 in 2021).

Financial report 2023	Consolidated financial statements 40

Equity and Other comprehensive income (loss) 2022

SEK million	Capital stock	Additional paid in capital	Other reserves	Retained earnings	Stockholders’ equity	Non-controlling interests	Total equity
January 1, 2022	16,672	24,731	454	66,918	108,775	–1,676	107,099
Net income	–	–	–	18,724	18,724	388	19,112

Other comprehensive income (loss)

Items that will not be reclassified to profit or loss
Remeasurements of defined benefit pension plans including asset ceiling	–	–	–	10,654	10,654	15	10,669
Revaluation of borrowings due to change in credit risk	–	–	1,030	–	1,030	–	1,030
Cash flow hedge reserve
Gains/losses arising during the period	–	–	3,703	–	3,703	–	3,703
Transfer to goodwill	–	–	–3,677	–	–3,677	–	–3,677
Tax on items that will not be reclassified to profit or loss	–	–	–970	–2,093	–3,063	–4	–3,067

Items that have been or may be reclassified to profit or loss
Cash flow hedge reserve
Gains/losses arising during the period	–	–	–701	–	–701	–	–701
Reclassification to profit and loss	–	–	280	–	280	–	280
Translation reserves
Changes in translation reserves	–	–	7,273	–	7,273	–143	7,130
Reclassification to profit and loss	–	–	–85	–	–85	–	–85
Share of other comprehensive income of JV and associated companies	–	–	49	–	49	–	49
Tax on items that have been or may be reclassified to profit or loss	–	–	87	–	87	–	87
Other comprehensive income (loss), net of tax	–	–	6,989	8,561	15,550	–132	15,418
Total comprehensive income	–	–	6,989	27,285	34,274	256	34,530
Transfer to retained earnings	–	–	758	–758	–	–	–
Transactions with owners
Long-term variable compensation plans	–	–	–	89	89	–	89
Dividends paid	–	–	–	–8,325	–8,325	–90	–8,415
Transactions with non-controlling interest	–	–	–	1	1	–	1
December 31, 2022	16,672	24,731	8,201	85,210	134,814	–1,510	133,304

41 Consolidated financial statements	Financial report 2023

Equity and Other comprehensive income (loss) 2021

SEK million	Capital stock	Additional paid in capital	Other reserves	Retained earnings	Stockholders’ equity	Non-controlling interests	Total equity
January 1, 2021	16,672	24,731	–2,689	47,960	86,674	–1,497	85,177
Net income	–	–	–	22,694	22,694	286	22,980

Other comprehensive income (loss)

Items that will not be reclassified to profit or loss
Remeasurements of defined benefit pension plans including asset ceiling	–	–	–	3,532	3,532	5	3,537
Revaluation of borrowings due to change in credit risk	–	–	31	–	31	–	31
Tax on items that will not be reclassified to profit or loss	–	–	–6	–675	–681	–1	–682

Items that have been or may be reclassified to profit or loss
Cash flow hedge reserve
Gains/losses arising during the period	–	–	–542	–	–542	–	–542
Reclassification to profit and loss	–	–	–96	–	–96	–	–96
Translation reserves
Changes in translation reserves	–	–	3,556	–	3,556	–214	3,342
Reclassification to profit and loss	–	–	46	–	46	–	46
Share of other comprehensive income of JV and associated companies	–	–	28	–	28	–	28
Tax on items that have been or may be reclassified to profit or loss	–	–	126	–	126	–	126
Other comprehensive income (loss), net of tax	–	–	3,143	2,857	6,000	–210	5,790
Total comprehensive income	–	–	3,143	25,551	28,694	76	28,770

Transactions with owners
Sale of own shares	–	–	–	42	42	–	42
Long-term variable compensation plans	–	–	–	93	93	–	93
Dividends paid	–	–	–	–6,658	–6,658	–231	–6,889
Transactions with non-controlling interest	–	–	–	–70	–70	–24	–94
December 31, 2021	16,672	24,731	454	66,918	108,775	–1,676	107,099

Financial report 2023	Notes to the consolidated financial statements 42

Notes to the consolidated financial statements
Section A – Basis of presentation

Material accounting policies

Basis of presentation
Introduction
The consolidated financial statements comprise Telefonaktiebolaget LM Ericsson, the Parent Company, and its subsidiaries (“the Company”) and the Company’s interests in joint ventures and associated companies. The Parent Company is domiciled in Sweden at Torshamnsgatan 21,
SE-164
83 Stockholm. Ericsson provides mobile connectivity solutions to telecom operators and to enterprise customers in various sectors.
The consolidated financial statements for the year ended December 31, 2023, have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the
International Accounting Standards Board (
IASB
),
and as endorsed by the EU and RFR 1 “Additional rules for Group Accounting,” related interpretations issued by the Swedish Financial Reporting Board (Rådet för finansiell rapportering), and the Swedish Annual Accounts Act. For the financial reporting of 2023, the Company has applied IFRS as issued by the IASB (IFRS effective as per December 31, 2023). There is no difference between IFRS effective as per December 31, 2023, and IFRS as endorsed by the EU, nor is RFR 1 related interpretations issued by the Swedish Financial Reporting Board (Rådet för finansiell rapportering) or the Swedish Annual Accounts Act in conflict with IFRS, for all periods presented.
The financial statements were approved by the Board of Directors on March 5, 2024. The financial statements are subject to approval by the Annual General Meeting of shareholders.
Disclosure about new standards and amendments applied as from January 1, 2023, and the preparations for the adoption of new standards and interpretations not adopted in 2023 are disclosed at the end of this note, see heading Other.
Basis of presentation
The financial statements are presented in millions of Swedish Krona (SEK). They are prepared on a going concern and historical cost basis, except for certain financial assets and liabilities that are stated at fair value: financial instruments classified as fair value through profit or loss (FVTPL), financial instruments classified as fair value through other comprehensive income (FVOCI) and plan assets related to defined benefit pension plans. Financial information in the consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of cash flows and the consolidated statement of changes in equity with related notes are presented with two comparison years. For the consolidated balance sheet, financial information with related notes is presented with one comparison year.
Basis of consolidation and composition of the Group
Subsidiaries are all companies for which Telefonaktiebolaget LM Ericsson, directly or indirectly, is the parent. To be classified as a parent, Telefonaktie-bolaget LM Ericsson, directly or indirectly, must control another company which requires that the Parent Company has power over that other company, is exposed to variable returns from its involvement and has the ability to use its power over that other company. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that such control ceases.
The Company is comprised of the parent company, Telefonaktiebolaget LM Ericsson, with generally fully-owned subsidiaries in many countries of the world. The largest operating subsidiaries are the fully-owned telecom vendor companies Ericsson AB, incorporated in Sweden and Ericsson Inc., incorporated in the US.
Foreign currency remeasurement and translation
Items included in the financial statements of each entity of the Company are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in Swedish Krona (SEK), which is the Parent Company’s functional and presentation currency.
Transactions and balances
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of each respective transaction. For practical reason, the Company uses the closing rate of the previous month end as approximation of the prevailing rate at the date of transaction, although spot rate is used for material one-off transaction where appropriate.
Foreign currency exchange effect is presented as a net item within Financial income and expenses, reported separately from other financial income and expenses items as this reflects the way the Company manages its foreign exchange risks on a net basis.
Translations of Group companies
The results and financial position of all the group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:
Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet. This includes goodwill arising on the acquisition of a foreign entity.
Period income and expenses for each income statement are translated at period average exchange rates. For practical reason, the Company uses the closing rate of the previous month end as approximation of the period average exchange rates.
All resulting net exchange differences are recognized as a separate component of Other comprehensive income (OCI), i.e. changes in translation reserves.
The Company is continuously monitoring the economies with high inflation, the risk of hyperinflation and their
potential impact on the Company. There is no significant impact due to any currency translation of a hyper-inflationary economy.

Business and operations
For further disclosure, see the notes under section B.
Revenue recognition
The following paragraphs describe the types of contracts, when performance obligations are satisfied, and the timing of revenue recognition. They also describe the normal payment terms associated with such contracts and the resulting impact on the balance sheet over the duration of the contracts.
Standard products and services
Products and services are classified as standard solutions as they do not require significant installation and integration services to be delivered. Installation and integration services are generally completed within a short period of time, from the delivery of the related products. These products and services are viewed as separate distinct performance obligations. This type of customer contract is usually signed as a frame agreement and the customer issues individual purchase orders to commit to purchases of products and services over the duration of the agreement.
For hardware sales, transfer of control and revenue recognition, is usually deemed to occur when the equipment arrives at the customer site.
Standard product software is sold as an
on-premises
software license that provides a right to use the software as it exists when made available to the

43 Notes to the consolidated financial statements	Financial report 2023

Note A1, cont’d.

customer. Control is transferred when software licenses are provided to the customer at a point in time and already activated, or as a released software version, ready to be activated by the customer at a later stage. Revenue is recognized when control of the software is transferred and unconditional right to payment exists.
Software licenses are also sold on a
when-and-if
available basis or delivered to the customer network over a period of time. In such cases, the customer is billed on a subscription basis, and revenue is recognized over time. For software revenue based on usage the revenue is recognized upon usage measurement and right to invoice. Revenue for installation and integration services is recognized upon completion of the service.
Revenue for recurring services such as customer support and managed services is recognized as the services are delivered, pro-rata
over time. Transaction price for managed services contracts may include variable consideration that is estimated based on performance and prior experience with the customer. Contracts for standard products and services apply to all segments.
Enterprise solutions
Enterprise solutions comprise mainly of software platform solutions, delivered as-a-service
through a cloud delivery model. These are generally sold as subscription contracts with revenue recognized pro-rata
over time or on a usage basis.
Cloud services allow the customer to use hosted software over the contract period without taking possession of the software. Cloud services are highly integrated with the software and the individual components are not considered distinct, hence all revenue is recognized in the period these services are provided. Contract duration ranges from one month to 5 years.
Revenue for fixed fee arrangement is recognized on a
pro-rata
basis over the contract duration. Revenue for fees based on usage is recognized when usage occurs.
Services sold through wholesalers or distributors are assessed for principal or agent relationship. Wholesalers are treated as agents for services that are activated upon delivery of equipment to the end users since the Company still has the primary responsibility to the customers for providing the services, hence revenue (in the gross amount) is recognized rateably from activation until the end of the contract.
Intellectual Property Rights (IPR)
This type of contract relates to the patent and licensing business. The Company has assessed that the nature of its IPR contracts is such that they provide customers a license with the right to access the Company’s intellectual properties over time, therefore revenue shall be recognized over the duration of the contract. Royalty revenue based on sales or usage is recognized when the sales and usage occur.
Customer contract related balances
Trade receivables include amounts that are billed in accordance with customer contract terms and amounts that the Company has an unconditional right to, with only passage of time before the amounts can be billed in accordance with the customer contract terms.
Prices on standard products and services contracts are usually fixed, and mostly billed upon delivery of the hardware or software, or completion of installation services. A proportion of the transaction price may be billed upon formal acceptance of the related installation services, which will result in a contract asset for the proportion of the transaction price that is not yet billed. Amounts billed are normally subject to payments terms within 60 days from invoice date.
Standard recurring services contracts are billed over time, often on a quarterly basis. Amounts billed are normally subject to payments terms within 60 days from invoice date. Contract liabilities or receivables may arise depending on whether the quarterly billing is in advance or in arrears.
For Enterprise solution fixed fee contracts, billing is typically in advance, resulting in contract liability. For usage-based contracts, billing is in arrears, resulting in a receivable. Typical credit term is 30 to 45 days.
IPR contracts
are
usually structured as a royalty fee based on sales or usage over the period, measured on a quarterly basis. This results in a receivable balance if the billing is performed the following quarter after measurement. Some contracts include lump sum amounts, payable either upfront

at commencement or on an annual basis. This results in a contract liability balance if payment is in advance of revenue, as revenue is recognized over time. Amounts billed are normally subject to payments terms within 60 days from invoice date.
Customer finance credits arise from credit terms exceeding 179 days in the customer contract or a separate financing agreement signed with the customer. Customer finance is a class of financial assets that is managed separately from receivables. See note F1 “Financial risk management,” for further information on credit risk management of trade receivables and customer finance credits. Where financing is provided to the customer, revenue is adjusted to reflect the impact of the financing transaction. These transactions could arise from the customer finance credits above if the contracted interest rate is below the market rate over the duration of the financing period.
Deferred sales commissions
The Company has various incremental commission costs for internal sales personnel and channel partners that relate to the acquisition of customer contracts in the Enterprise segment. These costs are capitalized as deferred contract acquisition costs (within Other non-current
assets and Other current assets) and amortized on a straight-line basis to selling and administrative expenses over the contract period. The average contract period is 3 years. The Company expenses sales commissions for commission plans related to customer arrangements with a duration of one year or less. The Company periodically assesses for changes in its business or market conditions which would indicate that its amortization period shall be changed or if there are potential indicators of impairment.
Segment reporting
The segment presentation, as per each segment, is based on the Company’s accounting policies as disclosed in this note. An operating segment is a component of a company whose operating results are regularly reviewed by the Company’s chief operating decision maker (CODM), to make decisions about resources to be allocated to the segment and assess its performance. The President and the CEO is defined as the CODM function in the Company.
The Company’s segment disclosure about geographical areas is based on the country in which transfer of control of products and services occur. For further information, see note B1 “Segment information.”
Inventories
Inventories are measured at the lower of cost or net realizable value and using cost formula first-in,
first-out
(FIFO) related to the Company’s owned production and weighted average cost formula for externally purchased components within the Company’s production units. The cost of inventories related to work in progress is measured at its individual costs.
Risks of obsolescence have been measured by estimating market value based on future customer demand and changes in technology and customer acceptance of new products. An inventory obsolescence provision is recognized as cost of sales in the income statement when identified.
In note A2, “Critical accounting estimates and judgments,” further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Long-term assets
For further disclosure, see the notes under section C.
Goodwill
As from the acquisition date, goodwill acquired in a business combination is allocated to each cash-generating unit (CGU) expected to benefit from the future synergies of the combination.
An annual impairment test for the CGUs to which goodwill has been allocated is performed in the fourth quarter, or when there is an indication of impairment. An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. The recoverable amount is the higher of the value in use and the fair value less costs of disposal. In assessing the value in use, the estimated future cash flows after tax are discounted to their present value using an after-tax
discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. The after-tax
amounts, both in relation to cash flows and discount rate, are applied to the calculation because available models for

Financial report 2023	Notes to the consolidated financial statements 44

Note A1, cont’d.

calculating the discount rate include a tax component. The effect of after-tax
discount rates applied by the Company is not materially different from a discounting based on before-tax
future cash flows and
before-tax
discount rates, as required by IFRS. Write-downs of goodwill are reported under Other operating expenses in the income statement.
Additional disclosure is required in relation to goodwill impairment testing: see note A2 “Critical accounting estimates and judgments” and note C1 “Intangible assets.”
Intangible assets other than goodwill
Intangible assets other than goodwill
comprise
intangible assets acquired through business combination such as customer relationships, technology (patents), and trademarks. In addition, there are capitalized development expenses and separately acquired intangible assets, mainly consisting of software. At initial recognition, acquired intangible assets relating to business combinations are stated at fair value, and capitalized development expenses and software are stated at cost. Subsequent to initial recognition, these intangible assets are stated at the initially recognized amounts less accumulated amortization and any impairment losses. Research and development expenses include amortization and impairment losses mainly relating to capitalized development expenses and technology. Selling and administrative expenses include amortization and impairment losses mainly relating to customer relationships and brands.
Amortization is charged to the income statement, on a straight-line basis, over the estimated useful life of each intangible asset. Estimated useful lives for customer relationships acquired through the Vonage acquisition are 6 to 9 years. For other acquired intangible assets, such as patents, other customer relationships, trademarks, and software estimated useful lives do not exceed 10 years, and capitalized development expenses usually have a useful life of 3 years.
Impairment tests are performed when there is an indication of impairment. Tests are performed in the same way as for goodwill but on an asset level, see above. However, intangible assets not yet available for use are tested annually for impairment.
In note A2, “Critical accounting estimates and judgments,” further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.
Property, plant, and equipment
Property, plant, and equipment consist of real estate, machinery and other technical assets, other equipment, tools and installations, and construction in progress. They are stated at cost less accumulated depreciation and any impairment losses.
Depreciation is charged to the income statement on a straight-line basis over the estimated useful life of each component of an item of property, plant, and equipment, including buildings. Estimated useful lives are, generally, 25–50 years for real estate and 3–10 years for machinery and equipment. Depreciation and any impairment charges are included in Cost of sales, Research and development, or Selling and administrative expenses.
Gains and losses on disposals are reported within Other operating income and expenses in the income statement.
Leases
The main types of assets leased by the Company are, in order of materiality, real estate, vehicles and
IT-equipment.
Vehicles are mainly used under service contracts.
Leases when the Company is the lessee
The Company recognizes
right-of-use
assets and lease liabilities arising from all leases in the balance sheet, with some exceptions. In the assessment of a lease contract the lease components are separated from non-lease
components. The lease term is defined based on the contract lease term and when reasonably certain estimated extension or termination options are included. The average remaining lease term for real estate contracts is around three years. For lease extensions not included in the lease liability there can be multiple options for different periods (overlapping) and they can have different stipulations for how the various options can be applied to be valid (limitations on size/scope) that must be maintained for extension. As a result, the future payments for these lease extensions are not known.
At commencement date the lease liabilities are measured at the present value of the lease payments not paid at the commencement date, discounted using the Company’s incremental borrowing rate. The Group estimates its incremental borrowing rate to measure lease liabilities at the present value of lease payments as the interest rate implicit in the lease is not readily determinable. The incremental borrowing rate is calculated considering interest swap rates, the creditworthiness of the entity that signs the lease and an adjustment for the asset being collateralized. Lease payments included in the liability are fixed payments, variable payments depending on an index or rate and penalties for termination of contracts.
The
right-of-use
asset is depreciated over the lease term
on a
straight-line
 basis
. Depreciation and any impairment charges are included in Cost of sales, Research and development expenses
or Selling and administrative expenses.
The Company applies the recognition exemption for short-term leases and leases for which the underlying asset is of low value and recognizes the lease payments for those leases as an expense on a straight-line basis over the lease term.
When the Company acts as a lessor
,
it is mainly in relation to real estate sublease, financing and operating. For more information regarding leases, see note C3 “Leases.”

Obligations
For further disclosure, see the notes under section D.
Provisions and Contingent Liabilities
Provisions are made when there are legal or constructive obligations as a result of past events and when it is probable that an outflow of resources will be required to settle the obligations and the amounts can be reliably estimated. When the effect of the time value of money is material, the estimated cash flows are discounted to present value. However, the actual outflows as a result of the obligations may differ from such estimates. Provisions mainly relate to restructuring, customer and supplier-related provisions, warranty commitments, cash-settled share-based payments, claims or obligations as a result of patent infringement, and other litigations.
A restructuring obligation is considered to have arisen when the Company has a detailed formal plan for the restructuring (approved by management), which has been communicated in such a way that a valid expectation has been raised among those affected. Curtailment gains and losses on defined benefit plans are reported as part of the net restructuring costs when the restructuring provision is raised for the underlying program.
Customer-related provisions mainly consist of estimated losses on onerous contracts. For losses on customer contracts, a provision equal to the total estimated loss is recorded immediately when a loss from a contract is probable and can be estimated reliably. The loss is calculated based on the lower of the unavoidable costs to fulfill a contract and the exit penalty. The unavoidable cost includes both the incremental and allocated costs to fulfill the contract.
Supplier-related provisions relate to contractual commitments mostly relating to inventories. The provision is based on a risk assessment comparing the forecasted sales volumes with the committed inventory levels. If the contractually committed inventory is assessed to be at risk of not being met, a provision is raised equal to the best estimate of the expected obsolescence or the contractual fee.
Product warranty commitments consider probabilities of all material quality issues based on historical performance for established products and expected performance for new products, estimates of repair cost per unit, and volumes sold still under warranty up to the reporting date.
Share-based payment provision relates to cash-settled share-based programs. Refer to the accounting policy under “Cash-settled plans.”
Other provisions relate mainly to patent infringements, litigations, and other provisions which do not fall within the defined categories. The Company provides for estimated future settlements related to patent infringements based on the probable outcome of each infringement. The actual outcome or actual cost of settling an individual infringement may vary from the Company’s estimate. The Company estimates the outcome of any potential patent infringement made known to the Company through assertion and the Company’s monitoring of patent-related cases in the relevant legal systems.
In the ordinary course of business, the Company is subject to proceedings, lawsuits, and other unresolved claims. These matters are often resolved over

4 5 Notes to the consolidated financial statements	Financial report 2023

Note A1, cont’d.

a long period of time. The Company regularly assesses the likelihood of any adverse judgments in or outcomes of these matters, as well as potential ranges of possible losses.
Present or possible obligations that do not meet the provision recognition criteria are reported as contingent liabilities. For further detailed information, see note D2 “Contingent liabilities.” In note A2 “Critical accounting estimates and judgments,” further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Group structure
For further disclosure, see the notes under section E.
Business combinations
At the acquisition of a business, the cost of the acquisition, being the purchase price, is measured as the fair value of the assets acquired
and liabilities incurred or assumed at the date of exchange, including any cost related to contingent consideration. Transaction costs attributable to the acquisition are expensed as incurred. The acquisition cost is allocated to acquired assets, liabilities, and contingent liabilities based upon appraisals made, including assets and liabilities that were not recognized on the acquired entity’s balance sheet, for example, intangible assets such as customer relationships, brands, patents, and financial liabilities. The Company, on an acquisition-by-acquisition
basis, chooses to measure any
non-controlling
interest in the acquiree either at fair value or at the
non-controlling
interest’s proportionate share of the acquiree’s net assets.
The acquired entity is consolidated into the Group results from the date of acquisition. Accordingly, the consolidated stockholders’ equity includes equity in subsidiaries, joint ventures, and associated companies earned only after their acquisition.
Associated companies
Investments in associated companies is when the Company has significant influence and the ability to participate in the financial and operating policy decisions of the associated company but is not in control or joint control over those policies. Normally, this is the case in voting stock interest, including effective potential voting rights, which stand at least at 20% but not more than 50%. Associated companies are accounted for in accordance with the equity method. Any change in other comprehensive income of the associated companies is presented as part of other comprehensive income. If the Company’s interest in an associated company is nil, the Company does not recognize its part of any future losses. Provisions related to obligations for such an interest are recognized.

Financial instruments and risk management
For further disclosure, see the notes under section F. Plan assets under IAS 19 are excluded from the financial risk management policy and financial instruments disclosures in section F.
Financial assets
Financial assets are recognized when the Company becomes a party to the contractual provisions of the instrument. Regular purchases and sales of financial securities are recognized on the settlement date. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. The Company sells its receivables with the expectation that all derecognition criteria are fully satisfied thereby no material asset or liability is retained. The Company classifies its financial assets in the following categories: at amortized cost, at fair value through other comprehensive income (FVOCI), and at fair value through profit or loss (FVTPL). The classification depends on the cash flow characteristics of the asset and the business model in which it is held.
The fair values of quoted financial investments and derivatives are based on quoted market prices or rates. If official rates or market prices are not available, fair values are calculated using observable inputs such as market prices for implied volatility, foreign exchange and interest rates. Where there are no observable market data, fair values are calculated using other inputs such as data from transactions, external evidence on exit price or other analytical techniques.
Financial assets at amortized cost
Interest bearing assets, including cash equivalents, held with the objective to collect contractual cash flows, are classified as amortized cost assets. These include securities and deposits not managed on a fair value basis and loans
to associates.
Financial assets at fair value through other comprehensive income (FVOCI)
Trade receivables are classified as FVOCI because the business model is primarily to collect, with occasional sales. Sale of trade receivables are made when the liquidity need arises and competitive prices are available for such a sale.
Financial assets at fair value through profit or loss (FVTPL)
All financial assets that are not classified as either amortized cost or FVOCI are classified as FVTPL. Derivatives are classified as FVTPL, unless they are designated as hedging instruments for the purpose of hedge accounting. Derivatives assets and liabilities are offset where there is legally enforceable right to offset
,
and the Company settles on a net basis with the counterparties. Derivatives assets and liabilities (after offset) are classified as current and non-current
based on the maturity of the contract, unless they are intended and expected to be settled within 12 months.
Interest-bearing assets including investment in securities and money market funds are classified as FVTPL where they are either held in a portfolio managed on a fair value basis or held for short-term liquidity purposes.
Customer finance receivables are classified as FVTPL because they are primarily held for sale. These assets are presented on the balance sheet based on their maturity date (i.e., those with a maturity longer than one year are presented as non-current).
Investments in shares and participations are classified as FVTPL and presented as non-current
financial assets.
Gains or losses arising from changes in the fair values of investment in shares and participations are presented in the income statement within other operating income.
Gains and losses on derivatives are presented in the income statement as follows: Gains and losses on derivatives used to hedge foreign exchange risks are presented within net foreign exchange gains and losses. Gains and losses on interest rate derivatives used to hedge financial assets and liabilities are presented in financial income and financial expense, respectively.
Gains and losses on revaluation of customer financing receivables are presented in the income statement as selling expenses. Gains and losses arising from changes in the fair values of all other assets in the FVTPL category are presented in the income statement within financial income.
Dividends on equity instruments are recognized in the income statement as part of financial income when the Company’s right to receive payments is established.
Impairment in relation to financial assets
At each balance sheet date, financial assets classified as either amortized cost or FVOCI and contract assets are assessed for impairment based on Expected Credit Losses (ECL). The Company adopts a simplified approach for trade receivables and contract assets whereby allowances are always equal to lifetime ECL. The Company has established a provision matrix based on historical credit loss experience, which has been adjusted for current conditions and expectations of future economic conditions. The losses are recognized on a separate line in the income statement. When there is no reasonable expectation of collection, the asset is written off.
Other amortized costs assets are mainly investment grade assets deemed to be low risk hence credit risk is assumed not to have increased significantly since initial recognition. If the Company identifies evidence of significant change in credit risk on the assets, lifetime ECL is used to calculate allowance on the asset. Default is deemed if the asset is more than 90 days past due, after which lifetime ECL is also used to calculate allowance on the asset.

Financial report 2023	Notes to the consolidated financial statements 4 6

Note A1, cont’d.

Financial liabilities
Financial liabilities are recognized when the Company becomes bound to the contractual obligations of the instrument.
Financial liabilities are derecognized when they are extinguished, i.e., when the obligation specified in the contract is discharged, cancelled or expired.
Trade payables
Trade payables are recognized as amortized cost liabilities. Some suppliers sell their Ericsson receivables to banks and the Company
can if requested introduce a bank interested in purchasing such receivables.
The Company
does not pay or receive a fee, nor provide additional security under the program. This arrangement does not lead to any significant change in the nature or function of the Company’s
liabilities because the supplier invoices are considered part of working capital used in the Company’s
normal operating cycle. The maximum credit period agreed with any supplier does not exceed six months. Therefore, these liabilities remain classified as trade payables with separate disclosure in the notes, see note B8 “Trade payables.”
Borrowings
Borrowings issued by the Parent Company are designated FVTPL where they are managed on a fair value basis. These are long term borrowings held in an Asset and liability management portfolio where the interest rate risk is managed by matching fixed and floating interest rates of interest-bearing balance sheet items. Changes in fair value of this portfolio are recognized in financial expense, except for changes in fair value due to changes in credit risk which are recognized in other comprehensive income.
Borrowings not managed on a fair value basis are classified as amortized cost liabilities. These include revolving credit facilities and commercial papers program which are used for short term liquidity purposes and cash collaterals received.
Borrowings are presented as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.
Cash flow hedge accounting
The Company has the following recurring hedge programs:
a)
Certain customer contracts where a fluctuation in the USD/SEK foreign exchange (FX) rate would significantly impact net sales. These contracts are multi-year contracts denominated in USD with highly probable payments at fixed points in time.

b)	Highly probable forecasted sales denominated in USD in Ericsson AB ( EAB) for the next 7 to 18 months are hedged on a monthly rolling basis.
For both programs, the Company enters into FX forward contracts that match the terms of the foreign exchange exposure as closely as possible and designates these as hedging instruments.
At inception, the Company documents the economic relationship between the hedged item and hedging instrument. For FX hedges, the hedge ratio is usually 1:1. The Company designates changes in forward rates as the hedged risk. When applying hedge accounting, the effective portion of changes in the fair value of derivatives that is designated and qualifies as cash flow hedges is recognized in OCI. The gain or loss relating to an ineffective portion is recognized immediately in Financial income and expenses, net. Upon recognition of the hedged net sales, the cumulative amount in cash flow hedge reserve is released in the OCI as a reclassification adjustment and recognized in net sales.
In addition to the recurring hedge programs, cash flow hedge is also designated for certain highly probable acquisition expected to be transacted in foreign currencies. FX derivatives are used as hedging instruments, at a hedge ratio of 1:1. The Company designates changes in forward rates as the hedged risks. The accounting is similar to that described for the cash flow hedge above, except that upon recognition of the hedged acquisition, the cumulative amount in the cash flow hedge reserve is released and recognized as a basis adjustment to the goodwill.

Employee related
For further disclosure, see the notes under section G.
Post-employment benefits
Pensions and other post-employment benefits are classified as either defined contribution plans or defined benefit plans. These include gratuity plans, medical plans and leave encashment plans which are expected to be provided to employees over a period longer than 12 months.
The present value of the defined benefit obligations for current and former employees is calculated using the Projected Unit Credit Method. The discount rate for each country is determined by reference to market yields on high-quality corporate bonds that have maturity dates approximating the terms of the Company’s obligations. In countries where there is no deep market for such bonds such as Sweden the market yields on government bonds are used. The calculations are based upon actuarial assumptions that are updated annually. The Company’s net liability for each defined benefit plan consists of the present value of pension commitments less the fair value of plan assets and is recognized net on the balance sheet. When the result is a net benefit to the Company, the recognized asset is limited to the present value of any future refunds from the plan or reductions in future contributions to the plan, referred to as ‘asset ceiling’. The pension asset is presented as Other Financial assets, non-current.
Interest cost on the defined benefit obligation and interest income on plan assets is calculated as a net interest amount and presented within Financial expenses. Curtailment gains and losses due to restructuring programs are recognized
as part of the restructuring costs. Settlement events are considered as risk management activities driven by Group Treasury functions, therefore any gains and losses are presented within Financial expenses. Swedish special payroll tax is accounted for as a part of the pension cost, and the pension liability respectively.
Payroll taxes related to actuarial gains and losses are included in determining actuarial gains and losses, reported under OCI.
In note A2, “Critical accounting estimates and judgments” further disclosure is presented in relation to key sources of estimation uncertainty.
Share-based compensation to employees and the Board of Directors
Share-based compensation relates to remuneration to employees, including key management personnel and the Board of Directors, and could be settled in either shares or cash.
The majority of the granted share-based programs are cash-settled, except for programs for the Executive Team and the long-term variable compensation (LTV) 2023 program. These programs are share-settled. Share-settled plans will be settled in the Parent Company Class B shares provided the market-related and non-market-related
vesting conditions are met.
Share-settled plans
Compensation costs are recognized during the vesting period, based on the fair value of the Ericsson share at the grant date, and considers performance and market-related vesting conditions. All plans have service conditions, while some have performance and market-related vesting conditions. Examples of performance conditions could be revenue and profit targets and market conditions relate to the development of the Parent Company’s share price in relation to a group of reference shares.
For further detailed information, see note G3 “Share-based compensation.”
Cash-settled plans
The total compensation expense for a cash-settled plan is equal to the payments made to the employees at the date of the end of the service period. The fair value of the synthetic shares, being the cash equivalents of shares, is therefore reassessed and amended during the service period, and accounted for as a provision. Otherwise the accounting is similar to a share-settled plan. Cash-settled plans relating to employees’ share-based payment programs have similar vesting criteria to share-settled plans. All plans have service conditions, while some have performance and market-related vesting conditions.
Up to and including 2022,
non-executive
directors
could elect to receive part of their remuneration as synthetic shares, which will be converted to cash at the end of a specified vesting period based upon the market value of the class B shares in the Parent company at the time of payment.

4 7 Notes to the consolidated financial statements	Financial report 2023

Note A1, cont’d.

For further detailed
information, see notes G2 “Information regarding members of the Board of Directors and Group management” and G3 “Share-based compensation.”

Other
For further disclosure, see the notes under section H.
Income taxes
Income taxes in the consolidated financial statements include both current and deferred taxes. Income taxes do not include VAT, sales/use taxes, or other taxes not based on taxable profits. Income taxes are reported in the income statement unless the underlying item is reported directly in equity or OCI. For those items, the related income tax is also reported directly in equity or OCI. A current tax liability or asset is recognized for the estimated taxes payable or refundable for the current year or prior years.
Current income tax and deferred taxes are measured at the tax rate that is expected to be applied based on the tax laws that have been enacted or substantially enacted for the reporting period in the corresponding jurisdiction.
Deferred tax is recognized for temporary differences between the book values of assets and liabilities and their tax values for unused tax loss carry-forwards and for unused tax credits. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences, tax loss carry-forwards and tax credits can be utilized. In the recognition of income taxes, the Company offsets current tax receivables against current tax liabilities and deferred tax assets against deferred tax liabilities in the balance sheet, when the Company has a legal right to offset these items and the intention to do so. Deferred tax is not recognized for temporary differences when it is probable that the temporary difference will not reverse in the foreseeable future.
In note A2 “Critical accounting estimates and judgments,” further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.
Statement of cash flows
The statement of cash flows is prepared using the indirect method. Cash flows from foreign subsidiaries are translated at the average exchange rate during the period. For practical reasons, the Company uses the closing rate of the previous month end as approximation of the period average exchange rate. Payments for subsidiaries acquired or divested are reported as cash flow from investing activities, net of cash and cash equivalents acquired or disposed of respectively. Movements in cash collaterals received and bank borrowings less than 3 months (used for short-term liquidity purposes) are presented net within “Other financing activities”.
Cash and cash equivalents consist of cash, bank, and interest-bearing securities that are highly liquid monetary financial instruments with a remaining maturity of three months or less at the date of acquisition.
Government grants
Government grants are recognized when there is reasonable assurance that the Company will comply with the conditions attached to them and the grants will be received. Government grants received are mainly recognized in the consolidated income statement as a deduction against the related expense.
Climate
-related considerations
The Company has performed an analysis of how different climate scenarios could affect the Company and its value chain. The analysis did not identify any short-term material financial risks or changes to significant accounting policies and accounting estimates. In the middle to long-term horizon, carbon pricing and potential scarcity in raw materials used in products and equipment affecting actors in the upstream value chain, as well as disruptions in supply due to severe weather events have been identified as emerging risks. The Company intends to refine the analysis and assess climate-related financial implications in more granularity in coming years.
New accounting standards and interpretations
On January 1, 2023, the following amendments issued by the IASB were adopted with no material impact on the results and financial position of the Company.
–
IFRS 17 Insurance contracts (including the June 2020 and December 2021 amendments to IFRS 17, which establishes principles for the recognition, measurements, presentation and disclosure of insurance contracts
)

–	Amendments to IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2 – Disclosure of Accounting policies
–	Amendments to IAS 8 Accounting policies, Changes in Accounting Estimates and Errors – Definition of Accounting Estimates
–	Amendments to IAS 12 Income Taxes – Deferred Tax related to Assets and Liabilities arising from a Single Transaction.
–	Amendments to IAS 12 Income taxes: International Tax Reform – Pillar Two Model Rules
The application of the amendment to IAS 1 above resulted in a reassessment and revision to the of the Company’s existing accounting policies disclosure compared to what was previously disclosed in the 2022 financial statements, taking into consideration the materiality of the related accounting items.
On 13 December 2023, the government of Sweden, where the
parent company
is incorporated, enacted the Pillar Two income taxes legislation effective from 1
 January
 2024. Under the legislation, the
parent company
will be required to pay, in Sweden,
top-up
tax on profits of its subsidiaries that are taxed at an effective tax rate of less than 15 per cent unless this is due and payable locally. Management does not believe that there will be any material impact on the results of the Group’s operations for the year ending 31 December 2024 in any of the main jurisdictions in which Ericsson currently operates.

The Group is continuing to assess the impact of Pillar Two income taxes legislation on its future financial performance, however, based on the analysis performed management does not expect the legislation effective in 2024 will have a material impact on the results of operations or cash flows for the year ending 31 December 2024 or the financial position as at that date.
A number of new amendments to standards and interpretations are not yet effective for the year ended December 31, 2023, and have not been applied in preparing these consolidated financial statements.
The IASB has issued the following new amendments with effective date January 1, 2024:
–	Amendments to IAS 1 Presentation of financial statements – Classification of liabilities as current or non-current
–	Amendments to IAS 1 Presentation of financial statements – Non-current liabilities with covenants
–	Amendments to IFRS 16 Leases – Lease liability in a sale and leaseback
–	Amendments to IAS 7 Statement of Cash Flows and IFRS 7 Financial Instruments – Disclosures: Supplier Finance Arrangements
– These amendments will increase the disclosures for Supplier Finance Arrangements.
The Company has finalized the evaluation of any impact on financial results or position from these amendments and concluded that they will not have a material impact on the results and financial position of the Company.
The IASB has issued the following new amendment with effective date January 1, 2025:
–	Amendments to IAS 21 The Effects of Changes in Foreign Exchange Rates: Lack of Exchangeability (issued on 15 August 2023)
The Company has not finalized the evaluation of any impact on financial results or position from this amendment and its effect on the results and financial position of the Company.

Financial report 2023	Notes to the consolidated financial statements 4 8

Critical accounting estimates and judgments
The preparation of financial statements and application of accounting standards often involve management’s judgment and the use of estimates and assumptions deemed to be reasonable at the time they are made. However, other results may be derived with different judgments or using different assumptions or estimates, and events may occur that could require a material adjustment to the carrying amount of the asset or liability affected. Examples of this could occur with a change in strategy or restructuring. Judgments for accounting policies to be applied as well as estimates may also be impacted due to this. The following are the most important accounting policies subject to such judgments and the key sources of estimation uncertainty that the Company believes could have the most material impact on the reported results and financial position.
The information in this note is grouped as per:
–	Key sources of estimation uncertainty
–	Judgments management has made in the process of applying the Company’s accounting policies.
Revenue recognition
Key sources of estimation uncertainty
The Company uses estimates and judgments in determining the amount and timing of revenue particularly when determining the transaction price and its allocation to performance obligations identified under the contract.
Transaction price, including variable considerations, for example volume rebate earnings, is estimated at the commencement of the contract (and periodically thereafter). Judgment is used in the estimation process based on historical experience with the type of business and customer. This includes assessment of price concession based on latest available information on contract negotiations that could have retrospective impact on prices for products and services already ordered or delivered.
The Company uses an adjusted market assessment approach to estimate stand-alone selling prices for its products and services for the purposes of allocating transaction price.
Judgments made in relation to accounting policies applied
Management applies judgment when assessing the customer’s ability and intention to pay in a contract. The assessment is based on the latest customer credit standing and the customer’s past payment history. This assessment may change during the contract execution, and if there is evidence of deterioration in the customer’s ability or intention to pay, then no further revenue shall be recognized until the collectability criteria is met. Conversely, this assessment may also change favorably over time, upon which revenue shall now be recognized on a contract that did not initially meet the collectability criteria.
Revenue for standard products is recognized when control over the equipment is transferred to the customer at a point in time. This assessment shall be viewed from a customer’s perspective considering indicators such as transfer of titles and risks, customer acceptance, physical possession, and billing rights. Judgment may be applied in determining whether risk and rewards have been transferred to the customer and whether the customer has accepted the products. Often all indicators of transfer of control are assessed together and an overall judgment formed as to when transfer of control has occurred in a customer contract.
Impairment allowance on receivables and contract assets
Key sources of estimation uncertainty
The Company monitors the financial stability of its customers, the environments in which they operate and historical credit losses. This is combined with expectations of future economic conditions to calculate expected credit losses (ECLs). ECLs on trade receivables and contract assets are assessed using a provision matrix based on days past due for groupings of customers that are classified as low, medium and high. The amount of ECLs is sensitive to changes in the payment patterns, circumstances of our customers and the environments in which they operate as well as management’s expectations of future economic conditions. Actual credit losses may be higher or lower than expected, therefore are regularly monitored to ensure the provision matrix is updated if required. Total allowances for expected credit losses as of December 31, 2023 were SEK 2.6 (2.5) billion or 5% (4%) of gross trade receivables and contract assets. For further detailed information see note F1 “Financial risk management”.
Customer financing receivables are valued at fair value on an individual basis. When market pricing is not available, an internal valuation model is applied considering external credit rating, political and commercial risks and bank pricing. Regular monitoring of customer behavior is also a part of the internal assessment. At December 31, 2023, the fair value of customer finance receivables amounted to SEK 6.9 (5.4) billion. For further detailed information see note F1 “Financial risk management”.
Inventory valuation
Key sources of estimation uncertainty
Inventories are valued at the lower of cost and net realizable value. Estimates are required in relation to forecasted sales volumes, prices and inventory balances. Inventory write-downs during the period, amounted to SEK 4.0 (3.9) billion or 10% (8%) of gross inventory at year end
. For further detailed information, see note B5 “Inventories.”
Judgments made in relation to accounting policies applied
In situations where excess inventory balances are identified, estimates of net realizable values for the excess volumes are made.
Allowances for obsolescence in inventory considers aging, historical consumption and judgments around market demands. There may also be judgments around internal and external circumstances, e.g. withdrawal of a product or economic and political changes in the global market.
Acquired customer relationships, intellectual property rights and other intangible assets, including goodwill
Key sources of estimation uncertainty
At initial recognition, future cash flows are estimated, to ensure that the initial carrying values do not exceed the expected discounted cash flows for the items of this type of asset. After initial recognition, impairment testing is performed when there is an indication of impairment. Additionally, goodwill impairment testing is performed once per year aligned with updated business plans. An indication of impairment may be a material deviation in actual cash flows compared to the business plan as well as new estimates that indicate lower future cash flows. The estimation uncertainty is considered higher for
the Enterprise segment than the other segments in the next twelve months. Impairment losses for intangible assets and goodwill amounted to SEK –31.9 (–0.1) billion for 2023.
At December 31, 2023, the carrying amount of acquired intangible assets amounted to SEK 75.6 (110.9) billion, including goodwill of SEK 52.9 (84.6) billion.
For further discussion on goodwill, see note A1 “Material accounting policies.” Estimates related to acquired intangible assets are based on similar assumptions and risks as goodwill. For more information, see note C1 “Intangible assets.”
Judgments made in relation to accounting policies applied
At initial recognition and subsequent remeasurement, management judgments are made, both for key assumptions and impairment indicators.
Management judgment is required for the purchase price allocation, for example when determining the fair values of acquired intangible assets. Judgment is also required in defining the cash-generating units for impairment testing purposes.
Leases
Key sources of estimation uncertainty
Estimation uncertainty exists due to possible future changes in business operations, which may impact the actual lease term of a contract. For example, if a restructuring program is initiated which could mean termination of existing lease contracts. The determination of the rates at which the lease liabilities are discounted is another uncertainty and this affects the lease liability and

4 9 Notes to the consolidated financial statements	Financial report 2023

Note A2, cont’d.
interest expense amounts. At December 31, 2023, lease liabilities amounted to SEK 7.5 (9.3) billion. For more information, see note C3 “Leases.”
Judgments made in relation to accounting policies applied
At initial recognition and subsequent remeasurement, management judgment is used for the term applied in a lease contract. The outcome of these judgments may turn out not to match the actual outcome of the lease and may have an adverse effect on the right-of-use
assets. An incremental borrowing rate is used in discounting of the lease liabilities and requires judgment to reflect the rate of interest that would have to be paid to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use
asset in a similar economic environment.
Provisions and contingent liabilities
Key sources of estimation uncertainty
The key sources of estimation uncertainty relating to provisions are the assessment of the probability of outflow and whether a reliable estimate can be made. Supplier-related provisions require a reliable forecast of sales volumes to estimate the expected usage of the committed inventory purchases. Therefore, estimation uncertainty exists regarding the forecast and expected usage to assess the risk and the provision amount. Estimation uncertainty exists regarding restructuring provisions as the eventual outcome of the program, in terms of costs and actual impacted employees, may differ from the estimates made in the management plan. Estimation uncertainty exists with respect to ongoing internal investigations, proceedings and other matters with government and regulatory authorities. The Company’s internal investigation and its cooperation with authorities in relation to the matters discussed in the 2019 internal Iraq investigation report remain open and ongoing. Estimation uncertainty over the expected settlement relating to litigation and disputes including intellectual property related topics such as patents exists as they may continue over several years and the outcome is unknown.
The same estimation uncertainties described above for provisions exist for contingent liabilities. Contingent liabilities mainly relate to estimates for litigation
including intellectual property related topics such as patents, tax litigation, losses on customer contracts, and pension guarantees. As the contingent liabilities will only be confirmed in the future based on the resolution of the litigation or dispute, management is required to estimate the possibility of an adverse outcome occurring and the potential settlement value. A contingent liability may exist at year end, and/or expense (provision) may have to be recognized at a later stage based on the latest conditions and progress of the potential obligation.
Provisions and contingent liabilities are regularly reassessed based on the latest information available and are adjusted to reflect the Company’s best estimate of the eventual outcome.
At December 31, 2023, provisions amounted to SEK 11.7 (11.6) billion. For further detailed information, see note D1 “Provisions.”
At December 31, 2023, contingent liabilities disclosed amounted to SEK
3.0 (3.3) billion. For further detailed information, see note D2 “Contingent liabilities” including a description of contingent liabilities which cannot be quantified.
Judgments made in relation to accounting policies applied
The nature and type of risks for these provisions and contingencies differ and management applies judgment regarding the nature and extent of the obligations in deciding the probability of the outcome. Further judgment is required in determining the value of the present or possible obligation as this is based on the Company’s best estimate as to the expected future expenditure required to settle the obligation.
Pensions and other post-employment benefits
Key sources of estimation uncertainty
Accounting for the costs of defined benefit pension plans and other applicable post-employment benefits is based on actuarial valuations, relying on key estimates for discount rates, future salary increases, employee turnover rates and mortality tables. The discount rate assumptions are based on rates for high-quality fixed-income investments with durations as close as possible to the Company’s pension plans. In countries where there is not a deep market in high-quality corporate bonds, the market yields on government bonds shall be applied. Judgment is applied in determining the depth of the high-quality corporate bond market in each country. The impact of applying an alternative discount rate based on Swedish covered bonds is disclosed in note G1, “Post-employment benefits.” At December 31, 2023, defined benefit obligations for pensions and other post-employment benefits amounted to SEK 85.5 (83.7) billion and fair value of plan assets amounted
to SEK 62.6 (60.5) billion. For more information on estimates and assumptions, see note G1 “Post-employment benefits.”
Accounting for deferred tax
Key sources of estimation uncertainty
The measurement of deferred tax assets involves judgment regarding the deductibility of costs not yet subject to taxation and estimates regarding sufficient future taxable income to enable utilization of unused tax losses and/ or tax credits in different tax jurisdictions. All deferred tax assets are subject to annual review of probable utilization.
The valuation of temporary differences, tax loss carry-forwards and tax credits are based on management’s estimates of future taxable profits in different tax jurisdictions against which the temporary differences, loss carry-forwards and tax credits may be utilized. These estimates are primarily based on business plans for the Company´s estimated outcome of future taxable profits.
At December 31, 2023, the value of deferred tax assets amounted to SEK 22.4 (19.4) billion. For further detailed information see note H1 “Taxes
.”
The deferred tax assets related to loss carry-forwards are reported as non-current
assets.
Accounting for income tax, value added tax, and other taxes
Key sources of estimation uncertainty
Accounting for income taxes is based upon evaluation of taxable income in all jurisdictions where the profits arise. As prescribed in IFRIC 23, only uncertainty over income tax treatment is considered if and when recognizing and measuring income tax items in the financial statements.
Assets relating to value added tax, and other taxes are separately assessed for recoverability in each jurisdiction according to the local regulations.
The total complexity of rules related to taxes and the accounting for these require management’s involvement in judgments regarding classification of transactions and in estimates of probable outcomes of claimed deductions and/or disputes.
Climate-related factors
Judgments made and key sources of estimation uncertainty
The Company has considered the effect of climate-related factors on the financial statements, see references in the notes B5 “Inventories“ and C1 “Intangible Assets“ on measurements of non-financial
assets. There are also long-term incentive plans with specific climate-related targets as described in note G3 “Share-based compensation” that impacts the financial statements. There are no significant judgments or estimates made in relation to climate-related effect in all these areas.

Financial report 2023	Notes to the consolidated financial statements 50

Section B – Business and operations

Segment information
Segments
When determining Ericsson’s operating segments, consideration has been given to the financial reporting reviewed by the Chief Operating Decision Maker (CODM). Markets and what type of customers the products and services aim to attract has been considered, as well as the distribution channels they are sold through. Commonality regarding technology, research and development has also been taken into account. To best reflect the business focus, three operating segments are presented:
–	Networks
–	Cloud Software and Services
–	Enterprise
Segment Networks
offers multi-technology-capable Radio Access Network (RAN) solutions for all network spectrum bands, including purpose-built and Open
RAN-prepared

high
-
performance hardware and software. The offering
s
also includes a Cloud RAN portfolio, a transport portfolio, passive and active antenna solutions and a complete service portfolio, covering network deployment and support.
 82% (82% in
 both
2022 and 2021) of the IPR licensing revenues are reported as part of segment Networks.
Segment Cloud Software and Services
provides solutions for core networks, business and operational support systems, network design and optimization, and managed network services. The focus is to enable CSPs to succeed in their transition to cloud operations, intelligent and automated networks.

18
% (
18
% in
both
2022 and 2021) of the IPR licensing revenues are reported as part of segment Cloud Software and Services.

Segment Enterprise
comprises three business areas offering solutions primarily to enterprise customers: Global Communications Platform (Vonage) including cloud-based Unified Communications as a Service (UCaaS), Contact Center as a Service (CCaaS) and Communications Platform as a Service (CPaaS); Enterprise Wireless Solutions, including private wireless networks and wireless WAN (Cradlepoint)
pre-packaged
solutions; and Technologies and New Businesses including mobile financial services, security solutions and advertising services.
Other
includes the media business and other
non-allocated
business. Segment-level information has also been presented for Other.
Market areas
The market areas are the Company’s primary sales channel with the responsibility to sell and deliver Mobile Networks customer solutions.
The Company operates worldwide and reports its operations divided into five geographical market areas:
–	Europe and Latin America
–	Middle East and Africa
–	North America
–	North East Asia
–	South East Asia, Oceania and India.
Segment Enterprise has a multi-channel
go-
to-market
distribution model. Sales from segment Enterprise and Other, and the IPR licensing revenues are externally reported as market area Other.
Major customers
The Company derives most of its sales from large, multi-year agreements with a limited number of significant customers. Out of a customer base of more than 500 customers, mainly consisting of
CSPs
,
the 10

largest customers accounted for 43% (50% in 2022 and 49% in 2021) of net sales. The largest customer accounted for approximately 8% (14% in 2022 and 13% in 2021) and the second largest customer accounted for 7% (10% in 2022 and 9% in 2021) of net sales. These customers were reported under segments
Networks and Cloud Software and Services.

Segment information 2023
	Networks	Cloud Software and Services	Enterprise	Other	Total Segments	Group
Segment sales	171,442	63,630	25,745	2,534	263,351	263,351
Net sales	171,442	63,630	25,745	2,534	263,351	263,351

Gross income	67,959	22,088	12,016	–461	101,602	101,602
Gross margin (%)	39.6%	34.7%	46.7%	–18.2%	38.6%	38.6%

Earnings (loss) before financial items and income tax (EBIT) 1)	19,382	–220	–38,336	–1,152	–20,326	–20,326
EBIT margin (%)	11.3%	–0.3%	–148.9%	–45.5%	–7.7%	–7.7%
Financial income and expenses, net						–2,993
Income (loss) after financial items						–23,319
Income tax						–2,785
Net income (loss)						–26,104

Other segment items
Share in earnings of JV and associated companies	83	41	–	–	124	124
Amortizations	–1,013	–43	–3,401	–1	–4,458	–4,458
Depreciations	–4,460	–1,470	–274	–495	–6,699	–6,699
Impairment losses 1 )	–527	–176	–31,952	–77	–32,732	–32,732
Restructuring charges	–4,437	–1,924	–173	13	–6,521	–6,521
Gains/losses on investments and sale of operations	–24	–39	–16	–206	–285	–285
1) Segment Enterprise includes impairment of goodwill of SEK –31.9 billion related to the acquisition of Vonage. For more information, see note C1 “Intangible assets.”

51 Notes to the consolidated financial statem ents	Financial report 2023

Note B1, cont’d.

Segment information 2022
	Networks	Cloud Software and Services	Enterprise 2)	Other 2)	Total Segments	Group
Segment sales	193,468	60,524	14,597	2,957	271,546	271,546
Net sales	193,468	60,524	14,597	2,957	271,546	271,546

Gross income	86,368	20,106	7,096	–275	113,295	113,295
Gross margin (%)	44.6%	33.2%	48.6%	–9.3%	41.7%	41.7%

Earnings (loss) before financial items and income tax (EBIT) 1)	38,512	–1,689	–4,473	–5,330	27,020	27,020
EBIT margin (%)	19.9%	–2.8%	–30.6%	–180.3%	10.0%	10.0%
Financial income and expenses, net						–2,411
Income after financial items						24,609
Income tax						–5,497
Net income						19,112

Other segment items
Share in earnings of JV and associated companies	30	27	–	–40	17	17
Amortizations	–1,424	–122	–2,019	–12	–3,577	–3,577
Depreciations	–4,073	–1,792	–515	–185	–6,565	–6,565
Impairment losses	–211	–91	–87	–12	–401	–401
Restructuring charges	–146	–96	–65	–92	–399	–399
Gains/losses on investments and sale of operations	253	–	111	–108	256	256

1)
  Segment Other includes a provision of SEK –2.3 billion related to the DPA breach resolution with the U.S. Department of Justice, including expenses for the extended monitorship, and by SEK –1.0 billion due to charges related to the divestment of IoT and other portfolio adjustments.
2)
  The segments have been restated to reflect the change where the divested IoT business in the first quarter 2023 was transferred from segment Enterprise to segment Other.

Segment information 2021
	Networks	Cloud Software and Services	Enterprise 1)	Other 1)	Total Segments	Group
Segment sales	167,838	56,224	5,513	2,739	232,314	232,314
Net sales	167,838	56,224	5,513	2,739	232,314	232,314

Gross income	78,869	18,829	3,026	25	100,749	100,749
Gross margin (%)	47.0%	33.5%	54.9%	0.9%	43.4%	43.4%

Earnings (loss) before financial items and income tax (EBIT)	37,266	–2,234	–1,774	–1,478	31,780	31,780
EBIT margin (%)	22.2%	–4.0%	–32.2%	–54.0%	13.7%	13.7%
Financial income and expenses, net						–2,530
Income after financial items						29,250
Income tax						–6,270
Net income						22,980

Other segment items
Share in earnings of JV and associated companies	40	72	–	–372	–260	–260
Amortizations	–1,169	–508	–830	–	–2,507	–2,507
Depreciations	–3,764	–1,568	–430	–189	–5,951	–5,951
Impairment losses	–127	–185	–188	–11	–511	–511
Restructuring charges	–262	–254	9	–42	–549	–549
Gains/losses on investments and sale of operations	14	–51	998	–	961	961

1) The segments have been restated to reflect the change where the divested IoT business in the first quarter 2023 was transferred from segment Enterprise to segment Other.

Products and Services by Segments
	Networks	Cloud Software and Services	Enterprise 1)	Other 1)	Total Segments
2023
Products	131,393	21,672	5,704	–4	158,765
Services	40,049	41,958	20,041	2,538	104,586
Total	171,442	63,630	25,745	2,534	263,351

2022
Products	147,997	21,105	4,923	–1	174,024
Services	45,471	39,419	9,674	2,958	97,522
Total	193,468	60,524	14,597	2,957	271,546

2021
Products	128,951	19,267	3,955	24	152,197
Services	38,887	36,957	1,558	2,715	80,117
Total	167,838	56,224	5,513	2,739	232,314

1)	The segments have been restated to reflect the change where the divested IoT business in the first quarter 2023 was transferred from segment Enterprise to segment Other.

Financial report 2023	Notes to the consolidated financial statements 52

Note B1, cont’d.

Market area 2023
	Net sales					Non-current assets 5)
	Networks	Cloud Software and Services	Enterprise	Other	Total	Total
South East Asia, Oceania and India 3)	43,235	10,038	36	9	53,318	886
North East Asia 4)	18,986	4,720	37	189	23,932	1,775
North America 2)	44,640	14,199	266	125	59,230	33,214
Europe and Latin America 1)	42,298	22,270	245	71	64,884	64,497
Middle East and Africa	12,902	10,457	378	2	23,739	174
Other 1) 2) 3) 4) 6)	9,381	1,946	24,783	2,138	38,248	–
Total	171,442	63,630	25,745	2,534	263,351	100,546
1) Of which in EU 6)					34,257	59,456
Of which in Sweden 6)					1,774	58,728
2) Of which in the United States 6)					85,313	32,133
3) Of which in India 6)					31,205	535
4) Of which in Japan 6)					10,139	132
4) Of which in China 6)					10,716	1,449

5)
   Total
non-current
assets excluding financial instruments, deferred tax assets, and post-employment benefit assets.
6)
   Including IPR licensing revenue reported under Market area Other which is allocated based on the country location of the customer. Other sales are attributed to countries based on the destination of products or services delivered.

Market area 2022
	Net sales					Non-current assets 5)
	Networks	Cloud Software and Services	Enterprise 7)	Other 7)	Total	Total
South East Asia, Oceania and India 3)	23,695	9,179	17	60	32,951	999
North East Asia 4)	22,488	4,015	8	222	26,733	3,385
North America 2)	81,917	13,362	47	68	95,394	41,065
Europe and Latin America 1)	44,644	21,638	99	409	66,790	93,612
Middle East and Africa	11,707	10,472	368	24	22,571	–804
Other 1) 2) 3) 4) 6)	9,017	1,858	14,058	2,174	27,107	–
Total	193,468	60,524	14,597	2,957	271,546	138,257
1) Of which in EU 6)					35,859	92,167
Of which in Sweden 6)					3,239	88,057
2) Of which in the United States 6)					109,709	39,906
3) Of which in India 6)					10,957	519
4) Of which in Japan 6)					9,965	187
4) Of which in China 6)					10,523	2,068

5)
   Total
non-current
assets excluding financial instruments, deferred tax assets, and post-employment benefit assets.
6)
   Including IPR licensing revenue reported under Market area Other which is allocated based on the country location of the customer. Other sales are attributed to countries based on the destination of products or services delivered.
7)
  The segments have been restated to reflect the change where the divested IoT business in the first quarter 2023 was transferred from segment Enterprise to segment Other.

Market area 2021
	Net sales					Non-current assets 5)
	Networks	Cloud Software and Services	Enterprise 7)	Other 7)	Total	Total
South East Asia, Oceania and India 3)	20,299	8,493	10	27	28,829	1,010
North East Asia 4)	24,464	4,405	1	251	29,121	2,700
North America 2)	66,464	10,913	20	59	77,456	11,971
Europe and Latin America 1)	38,671	21,181	41	379	60,272	52,141
Middle East and Africa	10,743	9,726	309	7	20,785	209
Other 1) 2) 3) 4) 6)	7,197	1,506	5,132	2,016	15,851	–
Total	167,838	56,224	5,513	2,739	232,314	68,031
1) Of which in EU 6)					31,307	50,428
Of which in Sweden 6)					2,349	45,997
2) Of which in the United States 6)					79,896	10,749
3) Of which in India 6)					7,482	484
4) Of which in Japan 6)					13,678	261
4) Of which in China 6)					10,078	2,202

5)	Total non-current assets excluding financial instruments, deferred tax assets, and post-employment benefit assets.
6)
Including IPR licensing revenue reported under Market area Other which is allocated based on the country location of the customer. Other sales are attributed to countries based on the destination of products or services delivered.

7)	The segments have been restated to reflect the change where the divested IoT business in the first quarter 2023 was transferred from segment Enterprise to segment Other.

53 Notes to the consolidated financial statements	Financial report 2023

Net sales

Net sales
	2023	2022	2021
Hardware	99,642	119,215	106,399
Software	59,123	54,809	45,798
Services	104,586	97,522	80,117
Net sales	263,351	271,546	232,314
Of which IPR licensing revenues	11,101	10,399	8,134
Of which export sales from Sweden	125,242	153,833	140,898

Expenses by nature

Expenses by nature
	2023	2022	2021
Goods and services	127,214	147,023	119,787
Employee remuneration	101,438	89,191	77,462
Amortizations and depreciations	11,157	10,142	8,458
Impairments, obsolescence allowances and revaluation	4,996	4,383	1,456
Inventory increase, net	9,304	–7,738	–5,565
Additions to capitalized development	–2,173	–1,720	–962
Expenses charged to cost of sales and operating expenses	251,936	241,281	200,636
Total restructuring charges in 2023 were SEK 6.5 (0.4) billion, which relates to the cost reduction activities during the year. Restructuring charges are included in the expenses presented above, and consist mainly of employee renumerations.

Restructuring charges by function
	2023	2022	2021
Cost of sales	2,802	195	273
R&D expenses	2,431	54	137
Selling and administrative expenses	1,288	150	139
Total restructuring charges	6,521	399	549

Other operating income and expenses

Other operating income and expenses
	2023	2022	2021
Other operating income
Gains on sales of intangible assets and PP&E	17	85	13
Gains on investments and sale of operations 1)	136	701	1,199
Other operating income	841	445	314
Total other operating income	994	1,231	1,526

Other operating expenses
Losses on sales of intangible assets and PP&E	–	–54	–3
Losses on investments and sale of operations 1)	–421	–445	–238
Impairment of goodwill 2)	–31,897	–	–112
Other operating expenses 3)	–541	–3,994	–811
Total other operating expenses	–32,859	–4,493	– 1,164

1)
Information about divestments is presented in note E2 “Business combinations.” The loss of the divestment of the IoT business is reduced by the release of the provision reported in 2022 as Other operating expenses.

2)	2023 includes an impairment of SEK –31.9 billion related to the acquisition of Vonage. For more information about the impairment of goodwill, see note C1 “Intangible assets.”
3)
2022 includes a provision of SEK –2.3 billion related to the DPA breach resolution with the U.S. Department of Justice, including expenses for the extended monitorship, and by SEK –1.0 billion due to charges related to the divestment of IoT and other portfolio adjustments.

Inventories

Inventories
	2023	2022
Finished products and components	24,222	31,249
Contract work in progress	11,851	14,597
Inventories, net	36,073	45,846
Net inventories include SEK 8,287 (11,692) million of components related to third-party service providers. The amount of inventories recognized as expense and included in Cost of sales was SEK 65,042 (68,838) million.
During the period, write-downs of inventory to net realizable values were
expensed for an amount of SEK 3,994 (3,927) million. Write-downs were reduced by SEK 823 (859) million in respect of reversals
. Previous write-downs have been reversed primarily as a result of changes in

estimated customer demand.
Contract work in progress consists of costs incurred to date on customer projects where the performance obligations are yet to be fully delivered. These costs will be recognized as cost of sales when the related revenue is recognized in the income statement.
The Company has had to increase its buffer of vital components to mitigate the supply chain issues affecting electronic components globally. Inventory allowance is reviewed periodically to ensure obsolete components are adequately provided for.
The Company’s current climate-related strategy’s aim to have a portfolio of energy efficient products may affect recoverability of inventories as customers push for fast substitution and uptake of volume towards the most energy efficient products. The current radio product offering largely reflects the latest and most energy efficient technologies and ongoing improvements are expected in future. These factors have been included in the inventory obsolescence risk assessment at year end.
Physical risks of climate changes on manufacturing facilities have also been identified as a potential climate-related risk to the Company’s operations, although these risks are mostly mitigated through having appropriate insurance policies for damage to inventories and fixed assets, as well as potential business interruptions. The Company also has a globally spread production capability as well as geographically diverse sourcing channels to mitigate risks of supply interruptions due to natural disasters, including severe weather events.

Financial report 2023	Notes to the consolidated financial statements 54

Customer contract related balances

Trade receivables, customer finance, contract assets, contract liabilities and deferred sales commissions
	2023	2022
Customer finance credits 1)	6,917	5,370
Trade receivables 2)	42,215	48,413
Contract assets	7,999	9,843
Contract liabilities 3)	34,416	42,251
Deferred sales commissions 4)	1,006	754

1)	Of the total Customer finance credits balance, SEK 5,570 (4,955) million is current .
2)	Total trade receivables include SEK 166 (70) million relating to associated companies.
3)	The decrease in contract liabilities is mainly due to decreased incentive earnings based on lower sales as well as utilization of incentives in the period .
4)
Of the total Deferred sales commissions balance SEK 414 (345) million is current. The non-current
balance is presented within Other financial assets,
non-current
(see note F3 “Financial assets,
non-current”)
and the current balance is presented within Other current receivables (see note B7 “Other current receivables”).

Deferred sales commissions amortized in the year is SEK 457 (288) million.
For information about credit risk and impairment of customer contract related balances, see note F1, “Financial risk management.”

Revenue recognized in the period
	2023	2022
Revenue recognized relating to the opening contract liability balance	32,874	25,601
Revenue recognized relating to performance obligations satisfied, or partially satisfied, in prior reporting periods	134	–7
Revenue recognized relating to performance obligations satisfied, or partially satisfied, in prior reporting periods is a net adjustment that relates to contract modifications, retrospective price adjustments, settlement and adjustments to variable consideration based on actual measurements concluded in the period.

Transaction price allocated to the remaining performance obligations
	2023	2022
Aggregate amount of transaction price allocated to unsatisfied, or partially unsatisfied, performance obligations	133,247	169,609
The Company expects that the transaction price allocated to the remaining performance obligations will be converted into revenue in accordance with the following estimates
:
65% in 2024, 15% in 2025 and
the
remaining 20% in 2026 and beyond.

Other current receivables

Other current receivables
	2023	2022
Prepaid expenses	2,552	2,506
Advance payments to suppliers	128	473
Derivative assets 1)	1,851	1,121
Other taxes 2)	4,176	3,349
Other 3)	3,255	2,239
Total	11,962	9,688

1)	See also note F1 “Financial risk management.”
2)	Other taxes mainly includes VAT receivables.
3)	Includes items such as loans to associates deferred sales commissions and deposits paid to third parties.

Trade payables

Trade payables
	2023	2022
Trade payables to associated companies and joint ventures	434	179
Trade payables, excluding associated companies and joint ventures 1)	27,334	38,258
Total	27,768	38,437

1)	Of the trade payables amount SEK 8.2 (9.7) billion relates to supplier invoices under Ericsson’s supplier payments program.

Other current liabilities

Other current liabilities
	2023	2022
Accrued interest	439	335
Accrued expenses	26,294	35,896
Of which employee-related	13,440	19,630
Of which supplier-related	8,009	9,849
Of which other 1)	4,845	6,417
Derivative liabilities 2)	1,794	2,621
Other 3)	8,458	7,341
Total	36,985	46,193

1)	Major balance relates to accrued expenses for customer projects.
2)	See also note F1 “Financial risk management.”
3)	Includes items such as VAT and other payroll deductions.

55 Notes to the consolidated financial statements	Financial report 2023

Section C – Long-term assets

Intangible assets

Intangible assets
	2023			2022
	Capitalized development expenses	Goodwill	Customer relationships, IPR 1) , and other intangible assets	Capitalized development expenses	Goodwill	Customer relationships, IPR 1) , and other intangible assets
Cost
Opening balance	21,096	90,914	82,854	19,158	44,963	55,936
Additions	2,173	–	97	1,720	–	126
Balances regarding acquired/divested business 2)	–	348	306	–	40,881	23,451
Disposals	–153	–	– 563	–	–	–452
Reclassifications	–16	–	–	–	–	–
Translation differences	–117	–77	–1,884	218	5,070	3,793
Closing balance	22,983	91,185	80,810	21,096	90,914	82,854

Accumulated amortizations
Opening balance	–13,646	–	–48,770	–11,885	–	–44,456
Amortizations	–1,137	–	–3,321	–1,586	–	–1,991
Balances regarding divested business 2)	–	–	–	–	–	22
Disposals	153	–	563	–	–	452
Translation differences	70	–	1,123	–175	–	–2,797
Closing balance	–14,560	–	–50,405	–13,646	–	–48,770

Accumulated impairment losses
Opening balance	–3,745	–6,344	–7,744	–3,745	–6,759	–7,650
Balances regarding divested business 2)	–	–	–	–	415	81
Impairment losses	–	–31,897	–19	–	–	–61
Translation differences	–	–	25	–	–	–114
Closing balance	–3,745	–38,241	–7,738	–3,745	–6,344	–7,744
Net carrying value	4,678	52,944	22,667	3,705	84,570	26,340

1)	Intellectual property rights.
2)	For more information on acquired/divested businesses, see note E2 “Business combinations.”

The total goodwill for the Company is SEK 52.9 (84.6) billion and is allocated to the operating segments Networks, with SEK 27.8 (28.5) billion, Cloud Software and Services, with SEK 3.5 (3.6) billion and Enterprise, with SEK 21.6 (52.5) billion.
Within Enterprise
Vonage
carries
SEK 11.1 (42.0) billion and Cradlepoint SEK 9.0 (9.0) billion. Segment Other does not carry goodwill. More information is disclosed in note B1 “Segment information.”
Impairment losses
In 2023 an impairment charge of goodwill attributed to the acquisition of Vonage by SEK
-31.9 billion
was made in the cash generating unit, CGU, Vonage and reported on the line item Other operating expenses in the income statement for segment Enterprise. The reason for the impairment was mainly due to macroeconomic headwinds, including rising interest rates and changing demand trends. The impairment charge represented 50% of the total amount of goodwill and other intangible assets attributed to the Vonage acquisition.
For more information, see note E2 “Business combinations.”
The recoverable amount for the CGU was SEK 29.5 billion.
 this amount was determined by value in use and was higher than the value determined by Fair value less costs of disposal.
In 2022 there was an impairment loss of intangibles of SEK 61 million in a business related to the Internet of Things in segment Enterprise due to a strategic decision to discontinue the business operation, which is reported on the line item Research and development expenses in the income statement.
In 2021 there was an impairment loss of SEK 176 million in the restated segment Enterprise and an impairment loss of SEK 137 million in the restated segment Cloud Software and Services.
Intangible assets
The carrying value of customer relationships, IPR, and other intangible assets is SEK 22.7 (26.3) billion, of which customer relationships, acquired through the Vonage transaction, amounts to SEK 16.1

(18.8) billion with a remaining amortization period of 6 to 9 years.
Capitalized development expenses
The Company capitalizes 5G radio product development costs and Enterprise platform costs which are amortized over a period of 3 years. In considering the Company’s climate-related aim to have more energy efficient products, the Company continually assesses the impact of future radio product improvements on the recoverability of such development costs. The conclusion is that the carrying value at year-end
is appropriate as the amortization period and product development lifecycle are relatively short.
Goodwill allocation
Goodwill allocation has not changed during 2023 but goodwill of SEK 0.3 billion
has been added to the CGU Cradlepoint within segment Enterprise from the acquisition of Ericom of
SEK 0.3 billion. Goodwill from the Vonage acquisition made in 2022 has been allocated to the Vonage CGU within segment Enterprise.
Impairment tests
Each of segment Networks and segment Cloud Software and Services is a CGU. There are several CGUs within segment Enterprise. The value in use method has been applied for goodwill impairment testing, which means that the recoverable amounts for CGUs are established as the present value of expected future cash flows based on business plans approved by management. The assumptions are also based on the Company’s market share ambition and upon information gathered in the Company’s long-term strategy process, including assessments of new technology, the Company’s competitive position and new types of business and customers.
Estimation of future cash flows includes assumptions mainly for the following key financial parameters:
–	Sales growth
–	Development of EBIT (based on EBIT margin or cost of goods sold and operating expenses relative to sales)

Financial report 2023	Notes to the consolidated financial statements 5 6

Note C1, cont’d.

–	Related development of working capital and capital expenditure requirements.
The assumptions regarding
industry
-specific market drivers and market growth are based on industry sources as input to the projections made within the Company for the development 2024–2028 for key telecom industry parameters:
–
By 2028, about 37 years after the introduction of digital mobile technology, it is predicted that there will be 9.1 billion mobile subscriptions (excl. Cellular IoT) compared to 8.5 billion in 2023. Out of all mobile subscriptions, 8.2 billion will be associated with a smartphone.

–	The number of 5G subscriptions is forecasted to reach 4.7 billion (excluding Cellular IoT) by the end of 2028 compared to 1.6 billion in 2023.
–
By 2028, about 46 billion connected devices are forecasted compared to 26 billion in 2023, of the 46 billion around 30 billion will be related to Internet of Things, IoT. Connected IoT devices includes connected cars, machines, meters, sensors, point-of-sale
terminals, consumer electronics and wearables.

–	Cellular IoT is predicted to grow from 3.5 billion devices in end of 2024 to 5.5 billion devices in end of 2028.
–
Mobile data traffic volume is estimated to increase by more than two times in the period 2024–2028. The mobile traffic is driven by smartphone users and video traffic, with mobile video traffic forecasted to grow by almost 25% annually through 2028 to account for more than 70% of all mobile data traffic. Fixed Wireless Access is another contributor to mobile traffic, growing with more than 30% annually in the period to account for more than 25% of all mobile data traffic in 2028.

Sales growth in the Enterprise segment is driven by the adoption of 5G and the convergence of 5G and Cloud communications in the enterprise market. The Enterprise Wireless WAN addressable market is expected to grow with a CAGR of 24% 2022–2027. The global CPaaS market is expected to grow with a CAGR of
approximately 24% 2023–2026, with the growth mainly driven by the introduction of high-value API’s
.
The CGUs Vonage and Cradlepoint have assumed a forecasted compounded annual growth rate above 15% (20%) over the next five years followed by a gradual decline in growth rates. The assumptions reflect the expected high growth market conditions in which both CGUs are present. Market maturity and market growth at long term sustainable levels (nominal rates described above) are not expected to be reached until after the
5-year
forecast period. It is noted that it is more difficult to estimate market conditions the further into the future they are forecasted.
The forecasted cash flows to calculate recoverable amounts are based on five-year explicit business plans. For the CGUs Vonage and Cradlepoint an additional two years have been added to reflect the progression towards the steady state cash flow projections.
There are no reasonably possible changes that would lead to the carrying value not being recoverable for any CGU, except for Vonage. The recoverable amount of CGU Vonage exceeds the carrying amount by SEK 1.1 billion.
This CGU was written down to its recoverable amount in Q3 2023. The current head room comes mainly from the amortization of intangible assets since the write-down. The recoverable amount for CGU Vonage would equal the carrying value, if the long-term EBIT margin would be decreased by
1
%, or if sales CAGR during the forecast period or terminal growth rate decreased by
1%
. Likewise, an increase in the applied WACC would give the same outcome.
An
after-tax
discount rate has been applied for the discounting of projected after-tax
cash flows. This discounting is not materially different from a discounting based on before-tax future cash flows and before-tax discount rates, as required by IFRS. The higher rates for Vonage and Cradlepoint are partly driven by increased uncertainty and partly by the higher risk-free rate implied by USD treasury bonds, which are used for these CGUs as the cash flows are forecasted in USD.
In note A1 “Material accounting policies,” and note A2 “Critical accounting estimates and judgments,” further disclosures are given regarding goodwill impairment testing. The assumptions for 2022 are disclosed in note C1 “Intangible assets” in the Annual Report of 2022.
Risk assessment on the business plans is carried out on a regular basis and an impairment review will be performed if conditions suggest that such assets may be impaired.

Rates per CGU
	Post-tax discount rates (%)		Terminal growth rates (%)
CGU	2023	2022	2023	2022
Networks	10.0	9.0	2.0	2.0
Cloud Software and Services	10.5	10.0	1.5	2.0
Vonage	11.0	9.5	3.5	3.5
Cradlepoint	11.0	9.5	3.5	2.0
iconectiv	10.5	10.0	3.5	2.0
Emodo	14.5	14.5	2.0	2.0
Red Bee Media	12.5	11.0	2.0	2.0

5 7 Notes to the consolidated financial statements	Financial report 2023

Property, plant and equipment

Property, plant and equipment 2023

	Real estate	Machinery and other technical assets	Other equipment, tools and installations	Construction in progress and advance payments	Total
Cost
Opening balance	7,523	3,825	38,220	973	50,541
Additions	87	134	1,713	1,363	3,297
Balances regarding acquired/divested business	–	–	–347	–	–347
Disposals	–443	–221	–2,318	–232	–3,214
Reclassifications	327	75	627	–1,029	–
Translation differences	–158	–61	–498	–17	–734
Closing balance	7,336	3,752	37,397	1,058	49,543

Accumulated depreciations
Opening balance	–4,282	–2,797	–27,606	–	–34,685
Depreciations	–480	–382	–3,410	–	–4,272
Balances regarding divested business	–	–	227	–	227
Disposals	395	220	2,321	–	2,936
Reclassifications	–	1	–1	–	–
Translation differences	102	60	378	–	540
Closing balance	–4,265	–2,898	–28,091	–	–35,254

Accumulated impairment losses
Opening balance	–385	–114	–1,121	–	–1,620
Impairment losses	–101	–114	–428	–19	–662
Disposals	40	7	65	19	131
Translation differences	9	10	38	–	57
Closing balance	–437	–211	–1,446	–	–2,094
Net carrying value	2,634	643	7,860	1,058	12,195
Contractual commitments for the acquisition of property, plant and equipment as per December 31, 2023, amounted to SEK 632 (510) million.

Property, plant and equipment 2022
	Real estate	Machinery and other technical assets	Other equipment, tools and installations	Construction in progress and advance payments	Total
Cost
Opening balance	6,946	3,549	35,009	705	46,209
Additions	47	200	2,705	1,525	4,477
Balances regarding acquired/divested business	37	–	138	11	186
Disposals	–275	–421	–1,638	–253	–2,587
Reclassifications	287	213	593	–1,093	–
Translation differences	481	284	1,413	78	2,256
Closing balance	7,523	3,825	38,220	973	50,541

Accumulated depreciations
Opening balance	–3,741	–2,678	–24,769	–	–31,188
Depreciations	–502	–373	–3,239	–	–4,114
Disposals	226	434	1,509	–	2,169
Translation differences	–265	–180	–1,107	–	–1,552
Closing balance	–4,282	–2,797	–27,606	–	–34,685

Accumulated impairment losses
Opening balance	–283	–104	–1,054	–	–1,441
Impairment losses	–115	–4	–146	–9	–274
Disposals	44	3	145	9	201
Translation differences	–31	–9	–66	–	–106
Closing balance	–385	–114	–1,121	–	–1,620
Net carrying value	2,856	914	9,493	973	14,236

Financial report 2023	Notes to the consolidated financial statements 5 8

Leases
Leases with the Company as lessee

Right-of-use
assets

	2023				2022
	Real estate	Vehicles	Other	Total	Real estate	Vehicles	Other	Total
Cost
Opening balance	15,895	998	303	17,196	13,756	930	171	14,857
Additions	1,307	257	1	1,565	1,650	168	136	1,954
Balances regarding acquired/divested business	2	–	–	2	334	–	–	334
Terminations	–870	–489	–	–1,359	–719	–178	–	–897
Translation differences	–331	3	–4	–332	874	78	–4	948
Closing balance	16,003	769	300	17,072	15,895	998	303	17,196

Accumulated depreciations
Opening balance	–7,789	–629	–138	–8,556	–5,687	–495	–79	–6,261
Depreciations	–2,146	–232	–49	–2,427	–2,141	–250	–60	–2,451
Terminations	546	373	–	919	393	159	–	552
Translation differences	209	–1	3	211	–354	–43	1	–396
Closing balance	–9,180	–489	–184	–9,853	–7,789	–629	–138	–8,556

Accumulated impairment losses
Opening balance	–374	–	–	–374	–303	–	–	–303
Impairment losses	–93	–	–61	–154	–66	–	–	–66
Terminations	3	–	–	3	27	–	–	27
Translation differences	11	–	–	11	–32	–	–	–32
Closing balance	–453	–	–61	–514	–374	–	–	–374

Financial sublease
Opening balance	–396	–	–	–396	–345	–	–	–345
Derecognition for sublease	–2	–	–	–2	–	–	–	–
Translation differences	13	–	–	13	–51	–	–	–51
Closing balance	–385	–	–	–385	–396	–	–	–396
Net carrying value	5,985	280	55	6,320	7,336	369	165	7,870

Lease liabilities
The lease liabilities amounted to SEK 7,455 (9,304) million, of which SEK 2,235 (2,486) million is classified as current. The remaining contractual maturities as of December 31, 2023, is shown in note D4 “Contractual obligations.”
Lease cost
The total lease cost amounted to SEK 3,788 (3,775) million, of which depreciation was SEK 2,427 (2,451) million, impairment losses were SEK –154 (–66) million, lease expense relating to low-value
assets was SEK 459 (516) million, interest expense was SEK 464 (464) million and variable lease expense was SEK 284 (278) million. Variable lease expense consists mainly of property tax.

Future cash outflow
Future cash outflows from leases not yet commenced in 2023 to which the Company is committed as the lessee is SEK 249 (71) million.
Leases with the Company as lessor
Lessor leases relate to subleases of real estate. These lease contracts vary in length from 1 to 9 years.
Receivables related to subleases in 2023 amounted to SEK 70 (62) million for operating leases and to SEK 75 (75) million for financial leases. Interest income from financial subleases was SEK 5 (8) million.
At December 31, 2023, future minimum payment receivables were distributed as follows:

Cash payments

Cash payments
	2023	2022
Repayments of the lease liabilities 1)	–2,857	–2,593
Interest expense of the lease liabilities	–464	–464
Low-value asset not included in the measurement of the liabilities	–459	–516
Variable lease payments not included in the measurement of the lease liabilities	-284	–278
Total cash outflow	–4,064	–3,851

1)	Including advance payments.

Future minimum payment receivables
	Financial leases	Operating leases
2024	78	48
2025	13	22
2026	–	19
2027	–	11
2028 and later	–	4
Total	91	104

5 9 Notes to the consolidated financial statements	Financial report 2023

Section D – Obligations

Provisions

Provisions

	Restructuring	Customer related	Supplier related	Warranty	Share-based payments	Other	Total
2023

Opening balance	669	3,093	722	678	985	5,441	11,588
Additions	6,082	481	849	831	1,410	824	10,477
Balances regarding acquired business							–
Reversal of excess amounts	–112	–131	–416	–	–60	–821	–1,540
Charged to income statement							8,937
Utilization	–2,866	–541	–138	–547	–682	–3,792	–8,566
Reclassifications	–14	–	–57	–	–	7	–64
Translation differences	–39	–45	–6	–6	–69	–24	–189
Closing balance	3,720	2,857	954	956	1,584	1,635	11,706

Of which current provisions	2, 865	984	346	705	902	977	6,779
Of which non-current provisions	855	1,873	608	251	682	658	4,927

2022
Opening balance	639	3,440	1,231	1,074	1,591	1,529	9,504
Additions	400	1,024	561	368	303	4,129	6,785
Balances regarding acquired business	–	–	–	–	–	1,050	1,050
Reversal of excess amounts	–54	–585	–960	–120	–99	–220	–2,038
Charged to income statement							4,747
Utilization	–338	–824	–144	–646	–897	–1,724	–4,573
Reclassifications	–21	–31	32	–	–	595	575
Translation differences	43	69	2	2	87	82	285
Closing balance	669	3,093	722	678	985	5,441	11,588

Of which current provisions	448	1,215	198	572	642	4,554	7,629
Of which non-current provisions	221	1,878	524	106	343	887	3,959

Provisions will fluctuate over time depending on the business mix, market mix and technology shifts. Risk assessment in the ongoing business is performed monthly to identify the need for new additions and reversals. Management uses its best judgment to estimate provisions based on this assessment. Under certain circumstances, provisions are no longer required due to outcomes being more favorable than anticipated, which affect the provision balance as a reversal. In other cases, the outcome can be negative, and if so, a charge is recorded in the income statement.
For 2023, the total provision value is SEK 11.7 (11.6) billion, of which SEK 4.9 (4.0) billion is classified as non-current.
The significant restructuring provision additions of SEK 6.1 billion and utilization of SEK 2.9 billion is due to the cost-reduction
activities announced during the year. Other provisions utilization of SEK 3.8 billion includes the payment of USD 206.7 million (
approximately
SEK 2.2 billion) for the fine in relation to the resolution of previously announced, non-criminal,
alleged breaches under the deferred prosecution agreement (DPA) with the United States Department of Justice (DoJ). For more information, see note A1 “Material accounting policies” and note A2 “Critical accounting estimates and judgments” for key estimation uncertainty regarding timing and amount.
Restructuring provisions
Restructuring provisions relate to structural efficiency programs that are planned and controlled by management and have a material impact on either the scope of the business undertaken or the manner in which the business is conducted. Restructuring provisions in 2023 relate to the cost-reduction
 activities that have resulted in fundamental reorganizations of the impacted units. The scope of the structural efficiency measures involves service delivery, supply and manufacturing, R&D, and selling and administration expenses. Restructuring provisions are recognized based on the expected costs of the respective restructuring programs and primarily consist of personnel costs. Estimation uncertainty exists regarding the execution of the restructuring programs, which may
impact
the expected timing and realization of costs. Restructuring provisions are reviewed and adjusted regularly based on management’s best estimate. The expected timing and amount of outflows are dependent on whether the plan execution is in line with management’s assessment. The majority of the restructuring provision will be utilized within 1 year. For more information about the restructuring charges booked in the income statement, see note B3 “Expenses by nature.”
Customer-related provisions
Customer-related provisions mainly consist of provisions for losses on customer contracts. To measure the customer-related provisions, management estimates the unavoidable costs to fulfill the obligations under the customer contract. If the exit penalty is lower than the estimated costs to fulfill the contract, then the provision value is limited to the exit penalty value. The unavoidable costs to fulfill the contract sometimes differ from management’s estimates. Provisions raised for loss-making customer contracts are therefore regularly reviewed and adjusted based on the latest information available considering the realization of the costs estimated. The expected timing and amount of outflows are dependent on whether the customer contract execution is in line with management’s assessment. The majority of the customer-related provisions will be utilized over 5 years.
Supplier-related provisions
Supplier-related provisions are for supplier claims/guarantees based on the contractual obligations mostly relating to inventory. The provision is calculated by comparing the committed inventory purchases with the expected usage based on a forecast of sales volumes, and any excess is provided for based on an assessment of the risk of obsolescence. If the committed inventory is not required to be purchased, but a fee is chargeable by the vendor due to the failure to meet the committed volumes, then the provision is based on the expected fee to be incurred. Estimation uncertainty exists regarding the

Financial report 2023	Notes to the consolidated financial statements 60

Note D1, cont’d.

expected usage and sales volumes forecast and, if applicable, the assessment of the risk of obsolescence, as these are based on management’s expectations. When the committed inventory is purchased, the provision is reclassified from provisions to inventory allowances. The expected timing and amount of outflows are dependent on the actual outcome of the supplier claims and guarantees. The majority of the supplier-related provisions will be utilized over 2 years.
Warranty provisions
Warranty provisions are based on historic quality rates for established products as well as estimates regarding quality rates for new products and costs to remedy the various types of faults predicted. Uncertainty exists regarding the timing and amount as management utilizes the historical trends to estimate the warranty provisions as well as the cost to repair or replace, which may differ from the actual outcomes. New product warranty provisions require further estimation since historical information is not available. These provisions do not include costs for service in additions within customer contracts that are accounted for as separate performance obligations. The expected timing and amount of outflows are dependent on the actual product faults which may occur. The majority of the warranty provisions are expected to be utilized within 1 year.
Share-based payments provisions
Share-based payments provisions relate to cash-settled share-based programs and are based on the present period’s best estimate of the eventual pay-outs,
see note G3 “Share-based compensation” for more information. The uncertainty regarding outflows is relating to the fair value of the underlying instrument during the service period and expected fulfilment of the service conditions. Share-based payment provisions will be utilized according to the awards’ vesting dates and will be utilized over a period of 3 years.
Other provisions
Other provisions mostly relate to litigation and patent infringement disputes. Management regularly assesses the likelihood of any adverse outcomes relating to ongoing litigations and disputes, and if deemed probable then a provision is raised based on the best estimate of the expenditure required to settle with the counterpart. There is uncertainty in the final outcome and settlement, therefore management reviews the estimation regularly. Outflows relating to litigations are inherently uncertain regarding timing and amount, and therefore the majority of the provisions are classified as current, but outflows may happen over a number of years depending on when settlement is reached.

6 1 Notes to the consolidated financial statements	Financial report 2023

Contingent liabilities

Contingent liabilities
	2023	2022
Contingent liabilities	3,037	3,322
Total	3,037	3,322
Contingent liabilities mainly relate to, in order of materiality, tax litigations in subsidiaries, other
litigations and disputes
, including related to intellectual property matters
, pension guarantees and losses on customer contracts, which are assessed to be possible obligations for the Company.
The Company actively manages its IPR portfolio and its need for third party licenses and is involved from time to time, in the ordinary course of business, in litigation related thereto, as plaintiff, defendant and other capacities.
The Company also monitors the performance of obligations due to it by third party vendors and other suppliers and takes appropriate action where necessary to secure such performance.
The single
largest contingent liability relates to the pension commitments in Sweden of SEK 0.6 (0.5) billion. See note G1 “Post-employment benefits” for more information on the pension contingent liability in Sweden.
Outflows relating to litigation, both tax and legal, due to their nature are inherently uncertain regarding timing and amount. All ongoing litigations are, therefore, regularly evaluated, their potential economic outflows and probability estimated, and necessary provisions made, or contingent liabilities disclosed. In note A2 “Critical accounting estimates and judgments,” further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.
As part of its defense to a now settled patent infringement lawsuit filed by Ericsson in 2013 in the Delhi High Court against Indian handset company Micromax, Micromax filed a complaint against Ericsson with the Competition Commission of India (CCI). The CCI decided to refer the case to the Director General’s Office for an in-depth
investigation. The CCI opened similar investigations against Ericsson in January 2014 based on claims made by Intex Technologies (India) Limited and, in 2015, based on a now settled claim from iBall. Ericsson has challenged CCI’s jurisdiction in these cases before the Delhi High Court.
On July 13, 2023, the Division Bench of the Delhi High Court found that in this instance the CCI has no power to conduct the pending investigations against Ericsson. The CCI has appealed this order to the Supreme Court of India.
In April 2019, Ericsson was informed by China’s State Administration for Market Regulation (SAMR) Anti-monopoly bureau that SAMR has initiated an investigation into Ericsson’s patent licensing practices in China. Ericsson is cooperating with the investigation, which is still in a fact-finding phase. The next steps include continued fact finding and meetings with SAMR in order to facilitate the authority’s assessments and conclusions.
In case of adverse findings, SAMR has the power to impose behavioral and financial remedies.
The above matters relating to Micromax and SAMR are possible obligations which cannot be quantified and are, therefore, not included in the contingent liability amount disclosed in the table.

Assets pledged as collateral

Assets pledged as collateral
	2023	2022
Chattel mortgages 1)	7,678	6,333
Bank deposits 2)	547	604

Marketable securities 2)	276	289
Total	8,501	7,226

1)	See also note G1 “Post-employment benefits.”
2)	As of 2023, “Marketable securities” which was previously disclosed under “Bank deposits” is now presented as a separate line and the comparative year has been adjusted accordingly.

Contractual obligations

Contractual obligations, SEK billion

	Payment due by period
2023	<1 year	1–3 years	3–5 years	>5 years	Total
Current and non-current debt 1)	18.3	4.9	18.4	12.0	53.6
Lease obligations 2)	2.6	3.6	1.3	1.1	8.6
Other non-current liabilities	–	0.1	0.6	–	0.7
Purchase obligations 3)	18.4	0.7	0.2	–	19.3
Trade payables	27.8	–	–	–	27.8
Commitments for customer finance 4)	27.3	5.7	4.0	–	37.0
Derivatives liabilities 4)	1.3	0.2	0.3	–	1.8
Total	95.7	15.2	24.8	13.1	148.8

2022
Current and non-current debt 1)	6.3	12.9	9.1	11.2	39.5
Lease obligations 2)	3.0	4.4	2.1	1.1	10.6
Other non-current liabilities	–	0.6	–	0.1	0.7
Purchase obligations 3)	17.8	3.1	0.2	–	21.1
Trade payables	38.4	–	–	–	38.4
Commitments for customer finance 4)	44.3	8.6	1.2	–	54.1
Derivatives liabilities 4)	0.9	1.1	0.6	–	2.6
Total	110.7	30.7	13.2	12.4	167.0

1)	Current and non-current debt, including interest commitments.
2)	Future lease obligations, nominal lease liability, see also note C3 “Leases.”
3)	The amounts of purchase obligations are gross, before deduction of any related provisions.
4)	See also note F1 “Financial risk management.”
Contractual purchase obligations and trade payables at the end of 2023 were lower than the previous year as supply chain constraints have eased and lower supply volumes. Demand for customer finance arrangements continues to be strong. The outstanding commitment in 2023 decreased as the financing facility was utilized for the business in India during the year.

Financial report 2023	Notes to the consolidated financial statements 62

Section E – Group structure

Equity

Capital stock

Capital stock
Parent Company	Class A shares	Class B shares	Total
December 31, 2023	1,309	15,413	16,722
December 31, 2022	1,309	15,363	16,672
The capital stock of the Parent Company is divided into two classes: Class A shares (quota value SEK 5.00) and Class B shares (quota value SEK 5.00). Both classes have the same rights of participation in the net assets and earnings. Class A shares, however, are entitled to one vote per share while Class B shares are entitled to one tenth of one vote per share.
The Annual General Meeting (AGM) 2023 resolved to issue 10,000,000 Class C shares
for the Long-Term Variable Compensation Program (LTV II) 2023, 2022 and 2021 for Ericsson’s executive team and other executives. In accordance with an authorization from the AGM, the Board of Directors resolved to repurchase the new issued shares, which were subsequently converted into Class B shares. The quotient value of the repurchased shares was SEK 5.00, totaling SEK 50.0 million, representing less than 0.3% of capital stock.

The acquisition cost was SEK 50.2 million.
At December 31, 2023, the total number of treasury shares was 14,009,306 (4,009,306 in 2022 and 4,009,306 in 2021) Class B shares.

Number of shares
2023	Class A shares	Class B shares	Total
As of January 1	261,755,983	3,072,395,752	3,334,151,735
As of December 31	261,755,983	3,082,395,752	3,344,151,735

2022	Class A shares	Class B shares	Total
As of January 1	261,755,983	3,072,395,752	3,334,151,735
As of December 31	261,755,983	3,072,395,752	3,334,151,735
Dividend proposal
The Board of Directors propose to the Annual General Meeting a dividend to the shareholders of SEK 2.70 per share (SEK 2.70 in 2022 and SEK 2.50 in 2021), representing a total dividend of SEK 9.0 (9.0) billion. The dividend is proposed to be paid in two equal installments, SEK 1.35 per share with the record date April
5, 2024 (payment date April 10, 2024), and SEK 1.35 per share with the record date October 2, 2024 (payment date October 7, 2024).
Additional paid in capital
Additional paid in capital relates to payments made by owners and includes share premiums paid.
Other reserves
Other reserves include translation reserves, cash flow hedges and revaluation of borrowings.
Translation reserves
The translation reserves comprise all foreign currency translation reserves arising from the translation of the financial statements of foreign operations to the Group presentation currency and changes regarding revaluation of excess value in local currency.
Cash flow hedge reserve
For further information, see note F1 “Financial risk management.”
Revaluation of borrowings
For further information, see note F4 “Interest-bearing liabilities.”
Retained earnings
Retained earnings, including net income for the year, comprise the earned profits of the Parent Company and its share of net income in subsidiaries, joint ventures and associated companies. Retained earnings also include remeasurements related to post-employment benefits.
Remeasurements related to post-employment benefits
Actuarial gains and losses resulting from experience-based events and changes in actuarial assumptions, fluctuations in the effect of the asset ceiling, and adjustments related to the Swedish special payroll taxes. For more information, see note G1 “Post-employment benefits.”
Non-controlling
interests
Equity in a subsidiary not attributable, directly or indirectly, to a parent.

Other reserves
	2023				2022
SEK million	Translation reserves	Cash flow hedge reserve	Revaluation of borrowings	Total other reserves	Translation reserves	Cash flow hedge reserve	Revaluation of borrowings	Total other reserves
Opening balance	8,443	–719	477	8,201	1,206	–411	–341	454

Other comprehensive income

Items that will not be reclassified to profit or loss
Revaluation of borrowings due to change in credit risk	–	–	–667	–667	–	–	1,030	1,030
Cash flow hedge reserve
Gains/losses arising during the period	–	–	–	–	–	3,703	–	3,703
Transfer to goodwill	–	–	–	–	–	–3,677	–	–3,677
Tax on items that will not be reclassified to profit or loss	–	–	137	137	–	–758	–212	–970

Items that have been or may be reclassified to profit or loss
Cash flow hedge reserve
Gains/losses arising during the period	–	754	–	754	–	–701	–	–701
Reclassification to profit and loss	–	1,090	–	1,090	–	280	–	280
Translation reserves
Changes in translation reserves	–2,425	–	–	–2,425	7,273	–	–	7,273
Reclassification to profit and loss	59	–	–	59	–85	–	–	–85
Share of other comprehensive income of JV and associated companies	–10	–	–	–10	49	–	–	49
Tax on items that have been or may be reclassified to profit or loss	–	–380	–	–380	–	87	–	87
Other comprehensive income, net of tax	–2,376	1,464	–530	–1,442	7,237	–1,066	818	6,989
Total comprehensive income	–2,376	1,464	–530	–1,442	7,237	–1,066	818	6,989
Transfer to retained earnings	–	–	–	–	–	758	–	758
Closing balance	6,067	745	–53	6,759	8,443	–719	477	8,201

63 Notes to the consolidated financial statements	Financial report 2023

Business combinations
Acquisitions

Acquisitions 2021–2023
	2023	2022	2021
Consideration
Purchase price paid on acquisition	579	51,297	256
Deferred consideration/Others 1)	–	1,972	–
Total consideration, all cash and cash equivalents	579	53,269	256

Net assets (liabilities) acquired
Intangible assets	306	23,554	–95
Property, plant and equipment	1	186	1
Right-of-use of assets	2	334	–
Cash and cash equivalents	7	521	–
Other assets	83	5,344	21
Provisions, incl. post-employment benefits	–	–1,050	–
Other liabilities	–168	–16,916	–348
Total identifiable net assets (liabilities)	231	11,973	–421
Goodwill	348	41,296	677
Total	579	53,269	256
Acquisition-related costs 2)	36	436	11

1)
Deferred consideration relates to the
pre-combination
portion of employee stock awards that were previously granted to Vonage employees, which will be paid out post acquisition according to the original award vesting schedule.

2)	Acquisition-related costs are included in Selling and administrative expenses in the consolidated income statement.
In 2023, the Company made acquisitions resulting in a negative cash flow effect from business combinations amounting to SEK 1,309 (51,734) million, see also note H3 “Statement of cash flows.”
The cash flow effect differs from the total consideration in the above table due to the acquired cash of SEK 7 million from the Ericom acquisition and the current year pay
-
out of deferred consideration of SEK 737 million relating to the prior year Vonage acquisition.
Ericom:
On April 3, 2023, Cradlepoint, a wholly owned subsidiary of Ericsson, acquired 100% of the shares in Israel based Ericom Software Limited in an all cash transaction. Ericom, with their advanced enterprise cloud security platform, will solidify Cradlepoint’s SASE (secure access service edge) and zero trust offerings for hybrid 5G and wireline environments. Goodwill in this transaction represents future technology and technology synergies and is not expected to be deductible for tax purposes. The fair values of the assets acquired, and liabilities assumed at the acquisition date, as presented in the table under the column “2023,” are final.
Vonage:
On July 21, 2022, the Company acquired, in an all cash transaction, all of the shares in Vonage Holdings Corp
.,
a
US-based
global provider of cloud-based communications. This acquisition provides the Company with an opportunity to access a complementary, substantial and high growth segment. Goodwill in this transaction represents future customers, technology, and synergies and is not expected to be deductible for tax purposes. The intangible assets mainly relate to customer relationships. The fair values of the assets acquired, and liabilities assumed at the acquisition date, were made final in 2022 and are presented in the table under the column “2022.”
In the third quarter of 2023
,
the Company impaired the goodwill related to the Vonage acquisition by SEK 31.9 billion. For more information, see note C1 “Intangible assets.”

Acquisitions 2021–2023
Business	Description	Transaction date
Ericom	An Israel based enterprise cloud security platform provider.	Apr 2023
Vonage	A US based global provider of cloud-based communications.	Jul 2022
Quortus	A UK based mobile core software business with expertise in enterprise 4G/5G technology.	Nov 2021
Axonix	A UK based mobile-first programmatic advertising exchange business.	Mar 2021

Financial report 2023	Notes to the consolidated financial statements 64

Note E2, cont’d.
Divestments

Divestments 2021–2023
	2023	2022	2021
Proceeds
Cash and cash equivalents	–633	20	273
Shares in associated companies	–	298	–
Total proceeds	–633	318	273

Net assets disposed of
Property, plant and equipment	121	–	26
Right-of-use assets	–	–	7
Investments in associates	–	82	–
Goodwill	–	–	–48
Other assets	–	23	51
Provisions, incl. post-employment benefits	–	–42	–30
Other liabilities	35	–101	36
Total net assets	156	–38	42
Net gains/losses from divestments	–789	356	231
Shares in associated companies	–	–298	–
Cash flow effect	–633	20	273
In 2023, the Company made divestments with a cash flow effect amounting to SEK –633 (20) million, mainly relating to the divestment of the IoT business. Net gains/losses from the divestments are presented in
Other operating income
/ Other operating expenses
in the
income
statement, see also note B4 “Other operating income and expenses.”
For more information, see note H3 “Statement of cash flow.”

Divestments 2021–2023
Business	Description	Transaction date
IoT	IoT accelerator and connected vehicle cloud businesses and related assets.	Mar 2023
Aerialink	A US based company providing premier messaging solutions for business to business communications.	Nov 2022
Data center	A data center business located in the Netherlands.	Nov 2021

Associated companies

Equity in associated companies
	2023	2022
Opening balance	1,127	941
Investments	–	298
Share in earnings	124	17
Distribution of capital stock	–25	–24
Taxes	–20	–14
Dividends	–46	–58
Divested business	–	–82
Translation differences	–10	49
Closing balance	1,150	1,127
The Company owns 49.07% of the shares in Ericsson Nikola Tesla d.d., located in Croatia and 35.6% of the shares in ConcealFab Inc., located in the
US.
See also note H4 “Related party transactions.”

6 5 Notes to the consolidated financial statements	Financial report 2023

Section F – Financial instruments

Financial risk management
The Company’s financial risk management is governed by a policy approved by the Board of Directors. The Board of Directors is responsible for overseeing the capital structure and financial management of the Company, approving certain matters (such as investments, customer finance commitments and borrowing) and setting limits on the exposure to financial risks.
For the Company, a robust financial position with an investment grade rating, low leverage and ample liquidity is deemed important. This provides financial flexibility and independence to operate and manage variations in working capital needs as well as to invest in business opportunities.
The Company’s overall capital structure should support the financial targets. The capital structure is managed by balancing equity, debt financing and liquidity in such a way that the Company can secure funding of operations at a reasonable cost of capital. Regular borrowings are complemented with committed credit facilities to give additional flexibility to manage unforeseen funding needs. The Company strives to deliver strong free cash flow.
The Company’s capital objectives are:
–	Free cash flow before M&A of 9–12% of net sales
–	Positive net cash position
–	Investment grade rating by Moody’s (Baa3), S&P Global (BBB –) and Fitch Ratings (BBB –).

Capital objectives-related information
	2023	2022
Free cash flow before M&A as % of net sales 1)	–0.4%	8.2%
Positive net cash (SEK billion) 1)	7.8	23.3

Credit rating and outlook
Fitch Ratings	BBB–, stable	BBB–, stable
S&P Global	BBB–, developing	BBB–, developing
Moody’s	Ba1, stable	Ba1, stable

1)	For more information about the measures, see Alternative performance measures and Financial terminology.
The ratings and outlooks have remained unchanged throughout 2023.
The Company has a Treasury and Customer Finance organization with the principal role to ensure that appropriate financing is in place through loans and committed credit facilities, actively manage the Company’s liquidity as well as financial assets and liabilities, and manage and control financial risk exposures in a manner consistent with underlying business risks and financial policies. The Customer Finance function may support with suitable third-party financing solutions for customers to facilitate their purchases from Ericsson. In some cases, and to the extent that customer loans are not provided directly by banks, the Parent Company may provide vendor finance credits to customers directly. The central function also monitors the exposure from outstanding vendor credits and credit commitments.
The Company classifies financial risks as:
–	Foreign exchange risk
–	Interest rate risk
–	Credit risk
–	Liquidity risk
–	Refinancing risk
–	Market price risk in own and other equity instruments.
The Board of Directors has established risk limits for defined exposures to foreign exchange and interest rate risks as well as to political risks in certain countries.
For further information about accounting policies, see note A1 “Material accounting policies.”
Foreign exchange risk
The Company is a global company with sales mainly outside Sweden. Sales and costs incurred are to a large extent denominated in currencies other than SEK and therefore the financial results of the Company are impacted by currency fluctuations. The Company reports the financial statements in SEK. Movements in exchange rates between currencies that affect these statements will impact the comparability between periods.
Line items, primarily sales, are impacted by translation exposure incurred when converting foreign entities’ financial statements into SEK. Line items and profitability, such as EBIT are impacted by transaction exposure incurred when financial assets and liabilities, primarily trade receivables and trade payables, are initially recognized and subsequently remeasured due to changes in foreign exchange rates.
The table below presents the external net sales and cost exposures for the largest currencies which impact profitability. The internal exposures will not impact group profitability if all related transactions occur and are recognized in the profit and loss in the same month. Any effect on profit and loss from internal transactions is a function of timing and FX volatility, therefore impossible to predict.

Currency exposure, SEK billion
Exposure currency	Sales trans- lation exposure	Sales trans- action exposure	Sales net exposure	Cost trans- lation exposure	Cost trans- action exposure 1)	Cost net exposure
USD 2)	81.7	55.6	137.3	–62.2	–42.4	–104.6
EUR	40.9	–0.5	40.4	–37.3	–2.6	–39.9
INR	31.2	–0.7	30.5	–19.9	0.2	–19.7
JPY	10.1	–	10.1	–4.1	–	–4.1
GBP	9.1	–1.0	8.1	–3.6	–	–3.6
CNY	7.8	–	7.8	–5.7	1.1	–4.6
SAR	5.6	0.4	6.0	–3.5	0.1	–3.4
BRL	5.0	–	5.0	–4.1	1.2	–2.9

1)	External purchases in foreign currency translated to functional currency.
2)
Sales transaction exposure in 2023 includes volume in the cash flow hedge of USD 2,462 million. Based on the outstanding cash flow hedge volume at year end, the hedged sales volume that will occur in 2024 is USD 2,467 million.

Translation exposure
Translation exposure relates to sales and cost incurred in foreign entities when converted into SEK upon consolidation. These exposures cannot be addressed by hedging.
Transaction exposure
The Company considers the following transaction exposures.
a) Transaction risk impacting net sales and net income
Transaction exposure relates to sales and cost incurred in non-reporting currencies in individual group companies. Foreign exchange risk is as far as possible concentrated in Swedish group companies, primarily Ericsson AB, by selling to foreign subsidiaries in either the functional currency of the customers, EUR or USD. This transaction risk can be hedged, although it is only done for material cash inflows or outflows that are highly certain. The Company has the following recurring hedge programs:
i) The Company has identified certain customer contracts where a fluctuation in the USD/SEK foreign exchange rate would significantly impact net sales. These contracts are multi-year contracts with highly probable payments at fixed points in time denominated in USD.
The Board of Directors has provided a mandate to the Company to hedge between 0%–100% of the next three years receipts on a rolling basis, up to the end of the contract period. This mandate instructs the treasury function to hedge a percentage of this exposure according to a defined scale, locking in a higher percentage of exposure as the USD strengthens against SEK, up to 100%.
ii) The Board of Directors has provided a mandate to the Company to hedge highly probable forecasted sales and purchases denominated in USD in EAB for the next 7 to 18 months, on a monthly rolling basis. This mandate instructs the treasury function to hedge a percentage of this exposure according to a defined scale, locking in a higher percentage of exposure as the USD strengthens against SEK, up to 100%.

Financial report 2023	Notes to the consolidated financial statements 6 6

Note F1, cont’d.

For both programs, hedge accounting is applied, whereby the Company enters into foreign exchange forward contracts that match the terms of the foreign exchange exposure as closely as possible and designates them as hedging instruments. Hedge ineffectiveness is expected to be minimal but may arise due to differences in timing of the cash flows between the hedged items and the hedging instruments.
b) Transaction exposure in individual balance sheet
According to Company policy, transaction exposure in subsidiaries’ balance sheets (e.g., trade receivables and trade payables that are remeasured due to change in foreign exchange rates) should be fully hedged. Foreign exchange exposures in balance sheet items are hedged through offsetting balances or derivatives. Foreign exchange exposures are managed net, and its effects are presented net within Financial income and expenses. This is not designated as hedge accounting.
c) FX execution risk in Ericsson AB (EAB)
As balance sheet hedging is done net on a monthly basis, significant volatility in USD hedge volumes exposes EAB to FX execution risk.

In order to spread the FX execution risk over the year, 14% of each of the next six months forecasted sales and purchases in EAB are hedged monthly, whereby forecasted sales (excluding volume in the 7 to 18 month cash flow hedge program) are funded by internal loans and forecasted purchases funded by deposits with its parent company. Cash flow hedge accounting is not designated, therefore the FX impact on revaluation of the internal loan and deposit is recognized in net FX as incurred.
The sensitivity of the FX impact is dependent on changes in foreign exchange rates, forecasts and seasonality. USD is the only currency being hedged. Since the start of the 7 to 18 month cash flow hedge program in March 2022, the USD sales volume funded by internal loan has steadily reduced, whereas the USD purchases volume reduced to a lesser extent. This resulted in a net deposit balance with its parent company throughout the second half of 2023. The outstanding net deposit at year-end is USD 199 million (loan of USD 149 million), with an average net loan balance of USD 52 million (USD 529 million) over the year. Net realized FX gain recognized is SEK 4 million and unrealized loss is SEK 211 million, giving a total net loss of SEK 207 million.
d) Transaction risk impacting business combination
The Company is exposed to FX execution risk on consideration payable for acquisition in foreign currency from the period of communication of the proposed transaction to final completion date. Such transaction, if deemed material and highly probable, will be hedged to protect the cash consideration for acquisition accounting.
Cash flow hedge accounting is applied, whereby the Company enters into foreign exchange forward contracts that match the terms of the foreign exchange exposure as closely as possible and designates them as hedging instruments. Hedge ineffectiveness is expected to be minimal but may arise due to differences in timing of the cash flows between the hedged item and the hedging instruments.
Interest rate risk
The Company is exposed to interest rate risk through market value fluctuations in certain balance sheet items and through changes in interest income and expenses.
Sensitivity analysis
The Company uses the Value at Risk (VaR) methodology to measure foreign exchange and interest rate risks managed by the treasury function. This statistical method expresses the maximum potential loss that can arise with a certain degree of probability during a certain period of time. For the VaR measurement, the Company has chosen a probability level of 99% and a one-day time horizon. The daily VaR measurement uses market volatilities and correlations based on historical daily data (one year), with the limitation that historical data does not necessarily reflect future events.
The treasury function operates under two mandates. In the liquidity management activity, it has a mandate to deviate from floating interest on net liquidity and take foreign exchange positions up to an aggregated risk of VaR SEK 45 million given a confidence level of 99% and a one-day horizon. The average VaR calculated for 2023 was SEK 15.9 (21.0) million. No VaR limits were exceeded during 2023.
In the asset-liability management activity, the interest rate risk is managed by matching fixed and floating interest rates in interest-bearing balance sheet items. The policy is that the net sensitivity on a one basis point move on interest-bearing assets matching interest-bearing liabilities, taking derivatives into consideration, is less than SEK 10 million. The average exposure during 2023 was SEK 1.5 (1.5) million per basis point shift.

Sensitivity to interest rate increase of 1 basis point, SEK million
	< 3M	3–12M	1–3Y	3–5Y	>5Y	Total
Interest-bearing assets	–	–1	–1	–1	–	–3
Interest-bearing liabilities 1)	–	–	–	5	4	9
Derivatives	–	–1		–2	–3	–4
Total	–	–1	–	2	1	2

1)	Borrowings are included as they are designated FVTPL.
Outstanding derivatives

Outstanding derivatives
2023	Gross amount recognized	Offset	Net amount presented	Related amounts not offset – collaterals	Net
Currency derivatives 1)
Assets	1,916	–43	1,873	–1,486	387
Liabilities	–1,837	43	–1,794	873	–921

Interest rate derivatives
Assets	–	–	–	–	–
Liabilities	–22	–	–22	–	–22
2022	Gross amount recognized	Offset	Net amount presented	Related amounts not offset – collaterals	Net
Currency derivatives 1)
Assets	1,275	–165	1,110	–277	833
Liabilities	–2,778	165	–2,613	2,382	–231

Interest rate derivatives
Assets	11	–	11	–	11
Liabilities	–8	–	–8	–	–8

1)	Currency derivatives designated as cash flow hedge of SEK 1,617 (566) million are included in Other current receivables and SEK 679 (1,472) million in Other current liabilities.
Cash collaterals paid or received under Credit Support Annex (CSA) to ISDA for cross-currency derivatives are recognized as Interest-bearing securities, current or Borrowings, current, respectively.
The Company holds the following currency derivatives designated as hedging instruments:

Foreign exchange forward contracts
2023	< 3 months	3 – 12 months	> 1 year	Total
Notional Amount (USD millions)	1,091	1,376	1,888	4,355
Average forward rate (SEK/USD)	9.81	10.46	10.03
Hedge ratio is 1:1 and changes in forward rate have been designated as the hedged risk. The change in the fair value of the hedging instrument is compared with the change in fair value of the hedged item, and the lower amount is taken to OCI. If the change in fair value of the hedging instrument is higher, then the excess change in fair value is considered ineffective hedging and recorded in net foreign exchange gains and losses. For hedge on customer contracts, upon recognition of the hedged net sales, the cumulative amount in hedging reserve is released in the OCI as a reclassification adjustment and recognized in net sales. For hedge on business combination, the cumulative amount in hedge reserve is transferred as a basis adjustment to goodwill upon recognition of the business combination.

6 7 Notes to the consolidated financial statements	Financial report 2023

Note F1, cont’d.
See note E1 “Equity” for movement in the cash flow hedge reserve. No hedge ineffectiveness was recognized in the income statement in 2023.
Credit risk
Credit risk is divided into three categories: credit risk in trade receivables and contract assets, customer finance risk and financial credit risk, see note A1 “Material accounting policies.”
Credit risk in trade receivables and contract assets
Credit risk in trade receivables and contract assets is governed by a policy applicable to all legal entities in the Company. The purpose of the policy is to:
–	Avoid credit losses through establishing internal standard credit approval routines in all the Company’s legal entities
–	Ensure monitoring and risk mitigation of defaulting accounts, i.e. events of non-payment
–	Ensure efficient credit management within the Company and thereby improve days sales outstanding and cash flow
–	Define escalation path and approval process for customer credit limits.
The credit risk of all customers is regularly assessed. Through credit management system functionality, credit checks are performed every time a sales order is generated in the source system. These are based on the credit limit and risk profile set on the customer. Credit blocks appear if credit limit is reached or if past due receivables are higher than permitted levels. Release of a credit block requires authorization.
Letters of credits are used as a method for securing payments from customers operating in emerging markets, in particular in markets with unstable political and/or economic environments. By having banks confirming the letters of credit, the political and commercial credit risk exposures to the Company are mitigated.
Impairment of trade receivables and contract assets
Trade receivables and contract assets are assessed for impairment under a unified model. The Company has determined that credit risk largely depends on both the risk in the country where the customer resides (e.g. ability to make cross border payments) as well as the payment pattern of the customer. Therefore, expected credit losses (ECLs) are calculated using a provision matrix that specifies a fixed rate depending both on the number of days past due and the country risk rating. The country risk ratings depend on the ratings used by all Export Credit Agencies within the OECD. The rates defined in the provision matrix are based on historical loss patterns for that grouping of customers. These rates are adjusted for current conditions as well as management expectations of changes to political risks and payment patterns in the future. The provision rates are higher on high risk countries compared to low risk countries and also higher on amounts that remain unpaid for longer periods of time.
The Company has assessed the recent global economic conditions on the expected credit losses model for trade receivables and updated the provision matrix as appropriate.
Trade receivables and contract assets, net of allowance, amounted to SEK 50,214 (58,256) million as of December 31, 2023. Provisions for expected credit losses on trade receivables and contract assets amounted to SEK 2,585 (2,492) million as of December 31, 2023. Total past due more than 360 days has increased, resulting in a higher allowance as a percentage of gross exposure at year end. The Company’s write-offs have historically been low. During the year SEK 35 (70) million were written off due to the Company having no reasonable expectation of collection.

Movements in allowances for impairment of trade receivables and contract assets
	2023	2022
Opening balance	2,492	2,398
Balances regarding acquired business	–16	90
Increase in allowance	268	40
Write-offs	–35	–70
Translation difference	–124	34
Closing balance	2,585	2,492
The distribution of trade receivables and contract assets closely follows the distribution of the Company’s sales, see note B1 “Segment information.” The
10
largest customers represented 47% (45%) of the total trade receivables and contract assets in 2023.

Aging analysis of gross values of trade receivables and contracts assets by risk category
		Days past dues
2023	Not due	1–90	91–180	181–360	>360	Total
Country risk :Low	27,431	2,434	445	137	320	30,767
Country risk: Medium	14,369	826	227	224	605	16,251
Country risk: High	3,364	512	186	197	1,522	5,781
Total	45,164	3,772	858	558	2,447	52,799

		Days past dues
2022	Not due	1–90	91–180	181–360	>360	Total
Country risk :Low	32,015	2,090	165	103	328	34,701
Country risk: Medium	17,731	1,614	150	134	585	20,214
Country risk: High	3,304	610	384	295	1,240	5,833
Total	53,050	4,314	699	532	2,153	60,748
Customer finance credit risk
All major commitments to finance customers are made only after approval in accordance with the work procedure for the Board of Directors and according to the established credit approval process.
Prior to the approval of new facilities reported as customer finance, an internal credit risk assessment is conducted in order to assess the credit rating of each transaction for political and commercial risk. The credit risk analysis is made by using an assessment tool, where the political risk rating is identical to the rating used by all Export Credit Agencies within the OECD. The commercial risk is assessed by analyzing a large number of parameters, which may affect the level of the future commercial credit risk exposure. The output from the assessment tool for the credit rating also includes an internal pricing of the risk. This is expressed as a risk margin per annum over the relevant base rate. The reference pricing for political and commercial risk, on which the tool is based, is reviewed using information from Export Credit Agencies and prevailing pricing in the bank loan and bond markets for structured financed deals. The objective is that the internally set risk margin shall reflect the assessed risk and that the pricing is as close as possible to the current market pricing. A reassessment of the credit rating for each customer finance facility is made on a regular basis.
As of December 31, 2023, the total amount payable to the Company under customer finance credits was SEK 9,681 (7,758) million. The carrying value of these assets was SEK 6,917 (5,370) million as of December 31, 2023. Customer finance is arranged for infrastructure projects in different geographic markets. As of December 31, 2023, there were a total of 65 (73) customer finance arrangements originated by or guaranteed by the Company. As of December 31, 2023, the five largest facilities, calculated based on gross exposure, represented
86
% (
74
%) of the customer finance exposure. The geographical split of the year end gross exposure is as follows: South East Asia, Oceania and India 38% (18%), Middle East and Africa 22% (30%), Europe and Latin America 21% (27%) and North America 19% (24%). As of December 31, 2023, the Company also had unutilized customer finance commitments of SEK 37,019 (54,086) million.
Security arrangements for customer finance facilities may include pledges of equipment, pledges of certain assets belonging to the borrower and pledges of shares in the operating company. If available, third-party risk coverage is arranged. “Third-party risk coverage” means that a financial payment guarantee covering the credit risk has been issued by a bank, an export credit agency or an insurance company. All such institutions have been rated at least investment grade. A credit risk transfer under a sub-participation arrangement with a bank can also be arranged. In this case the entire credit risk and the funding is taken care of by the bank for the part that they cover.
The table below summarizes the Company’s outstanding customer finance as of December 31, 2023 and 2022.

Financial report 2023	Notes to the consolidated financial statements 6 8

Note F1, cont’d.

Outstanding customer finance credit risk exposure 1)
	2023	2022
Fair value of customer finance credits	6,917	5,370
Financial guarantees for third-parties	4	6
Accrued interest	7	8
Maximum exposure to credit risk	6,928	5,384
Less third-party risk coverage	–79	–298
The Company’s risk exposure, less third-party risk coverage	6,849	5,086

1)	This table shows the maximum exposure to credit risk.
Fair value assessment of customer finance credits
Customer finance risk exposures are held at fair value and are classified as Level 3 in the fair value hierarchy. The Credit Asset Management Team within Ericsson Credit AB, reporting to Head of Group Treasury and Customer Finance, has established a process with respect to measurement of fair values. The quarterly credit review uses an internal model to determine a commercial rating for each credit and for calculation of the fair value. The model is based on external credit rating, political/country rating and bank pricing. Regular monitoring of customer behavior is also a part of the internal assessment. Revaluation of customer finance (excluding effect of foreign exchange translation) amounted to a net loss in the consolidated income statement of SEK 209 million in 2023 (loss of 15 million), of which net loss of SEK 209 million related
to credits held as of December 31, 2023 (loss of 17 million). This effect is presented within selling and administrative expenses.

Customer finance fair value reconciliation
	2023	2022
Opening balance	5,370	3,287
Additions	49,583	37,295
Disposals/repayments	–47,409	–35,412
Revaluation/amortization of interest	–467	–151
Translation difference	–160	351
Closing balance	6,917	5,370
Of which non-current	1,347	415
Due to the 5G buildout, the demand for customer financing arrangements has continued to increase significantly. Most of such financing arrangements have been transferred to banks.
Financial credit risk
Financial instruments carry an element of risk in that counterparts may be unable to fulfill their payment obligations. This exposure arises in the investments in cash, cash equivalents, interest-bearing securities and from derivative positions with positive unrealized results against banks and other counterparties.
The Company mitigates these risks by investing cash primarily in high rated securities such as treasury bills, government bonds, commercial papers, and mortgage-covered bonds (see Liquidity risk section below). Separate credit limits are assigned to each counterpart in order to minimize risk concentration. All derivative transactions are covered by ISDA netting agreements to reduce the credit risk. For cross-currency derivatives a Credit Support Annex (CSA) to ISDA is signed to further reduce the credit risk by exchanging collateral weekly against market value. The Company has also moved some derivative exposures to clearing counterparties with daily settlement of margins.
At December 31, 2023, the credit risk in financial cash instruments was equal to the instruments’ carrying value. The expected credit losses on cash equivalents and interest-bearings securities classified as amortized cost were immaterial. Credit exposure in derivative instruments was SEK 0.4 (0.8) billion.
Liquidity risk
The Company minimizes the liquidity risk by maintaining a sufficient cash position, centralized cash management, investments in highly liquid interest-bearing securities, and by having sufficient committed credit lines in place to meet potential funding needs. For information about contractual obligations, analyzed by contractual maturity, see note D4 “Contractual obligations.” The short-term commitment on debt in the next 12 months are sufficiently covered by cash and other interest-bearing assets at year end. Ongoing collection from customers are expected to satisfy operational requirements including trade payables and other purchase obligations. Commitments for new customer finance is not expected to have negative short-term effect on collection as majority are sold within a short period. Where required, the Company expects short-term borrowing facilities to be drawn down or rolled over to meet liquidity needs.

Cash, cash equivalents, interest bearing securities and derivative assets
2023	Rating or equi- valent	< 3 M	3–12 M	1–5 Y	>5 Y	Total
Bank deposits		33,298	181	—	—	33,479
Other financial institutions		548	—	—	—	548
Type of issuer:
Governments	AA/AAA	789	490	1,254	—	2,533
Corporates	A2/P2	1,510	296	—	—	1,806
Mortgage institutes	AAA	1,995	5,668	8,676	—	16,339
Derivative assets		445	749	622	35	1,851

		38,585	7,384	10,552	35	56,556

2022	Rating or equi- valent	< 3 M	3–12 M	1–5 Y	>5 Y	Total
Bank deposits		38,485	166	7	—	38,658
Other financial institutions		604	—	—	—	604
Type of issuer:
Governments	AA/AAA	915	3,950	277	—	5,142
Corporates	A2/P2	1,283	—	—	—	1,283
Mortgage institutes	AAA	—	1,682	8,880	—	10,562
Derivative assets		323	385	277	136	1,121
		41,610	6,183	9,441	136	57,370
Refinancing risk
Refinancing risk is the risk that the Company is unable to refinance outstanding debt under reasonable terms and conditions, or at all, at a given point in time. The Company mitigates the risk by having diversified funding sources through a mix of bonds, bilateral loans and private placements, with a spread of debt maturing over time. The funding strategy is flexible to enable pre-financing before loan maturities and funding in various currencies. The average maturity of long-term borrowings is 3.7 years (3.8 years) at December 31, 2023. In addition to the long-term funding programs, the Company has a commercial paper program and a committed liquidity revolving credit facility for short-term borrowings.

Funding programs 1)
	Amount	Utilized	Unutilized
Euro Medium Term Note program (USD million)	5,000	2,842	2,158
SEC Registered program (USD million) 2)	—	—	—
Commercial Paper Program (SEK million)	10,000	2,014	7,986

1)	There are no financial covenants related to these programs.
2)	Program amount indeterminate.
In November 2023, the Company issued a 4.5-year EUR 500 million green bond under the Euro Medium Term Note program and Green Financing Framework. During the year, the Company established a new committed liquidity revolving credit facility of USD 1.0 billion, of which USD 0.4 billion was utilized as at year end, and increased the borrowings under the commercial paper program by SEK 2.0 billion. Furthermore, the Company signed two 7-year loan agreements, one with European Investment Bank for USD 273 million and one with Nordic Investment Bank for USD 107 million.

6 9 Notes to the consolidated financial statements	Financial report 2023

Note F1, cont’d.

Committed credit facilities
	Amount	Utilized	Unutilized
Multi-currency revolving credit facility (USD million)	2,000	—	2,000
Liquidity revolving credit facility (USD million)	1,000	400	600
In September 2023, the Company exercised the second and the last one-year extension option on the USD 2 billion sustainability-linked revolving credit facility. The facility does not have interest rates linked to credit rating or financial covenants but is linked to two of Ericsson’s sustainability KPIs.
Fair valuation of the Company’s financial instruments
The Company’s financial instruments accounted for at fair value generally meet the requirements of level 1 valuation as they are based on quoted prices in active markets for identical assets. For some of the Company’s financial assets and liabilities, especially derivatives, quoted prices are not readily available and fair values are calculated using market inputs such as interest rate quotes and currency rates.
For financial liabilities designated at fair value to profit and loss, the carrying amount reflects the effect in own credit spreads either in quoted prices or quoted Credit Default Swap (CDS) for Investment Grade companies.
Valuation hierarchy
– Quoted market prices – level 1
Assets and liabilities are classified as level 1 if their value is observable in an active market. Such instruments are valued by reference to unadjusted quoted prices for identical assets or liabilities in active markets where the quoted price is readily available, and the price represents actual and regularly occurring market transactions.
– Valuation technique using observable inputs – level 2
Assets and liabilities classified as level 2 have been valued using models whose inputs are observable either directly or indirectly. Valuations based on observable inputs include cash equivalents (e.g. discounted papers, term deposits) and interest rate derivatives which are valued using interest rate yield curves. Other market observable inputs include credit spreads and FX forward rates. Inputs for base interest rates are quoted fixing rates, interest rates swaps and IBOR rates.
FX derivatives are valued by using observable forward rates, discounted using base interest rate curve. Valuation of foreign exchange options are made using the Black-Scholes formula. The value of credit risks in derivative contracts are monitored regularly. Derivative credit and debit valuations adjustments are calculated based on outstanding market values and default probabilities from the CDS market, and if effect on valuation is material, are included in the fair value of the derivatives.
– Valuation technique using significant unobservable inputs – level 3
Assets and liabilities are classified as level 3 if their valuation incorporates significant inputs that are not based on observable market data (unobservable inputs). Apart from trade receivables and customer finance receivables, this valuation technique mainly applies to investment in shares and other participations whereby valuation input is considered observable if it can be directly observed from transactions in an active market, or if there is compelling external evidence demonstrating an executable exit price. Using a market approach to valuation, unobservable inputs are generally determined via reference to observable inputs, historical observations or other analytical techniques.

Reconciliation of Level 3 fair value of other financial asset
Investment in shares and participations
Opening balance	1,986
Additions	206
Disposals	–2
Gains or losses 1)	–186
Translation differences	–2
Closing balance	2,002

1)	Table shows net gains or losses recognized in Other operating income or expenses, of which SEK 186 million unrealized loss relate to Level 3 assets held at the end of the year.
Financial instruments carried at amortized cost
Financial instruments, such as some cash equivalents, interest-bearing securities, borrowings and payables, are carried at amortized cost which is deemed to be equal to fair value. When a market price is not readily available and there is insignificant interest rate exposure and credit spreads affecting the value, the carrying value is considered to represent a reasonable estimate of fair value.
From January
 1,
2023, liquidity portfolios in some subsidiaries are managed on a fair value basis, therefore deposits (cash equivalents) held in these portfolios are reclassified as fair value through profit or loss (previously classified as amortized cost). The fair value of assets reclassified from amortized cost to FVTPL is SEK 2.9 billion. The effect on profit and loss account is a gain of SEK 2 million.

Financial instruments
	2023					2022
	Amortized	Fair	Fair value hierarchy level			Amortized	Fair	Fair value hierarchy level
SEK billion	cost	value	Level 1	Level 2	Level 3	cost	value	Level 1	Level 2	Level 3
Assets at fair value through profit or loss
Customer finance	–	6.9	–	–	6.9	–	5.4	–	–	5.4
Interest-bearing securities	–	19.1	18.6	0.5	–	–	17.5	17.5	–	–
Cash equivalents 1)	–	17.5	0.8	16.7	–	–	15.7	–	15.7	–
Other financial assets	–	2.1	0.1	–	2.0	–	2.1	0.1	–	2.0
Other current assets	–	1.9	–	1.9	–	–	1.1	–	1.1	–
Assets at fair value through OCI
Trade receivable	–	42.2	–	–	42.2	–	48.4	–	–	48.4
Assets at amortized cost
Interest-bearing securities	0.4	–	–	–	–	0.4	–	–	–	–
Cash equivalents 1)	–	–	–	–	–	2.9	–	–	–	–
Other financial assets	0.6	–	–	–	–	0.6	–	–	–	–
Financial assets	1.0	89.7				3.9	90.2

Financial liabilities at designated
FVTPL
Parent Company borrowings	–	–38.0	–23.7	–14.3	–	–	–29.6	–16.7	–12.9	–
Financial liabilities at FVTPL
Other current liabilities	–	–1.8	–	–1.8	–	–	–2.6	–	–2.6	–
Liabilities at amortized cost
Trade payables	–27.8	–	–	–	–	–38.4	–	–	–	–
Borrowings	–8.9	–	–	–	–	–3.3	–	–	–	–
Financial liabilities	–36.7	–39.8				–41.7	–32.2

1)	Total Cash and cash equivalent is SEK 35.2 (38.3) billion, of which SEK 17.5 (18.6) billion relating to Cash equivalents are presented in the table above.

Financial report 2023	Notes to the consolidated financial statements 70

Note F1, cont’d.

Market price risk in own shares and other listed equity investments
The Company is exposed to fluctuations in its own share price through share-based compensation for employees and the Board of Directors. Some of the plans are share-settled and some are cash-settled as further disclosed in note A1 “Material accounting policies”, note G2 “Information regarding members of the Board of Directors and Group management” and note G3 “Share-based compensation.”
Share-based plans for employees
The obligation to deliver shares under the Long-Term Variable compensation programs (LTV) for the Executive Team is covered by holding Ericsson Class B shares as treasury stock. The cash flow exposure is managed through the holding of Ericsson Class B shares as treasury stock shall be sold to generate funds, which also cover social security payments, when shares are delivered to participants at the end of their service period.
Cash-settled plans to employees and the Board of Directors
In the case of synthetic share programs (a cash-settled program as defined in IFRS 2) to Board members and cash-settled plans to employees, the Company is exposed to risks in relation to own share price, both with regard to compensation expenses and social security charges. The obligations to pay compensation amounts under the synthetic share-based compensations to the Board of Directors and employees are covered by a provision in the balance sheet. For further information about LTV, the cash- settled plans to employees and the synthetic share-based compensations to the Board of Directors, see note G2 “Information regarding members of the Board of Directors and Group management” and note G3 “Share-based compensation.”

Financial income and expenses

Financial income and expenses

	2023	2022	2021

Contractual interest on financial assets	1,897	717	360
of which on financial assets at amortized cost	403	251	148
Net revaluation gains and losses on financial assets	64	–146	10
Other financial income	184	207	321
Financial income	2,145	778	691

Contractual interest on financial liabilities	–2,282	–972	–525
of which on financial liabilities at amortized cost	–501	–128	–41

Net revaluation gains and losses on financial liabilities	–134	379	67
Lease interest expense	–464	–464	–426
Net interest on pension liabilities	–517	–361	–262
Other financial expenses	–721	–512	–528
Financial expenses	–4,118	–1,930	–1,674

Net foreign exchange gains/losses	–1,020	–1,259	–1,547
Financial income and expenses, net	–2,993	–2,411	–2,530

Net gains and losses on financial instruments exclude effect of foreign exchange translations:
Financial instruments at fair value through profit or loss 1)	885	–2,552	–534
Financial liabilities designated at fair value through profit or loss	–1,100	2,847	404

1)
Excludes net loss from revaluation of customer finance receivables of SEK 209 million (net loss of SEK 15 million in 2022 and net gain of SEK 350 million in 2021), reported as Selling and administrative expenses, and net loss on revaluation of investments in shares and participations of SEK 186 million (net loss of SEK 205 million in 2022 and net gain of SEK 784 million in 2021) reported as Other operating income or expenses.

Financial assets, non-current

Financial assets, non-current
	2023			2022
	Other investments in shares and participations	Interest- bearing securities, non-current	Other financial assets, non-current 1)	Other investments in shares and participations	Interest- bearing securities, non-current	Other financial assets, non-current 1)
Opening balance	2,074	9,164	6,839	2,258	30,626	6,217
Additions	206	12,887	1,899	218	13,583	1,249
Disposals/repayments/deductions	–2	–4,127	–816	–205	–29,523	–481
Amortization	–	–	–457	–	–	–288
Change in value in funded pension plans 2)	–	–	–1,033	–	–	244
Revaluation	–185	269	–	–205	262	85
Reclassification	–	–8,262	–65	–	–5,784	–542
Translation differences	–2	–	–17	8	–	355
Closing balance	2,091	9,931	6,350	2,074	9,164	6,839

1)	Includes items such as pension surplus assets, tax credit receivables, deferred sales commissions and loans to associates.
2)	This amount includes asset ceiling. For further information, see note G1 “Post-employment benefits.”

71 Notes to the consolidated financial statements	Financial report 2023

Interest-bearing liabilities

As of December 31, 2023, the Company’s outstanding interest-bearing liabilities were SEK 46.9 (32.9) billion.

Interest-bearing liabilities (excluding lease obligations)

	2023	2022
Borrowings, current
Current part of non-current borrowings	8,995	2,865
Other borrowings, current	8,660	3,119
Total borrowings, current	17,655	5,984

Borrowings, non-current
Notes and bond loans	29,071	26,752
Other borrowings, non-current	147	194
Total borrowings, non-current	29,218	26,946
Total interest-bearing liabilities	46,873	32,930

Reconciliation of liabilities arising from financing activities
(including lease obligations)

	2023	2022
Opening balance	42,234	41,134

Cash flows
Proceeds from issuance of borrowings	19,728	10,755
Repayment of borrowings	–7,884	–16,029
Other financing activities	1,101	315
Lease payments	–2,857	–2,593
Non-cash changes
Effect of foreign exchange movement	–930	4,762
Revaluation due to changes in credit risk	667	–1,030
Other changes in fair value	1,131	–2,888
New lease contracts	1,547	1,986
Balances regarding acquired business	2	6,876
Other non-cash movements	–411	–1,054
Closing balance	54,328	42,234

Notes, bonds, bilateral loans, syndicated loans and commercial papers in the Parent Company

Issued-maturing	Nominal amount	Coupon	Currency	Maturity date	Carrying value 2023	Changes in fair value due to changes in credit risk 2023	Cumulative changes in fair value due to changes in credit risk 2023	Carrying value 2022
Notes and bond loans
2017–2024	500	1.875%	EUR	Mar 1, 2024	5,523	–33	13	5,392
2017–2025 1)	150	2.741%	USD	Dec 22, 2025	1,416	–3	27	1,422
2020–2030 1)	200	3.020%	USD	Dec 30, 2030	1,736	69	87	1,682
2021–2029	500	1.000%	EUR	May 26, 2029	4,701	160	–152	4,196
2022–2027	750	1.125%	EUR	Feb 8, 2027	7,714	205	–2	7,119
2023–2028	500	5.375%	EUR	May 29, 2028	5,798	141	141	–
Total notes and bond loans					26,888	539	114	19,811

Bilateral loans and syndicated loans
2017–2023 2)	220		USD	Jun 15, 2023	–	–6	–	2,292
2019–2024 3)	281		USD	July 31, 2024	2,829	7	11	2,925
2019–2025 2)	150		USD	Dec 18, 2025	1,509	9	8	1,555
2021–2028 3)	305		USD	Jun 21, 2028	2,976	107	–76	2,981
2023–2030 2)	107		USD	Dec 16, 2030	1,097	29	29	–
2023–2030 3)	273		USD	Dec 18, 2030	2,718	–18	–18	–
2023–2024 4)	200		USD	Aug 30, 2024	2,002	–	–	–
2023–2024 4)	200		USD	Feb 29, 2024	2,002	–	–	–
Total bilateral and syndicated loans					15,133	128	–46	9,753

Commercial papers
2023–2024 4) 5)	2,030		SEK	Feb-Mar 2024	2,014	–	–	–
Total commercial papers					2,014	–	–	–

1)	Private Placement, Swedish Export Credit Corporation (SEK).
2)	Nordic Investment Bank (NIB), R&D project financing.
3)	European Investment Bank (EIB), R&D project financing.
4)	Short-term borrowings are classified as amortized cost liabilities.
5)	Commercial papers with weighted average yield of 4.633%.

To secure long-term funding, the Company uses notes and bond programs together with bilateral research and development loans, as well as private placements. All outstanding notes and bond loans are issued by the Parent Company under its Euro Medium Term Note (EMTN) program. Bonds issued at a fixed interest rate are normally swapped to a floating interest rate using interest rate swaps under the Asset and liability management mandate described in note F1 “Financial risk management.” In addition to the long-term funding programs, the Company has a commercial paper program and a committed liquidity revolving credit facility to efficiently manage liquidity needs, further described in note F1 “Refinancing risk.” Total weighted average interest rate cost for parent company funding during the year was 5.15% (2.45%).
The global economy continues to face multiple challenges due to geopolitical uncertainty and the threat of economic downturn affecting all major economies. Central banks across the world have raised interest rates in response to inflation. The higher short-term interest rates increased interest payments on long-term borrowings as fixed coupons payments are normally swapped to floating rates. As all long-term borrowings are also denominated in either USD or Euro, interest payments and cost of borrowings in SEK have increased compared to prior years.

Financial report 2023	Notes to the consolidated financial statements 72

Section G – Employee related

Post-employment benefits

Ericsson sponsors a number of post-employment benefit plans throughout the Company, which are in line with market practice in each country.
The Company has updated the assumptions used to value the defined benefit pension liabilities based on the latest market conditions. Financial assumption changes resulted in net actuarial gains on defined benefit obligations of SEK 0.9 billion although this was largely offset by changes in demographic assumptions and experience losses.
Swedish plans
Sweden has both defined benefit and defined contribution plans based on collective agreement between the parties in the Swedish labor market:
–
A defined benefit plan, known as ITP 2 (occupational pension for salaried employees in manufacturing industries and trade), complemented by a defined contribution plan, known as ITPK (supplementary retirement benefits). This is a final salary-based plan.

–	A defined contribution plan, known as ITP 1, for employees born in 1979 or later.
–
A defined contribution plan ITP 1 or alternative ITP, for employees earning more than 10 income base amount and who have opted out of the defined benefit plan ITP 2, where rules are set by the Company and approved by each employee selected to participate.

The Company has by far most of its Swedish pension liabilities under defined benefit plans which according to IAS 19 is funded to 59% (57%) by the assets of Ericsson Pensionsstiftelse (a Swedish Pension Foundation). These liabilities, if valued using different methodology and assumptions established by the Swedish PRI Pensionsgaranti, are considered funded to more than 100% by the assets of Ericsson Pensionsstiftelse. There are no funding requirements for the Swedish plans.
The disability and survivors’ pension part of the ITP-plan is secured through an insurance solution with the company Alecta, see section about Multi-employer plans.
The Company pays benefit directly to the pensioners as the obligations fall due. The responsibility for governance of the plans and the plan assets lies with the Company and the Pensionsstiftelse. The Swedish Pensionsstiftelse is managed on the basis of a capital preservation strategy and the risk profile is set accordingly. Traditional asset-liability matching (ALM) studies are undertaken on a regular basis to allocate within different asset classes.
The plans are exposed to various risks, e.g., a sudden decrease in the bond yields, which would lead to an increase in the plan liability. A sudden instability in the financial market might also lead to a decrease in fair value of plan assets held by the Pensionsstiftelse, as the holdings of plan assets partly are exposed to equity markets; however, this may be partly offset by higher values in fixed income holdings. Swedish plans are linked to inflation and higher inflation will most likely lead to a higher liability.
Multi-employer plans
As before, the Company has secured the disability and survivors’ pension part of the ITP Plan through an insurance solution with the insurance company Alecta. Although this part of the plan is classified as a multi-employer defined benefit plan, it is not possible to get sufficient information to apply defined benefit accounting, as for most of the accrued pension benefits in Alecta, information is missing on the allocation of earnings process between employers. Full vesting is instead registered on the last employer. Alecta is not able to calculate a breakdown of assets and provisions for each respective employer, and therefore, the disability and survivors’ pension portion of the ITP Plan has been accounted for as a defined contribution plan.
Alecta has a collective funding ratio which acts as a buffer for its insurance commitments to protect against fluctuations in investment return and insurance risks. Alecta’s collective funding ratio ranges from 125% to 175% and reflects the market value of Alecta’s plan assets as a percentage of its commitments to policy holders (both guaranteed and non-guaranteed), measured in accordance with Alecta’s actuarial assumptions, which are different from those in IAS 19. Alecta’s collective funding ratio was 158% (172%) as of December 31, 2023. The Company’s share of Alecta’s saving premiums is
 0.4% and the total share of active
members in Alecta is 2.1%. The expected contribution to the plan is SEK 95 million for 2024.
Contingent liabilities / Assets pledged as collateral
Contingent liabilities include the Company’s mutual responsibility as a credit insured company of PRI Pensionsgaranti in Sweden. This mutual responsibility can only be imposed in the instance that PRI Pensionsgaranti has consumed all of its assets, and it amounts to a maximum of 2% of the Company’s pension liability in Sweden. The Company has a pledged business mortgage of SEK 7.4 billion to PRI Pensionsgaranti at year end. PRI continuously measures the Company credit risk levels according to the credit insurance terms and conditions.
US plans
The Company operates both defined contribution and defined benefit pension plans in the US, which are a combination of final salary pension plans and contribution-based arrangements. The final salary pension plans provide benefits to members in the form of a guaranteed level of pension payable for life. The level of benefits provided depends on members’ length of service and their salary in the final years leading up to retirement. Retirees generally do not receive inflationary increases once in payment.
The other type of plan is a contribution-based pension plan, which provides a benefit determined using a “cash balance” approach. The balance is credited monthly with interest credits and contribution credits, based on a combination of current year salary and length of service.
The majority of benefit payments are from trustee-administered funds; however, there are also a number of unfunded plans where the Company meets the benefit payment obligation as it falls due. In the US, the Company’s policy is at least to meet or exceed the funding requirements of federal regulations. The funded level in the US Pension Plan is above the point at which minimum funding would be required for fiscal year 2023.
Plan assets held in trusts are governed by local regulations and practice, as is the nature of the relationship between the Company and the trustees (or equivalent) and their composition. Responsibility for governance of the plans, including investment decisions and contribution schedules, lies with the Plan Administrative Committee (PAC). The PAC is composed of representatives from the Company.
The Company’s plans are exposed to various risks associated with pension plans, i.e., a sudden decrease in bond yields would lead to an increase in the present value of the defined benefit obligation. A sudden instability in the financial markets might also lead to a decrease in the fair value of plan assets held by the trust. Pension benefits in the US are not linked to inflation; however, higher inflation poses the risk of increased final salaries being used to determine benefits for active employees. There is also a risk that the duration of payments to retirees will exceed the life expectancy in mortality tables.
UK plans
The Company operates both defined benefit and defined contribution plans in the UK. All defined benefit plans in the UK are closed to future pension accrual.
The defined benefit plans provide benefits to members in the form of a guaranteed level of pension payable for life. The level of benefits provided is defined by the Trust Deed & Rules and depends on members’ length of service and their salary. Pensions in payment are generally updated in line with the UK retail price index, subject to caps defined by the rules.
The plans’ assets are held in trusts and are invested in a diverse range of assets. The plans are governed by local regulations and responsibility for the governance of the plans lies with the Trustee Directors, who are appointed by the Company from its employees and from the plans’ members. Independent professional trustees sit on a number of the Boards.
The plans remain exposed to various risks associated with defined benefit plans, e.g. a decrease in bond yields or increase in inflation would lead to an increase in the present value of the defined benefit obligation. Alternatively, the duration of payments to retirees could exceed the life expectancy assumed in the current mortality tables leading to an increase in liabilities. A sudden instability in the financial markets might also lead to a decrease in the fair value of the plans’ assets.

73 Notes to the consolidated financial statements	Financial report 2023

Note G1,
c
ont’d.

The
Company’s

and Trustees’
aim
is to reduce the plans’ exposure to the key risks over time.
Other plans
The Company also sponsors plans in other countries. The main plans are in Brazil, India and Ireland. The main pension plans in Brazil are wholly funded with a net surplus of assets. The plan in Ireland is a final salary pension plan and is partly funded. The plans are managed by corporate trustees with directors appointed partly by the local company and partly by the plan members.
The trustees are independent from the local company and subject to the specific country’s pension laws.
The Provident Fund Plan in India is self-managed through a registered Exempted Trust and according to local legislation, investment returns shall be guaranteed at minimum rates of return specified by the government. The Company has an obligation to fund any shortfall on the yield of the trust’s investments over the administered interest rates on an annual basis. These administered rates are determined annually predominantly considering the social and economic factors in the past.

Amount recognized in the Consolidated balance sheet

Amount recognized in the Consolidated balance sheet
	Sweden	US	UK	Other	Total
2023
Defined benefit obligation (DBO)	50,043	5,073	10,595	19,824	85,535
Fair value of plan assets	29,627	4,815	12,410	15,741	62,593
Deficit/surplus (+/–)	20,416	258	–1,815	4,083	22,942
Plans with net surplus, excluding asset ceiling 1)	–	255	1,889	1,143	3,287
Provision for post-employment benefits 2)	20,416	513	74	5,226	26,229

2022
Defined benefit obligation (DBO)	50,441	5,365	9,866	18,019	83,691
Fair value of plan assets	28,521	5,111	11,999	14,849	60,480
Deficit/surplus (+/–)	21,920	254	–2,133	3,170	23,211
Plans with net surplus, excluding asset ceiling 1)	–	298	2,137	1,715	4,150
Provision for post-employment benefits 2)	21,920	552	4	4,885	27,361

1)	Plans with a net surplus, i.e., where plan assets exceed DBO, are reported as Other financial assets, non-current, see note F3 “Financial assets, non-current.”
The asset ceiling increased during the year to SEK 755 (584) million.
2)	Plans with net liabilities are reported in the balance sheet as Post-employment benefits, non-current.
Total pension cost recognized in the Consolidated income statement
The costs for post-employment benefits within the Company are distributed between defined contribution plans and defined benefit plans.

Pension costs for defined contribution plans and defined benefit plans
	Sweden	US	UK	Other	Total
2023
Pension cost for defined contribution plans	1,223	522	148	1,571	3,464
Pension cost for defined benefit plans 1)	2,013	67	–67	1,166	3,179
Total	3,236	589	81	2,737	6,643
Total pension cost expressed as a percentage of wages and salaries					7.8%

2022
Pension cost for defined contribution plans	1,192	542	128	1,209	3,071
Pension cost for defined benefit plans	2,144	160	–22	1,204	3,486
Total	3,336	702	106	2,413	6,557
Total pension cost expressed as a percentage of wages and salaries					8.9%

2021
Pension cost for defined contribution plans	1,199	460	138	1,084	2,881
Pension cost for defined benefit plans	1,920	97	–6	931	2,942
Total	3,119	557	132	2,015	5,823
Total pension cost expressed as a percentage of wages and salaries					9.3%

1)	For the UK plans, negative cost was due to interest income of SEK 626 million exceeding interest cost of SEK 514 million during the year.

Financial report 2023	Notes to the consolidated financial statements 74

Note G1, cont’d.
Change in the net defined benefit obligation

Change in the net defined benefit obligation
	Present value of obligation 2023	1)	Fair value of plan assets 2023	Total 2023	Present value of obligation 2022	1)	Fair value of plan assets 2022	Total 2022
Opening balance	83,691		–60,480	23,211	113,543		–81,355	32,188
Included in the income statement 2)
Current service cost	2,291		–	2,291	2,772		–	2,772
Past service cost and gains and losses on settlements	179		–	179	311		–	311
Interest cost/income (+/–)	2,839		–2,371	468	1,716		–1,475	241
Taxes and administrative expenses	–		78	78	–		62	62
Other	108		–7	101	43		1	44
	5,417		–2,300	3,117	4,842		–1,412	3,430

Remeasurements
Return on plan assets excluding amounts in interest expense/income	–		–663	–663	–		14,135	14,135
Actuarial gains/losses (–/+) arising from changes in demographic assumptions	267		–	267	1,118		–	1,118
Actuarial gains/losses (–/+) arising from changes in financial assumptions	–943		–	–943	–29,031		–	–29,031
Experience-based gains/losses (–/+)	347		–	347	3,236		–	3,236
	–329		–663	–992	–24,677		14,135	–10,542

Other changes
Translation difference	–179		110	–69	3,381		–3,297	84
Contributions and payments from:
Employers 3)	–1,737		–594	–2,331	–1,302		–652	–1,954
Plan participants	350		–342	8	334		–325	9
Payments from plans:
Benefit payments	–1,294		1,292	–2	–1,806		1,806	–
Settlements	–488		488	–	–10,759		10,755	–4
Other	104		–104	–	135		–135	–
Closing balance	85,535		–62,593	22,942	83,691		–60,480	23,211

1)	The weighted average duration of DBO is 16.8 (18.3) years.
2)	Excludes the impact of the asset ceiling of SEK 62 (55) million in 2023.
3)	The expected contribution to the plans during 2024 is SEK 2.3 billion.

Present value of the defined benefit obligation
	Sweden	US	UK	Other	Total
2023
DBO, closing balance	50,043	5,073	10,595	19,824	85,535
Of which partially or fully funded	50,043	4,560	10,595	16,702	81,900
Of which unfunded	–	513	–	3,122	3,635

2022
DBO, closing balance	50,441	5,365	9,866	18,019	83,691
Of which partially or fully funded	50,441	4,812	9,866	14,417	79,536
Of which unfunded	–	553	–	3,602	4,155

7 5 Notes to the consolidated financial statements	Financial report 2023

Note G1, cont’d.

Asset allocation by asset type and geography 1)
	Sweden	US	UK	Other	Total	Of which unquoted	2)
2023
Cash and cash equivalents	271	181	681	133	1,266	22%
Equity securities	7,311	361	769	1,873	10,314	27%
Debt securities	14,335	3,591	5,681	9,285	32,892	21%
Real estate	5,461	–	–	544	6,005	100%
Investment funds	2,016	834	2,346	1,829	7,025	69%
Assets held by insurance company	–	–	2,437	1,679	4,116	100%
Other	233	–152	496	398	975	38%
Total	29,627	4,815	12,410	15,741	62,593
Of which real estate occupied by the Company	–	–	–	–	–
Of which securities issued by the Company	–	–	–	–	–

2022
Cash and cash equivalents	1,151	184	449	88	1,872	6%
Equity securities	6,803	419	1,113	2,791	11,126	50%
Debt securities	14,114	3,646	5,818	8,539	32,117	28%
Real estate	5,577	–	199	603	6,379	100%
Investment funds	917	789	2,417	578	4,701	74%
Assets held by insurance company	–	–	1,872	1,717	3,589	100%
Other	–41	73	131	533	696	15%
Total	28,521	5,111	11,999	14,849	60,480
Of which real estate occupied by the Company	–	–	–	–	–
Of which securities issued by the Company	–	–	–	–	–

1)	Asset class is presented based on the underlying exposure of the investment. This includes direct investment in securities or investment through pooled funds that invest in an asset class.
2)	Unquoted refers to assets classified as fair value level 2 and 3. Unquoted assets comprise mainly investments in pooled investment vehicles.
Actuarial assumptions

Financial and demographic actuarial assumptions
	2023			2022
	Sweden	US	UK	Sweden	US	UK
Financial assumptions
Discount rate	2.1%	5.0%	4.8%	2.0%	5.4%	4.9%
Inflation rate	2.0%	2.5%	3.0%	2.3%	2.5%	3.1%
Salary increase rate	2.5%	4.0%	–	2.8%	3.0%	–
Demographic assumptions
Life expectancy after age 65 in years	23	23	23	23	22	23

Actuarial assumptions are assessed on a quarterly basis. See also note A1 “Material accounting policies” and note A2 “Critical accounting estimates and judgments.”
Sweden
The defined benefit obligation (DBO) has been calculated using a discount rate based on the yields of Swedish government bonds. IAS 19 Employee Benefits prescribes that if there is not a deep market in high-quality corporate bonds, the market yields on government bonds shall be applied for the pension liability calculation. As of December 31, 2023, the discount rate applied in Sweden was 2.1% (2.0%). If the discount rate had been based on Swedish covered mortgage bonds, the discount rate as of December 31, 2023 would have been 3.5% (3.9%). If the discount rate based on Swedish covered mortgage bonds had been applied for the pension liability calculation, the DBO at December 31, 2023 would have been approximately SEK 12.1 (16.5) billion lower.
US and UK
The defined benefit obligation has been calculated using a discount rate based on yields of high-quality corporate bonds, where “high-quality” has been defined as a rating of AA and above.

Total remeasurements in Other comprehensive income related to post-employment benefits
	2023	2022
Actuarial gains and losses (+/–)	538	8,943
The effect of asset ceiling	–87	127
Swedish special payroll taxes	454	1,599
Total	905	10,669

Sensitivity analysis of significant actuarial assumptions, SEK billion
	2023
Impact on the DBO of a change in assumptions	Sweden	US	UK
Financial assumptions
Discount rate –0.5%	5.2	0.3	0.8
Discount rate +0.5%	–4.6	–0.2	–0.7
Inflation rate –0.5%	–4.4	–	–0.1
Inflation rate +0.5%	4.9	–	0.6
Salary increase rate –0.5%	–1.4	–	–
Salary increase rate +0.5%	1.5	–	–
Demographic assumptions
Longevity – 1 year	–2.1	–0.1	–0.3
Longevity + 1 year	2.1	0.1	0.3

Financial report 2023	Notes to the consolidated financial statements 7 6

Information regarding members of the Board of Directors and Group management
Remuneration to the Board of Directors

Remuneration to members of the Board of Directors

SEK	Board fees	Number of synthetic shares/portion of Board fee 4)	Value at grant date of synthetic shares allocated in 2023 4)	Number of previously allocated synthetic shares outstanding	Net change in value of synthetic shares	1)	Committee fees	Total fees paid in cash	2)	Total remunera- tion 2023		Total remunera- tion 2022
			A		B			C		(A+B+C)

Board member
Jan Carlson	4,500,000	–	–	34,041	–837,475		420,000	4,920,000		4,082,525		–218,839
Jacob Wallenberg	1,140,000	–	–	34,041	–837,475		185,000	1,325,000		487,525		–493,839
Börje Ekholm	–	–	–	–	–		–	–		–		–
Carolina Dybeck Happe	1,140,000	–	–	10,003	–166,650		–	–		–166,650		609,182
Christy Wyatt	1,140,000	–	–	–	–		185,000	1,325,000		1,325,000		–
Eric A. Elzvik	1,140,000	–	–	11,345	–279,111		495,000	1,635,000		1,355,889		983,791
Helena Stjernholm	1,140,000	–	–	22,693	–558,274		185,000	1,325,000		766,726		97,535
Jon Fredrik Baksaas	1,140,000	–	–	25,391	–619,545		495,000	1,635,000		1,015,455		–214,424
Jonas Synnergren	1,140,000	–	–	–	–		470,000	1,610,000		1,610,000		–
Kristin S. Rinne	1,140,000	–	–	16,913	–458,693		370,000	1,510,000		1,051,307		305,308
Kurt Jofs 5)	–	–	–	11,427	–239,336		–	–		–239,336		1,275,090
Nora Denzel 5)	–	–	–	11,345	–279,111		–	–		–279,111		688,791
Ronnie Leten 5)	–	–	–	63,985	–1,784,460		–	–		–1,784,460		2,258,226

Employee Representatives
Kjell-Åke Soting	54,750	–	–	–	–		22,200	76,950		76,950		58,500
Annika Salomonsson 6)	54,750	–	–	–	–		14,400	69,150		69,150		28,500
Ulf Rosberg 7)	54,750	–	–	–	–		9,000	63,750		63,750		43,500
Loredana Roslund (deputy)	54,750	–	–	–	–		–	54,750		54,750		43,500
Frans Frejdestedt (deputy) 8)	29,250	–	–	–	–		–	29,250		29,250		–
Stefan Wänstedt (deputy) 8)	29,250	–	–	–	–		–	29,250		29,250		–
Torbjörn Nyman 9)	25,500	–	–	–	–		11,700	37,200		37,200		66,000
Anders Ripa 10)	23,250	–	–	–	–		6,900	30,150		30,150		55,500
Total	13,946,250	–	–	241,184	–6,060,130		2,869,200	15,675,450		9,615,320	3)	5,586,321

1)
The difference in value as of the time for payment, compared to December 31, 2022, for synthetic shares allocated in 2018 (for which payment was made in 2023). The difference in value as of December 31, 2023 compared to December 31, 2022, for synthetic shares allocated in 2019, 2020, 2021 and 2022. Calculated on a share price of SEK 63.11. The value of synthetic shares allocated in 2019, 2020, 2021 and 2022 includes respectively SEK 1.50, SEK 2.00, SEK 2.50 and SEK 2.70 per share in compensation for dividends resolved by the Annual General Meetings 2020, 2021, 2022 and 2023, and the value of the synthetic shares allocated in 2018 includes dividend compensation for dividends resolved in 2019, 2020, 2021 and 2022.

2)	Committee fee and cash portion of the Board fee.
3)	Excluding social security charges in the amount of SEK 2,077,206.
4)	None of the Board members participated in the synthetic share program during 2023.
5)	Resigned from the Board of Directors in connection with the AGM held on March 29, 2023.
6)	Appointed employee representative Board member as of July 31, 2023, previously deputy employee representative Board member.
7)	Appointed employee representative Board member as of July 4, 2023, previously deputy employee representative Board member.
8)	Appointed deputy employee representative Board members as of September 1, 2023.
9)	Resigned as employee representative Board member as of July 31, 2023.
10)	Resigned as employee representative Board member as of July 4, 2023.

Comments to the table
–	The Chair of the Board was entitled to a Board fee of SEK 4,500,000.
–	The other Directors elected by the Annual General Meeting were entitled to a fee of SEK 1,140,000 each.
–
The Chair of the Audit and Compliance Committee was entitled to a fee of SEK 495,000 and the other non-employee members of the Audit and Compliance Committee were entitled to a fee of SEK 285,000 each. The Chairs of the Finance, Remuneration and Enterprise Business and Technology Committees were entitled to a fee of SEK 210,000 each and the other non-employee members of these Committees were entitled to a fee of SEK 185,000 each.

–
Members of the Board, who are not employees of the Company, have not received any remuneration other than the fees and synthetic shares as above. None of the Directors have entered into a service contract with the Parent Company or any of its subsidiaries, providing for termination benefits.

–
Members and deputy members of the Board who are Ericsson employees received no remuneration or benefits other than their entitlements as employees and a fee to the employee representatives and their deputies of SEK 2,250 per attended Board meeting and SEK 1,800 per attended Committee meeting.

–
The Annual General Meeting 2023 resolved that non-employee Directors may choose to receive the Board fee (i.e., exclusive of Committee fee) as follows: i) 25% of the Board fee in cash and 75% in the form of synthetic shares, ii) 50% in cash and 50% in the form of synthetic shares, or iii) 75% in cash and 25% in the form of synthetic shares. Directors may also choose not to participate in the synthetic share program and receive 100% of the Board fee in cash. Committee fees are always paid in cash.

If the Board members would have chosen synthetic shares, the number of synthetic shares allocated would have been based on a volume-weighted average of the market price of Ericsson’s Class B shares on Nasdaq Stockholm during the five trading days
immediately following the publication of Ericsson’s

7 7 Notes to the consolidated financial statements	Financial report 2023

Note G2, cont’d.
interim report for the first quarter 2023; SEK 55.34. The number of synthetic shares would then have been rounded down to the nearest whole number of shares.
The synthetic shares are vested during the Directors’ term of office and the right to receive payment with regard to the allocated synthetic shares occurs after the publication of the Company’s year-end financial statement during the fifth year following the Annual General Meeting, which resolved on the synthetic share program, i.e., in 2028. The amount payable shall be determined based on the volume-weighted average price for Ericsson’s Class B shares on Nasdaq Stockholm during the five trading days immediately following the publication of the year-end financial statement.
Synthetic shares were allocated to members of the Board for the first time in 2008 and have been allocated annually since then on equal terms and conditions. Payment based on synthetic shares allocated in 2018 occurred in 2023. The amounts paid in 2023 under the synthetic share programs were determined based on the volume-weighted average price for Ericsson’s Class B shares on Nasdaq Stockholm during the five trading days immediately following the publication of the year-end financial statements for 2022: SEK 59.91 and totaled SEK 6,350,763, excluding social security charges. The payments made do not constitute a cost for the Company in 2023. The Company’s costs for the synthetic shares have been disclosed each year and the net change in value of the synthetic shares for which payment was made in 2023, is disclosed in the table above “Remuneration to members of the Board of Directors”.
The value of all outstanding synthetic shares fluctuates in line with the market value of Ericsson’s Class B share and may differ from year to year compared to the original value on their respective grant dates. The change in value of the outstanding synthetic shares is established each year and affects the total recognized costs that year. As of December 31, 2023, the total outstanding number of synthetic shares under the programs is 241,184 and the total accounted debt is SEK 16,690,551.
Remuneration to the Group management
The Company’s costs for remuneration to the Group management are the costs recognized in the income statement during the financial year. These costs are disclosed under Remuneration costs below.
Costs recognized during a financial year in the income statement are not fully paid by the Company at the end of the fiscal year. The unpaid amounts that the Company has in relation to the Group management are disclosed under Outstanding balances.
Remuneration costs
The total remuneration to the President and CEO and to other members of the Group management, consisting of the Executive Team (ET), includes fixed salary, short- and long-term variable compensation, pension and other benefits. These remuneration elements are based on the guidelines for remuneration to Group management (the Guidelines) as approved by the Annual General Meetings (AGM) of shareholders held in 2020 and 2023.

Remuneration costs for the President and CEO and other members of the Executive Team (ET)

SEK	President and CEO 2023	President and CEO 2022	President and CEO 2021	Other members of ET 2023 3)	Other members of ET 2022 3)	Other members of ET 2021	Total 2023	Total 2022	Total 2021
Salary 1)	19,520,568	19,154,852	18,208,859	135,208,734	132,945,295	110,043,431	154,729,302	152,100,147	128,252,290
Termination benefits	–	–	–	–	25,503,967	–	–	25,503,967	–
Annual variable remuneration provision earned for the year	–	–	–	48,399,226	90,908,181	52,507,185	48,399,226	90,908,181	52,507,185
Long-term variable compensation provision	31,708,587	41,125,015	43,701,650	30,547,582	43,688,149	48,260,833	62,256,169	84,813,164	91,962,483
Pension costs 2)	10,151,804	9,856,121	9,569,049	24,607,643	42,248,588	40,886,802	34,759,447	52,104,709	50,455,851
Other benefits	828,287	135,743	555,688	19,575,733	20,167,043	11,199,631	20,404,020	20,302,786	11,755,319
Social charges and taxes	19,546,145	22,079,378	22,633,474	45,222,286	60,745,133	57,469,705	64,768,431	82,824,511	80,103,179
Total	81,755,391	92,351,109	94,668,720	303,561,204	416,206,356	320,367,587	385,316,595	508,557,465	415,036,307

1)	Includes compensation for unused vacation days.
2)	Includes cash payments to the President and CEO in lieu of defined contribution payment in a cost neutral way to Ericsson.
3)
Does not include cash compensation paid to Rory Read of MUSD 32.76 in 2022 and 10,64 MSUD in 2023. The total amount was reported separately as ‘Deviations from adopted Guidelines for remuneration to Group Management’ in Remuneration Report 2022 as compensation for acceleration of pre-existing long-term share based variable incentive program of restricted and performance stock units (RSU and PSU) in Vonage.

Comments to the table
–
Fredrik Jejdling was appointed Executive Vice President by the Board of Directors effective November 7, 2017. He did not substitute the President and CEO as the deputy to the President and CEO in 2023. Information regarding Fredrik Jejdling is included in the group “Other members of ET.” The details of Fredrik Jejdling’s remuneration in 2023 can be found in the Remuneration report 2023.

–
The group “Other members of ET 2023” comprises the following persons: MajBritt Arfert, Scott Dresser, Erik Ekudden, Moti Gyamlani, Niklas Heuveldop, Chris Houghton, Fredrik Jejdling, Stella Medlicott, Carl Mellander, Nunzio Mirtillo, Per Narvingar, Fadi Pharaon, Rory Read and Åsa Tamsons. In addition, Jenny Lindqvist joined ET on February 1, 2023, and George Mulhern left ET effective November 1, 2023.

–
The group “Other members of ET 2022” comprises the following persons: MajBritt Arfert, Scott Dresser, Erik Ekudden, Niklas Heuveldop, Chris Houghton, Fredrik Jejdling, George Mulhern, Moti Gyamlani, Per Narvingar, Stella Medlicott, Carl Mellander, Nunzio Mirtillo, Fadi Pharaon, Rory Read and Åsa Tamsons. In addition, Xavier Dedullen left ET effective March 21, 2022 and Arun Bansal, Jan Karlsson and Peter Laurin left ET effective June 1, 2022.

–
The group “Other members of ET 2021” comprises the following persons: MajBritt Arfert, Arun Bansal, Xavier Dedullen, Erik Ekudden, Niklas Heuveldop, Chris Houghton, Fredrik Jejdling, Jan Karlsson, Peter Laurin,

Stella Medlicott, Carl Mellander, Nunzio Mirtillo, Fadi Pharaon and Åsa Tamsons.
–	The salary stated in the table for the President and CEO and other members of the ET includes vacation pay paid during 2023, as well as other contracted compensation expenses in 2023.
–	“Long-term variable compensation provision” refers to the compensation costs for full year 2023 for all outstanding share-based plans.
Outstanding balances
The Company has recognized the following liabilities relating to unpaid remunerations in the balance sheet:
–
Ericsson’s commitments for defined benefit based pensions as of December 31, 2023, for other members of ET under IAS 19 amounted to 2023: SEK 35.4 million, 2022: SEK 37.6 million of which 2023: SEK 28.3 million, 2022: SEK 30.0 million refers to the ITP and early retirement, and the remaining 2023 SEK 7.1 million, 2022 SEK 7.7 million to disability and survivors’ pensions. The President and CEO does not have a Swedish defined benefit based pension plan, hence, Ericsson bears no commitment.

–	For previous Presidents and CEOs, the Company has made provisions for defined benefit pension plans in connection with their active service periods within the Company.

Financial report 2023	Notes to the consolidated financial statements 7 8

Share-based compensation

Accounting treatment of Long-Term Variable Compensation Programs
In note A1” Material accounting policies”, the overall accounting policies for share-based payments within the Company are disclosed. In summary:
–	Share-settled programs, the total compensation expense is calculated based on the fair value (FV) at grant date and recognized over the service period of three years.
–
Cash-settled plans, the accounting principles are the same as for any other accruals or provisions. Prior to payout an accrual or provision is recognized every period based on the present period’s best estimate of the total amount. Any difference between total payout and the sum of accruals or provisions is recognized in the income statement in the period of final payout.

Long-Term Variable Compensation
All long-term variable compensation programs have been designed to form a part of a well-balanced total remuneration package and in general to span over a minimum of three years (service period). As these are variable compensation programs, the outcomes cannot be predicted when the programs are introduced and rewards depend on long-term personal commitment, corporate performance and the share price performance.
To reinforce a strong alignment between our shareholders and our Executives the LTV 2023 for Executives will grant, vest and be delivered in Ericsson Class B-shares. Until LTV 2022 Executive Performance Plan (EPP), the granting and vesting has been in synthetic shares with the outcome delivered as a cash settlement. With this action the new Long-Term Variable Compensation Program (LTV) for the Executive Team (ET) and the Executive Performance Plan (EPP) for senior managers have merged into one plan.
All programs are share-based payment programs as defined by IFRS 2 “Share-based Payment,” either share- or cash-settled. The significant share-based payment programs are described below.
Share-Settled Programs
Long-Term Variable Compensation Program for the Executive Team
The Long-Term Variable Compensation Program for the ET and Executives as approved by the shareholders, is designed to provide long-term incentives for members of the ET and Executives, to incentivize the Company’s performance creating long-term value.
Awards under LTV (Performance Share Awards) are granted to the participants, provided that certain performance conditions are met, to receive a number of shares, free of charge, following expiration of a three-year vesting period (vesting period). Allotment of shares pursuant to Performance Share Awards are subject to the achievement of performance criteria which are defined specific to each year’s program when the program is introduced.
Which portion, if any, of the Performance Share Awards for LTV will vest is determined at the end of the relevant performance period based on the satisfaction of the predetermined performance criteria for that year’s LTV program (performance period). The performance criteria for the currently running LTV and EPP are summarized in the below table along with the satisfaction

LTV and EPP performance criteria

Program Year	Target	Criteria	Weight	Performance Period	Vesting Opportunity (linear pro-rata)		Achievement		Achieved Vesting Level
2023	2023 Group operating income (EBITA)	Range (SEK billion): 26.4 - 40.4	45%	Jan 1, 2023–Dec 31, 2023	0%–200%		SEK 21.4 billion	2)	0%
2023	Absolute TSR	Range: 6%-14%	25%	Jan 1, 2023–Dec 31, 2025	0%–200%
2023	Relative TSR	Ranking of Ericsson: 6–2	20%	Jan 1, 2023–Dec 31, 2025	0%–200%	1)
2023	Group Environmental, Social and Governance (“ESG”)	CO2e emissions (ktonnes): 142–121	1.66%	Jan 1, 2023–Dec 31, 2023	0%–200%		121.9 ktonne CO 2		193.72%
		CO2e emissions (ktonnes): 132–113	1.66%	Jan 1, 2024–Dec 31, 2024	0%–200%
		CO2e emissions (ktonnes): 122–104	1.68%	Jan 1, 2025–Dec 31, 2025	0%–200%
		Increasing the representation of women leaders in the Ericsson Group: Range 23%–25%	5%	Jan 1, 2023–Dec 31, 2025	0%–200%
2023 Total			100%		0%– 200%
2022	2022 Group operating income (EBIT)	Range (SEK billion): 24.1–34.1	45%	Jan 1, 2022–Dec 31, 2022	0%–200%		SEK 32.2 billion	2)	162.76%
2022	Absolute TSR	Range: 6%-14%	25%	Jan 1, 2022–Dec 31, 2024	0%–200%
2022	Relative TSR	Ranking of Ericsson: 6–2	20%	Jan 1, 2022–Dec 31, 2024	0%–200%	1)
2022	Group Environmental, Social and Governance (“ESG”)	CO2e emissions (ktonnes): 265–200	5%	Jan 1, 2022–Dec 31, 2024	0%–200%
		Increasing the representation of women leaders in the Ericsson Group: Range 22%–24%	5%	Jan 1, 2022–Dec 31, 2024	0%–200%
2022 Total			100%		0%–200%
2021	2021 Group operating income (EBIT)	Range (SEK billion): 15.0–24.0	50%	Jan 1, 2021–Dec 31, 2021	0%–200%		SEK 27.4 billion	2)	200%
2021	Absolute TSR	Range: 6%–14%	30%	Jan 1, 2021–Dec 31, 2023	0%–200%		-16.17%		0.00%
2021	Relative TSR	Ranking of Ericsson: 6–2	20%	Jan 1, 2021–Dec 31, 2023	0%–200%	1)	12 out of 11		0.00%
2021 Total			100%		0%–200%				100.00%
2020	2020 Group operating income (EBIT)	Range (SEK billion): 19.1–27.9	50%	Jan 1, 2020–Dec 31, 2020	0%–200%		SEK 29.1 billion	3)	200%
2020	Absolute TSR	Range: 6%–14%	30%	Jan 1, 2020–Dec 31, 2022	0%–200%		–6.65%		0.00%
2020	Relative TSR	Ranking of Ericsson: 6–2	20%	Jan 1, 2020–Dec 31, 2022	0%–200%	1)	12 out of 11		0.00%
2020 Total			100%		0%–200%				100.00%

1)
The portion of the Performance Share Awards granted to a participant based on the relative TSR performance condition is subject to fulfilment of the related performance criteria over the performance period compared to Peer Groups consisting of 11 companies for the program year 2023, 2022, 2021 and 2020. The vesting of the Performance Share Awards under this performance condition will vary depending on the Company’s TSR performance ranking versus the other companies in the peer group at the end of the performance period.

2)	Excludes restructuring charges and items not included in target performance criterion.
3)	Excludes restructuring charges.
4)
Excludes fines and similar related to the United States Department of Justice (DOJ) / U.S. Securities and Exchange Commission (SEC) resolution, including payments required pursuant to the DOJ Plea Agreement announced by the Company on March 2, 2023.

7 9 Notes to the consolidated financial statements	Financial report 2023

Note G3, cont’d.
and achieved vesting levels for the ones where the performance period have lapsed. It is generally required that the participant retains his or her employment over a period of three years from the date of grant of awards to be eligible for receiving the performance awards.
Provided that the performance criteria have been met during the performance period and that the participant has retained his or her employment (unless special circumstances are at hand) during the service period, allotment of vested shares will take place as soon as practicably possible following the expiration of the vesting period.
When determining the final vesting level of Performance Share Awards, the Board of Directors examines whether the vesting level is reasonable considering the Company’s financial results and position, conditions on the stock market and other circumstances, and if not, reserves the right to reduce the vesting level to a lower level deemed appropriate.
In the event delivery of shares to the participants cannot take place under applicable law or at a reasonable cost and employing reasonable administrative measures, the Board of Directors is entitled to decide that participants may, instead, be offered cash settlement.
All major decisions relating to outcome of LTV are taken by the Remuneration Committee, with approval by the full Board of Directors as required.
2023 Long-Term Variable Compensation Program for the Executive Team (LTV 2023)
LTV 2023 was approved at the Annual General Meeting (AGM) of shareholders held in 2023 and includes all members of the ET and Executives, a total of 176 members in 2023, including the President and CEO.
The participants were granted Performance Share Awards on May 18, 2023. The value of the underlying shares in respect of the Performance Share Awards made to the President and CEO was 190% of the annual base salary, and for other participants ranged between 30% and 70% of the participants’ respective annual base salaries at the time of grant. The share price used to calculate the number of shares to which the Performance Share Awards entitles was calculated as the volume weighted average of the market price of Ericsson B shares on Nasdaq Stockholm during the five trading days immediately following the publication of the Company’s interim report for the fourth quarter of 2022.
Having evaluated the ongoing long-term variable compensation programs and considering investor input obtained, the Remuneration Committee and the Board of Directors proposed to the Annual General Meeting of shareholders 2023 a long-term variable compensation program 2023 similar to the long-term variable compensation program 2022 adjusting the Group Environmental, Social and Governance performance criterion (“ESG”) on reducing carbon dioxide equivalent (“CO
2
e”) emissions in the Ericsson Group’s own activities from one to three annual targets. The purpose is to further strengthen Ericsson’s commitment to long-term sustainability and responsible business. Hence again a one-year Group operating income (EBITA) target measured over the period January 1, 2023 to December 31, 2023 was included as a performance condition for LTV 2023 in addition to the standard three-year total shareholder return (TSR) performance conditions, which were also used for LTV 2022, LTV 2021 and LTV 2020 however with different weights.
The performance criteria relating to TSR are absolute TSR development and relative TSR development for the Ericsson B share over the period January 1, 2023 to December 31, 2025 (the performance period). The criteria related to ESG are split into two sub-components: reducing carbon dioxide equivalent (“CO
2
e”) emissions in the Ericsson Group’s own activities and increasing the representation of women leaders in the Ericsson Group. The ESG performance criteria are being measured over the period January 1, 2023 to December 31, 2025 (the performance period), where the reducing carbon dioxide equivalent (“CO
2
e”) emissions in the Ericsson Group’s own activities is split into 3 annual targets.
The Remuneration Committee and the Board decided to propose a long-term variable remuneration program for 2024 with a similar structure as the long-term variable remuneration program for 2023 to the 2024 Annual General Meeting.
The performance criteria for LTV 2023 along with the details on how the performance criteria will be calculated and measured are explained in minutes from the AGM 2023 under Item 16.

The Board of Directors resolved on the achieved vesting level for the 2023 Group operating income (EBITA) performance criteria as 0% for this portion of the Performance Share Awards granted based on the 2023 Group operating income (EBITA) outcome. The Board of Directors resolved on the achieved vesting level for the 2023 ESG performance criteria being measured over the period January 1, 2023 to December 31, 2023 (the performance period), where the reducing carbon dioxide equivalent (“CO
2
e”) emissions in the Ericsson Group’s own activities performance criteria as 193,72% for this portion of the Performance Share Awards granted based on the 2023 Group ESG outcome.
2022 Long-Term Variable Compensation Program for the Executive Team (LTV 2022)
LTV 2022 was approved at the Annual General Meeting (AGM) of shareholders held in 2022 and includes all members of the ET, a total of 15 ET members in 2022, including the President and CEO.
The participants were granted Performance Share Awards on May 18, 2022. The value of the underlying shares in respect of the Performance Share Awards made to the President and CEO was 190% of the annual base salary, and for other participants ranged between 30% and 70% of the participants’ respective annual base salaries at the time of grant. The share price used to calculate the number of shares to which the Performance Share Awards entitles was calculated as the volume weighted average of the market price of Ericsson B shares on Nasdaq Stockholm during the five trading days immediately following the publication of the Company’s interim report for the fourth quarter of 2021.
Having evaluated the ongoing long-term variable compensation programs and considering investor input obtained, the Remuneration Committee and the Board of Directors proposed to the Annual General Meeting of shareholders 2022 a long-term variable compensation program 2022 for the Executive Team similar to the long-term variable compensation program 2021 adding a Group Environmental, Social and Governance performance criterion (“ESG”). The purpose is to further strengthen Ericsson’s commitment to long-term sustainability and responsible business. Hence again a one-year Group operating income (EBIT) target measured over the period January 1, 2022 to December 31, 2022 was included as a performance condition for LTV 2022 in addition to the standard three-year total shareholder return (TSR) performance conditions, which were also used for LTV 2021, LTV 2020 and LTV 2019 however with different weights.
The performance criteria relating to TSR are absolute TSR development and relative TSR development for the Ericsson B share over the period January 1, 2022 to December 31, 2024 (the performance period). The criteria related to ESG are split into two sub-components: reducing carbon dioxide equivalent (“CO
2
e”) emissions in the Ericsson Group’s own activities and increasing the representation of women leaders in the Ericsson Group. The ESG performance criteria are being measured over the period January 1, 2022 to December 31, 2024 (the performance period).
The Remuneration Committee and the Board decided to propose a long-term variable remuneration program for 2023 with a similar structure as the long-term variable remuneration program for 2022 to the 2023 Annual General Meeting.
The performance criteria for LTV 2022 along with the details on how the performance criteria will be calculated and measured are explained in minutes from the AGM 2022 under Item 16.
The Board of Directors resolved on the achieved vesting level for the 2022 Group operating income (EBIT) performance criteria as 162.76% for this portion of the Performance Share Awards granted based on the 2022 Group operating income (EBIT) outcome.
2021 Long-Term Variable Compensation Program for the Executive Team (LTV 2021)
LTV 2021 was approved at the Annual General Meeting (AGM) of shareholders held in 2021 and includes all members of the ET, a total of 15 ET members in 2021, including the President and CEO.
The participants were granted Performance Share Awards on May 3, 2021. The value of the underlying shares in respect of the Performance Share Awards made to the President and CEO was 190% of the annual base salary, and for other participants ranged between 30% and 70% of the participants’ respective annual base salaries at the time of grant. The share price used to calculate

Financial report 2023	Notes to the consolidated financial statements 80

Note G3, cont’d.
the number of shares to which the Performance Share Awards entitles was calculated as the volume weighted average of the market price of Ericsson B shares on Nasdaq Stockholm during the five trading days immediately following the publication of the Company’s interim report for the fourth quarter of 2020.
Following evaluation of the previously introduced Long-term variable compensation programs, the Board of Directors decided to use the same performance criteria for LTV 2021 as the ones used for LTV 2020, LTV 2019 and LTV 2018 in order to secure continuity and consistency in supporting achievement of the Company’s 2022 targets. Hence again a one-year Group operating income (EBIT) target measured over the period January 1, 2021 to December 31, 2021 was included as a performance condition for LTV 2021 in addition to the standard three-year total shareholder return (TSR) performance conditions, which were also used for LTV 2020, LTV 2019 and LTV 2018.
The performance criteria relating to TSR are absolute TSR development and relative TSR development for the Ericsson B share over the period January 1, 2021 to December 31, 2023 (the performance period).
The performance criteria for LTV 2021 along with the details on how the performance criteria will be calculated and measured are explained in minutes from the AGM 2021 under Item 16.
The Board of Directors resolved on the achieved vesting level for the 2021 Group operating income (EBIT) performance criteria as 200% for this portion of the Performance Share Awards granted based on the 2021 Group operating income (EBIT) outcome.
The Board of Directors also resolved on the achieved vesting levels for the absolute and relative TSR development performance criteria as 0.00% and 0.00% based on the achievement results of
-
16.17% absolute TSR and 12th ranking for relative TSR respectively, which resulted in an overall achieved vesting level of 100.00% for LTV 2021 as illustrated in the table LTV and EPP Performance Criteria on page
 75
.
2020 Long-Term Variable Compensation Program for the Executive Team (LTV 2020)
LTV 2020 was approved at the Annual General Meeting (AGM) of shareholders held in 2020 and includes all members of the ET, a total of 15 ET members in 2020, including the President and CEO.
The participants were granted Performance Share Awards on April 1, 2020. The value of the underlying shares in respect of the Performance Share Awards made to the President and CEO was 180% of the annual base salary, and for other participants ranged between 30% and 70% of the participants’ respective annual base salaries at the time of grant. The share price used to calculate the number of shares to which the Performance Share Awards entitles was calculated as the volume weighted average of the market price of Ericsson B shares on Nasdaq Stockholm during the five trading days immediately following the publication of the Company’s interim report for the fourth quarter of 2019.
Following evaluation of the previously introduced Long-term variable compensation programs, the Board of Directors decided to use the same performance criteria for LTV 2020 as the ones used for LTV 2019 and LTV 2018 in order to secure continuity and consistency in supporting achievement of the Company’s 2020 targets. Hence again a one-year Group operating income (EBIT) target measured over the period January 1, 2020 to December 31, 2020 was included as a performance condition for LTV 2020 in addition to the standard three-year total shareholder return (TSR) performance conditions, which were also used for LTV 2019, LTV 2018 and LTV 2017.
The performance criteria relating to TSR are absolute TSR development and relative TSR development for the Ericsson B share over the period January 1, 2020 to December 31, 2022 (the performance period).
The performance criteria for LTV 2020 along with the details on how the performance criteria will be calculated and measured are explained in minutes from the AGM 2020 under Item 17.
The Board of Directors resolved on the achieved vesting level for the 2020 Group operating income (EBIT) performance criteria as 200% for this portion of the Performance Share Awards granted based on the 2020 Group operating income (EBIT) outcome.
The Board of Directors also resolved on the achieved vesting levels for the absolute and relative TSR development performance criteria as 0.00% and 0.00% based on the achievement results of -6.65% absolute TSR and 12th ranking for relative TSR respectively, which resulted in an overall achieved vesting level of 100.00% for LTV 2020 as illustrated in the table LTV and EPP Performance Criteria on page
 75
.
Accordingly, the Board have approved vesting for LTV 2020 (which expired in 2023). Planned vesting date will be during Q1 2024.
2019 Long-Term Variable Compensation Program for the Executive Team (LTV 2019)
LTV 2019 was approved at the AGM 2019 and includes a total of 14 ET members in 2019, including the President and CEO, but excluding Helena Norrman who was not granted LTV 2019 due to her resignation, and Stella Medlicott and Fadi Pharaon who carried over their EPP entitlements for 2019 after their appointments to the ET.
The participants were granted Performance Share Awards on May 18, 2019. The value of the underlying shares in respect of the Performance Share Awards made to the President and CEO was 180% of the annual base salary, and for other participants ranged between 30% and 70% of the participants’ respective annual base salaries at the time of grant. The share price used to calculate the number of shares to which the Performance Share Awards entitles was calculated as the volume weighted average of the market price of Ericsson B shares on Nasdaq Stockholm during the five trading days immediately following the publication of the Company’s interim report for the first quarter of 2019.
Following evaluation of the previously introduced Long-Term Variable Compensation Programs, the Board of Directors decided to use the same performance criteria for LTV 2019 as the ones used for LTV 2018 in order to secure continuity and consistency in supporting achievement of the Company’s 2020 targets. Hence again a one-year Group operating income (EBIT) target measured over the period January 1, 2019 to December 31, 2019 was included as a performance condition for LTV 2019 in addition to the standard three-year total shareholder return (TSR) performance conditions, which were also used for LTV 2018 and LTV 2017.
The performance criteria relating to TSR are absolute TSR development and relative TSR development for the Ericsson B share over the period January 1, 2019 to December 31, 2021 (the performance period).
The performance criteria for LTV 2019 along with the details on how the performance criteria will be calculated and measured are explained in minutes from the AGM 2019 under Item 17.
The Board of Directors resolved on the achieved vesting level for the 2019 Group operating income (EBIT) performance criteria as 200% for this portion of the Performance Share Awards granted based on a 2019 Group operating income (EBIT) outcome excluding fines and similar related to the United States Department of Justice (DOJ) / U.S. Securities and Exchange Commission (SEC) resolutions.
The Board of Directors also resolved on the achieved vesting levels for the absolute and relative TSR development performance criteria as 74,89% and 19,39% based on the achievement results of 9.00% absolute TSR and 6.52th ranking for relative TSR respectively. Which resulted in an overall achieved vesting level of 126.35% for LTV 2019 as illustrated in the table LTV and EPP Performance Criteria on page
 75
.
Accordingly, the Board have approved vesting for LTV 2019 (which expired in 2022). Planned vesting date will be during Q1 2024.
Cash-Settled Plans
Executive Performance Plans (EPP)
No new EPP plan was issued in 2023 as the eligible executives were offered the LTV 2023 share granted and vested Plan. The running Executive Performance Plans (EPP) continue to run over the performance period until vesting as is.
The Executive Performance Plan (EPP) is a cash-settled plan which uses the same performance criteria as the ones under the respective year’s long-term variable compensation program for the ET.
Senior managers, except for the members of the ET, are selected as participants to EPP annually through a nomination process that identifies individuals according to performance, potential, critical skills, and business critical roles.
There are two award levels, high and regular, which represent the potential award levels as a percentage of the participant’s annual gross salary, which are determined separately by the Board of Directors for each year’s plan before the plan is launched. Participants are assigned a potential award, which is converted into a number of synthetic shares based on the same market price of Ericsson B shares used for the respective year’s LTV. The three-year vesting

81 Notes to the consolidated financial statements	Financial report 2023

Note G3, cont’d.
period is the same as for the LTV. The vesting level of the award is subject to the achievement of the same performance criteria over the same performance period defined for the respective year and generally requires that the participant retains his or her employment over the vesting period.
At the end of the vesting period, the allotted synthetic shares are converted into a cash amount, based on the market price of Ericsson B shares at Nasdaq Stockholm at the vesting date, and this final amount is paid to the participant in cash gross before tax.
Executive Performance Plan 2022 (EPP 2022)
165 senior managers were selected to participate in EPP 2022. The regular award level is set at 15% and the high award level is set at 25% for all countries except for the USA/Canada. The regular and high award levels are set at 35% and 45% respectively in the USA/Canada.
Executive Performance Plan 2021 (EPP 2021)
159 senior managers were selected to participate in EPP 2021. The regular award level is set at 15% and the high award level is set at 25% for all countries except for the USA. The regular and high award levels are set at 25% and 35% respectively in the USA.
Executive Performance Plan 2020 (EPP 2020)
155 senior managers were selected to participate in EPP 2020. The regular award level is set at 15% and the high award level is set at 25% for all countries except for the USA. The regular and high award levels are set at 25% and 35% respectively in the USA.
Executive Performance Plan 2019 (EPP 2019)
161 senior managers were selected to participate in EPP 2019. The regular award level is set at 15% and the high award level is set at 22.5%.
The awards under EPP 2019 were paid in 2022 at the end of the vesting period and EPP 2019 was officially closed.
Key Contributor Plans (KC Plans)
The KC Plan is a cash-settled retention plan. Employees, except for senior managers and the members of the ET, are selected as participants to KC Plan annually through a nomination process that identifies individuals according to performance, potential, critical skills, and business critical roles. Participants are assigned a potential award based on a percentage of their annual gross salary, which is converted into a number of synthetic shares based on the same market price of Ericsson B shares used for the respective year’s LTV.
The KC Plan is a retention plan, therefore there are no performance criteria for vesting of awards. In general, there is a three-year service period for receiving the award in full and the award is subject only to continued employment during the service period. As of the KC 2019 plan the total service period is three years, however the payout is distributed over the entire service period with staggered payments according to the below schedule:
– 25% of the award to be paid at the end of the first year,
– 25% of the award to be paid at the end of the second year, and
– the remaining 50% of the award to be paid at the end of the third year.
Accounting wise, the plans with three staggered payments are seen as three separate tranches. The tranches are accounted for as separate awards and accrued in parallel with the same grant date but different vesting dates. The consequence of the staggered payments is a front-end loaded cost for these plans. The accounting model is referred to as staged vesting.
The value of each synthetic share is driven by the absolute share price performance of Ericsson B shares during the service period. At the end of the service period, the allotted synthetic shares are converted into a cash amount, based on the market price of Ericsson B shares Nasdaq Stockholm at the vesting date, and this final amount is paid to the participant in cash gross before tax.

Key Contributor Plans 2023 (KC Plan 2023)
10,154 employees were selected to participate in KC Plan 2023. There are at multiple levels between 10%-50% of the participants’ annual gross salary. The total service period is three years, however the payout is distributed over the entire service period with staggered payments as explained under Key Contributor Plans (KC Plans).
In addition, Vonage has issued a retention plan to 87 participants with a two-year service period, no performance criteria and the vesting is 50%/50% on each annual anniversary.
Key Contributor Plan 2022 (KC Plan 2022)
7,704 employees were selected to participate in KC Plan 2022. There are at multiple levels between 10%-40% of the participants’ annual gross salary. The total service period is three years, however the payout is distributed over the entire service period with staggered payments as explained under Key Contributor Plans (KC Plans).
Cradlepoint Key Contributor Conversion Plan 2022

(KC Conversion Plan 2022)
The KC Conversion Plan is a cash-settled retention plan with 95 participants. The plan has a closed participation group and there will not be any new participants. There is a two-year service period, no performance criteria, (February 2022—February 2024) for receiving the award in full. The payout is distributed over the two-year period: 50% of the award was paid
March 2023: USD 4.8 million and 50% of the award to be paid March 2024. The value of each payout is based on the share price of Ericsson B shares at vesting date.
Key Contributor Plan 2021 (KC Plan 2021)
7,246 employees were selected to participate in KC Plan 2021. There are three award levels at 10%, 25% and 30% of the participants’ annual gross salary. The total service period is three years, however the payout is distributed over the entire service period with staggered payments as explained under Key Contributor Plans (KC Plans).
Key Contributor Plan 2020 (KC Plan 2020)
7,007 employees were selected to participate in KC Plan 2020. There are three award levels at 10%, 25% and 30% of the participants’ annual gross salary. The total service period is three years, however the payout is distributed over the entire service period with staggered payments as explained under Key Contributor Plans (KC Plans).
Key Contributor Plan 2019 (KC Plan 2019)
6,941 employees were selected to participate in KC Plan 2019. There are three award levels at 10%, 25% and 30% of the participants’ annual gross salary. The total service period is three years, however the payout is distributed over the entire service period with staggered payments as explained under Key Contributor Plans (KC Plans) and was officially closed in 2022.
Number of shares and synthetic shares
The awards granted to the participants of the LTV programs and the development of the granted shares over time, considering the fulfilment of performance conditions, are displayed in the below table, together with the number of synthetic shares for the EPP and KC plans.
Claw back policy
In 2023, the Board of Directors of the Company adopted a written clawback policy for the purpose of recovering certain incentive compensation from executive officers in the event of a required accounting restatement, and to disclose any recovered compensation. This policy is applicable in parallel to the clawback rights contained in the guidelines for remuneration to Group management, and ongoing compensation programs (which are connected to breaches of Ericsson’s Code of Business Ethics).

Financial report 2023	Notes to the consolidated financial statements 82

Note G3, cont’d.

Number of shares and synthetic shares
(million)	Executive programs 1) 2)						Of which the President and CEO
Share-settled programs	LTV 2023	LTV 2022	LTV 2021	LTV 2020	LTV 2019	Total	LTV 2023	LTV 2022	LTV 2021	LTV 2020	LTV 2019	Total
Maximum shares required	4.1	2.0	2.1	2.5	3.0	13.7	–	–	–	–	–	–
Granted shares	3.7	0.7	0.6	0.9	0.6	6.5	0.6	0.3	0.3	0.4	0.3	1.9
Outstanding number of shares beginning of 2023	–	0.9	0.9	0.9	0.8	3.5	–	0.4	0.5	0.4	0.3	1.6
Exercised during 2023	–	–	–	–	–	–	–	–	–	–	–	—
Forfeited during 2023	–	–	–0.1	–	–	–0.1	–	–	–	–	–	—
Increase/decrease due to performance condition 2023	–1.7	–	–0.3	–	–	–2.0	–0.3	–	–0.2	–	–	–0.5
Outstanding number of shares end of 2023	2.0	0.9	0.5	0.9	0.8	5.1	0.3	0.4	0.3	0.4	0.3	1.7

1)	LTV 2023 includes Executive Team and Executives
2)	LTV 2019 and 2020 actual share delivery in 2024 can deviate due to reduced or cancelled vesting and withholding of shares .

	Executive performance program				Key contributors plans
Cash-settled plan	EPP 2022	EPP 2021	EPP 2020	Total	KC 2023	KC 2022	KC 2021	KC 2020	Total
Synthetic shares	1.1	0.7	–	1.8	30.2	7.5	3.4	–	41.1

Compensation expense
The compensation expense is based on the FV and the number of shares or synthetic shares. The compensation expense for the share-settled long-term variable compensation programs for the President and CEO, the ET and Executives during 2023 was SEK 82 million.
The compensation expense for the EPP and the KC Plans during 2023, which are cash settled, was SEK 39 million and SEK 1,250 million respectively as shown in the table Compensation expense for LTV 2020-2023 below.
The total compensation expense during 2023 amounted to SEK 1,371 (450) million. The total provision for the cash-settled plans amounted to SEK 1,584 (985) million, including social charges of SEK 153 (120) million, at the end of 2023.

Compensation expense for LTV 2020–2023
Share-settled programs	2023	2022	2021	2020	Total
LTV 2023 1)	25	–	–	–	25
LTV 2022	20	12	–	–	32
LTV 2021	31	36	24	–	91
LTV 2020	6	31	31	23	91
LTV 2019	–	10	28	28	66
Total share-settled programs	82	89	83	51	305
Of which the President and CEO	32	41	38	24	135

Cash-settled plans
EPP 2022	20	12	–	–	32
EPP 2021	16	15	17	–	48
EPP 2020	3	–19	56	34	74
Total executive performance plans	39	8	73	34	154
KC 2023	811	–	–	–	811
KC 2022	330	280	–	–	610
KC 2021	91	89	355	–	535
KC 2020	18	5	376	523	922
Total key contributor plans	1,250	374	731	523	2,878
Total cash-settled plans	1,289	382	804	557	3,032
Total compensation expense	1,371	471	887	608	3,337

1)	LTV 2023 includes Executive Team and Executives .

83 Notes to the consolidated financial statements	Financial report 2023

Fair value (FV)
The compensation expense for the share-settled plans is based on FV and the number of shares. The FV for the LTV programs includes adjustments for absolute and relative TSR development performance criteria at the grant date, using a Monte Carlo model, which uses a number of inputs, including expected dividends, expected share price volatility and the expected period to exercise. The performance criteria of the LTV program are also based on the outcome of the Group operating income (EBITA) as per fiscal year 2023 and Group operating income (EBIT) as per fiscal years 2022 and 2021. The FV for the Group operating income (EBITA and EBIT) performance criteria is calculated as the share price at grant date, reduced by the net present value of the dividend expected during the three-year vesting period. For the performance criteria the number of shares is adjusted in relation to the achievement level of the performance criteria at the end of the performance period.
The compensation expense for the cash-settled plans is based on the FV and the number of synthetic shares allocated. The FV for the EPP includes the same criteria as the share-settled plans and calculated in a similar way, however reassessed quarterly with updated criteria. The FV for the KC Plans are the share price reduced by the net present value of the dividend expected during the service period. The KC Plans have three
FVs
based on the three different service periods. The FV per performance criteria and program is shown in the table Fair values below.

Fair values (SEK)

Executive team/ Executives programs	LTV 2023	LTV 2022	LTV 2021	LTV 2020	LTV 2019
Share price at grant	55.59	78.88	116.66	78.88	90.70
Fair value Absolute TSR	32.75	41.18	113.47	54.69	87.92
Fair value ESG – Environmental (1,2,3)	47.80	71.45	–	–	–
Fair value ESG – Social	47.80	71.45	–	–	–
Fair value Relative TSR	39.40	54.48	108.61	98.06	94.63
Fair value Group operating income (EBITA and EBIT)	47.80	71.45	110.70	74.22	86.94

Executive performance plans	EPP 2023	EPP 2022	EPP 2021	EPP 2020
Fair value Absolute TSR	–	2.30	–	–
Fair value ESG – Environmental	–	58.42	–	–
Fair value ESG – Social	–	58.42	–	–
Fair value Relative TSR	–	2.40	–	–
Fair value Group operating income (EBIT)	–	58.42	61.13	60.31

Key contributor plans	KC 2023	KC 2022	KC 2021	KC 2020
Fair value – Tranche 1	61.12	60.31	94.13	109.80
Fair value – Tranche 2	58.40	61.13	60.31	94.13
Fair value – Tranche 3	55.81	58.42	61.13	60.31

Payout of Cash-settled Plan
During 2023 four plans vested: EPP 2020, KC Plan 2020 tranche 3, KC Plan 2021 tranche 2 and KC Plan 2022 tranche 1 (vesting February 18). The share price for the plan that vested February 18 was SEK 60.31 and the accumulated payout to the participants amounted to SEK 604.4 million.
The Ericsson share purchase plan (ESPP)
Ericsson is committed to helping employees thrive and to recognizing them for the impact they create by providing opportunities to enrich their working experience. In order to encourage employees to play an active role in achieving the Company’s purpose, further create sense of belonging and ownership, the new Ericsson share purchase plan was launched in November 2021. At the end of 2023 the plan is implemented in 77 countries to approximately 77,700 eligible employees.
The ESPP is an all-employee share purchase plan that enables employees to purchase Ericsson B-shares up to a maximum value of SEK 50,000 per year via monthly payroll deduction. In recognition of the employees’ commitment, Ericsson supports the participants with a net cash payment up to 15% of their elected contribution amounts and will cover the tax on the Company supported amount, which is payable via payroll. Under the ESPP participants will acquire Ericsson B shares at market price on the stock exchange and the ESPP does therefore not have any dilutive effect.

Ericsson share purchase plan
Eligible employees	Number of countries with ESPP	Number of participants	Take-up rate – percent of eligible employees
77,748	77	14,030	18.0%
Option agreements
Prior to taking office as President and CEO of Ericsson, Board member Börje Ekholm entered into an option agreement in 2016 with Investor AB and AB Industrivärden, shareholders of Ericsson. Each of these two shareholders has issued 1,000,000 call options to Börje Ekholm on market terms (valuation conducted, using the Black & Scholes model, by an independent third party). Under the agreements, Börje Ekholm has purchased in total 2,000,000 call options, issued by the shareholders, for a purchase price of SEK 0.49 per call option. Each call option entitles the purchase of one Ericsson Class B share from the shareholders at a strike price of SEK 80 per share (to be recalculated to neutralize the effects of dividend payments during the option period) after a seven-year period. The exercise period is one year with the possibility to be extended for up to one year in the event that the holder is unable to exercise the option during the exercise period due to a regulatory restriction or prohibition. Due to the fact that the call options were purchased on market terms as described above, no compensation expense has been recognized by the Company during the option period and will not be recognized during the remaining part of the exercise period.
In 2019, Investor AB, shareholder of Ericsson, made an offer to the Board Chairs of its listed core investment to purchase call options relating to shares in the respective core investment. Following this offer, Ronnie Leten, the former Chair of the Board of Directors, entered into such a call option agreement with Investor AB with respect to Ericsson Class B shares. Under the agreement, Investor AB has issued 128,452 call options to Ronnie Leten on market terms (valuation conducted, using the Black & Scholes model, by an independent third party) and Ronnie Leten has purchased these call options for a purchase price of SEK
15.57
 per call option. Each call option entitles the purchase of one Ericsson Class B share from Investor AB at a strike price of SEK 87.97 per share (to be recalculated to neutralize the effects of dividend payments during the option period) after a four-year period starting February 5, 2019.
The exercise period is one year with the possibility to be extended for up to one year in the event that the holder is unable to exercise the option during the exercise period due to a regulatory restriction or prohibition.
Due to the fact that the call options were purchased on market terms as described above, no compensation expense has been recognized by the Company during the option period and will not be recognized during the remaining part of the exercise period.

Financial report 2023	Notes to the consolidated financial statements 84

Employee information
Employee numbers, wages and salaries

Average number of employees by gender and market area
	2023			2022
	Women	Men	Total	Women	Men	Total
South East Asia, Oceania and India	6,035	21,625	27,660	5,700	20,902	26,602
North East Asia	4,293	8,403	12,696	4,376	8,711	13,087
North America	2,720	8,546	11,266	2,471	8,415	10,886
Europe and Latin America 1)	11,772	33,740	45,512	12,017	34,637	46,654
Middle East and Africa	886	3,624	4,510	883	3,629	4,512
Total	25,706	75,938	101,644	25,447	76,294	101,741
1) Of which in EU	8,900	25,564	34,464	9,006	26,259	35,265
Of which in Sweden	3,393	10,224	13,617	3,408	10,635	14,043

Number of employees by market area at year-end
	2023	2022
South East Asia, Oceania and India	27,016	27,761
North East Asia	12,331	13,207
North America	10,744	11,993
Europe and Latin America 1)	45,380	48,023
Middle East and Africa	4,481	4,545
Total	99,952	105,529
1) Of which in EU	34,763	36,594
Of which in Sweden	13,977	14,481

Number of employees by gender and age at year-end 2023
	Women	Men	Percent of total
Under 25 years old	1,378	2,063	3%
25–35 years old	9,222	19,196	29%
36–45 years old	8,093	26,681	35%
46–55 years old	5,019	17,809	23%
Over 55 years old	2,265	8,226	10%
Percent of total	26%	74%	100%

Employee movements
	2023	2022
Headcount at year-end	99,952	105,529
Employees who have left the Company	13,362	13,028
Employees who have joined the Company	7,785	17,235
Temporary employees	433	627

Wages and salaries and social security expenses
(SEK million)	2023	2022
Wages and salaries	84,996	73,526
Social security expenses	16,442	15,665
Of which pension costs	6,175	6,316
Amounts related to the President and CEO and the Executive Leadership Team are included in the table above.

Remuneration to Board members and Presidents in subsidiaries
(SEK million)	2023	2022
Salary and other remuneration	459	477
Of which annual variable remuneration	109	90
Pension costs 1)	36	34

1)	Pension costs are over and above any social security charges and taxes.

Board members, Presidents and Group management by gender at year end
	2023		2022
	Women	Men	Women	Men
Parent Company
Board members and President	38%	62%	36%	64%
Group Management	25%	75%	19%	81%

Subsidiaries
Board members and Presidents	21%	79%	20%	80%

8 5 Notes to the consolidated financial statements	Financial report 2023

Section H – Other

Taxes

The Company’s tax expense for 2023 was SEK –2,785 (–5,497) million or
–11.9% (22.3%) of income after financial items. The tax rate may vary between years depending on business and geographical mix.

Income taxes recognized in the income statement
	2023	2022	2021
Current income taxes for the year	–4,289	–7,353	–6,110
Current income taxes related to prior years	118	253	–337
Deferred tax income/expense (+/–)	1,406	1,617	188
Share of taxes in joint ventures and associated companies	–20	–14	–11
Income tax expense	–2,785	–5,497	–6,270
A reconciliation between reported tax expense for the year and the theoretical tax expense that would arise when applying the
statutory tax rate in Sweden, 20.6% (20.6% in 2022, 20.6% in 2021), on the consolidated income before taxes, is shown in the table below.
In 2023 the tax rate is negatively impacted by the effect on the non-tax deductible goodwill impairment related to Vonage of SEK 31.9 billion. In 2022 taxes were positively impacted by SEK 411 (969 in 2021) million as a result of utilization of previously expensed withholding tax assets in Sweden and negatively impacted by the tax effect of the provision for the Department of Justice (DOJ) settlement of SEK 450 million.

Reconciliation of Swedish income tax rate with effective tax rate
	2023	2022	2021
Calculated tax expense at Swedish tax rate of 20.6%	4,804	–5,070	–6,025
Effect of foreign tax rates	–884	–605	–324
Current income taxes related to prior years	118	253	–337
Remeasurement of tax loss carry-forwards	–28	–49	–175
Remeasurement of deductible temporary differences	394	15	220
Withholding tax expense	–217	–	–
Recognition of previously expensed withholding tax	–	411	969
Tax effect of non-deductible expenses	–7,311	–760	–975
Tax effect of non-taxable income	335	327	392
Tax effect of changes in tax rates	4	–19	–15
Income tax expense	–2,785	–5,497	–6,270
Effective tax rate	–11.9%	22.3%	21.4%
Deferred tax balances
Deferred tax assets and liabilities are derived from the balance sheet items as shown in the table below. The table includes the IAS 12 amendments on deferred tax arising from
 a
single transaction effective January 1, 2023 and the comparables have been updated accordingly.

Tax effects of temporary differences and tax loss carry-forwards
	Deferred tax assets	Deferred tax liabilities	Net balance
2023
Intangible assets and property, plant and equipment	1,195	7,193
RoU lease assets and similar assets	–	1,272
Current assets	3,413	1,313
Post-employment benefits	5,297	477
Provisions	3,980	–
RoU lease liabilities and similar liabilities	1,337	–
Deferred tax credits	5,453	–
Other	2,095	178
Loss carry-forwards	6,158	–
Deferred tax assets/liabilities	28,928	10,433	18,495
Netting of assets/liabilities	–6,553	–6,553
Deferred tax balances, net	22,375	3,880	18,495

2022
Intangible assets and property, plant and equipment	1,098	8,136
RoU lease assets and similar assets	–	1,311
Current assets	3,605	1,055
Post-employment benefits	5,558	571
Provisions	5,215	–
RoU lease liabilities and similar liabilities	1,394	–
Deferred tax credits	2,081	–
Other	1,837	295
Loss carry-forwards	5,190	–
Deferred tax assets/liabilities	25,978	11,368	14,610
Netting of assets/liabilities	–6,584	–6,584
Deferred tax balances, net	19,394	4, 784	14,610

Changes in deferred taxes, net
	2023	2022
Opening balance, net	14,610	22,225
Recognized in net income	1,406	1,617
Recognized in other comprehensive income	–631	–2,099
Balances regarding acquired/divested businesses	–57	–3,911
Deferred tax credits increase (+) / utilization (–)	3,249	–3,586
Translation difference	–82	364
Closing balance, net	18,495	14,610
Total tax reported in other comprehensive income (OCI) amounted to SEK –494
(–2,980) million, of which actuarial gains and losses related to pensions constituted SEK –251 (–2,093) million, revaluation of borrowings SEK 137 (–212) million, cash flow hedges SEK –380 (–671) million and non-controlling interests SEK 0 (–4) million. Of the total tax effect reported in OCI, SEK –631 (–2,099) million is deferred tax and SEK 137 (–881) million is current tax.
As a result of parent company exemptions from tax on dividends from subsidiaries and on capital gains on disposal, there are no significant taxable temporary differences associated with investments in subsidiaries, branches, associates and joint ventures.

Financial report 2023	Notes to the consolidated financial statements 8 6

Note H1, cont’d.
Tax loss carry-forwards
Significant tax assets regarding tax loss carry-forwards are reported to the extent that realization of the related tax benefit through future taxable profits is probable also when considering the period during which these can be utilized, as described below.
The majority of the recognized tax loss carry-forwards pertains to Sweden,
US
, Brazil and Mexico. These countries have long or indefinite periods of utilization. Of the total SEK 6,158 (5,190) million recognized deferred tax assets related to tax loss carry-forwards, SEK 4,172 (3,508) million relates to Sweden.
Future income projections support the conclusion that the deferred tax assets will be utilized in the foreseeable future.
As of December 31, 2023, the recognized tax loss carry-forwards amounted to SEK 27,666 (23,438) million. The tax value of the tax loss carry-forward is reported as a tax asset based on the utilization period and the expectation that the group will realize a significant taxable income to offset these loss carry-forwards.
Tax
loss carry-forwards of SEK 8,918 (8,490) million at a tax value of SEK 1,819 (1,777) million have not been recognized due to judgments that they are unlikely to be utilizable against future taxable profits in the respective jurisdictions. The majority of both recognized and unrecognized tax loss carry-forwards have an expiration date in excess of five years. The majority of unrecognized tax loss carry-forwards pertains to
US, UK
and Ireland. The final years which the recognized and unrecognized tax loss carry-forwards can be utilized are shown in the following table.

Tax loss carry-forwards
	Recognized tax loss		Unrecognized tax loss
Year of expiration	Tax loss carry-forwards	Tax value	Tax loss carry-forwards	Tax value
2024	15	3	159	20
2025	16	3	153	20
2026	124	31	151	25
2027	1,101	281	92	10
2028	1,688	373	100	13
2029 or later (also includes unlimited carry-forwards)	24,722	5,467	8,263	1,731
Total	27,666	6,158	8,918	1,819

Deferred tax credits
In addition to deferred tax credits of SEK 5,453 (2,081) million recognized in 2023, unused deferred tax credits, relating mainly to R&D tax credits, for which no deferred tax asset was recognized in the consolidated balance sheet
amounted to SEK 1,148 (1,296) million. The final years in which the tax credits can be utilized are shown in the below table.
Risk assessment on the business plans is carried out on a regular basis, and deferred tax asset recoverability analysis will be performed if conditions suggest that such assets might need to be impaired.

Deferred tax credits
	Recognized deferred tax credits	Unrecognized deferred tax credits
Year of expiration	Tax Value	Tax Value
2024	99	135
2025	938	108
2026	46	125
2027	1,778	133
2028	1,521	8
2029 or later	1,071	639
Total	5,453	1,148
The Group has applied the temporary exception issued by the IASB in May 2023 from the accounting requirements for deferred taxes in IAS 12. Accordingly, the Group neither recognises nor discloses information about any deferred tax assets or liabilities related to Pillar Two income taxes. See also note A1 “Material accounting policies” for more information.

Earnings per share

Earnings per share
	2023	2022	2021
Basic
Net income (loss) attributable to owners of the Parent Company (SEK million)	–26,446	18,724	22,694
Average number of shares outstanding, basic (millions)	3,330	3,330	3,329
Earnings (loss) per share, basic (SEK)	–7.94	5.62	6.82

Diluted
Net income (loss) attributable to owners of the Parent Company (SEK million)	–26,446	18,724	22,694
Average number of shares outstanding, basic (millions)	3,330	3,330	3,329
Dilutive effect for stock purchase (millions)	–	4	3
Average number of shares outstanding, diluted (millions)	3,330	3,334	3,332
Earnings (loss) per share, diluted (SEK)	–7.94	5.62	6.81

8 7 Notes to the consolidated financial statements	Financial report 2023

Statement of cash flows
Cash and cash equivalents include cash of SEK 17,686 (19,746) million and cash equivalents of SEK 17,504 (18,603) million. For more information regarding the disposition of cash and cash equivalents and unutilized credit commitments, see note F1 “Financial risk management.”
Cash and cash equivalents as of December 31, 2023, include SEK 1,115 (2,246) million in countries where there exist significant cross-border conversion restrictions due to hard currency shortage or strict government controls. This amount is not directly available for distribution to the Parent Company or be used to pay normal business expenditures in the local jurisdictions for the next 12 months.

Adjustments to reconcile net income to cash
	2023	2022	2021
Property, plant and equipment
Depreciations	4,272	4,114	3,674
Impairment losses	662	274	198
Total	4,934	4,388	3,872

Right-of-use assets
Depreciations	2,427	2,451	2,277
Impairment losses	154	66	–
Total	2,581	2,517	2,277

Intangible assets
Amortizations
Capitalized development expenses	1,137	1,586	1,343
Customer relationships, IPRs and other intangible assets	3,321	1,991	1,164
Total amortizations	4,458	3,577	2,507
Impairments
Customer relationships, IPRs and other intangible assets	19	61	201
Goodwill	31,897	–	112
Total impairments	31,916	61	313
Total	36,374	3,638	2,820
Total depreciation, amortization and impairment losses on property, plant and equipment and intangible assets	43,889	10,543	8,969

Taxes	3,189	5,383	6,576
Dividends from joint ventures/associated companies 1)	46	58	90
Undistributed earnings in joint ventures/associated companies 1)	–104	–3	270
Gains/losses on investments and sale of operations, intangible assets and PP&E, net 2)	268	–287	–971
Other non-cash items 3)	4,422	1,944	2,209
Total adjustments to reconcile net income to cash	51,710	17,638	17,143

1)	See note E3 “Associated companies.”
2)	Includes revaluation gains and losses on investments, see note B4 “Other operating income and expenses .
3)	Relates mainly to unrealized foreign exchange, gains/losses on financial instruments.
For information about reconciliation of liabilities arising from financing activities, see note F4 “Interest-bearing liabilities.”

Acquisitions/divestments of subsidiaries and other operations
	Acquisitions	Divestments
2023
Cash flow from business combinations 1)	–1,309	–633
Acquisitions/divestments of other investments	–206	8
Total	–1,515	–625

2022
Cash flow from business combinations 1)	–51,734	20
Acquisitions/divestments of other investments	–261	287
Total	–51,995	307

2021
Cash flow from business combinations 1)	–256	273
Acquisitions/divestments of other investments	–133	175
Total	–389	448

1)	See also note E2 “Business combinations.”

Related party transactions

Related party transactions, SEK billion
	2023	2022	2021
Sales to Ericsson Nikola Tesla	0.4	0.3	0.4
Purchases from Ericsson Nikola Tesla	1.6	1.5	1.2
Loans to MediaKind (Leone Media Inc.)	0.6	0.6	0.5
IAS 24, “Related Party Disclosures” requires disclosure of related party relationships, transactions and outstanding balances.
During 2023, various minor related party transactions were executed pursuant to contracts based on terms customary in the industry and negotiated on an arm’s length basis. The main related party transactions related
to Ericsson Nikola Tesla d.d located in Croatia, where Ericsson holds 49.07% of the shares and to MediaKind (Leone Media Inc.) located in US, where Ericsson holds 45.5% of the shares. For information regarding equity and Ericsson’s share of assets, liabilities and income in joint ventures and associated companies, see note E3 “Associated companies.”
For information regarding transactions with the Board of Directors and Group management, see note G2 “Information regarding members of the Board of Directors and Group management.”
For information about the Company’s pension trusts, see note G1 “Post-employment benefits.”

Financial report 2023	Notes to the consolidated financial statements 8 8

Note H3, cont’d.

Fees to auditors

Fees to auditors
2023	Deloitte	Others	Total
Audit fees	164	8	172
Audit-related fees	6	—	6
Tax fees	12	13	25
All other fees	–	37	37
Total	182	58	240

2022
Audit fees	163	7	170
Audit-related fees	7	2	9
Tax fees	2	11	13
All other fees	1	22	23
Total	173	42	215

2021
Audit fees	132	8	140
Audit-related fees	9	1	10
Tax fees	2	6	8
All other fees	1	2	3
Total	144	17	161
At the 2023 Annual General Meeting
,
Deloitte was appointed auditor for the period until the 2024 Annual General Meeting.
The audit-related services include quarterly reviews and assurance regarding
Ericsson’s Sustainability and Corporate Responsibility report. The tax services include corporate tax compliance work. Other services include work related to agreed-upon-procedures engagements.

Events after the reporting period
Ericsson appoints Lars Sandström as Chief Financial Officer
On January 23, 2024, Ericsson announced the appointment of Lars Sandström as its new Chief Financial Officer, Senior Vice President, and Head of Group Function Finance. Mr. Sandström will replace Carl Mellander, whose departure Ericsson announced in April 2023. Mr. Sandström will join Ericsson on April 1, 2024, and will be based in Sweden.
Lars Sandström is currently Chief Financial Officer and member of the executive team at Getinge, a listed global leader within Medtech. Mr. Sandström has been with Getinge since 2017 and holds a Master of Science in Business Administration. Mr. Sandström has previously held several senior positions at AB Volvo, Scania and Swedish Orphan Biovitrum AB.
Ericsson announces changes to the Executive Team
On January 24, 2024, Ericsson announced that Senior Vice President Niklas Heuveldop had been appointed as new Head of Business Area Global Communications Platform and CEO of Vonage as of February 1, 2024. Mr. Heuveldop, who has been a member of the Executive Team and headed Market Area North America since 2017, succeeds Rory Read who will leave Ericsson at the end of the first quarter 2024.
Yossi Cohen replaces Mr. Heuveldop as Head of Market Area North America, effective as of February 1, 2024. Effective the same date, he will become member of the Executive Team, reporting to the President and CEO. Mr. Cohen previously has been Head of Strategy, Technology, Marketing and Business Development within Market Area North America.
Ericsson appoints Chafic Nassif Head of Market Area North East Asia
On January 29, 2024, Ericsson announced that Chafic Nassif has been appointed as Head of Market Area North East Asia and Senior Vice President, effective as of February 26, 2024. Effective the same date, he will become a member of the Executive Team, reporting to the President and CEO. Chafic Nassif succeeds Chris Houghton who was appointed Chief Operating Officer of Ericsson in November 2023.
Chafic Nassif has held several executive and management positions within Ericsson across various business segments and geographies worldwide. Most recently, he was the Head of Ericsson’s Customer Unit Latin America North within Market Area Europe & Latin America. Before joining Ericsson, Mr. Nassif was active in tech start-ups, as well as IT and business consulting leadership roles in Europe.
Ericsson to utilize mandate to transfer shares
Ericsson’s annual general meeting on March 29, 2023 authorized the Company’s board of directors to resolve on the transfer of the Company’s own shares. Under the authorization the Company may, in conjunction with the delivery of vested shares under the long-term variable compensation programs 2019 and 2020 (“LTV 2019” and “LTV 2020”), prior to the annual general meeting in 2024, decide to retain and sell no more than 60% of the vested shares of series B in the Company in order to cover for the costs for withholding and paying tax and social security liabilities on behalf of the participants in relation to the performance share awards for remittance to revenue authorities. Ericsson decided, on February 16, 2024, to utilize the authorization to transfer shares for these purposes.
The transfer of own shares may take place on Nasdaq Stockholm during the period from and including February 16, 2024 up to the annual general meeting 2024 at a price within the price interval registered from time to time.
Ericsson currently holds 12,932,223 shares of series B in the Company and the maximum number of shares that may be transferred on Nasdaq Stockholm pursuant to the decision to utilize the authorization amounts to 774,889 shares of series B in the Company.

89	Management’s report on internal control over financial reporting	Ericsson Annual Report on Form 20-F 2023

Management’s report on internal control
over financial reporting

Internal control over financial reporting
Ericsson’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company.
Ericsson’s internal control system related to financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards (IFRS) and includes those policies and procedures that:
–	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;
–
provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

–
provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Although the purpose of internal control systems is to ensure adequate risk management, all internal control systems, no matter how well designed, have inherent limitations, which may result in misstatements not being prevented or detected. Therefore, even systems determined to be effective can provide only reasonable assurance with respect to the reliability of financial statement preparation and presentation.
Ericsson’s management assessed the effectiveness of Ericsson’s internal control over financial reporting as of December 31, 2023.
In making this assessment, management used the criteria set forth in “Internal Control – Integrated Framework (2013)”, issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Based on this assessment, management has concluded that, as of December 31, 2023, Ericsson’s internal control over financial reporting was effective at a reasonable assurance level.

Attestation report of registered public accounting firm
The effectiveness of the Company’s internal control over financial reporting as of December 31, 2023, has been audited by Deloitte AB, an independent registered public accounting firm, as stated in their report on page 32.

Changes in internal control over financial reporting
There were no changes in the group’s internal control over financial reporting that occurred during the period covered by the annual report on Form
20-F
that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

90	Financial Report 2023 | Risk factors	Ericsson Annual Report on Form 20-F 2023

Risk factors

All the information in this Annual Report and in particular the risks and uncertainties outlined below should be carefully considered. Based on the information currently known to the Company, Ericsson believes that the following section identifies the most significant risks affecting its business. Any of the factors described below, or any other risk factors discussed elsewhere in this report, could have a material negative effect on strategic objectives, business, operations, future performance, revenues, operating and after-tax
results, profit margins, financial condition, cash flow, liquidity, credit rating, market share, reputation, brand and/or its share price. Additional risks and uncertainties not presently known to the Company or that Ericsson currently believes to be immaterial may also materially adversely affect its business. Furthermore, Ericsson’s operating results may have a greater variability than in the past and Ericsson may have difficulties in accurately predicting future developments. See also “Forward-Looking Statements”.

Risks related to business activities and industry
1.1 Ongoing geopolitical and trade uncertainty from a range of factors may have a material adverse impact on Ericsson’s business, operations, and ability to meet its targets.
Geopolitical alliances are shifting as global tensions, including between US and China over trade, influence and the status of Taiwan, drive growing economic, technological, military, and political competition across the world. At the same time, there are numerous ongoing local and regional conflicts, including the ongoing military conflicts between Ukraine and Russia and in the broader Middle East. While the ultimate impact of these dynamic tensions is unclear, the uncertainty they create is expected to continue. These geopolitical developments, including trade or security restrictions and export controls, enhanced sanctions measures, vendor consolidation, and increased safeguards for national security purposes, can impact global market conditions, including market share, access and position. The current environment continues to be challenging for global supply chains in general and ICT supply chains in particular, while also increasing costs. These uncertainties include the effects of trade disputes and other political tensions involving, among others, the governments of the European Union, the US, China, India, South Korea and Japan.
There are particular uncertainties for the future bilateral trading relationship between China and a number of countries as a result of the restrictions imposed on Chinese vendors or components in 5G networks that have been adopted in many countries, and access to hardware and software products and components may be constrained. Of special relevance for Ericsson in this context is the trade relationship between Sweden and China. Although Ericsson is a global company with a global presence, it has its headquarters in Sweden and therefore risks being affected by any deterioration of the Swedish-Chinese relationship. In addition, the Company has business operations in China, and further changes in economic and political policies in or relating to China could have a material adverse effect on the Company’s business. During the last few years, Ericsson has observed sustained challenges to the global free trade system, including towards the World Trade Organization (WTO) dispute settlement body. Any increased prospect of government
Contents

90	Risks related to business activities and industry

97	Risks related to Ericsson’s financial condition

98	Legal and regulatory risks

101	Cybersecurity risks

103	Environmental, social and business conduct risks
policies and actions violating WTO agreements could negatively impact Ericsson’s ability to benefit from open markets and free trade.
The mandated or otherwise required localization of manufacturing and R&D or use of local suppliers or production, as well as their digital counterparts (including data localization of
IT-infrastructure
and restrictions on data flows), has been steadily growing, motivated by protectionism, indigenous industrial policies and national security concerns. Geopolitical uncertainty has led to reduced efficiency in R&D, including restrictions on use of R&D resources, and opportunities to scale or grow with increasing logistical and administrative burdens, while polarization of the industry and fragmentation of global standards continues to develop (e.g.,
O-RAN).
There is a risk of moves away from global value chains and towards more regional or national alternatives. Governments may continue to impose conditions that require the use of local suppliers and local production or partnerships with local companies for R&D and
IT-infrastructure,
require the license or other transfer of intellectual property, or engage in other efforts to promote local businesses and local competitors, which could have a significant adverse impact on Ericsson’s ability to pursue a business globally.
Additionally, political instability, strict requirements on localization of data, manufacturing and R&D, or use of local suppliers or production in the regions in which the Company operates may further increase the risk of possible legal or regulatory violations by Ericsson or its employees. Any violation by Ericsson or its employees could cause severe reputational harm to the Company and have a material adverse effect on Ericsson’s business operations and result in government actions and the imposition of significant financial penalties and restrictions on the Company’s ability to do business, including with certain customers, such as government bodies or those in certain regulated sectors (e.g. telecommunications).
The continually evolving global geopolitical situation has had and will continue to have consequences for the entire ICT industry, with the possibility of further industry splits, separation of global value chains and separation of global standards for mobile telecommunications. These developments have also led to several countries evaluating how to ensure uninterrupted access to telecommunication network infrastructure, for example through promoting disaggregation of the Radio

91	Financial Report 2023 | Risk factors	Ericsson Annual Report on Form 20-F 2023

Access Network and support of national communication network infrastructure champions as alternatives to the established global vendors such as Ericsson, although the timing and extent of this remains unclear.
All of the above may have a material and potentially lasting adverse impact on Ericsson’s international product development and global supply chains and necessitate a flexible and adaptive organizational setup, therefore impacting its profitability and business as a whole.
1.2 Challenging global economic conditions may adversely impact the demand, cost and pricing for Ericsson’s products and services as well as limit the Company’s ability to grow.
Challenging global economic conditions, including due to downturns in the global economy, political unrest and uncertainty, labor and supply shortages, increasing inflation and rising interest rates or a period of elevated interest rates, health epidemics, or geopolitical risks and trade frictions may have adverse, wide-ranging effects on demand for Ericsson’s products and for the products and services of Ericsson’s customers. This could cause operators and other customers to postpone investments or initiate other cost-cutting measures to maintain or improve their financial position. This could, in turn, result in significantly reduced expenditures for the Company’s products and services, including network infrastructure. This reduced demand for products and services could result in increased price competition or deferrals of purchases, leading to lower revenues not fully offset by reduced costs. Reduced demand could also result in excess and obsolete inventories and excess manufacturing capacity, which would have an adverse impact on Ericsson’s cost base.
Some operators and other customers, in particular in markets with weak currencies, may encounter funding difficulties and slower traffic development, which may negatively affect their investment plans and cause them to purchase fewer of the Company’s products and services. Increased inflation may impact the Company’s cost base through increased costs of labor and supply of material, products and services. Ericsson is particularly exposed to these risks in certain key geographies where its largest customers are located, such as the United States and India. It may not be possible to fully compensate for such increased costs through increased sales prices to the Company’s customers, leading to lower margins and decreased financial performance. Challenging macroeconomic conditions could also lead to financial difficulties or failures among Ericsson’s customers or suppliers, increased demand for customer finance, difficulties in collection of accounts receivable and an increased risk of counterparty failures.
Macroeconomic volatility can also lead to increased difficulties in forecasting sales and financial results, as well as increased volatility in Ericsson’s reported results and potential impairment losses related to Ericsson’s intangible assets as a result of lower forecasted sales of certain products. Should any of the foregoing factors persist or worsen, the adverse impacts on Ericsson’s business and financial condition could become more pronounced.
1.3 Ericsson’s business depends upon the continued growth of mobile communications and the success of Ericsson’s existing and targeted customer base, which can impact customer demand, as well as Ericsson’s product mix and margins.
A substantial portion of Ericsson’s business depends on the continued growth of mobile communications in terms of both the number of subscriptions and usage per subscriber, which in turn drives the continued deployment and expansion of network systems by Ericsson’s customers. If communications service providers fail to increase the number of subscribers and/or usage does not increase, or if they fail to capitalize on opportunities created through technological evolution, Ericsson’s business and operating results could be materially adversely affected. If communications service providers fail to monetize services, fail to adapt their business models or experience a decline in their revenues or profitability, their willingness to further invest in their existing and new networks may decrease, which will reduce their demand for Ericsson’s products and services and have an adverse effect on the Company’s business, operating results, and financial condition.
During 2023, macroeconomic conditions, including inflationary pressures, were more challenging than expected, which has led to reduced volumes and pace of investment by many of Ericsson’s customers. The timing and magnitude of market recovery, particularly in North America, has been slower than expected. There can be no assurance as to when levels of market investment will recover. Traffic development on cellular networks could be further affected if more traffic is offloaded to
WI-FI
networks, which would have profound effects on operator voice/broadband/SMS revenues with possible reduced capital expenditures as a consequence. Additionally, new technologies such as satellite could be further developed and launched. Ericsson’s strategy depends on the development and success of global standards. This could be adversely affected in the future by industry forces more interested in de-facto
standards or geopolitical forces leading to fragmentation of standards and increased difficulties in creating economies of scale.
Fixed and mobile networks converge and new technologies, such as IP and broadband, enable communications service providers to deliver services in both fixed and mobile networks. Ericsson is dependent on the uptake of such services and the outcome of regulatory and standardization activities such as spectrum allocation. Delays in uptake, standardization or regulation could adversely affect Ericsson’s business, operating results, and financial condition.
In addition, Ericsson’s sales volumes and gross margin levels can be reduced by an unfavorable mix and order time of Ericsson’s products and services. Ericsson’s sales to operators and other customers represent a mix of equipment, software and services, which normally generate different gross margins. The operators still represent the main part of Ericsson’s business and are also the focus for sales going forward. Ericsson provides all of the Company’s customers with solutions based on Ericsson’s own products as well as third-party products, which normally have lower margins than Ericsson’s own products. As a consequence, Ericsson’s reported gross margin in a specific period will be affected by the overall mix of products and services as well as the relative content of third-party products. In the Company’s Cloud Software and Services and Other segments, third-party products and services represent a larger portion of Ericsson’s business than the Company’s traditional sales, which impact Ericsson’s business models. Further, network expansions and upgrades have much shorter lead times for delivery than initial network build outs. Orders for such network expansions and upgrades are normally placed on a short notice by customers, often less than a month in advance, and, consequently, variations in demand are difficult to forecast. As a result, changes in Ericsson’s product and service mix and the short order time for certain of Ericsson’s products may affect Ericsson’s ability to accurately forecast sales and margins or detect in advance whether actual results will deviate from market consensus and expectations. Product and delivery lead times of certain products may be prolonged due to the potentially restricted market availability of certain components caused by supply chain delays. Short-term variation could have a material adverse effect on Ericsson’s business, operating results, financial condition and cash flow.

92	Financial Report 2023 | Risk factors	Ericsson Annual Report on Form 20-F 2023

1.4 Ericsson may not be successful in implementing its key strategies, including improving profitability, capturing 5G market opportunities, capitalizing on the GNP and Enterprise opportunity, or achieving expected benefits from restructuring activities.
There can be no assurance that Ericsson will be able to successfully implement its strategy to achieve future profitability, growth or create shareholder value. When deemed necessary, Ericsson has undertaken and expects to continue to undertake specific restructuring or cost-saving initiatives; however, there are no guarantees that such initiatives will be sufficient, successful or executed in time to deliver improvements in Ericsson’s earnings. Furthermore, this Annual Report includes certain estimates with respect to addressable markets as well as with respect to growth rates in the operating segments in which Ericsson operates, including Networks, Cloud Software and Services, Enterprise and Other. If the underlying assumptions on which the Company’s estimates are based prove not to be accurate, the actual performance or addressable markets and CAGR may be materially different from the estimates presented in this Annual Report.
Ericsson’s 5G market opportunity will depend on availability of attractive spectrum for 5G, and time of spectrum allocations, amount of spectrum, type of frequency bands such as low bands (below 1 GHz), mid-bands
(3–6 GHz) and high bands (above 24 GHz), as well as terms of spectrum licenses, such as cost and license period of time, may not be according to needs and plans, which could delay or reduce the 5G market. In addition, the operator usage of this spectrum could be restricted by regulatory authorities for shorter or longer time and in different geographical areas, due to unforeseen circumstances such as interference with other electronic equipment at sensitive locations, e.g. airports. The Company cannot guarantee that it will not become the subject of related liability claims (such as product liability or claims associated with the configuration or installation of equipment), all of which could have a material adverse impact on Ericsson’s business and reputation.
Operator speed and scale to adopt 5G could also be changed due to market conditions, including resolution of M&A transactions as well as government incentives to deploy 5G. Operator 5G deployment plans could also be delayed by operational issues such as site access, permits, availability of installation crews. There is also a risk that the scale and time of 5G deployments will change due to the availability of 5G devices, not only for launch but also due to the speed with which device prices will decline to drive mass market adoption. The timing, size and technology choices of market opportunities beyond enhanced mobile broadband, such as fixed wireline access, industrial IoT and private networks, may materialize differently than estimated. Ericsson or its suppliers may encounter unforeseen technical challenges that can affect Ericsson’s ability to develop, supply or deploy 5G networks.
Ericsson’s future growth is partly dependent on enterprises in several industries that are digitalizing and increasingly utilizing cellular wireless solutions (including Private Cellular Networks), as well as increasingly utilizing and offering automated services, which are growth drivers for GNP. Ericsson can provide no assurance regarding the timing or magnitude of growth of its GNP. Competing technologies, such as
Wi-Fi,
macroeconomic headwinds, and customers’ unwillingness to pay for services might slow down this development. Legal and regulatory restrictions such as Net neutrality can also slow down or restrict global expansion of this business. Furthermore, access to devices, sensors, and spectrum might also impact the pace and ability for enterprises to adopt cellular wireless technology. In addition, as described in Risk Factor 3.3 below, Vonage and Ericsson are engaged in a remediation process relating to ongoing compliance with obligations under the National Security
Agreement (NSA) entered into in connection with Ericsson’s acquisition of Vonage. The ongoing compliance efforts and related remediation may adversely affect the Vonage business, including changes required to business structure and additional compliance costs.
Furthermore, the Company may not achieve some or all of the expected benefits of its restructuring activities, and the Company’s restructuring may adversely affect its business. Restructuring activities may be costly and disruptive to Ericsson’s business, and Ericsson may not be able to achieve and retain the cost savings and benefits that were initially anticipated. Additionally, restructuring activities can result in a loss of continuity, loss of accumulated knowledge and/or inefficiency during transitional periods. Reorganization and restructuring can require a significant amount of management and other employees’ time and focus, which may divert attention from operating and growing Ericsson’s business. Restructuring activities can create unanticipated consequences and negative impacts on the business, such as Ericsson’s ability to develop, sell and deliver its products and services, and there is no assurance that any ongoing or future restructuring efforts will be successful or generate expected cost savings. Factors that may impede a successful implementation include the retention of key employees, the impact of regulatory matters, and adverse market and macroeconomic conditions. If Ericsson fails to achieve some or all of the expected benefits of its restructuring initiatives, the Company’s competitive position, business, financial condition, operating results, cash flows, reputation and share price could all be negatively impacted.
1.5 Ericsson engages in acquisitions and divestments that may be disruptive and require the Company to incur significant expenses, and Ericsson may not be successful in consummating such transactions, protecting the value of acquisitions during integration, or creating the value anticipated from the acquisition.
In addition to
in-house
innovation efforts, Ericsson makes acquisitions to obtain various benefits, such as reduced time-to-market,
access to technology and competence, increased scale or a broadened product portfolio or customer base. Recent examples are the acquisitions of Vonage and Cradlepoint. Acquisitions could result in the incurrence of material contingent liabilities or an increase in amortization expenses related to intangible assets or impairment of goodwill, which could have a material adverse effect on Ericsson’s business, operating results, financial condition and liquidity. Ericsson has recorded impairment charges related to acquisitions in the past, including a non-cash
impairment charge of SEK 31.9 billion in the third quarter of 2023 related to goodwill and other intangible assets attributed to Vonage and may record additional impairment charges in future. Further risks Ericsson could face with respect to acquisitions include:
–	Inability to consummate acquisitions that it considers important to the future of its business.
–	Underperformance of the acquired company, failure to realize expected benefits and synergies and/or inability to deliver on anticipated business plans to the extent or in the timeframe anticipated.
–	Insufficiencies of technologies and products acquired, including unexpected quality problems.
–
Difficulties in the full or partial integration of the operations, technologies, products and personnel of the acquired company to materialize expected synergies or to maintain independent operations in these companies at a risk appropriate level.

–	Risks of entering markets in which the Company has no or limited prior experience, or in creating such market or eco-system as envisioned in e.g., the Vonage and Cradlepoint examples.

93	Financial Report 2023 | Risk factors	Ericsson Annual Report on Form 20-F 2023

–	Potential loss of key employees.
–	Diversion of management’s attention away from other business concerns.
–
Risks and expenses of any disclosed, undisclosed or potential legal liabilities of or other adverse financial impacts on the acquired company, including failure to comply with laws or regulations or other requirements or conditions, e.g., from foreign direct investment reviews and decisions such as the Committee on Foreign Investment in the United States (CFIUS) review process. See Risk Factor 3.3 for further information related to the CFIUS review process.

From time to time, Ericsson also divests parts of its business to optimize the Company’s product portfolio or operations. Any decision to dispose of or otherwise exit businesses may result in the recording of special charges, such as workforce reduction costs and industry-and technology-related write-downs. Risks Ericsson could face with respect to divestments include:
–	Difficulties in the separation of the operations, technologies, products and personnel of the business divested.
–	Potential loss of key employees.
–	Impairment losses or write-downs of the carrying value of the relevant assets.
–	Expenses of any undisclosed or potential legal liabilities of the business divested.
The risks associated with acquisitions and divestments could have a material adverse effect upon Ericsson’s business, operating results, financial condition, and liquidity.
1.6 Ericsson has entered into Joint Venture (JV) and partnership arrangements, and in the future may enter into additional JV or partnership arrangements, which may not be successful and could expose the Company to future costs.
Ericsson’s JV and partnership arrangements may fail to perform as expected for various reasons, including an incorrect assessment of the Company’s needs and synergies, an inability to take action without the approval of Ericsson’s partners, difficulties in implementing business plans, or the lack of capabilities or financial instability of the Company’s strategic partners. Ericsson’s ability to work with these partners or develop new products and solutions, e.g., as part of Ericsson’s 5G portfolio, may become constrained, which could harm the Company’s competitive position in the market. In addition, any adverse regulatory, governmental or authority decision towards a partner could negatively impact Ericsson or the JV, and Ericsson’s brand or reputation could also be harmed if a partner does not adhere to Ericsson’s Code of Conduct for Business Partners, including compliance rules. Additionally, Ericsson’s share of any losses from or commitments to contribute additional capital or borrowings to such JV and partnership arrangements may adversely affect Ericsson’s business, operating results, financial condition and cash flow.
1.7 Ericsson may not be able to properly respond to market trends in the industries in which it operates, including virtualization of network functions and fluctuations in investments in the telecommunications industry.
Ericsson is affected by market conditions and trends in the industries in which the Company operates, including the convergence of the IT and telecommunications industries. Technological developments largely drive convergences enabling digitalization and a move from dedicated hardware to software and cloud-based services. This also includes a disaggregation of the Radio Access Network, although the timing and extent of this remains unclear. This is changing the competitive landscape of Ericsson’s business as well as value chains and business models and affects Ericsson’s objective-setting, risk assessment and strategies. The change makes access to market easier for new competitors, including new competitors to Ericsson’s business that have entered and may continue to enter the market, and negatively impacts Ericsson’s market share in selected areas. If Ericsson fails to understand or anticipate market trends and developments or fails to acquire the necessary competencies to develop and sell products, services and solutions that are competitive in this changing business environment, the Company’s business, operating results and financial condition will suffer.
The telecommunications industry has historically experienced downturns in which operators substantially reduced their capital spending on new equipment. Uncertainty surrounding global economic growth and geopolitical impacts may materially harm actual market conditions, which could have a material adverse effect on Ericsson’s business. Moreover, market conditions are subject to substantial fluctuation and could vary geographically and across technologies. Uncertainties can have an impact on both the CAPEX driven market as well as the OPEX market, e.g., Managed Services. Ericsson’s strategy is based on an expansion towards the Enterprise segment, which is a market that is more affected by the overall economic conditions than the operator markets. Even if global conditions improve, conditions in the specific industry segments in which the Company participates could be weaker than in other segments. In that case, the Company’s revenue and operating results may be adversely affected. If capital expenditures by operators and other customers are weaker than anticipated, the Company’s revenues, operating results and profitability may be adversely affected. The level of demand from operators and other customers who buy Ericsson’s products and services can vary over short periods of time, including from month to month. Due to the uncertainty and variations in the telecommunication industry, as well as in the ICT industry, accurately forecasting revenues, results, and cash flow remains difficult.
With 5G volume at scale shifting from early 5G markets into markets with higher volatility and as Ericsson is establishing business relationship with new customers, the levels of uncertainty and fluctuation can increase going forward. For example, both sales and profit can be impacted due to a significant variation in underlying market and/or product and services mix. Furthermore, Ericsson might fail to anticipate customer demand properly, leading to an over or under supply of components, production capacity and deployment capabilities.
1.8 Ericsson faces intense competition from the Company’s existing competitors as well as new entrants, including vendor consolidation resulting in stronger competitors.
The markets in which Ericsson operates are highly competitive in terms of price, functionality, service quality, customization, timing of development, and the introduction of new products and services. The Company faces intense competition from significant competitors, many of which are very large companies, with substantial technological and financial resources and established relationships with operators. Additionally, Ericsson faces competition from more diverse vendors, many of which are better able to cross-subsidize. Ericsson’s operator customers, which represent the main part of Ericsson’s business, are also large and highly sophisticated and exercise significant buying power through the common use of a competitive bidding process. Ericsson also encounters increased competition from new market entrants and alternative

94	Financial Report 2023 | Risk factors	Ericsson Annual Report on Form 20-F 2023

technologies as industry standards evolve. In addition, if Ericsson chooses to enter a new market segment, it might underestimate the skills and practices of the relevant competitors. The Company’s competitors may implement new technologies before Ericsson does, offer more attractively priced or enhanced products, services or solutions, or offer other incentives that Ericsson does not provide. Some of the Company’s competitors may also have greater resources in certain business segments or geographic areas than Ericsson does. Increased competition, and the crystallization of any of the risks above, could result in reduced profit margins, loss of market share and increased research and development costs, as well as increased sales and marketing expenses, which could have a material adverse effect on Ericsson’s business, operating results, financial condition and market share.
Additionally, Ericsson operates in markets in which the technology and the manner in which it is being brought to market is rapidly changing. This has resulted and may continue to result in continuous price pressure on Ericsson’s products and services, especially in light of global macroeconomic uncertainty. If Ericsson’s counter measures, including enhanced products and business models or end-to-end
cost reductions, cannot be achieved or do not occur in a timely manner, there could be adverse impacts on Ericsson’s business, operating results, financial condition and market share. In addition, vendor consolidation may lead to stronger competitors who are able to benefit from integration, scale and greater resources, which could increase competition in Ericsson’s market. Industry convergence and consolidation among equipment and services suppliers could potentially result in stronger competitors that are competing as end-to-end
suppliers, as well as competitors more specialized in particular areas, which could, for example, impact certain of Ericsson’s segments such as Cloud Software and Services and Other. If established actors in adjacent markets acquire players with new technologies in Ericsson’s markets, new strong competitors could emerge. Consolidation may also result in competitors with greater resources and market position than Ericsson has. Both of these events could have a materially adverse effect on Ericsson’s business, operating results, financial condition and market share.
1.9 Ericsson relies on a limited number of third-party suppliers, which exposes the Company to supply chain risks.
Ericsson’s ability to deliver according to market demands and contractual commitments depends significantly on obtaining a timely and adequate supply of materials, components, production capacity, R&D and IT services, and other vital services on competitive terms, including from single-source suppliers in some instances, or in the case of the development and supply of, for example, key ASIC and FPGA components, printed circuit boards, standard electronics or semiconductors (including foundry node availability) from very few suppliers, on which Ericsson depends. Some of these suppliers have very limited geographical redundancy, making them vulnerable to natural disasters, macroeconomic impacts, conflicts or other potentially disruptive events. Due to the current tensions between the US and China as well as China and Taiwan, this risk has increased. In addition, for certain suppliers Ericsson faces risks related to continued supplier concentration.
Accordingly, there is a risk that the Company will be unable to obtain key supplies it needs to produce Ericsson’s products and provide Ericsson’s services on commercially reasonable terms, in time, or at all. This is particularly critical in connection with large projects like the current 5G rollout in India. Failure by the Company or any of the Company’s suppliers could delay or interrupt Ericsson’s products or services supply or operations and significantly limit sales or increase Ericsson’s costs, for example through damages. In the event of a supply chain disruption, it may take significant time to find an alternative supplier or redesign products to replace components, which could cause significant delays or interruptions in the delivery of Ericsson’s products and services and result in a reduction in sales. Ericsson has, from time to time, experienced interruptions of supply, and the Company may experience such interruptions in the future, which could hamper Ericsson’s ability to procure adequate supplies at commercially reasonable prices, or at all.
Furthermore, the Company’s procurement of supplies requires Ericsson to predict future customer demands. If Ericsson fails to anticipate customer demand properly, an over or under supply of components and production capacity could occur. In many cases, some of Ericsson’s competitors utilize the same manufacturers, and if they have purchased capacity ahead of Ericsson, the Company could be blocked from acquiring the needed products. This factor could limit Ericsson’s ability to supply its customers and increase costs. At the same time, Ericsson commits to certain capacity levels or component quantities, which, if unused, will result in charges for unused capacity, unrecoverable costs or the scrapping of costs used to procure such components. The Company is also exposed to financial counterpart risks to suppliers when Ericsson pays in advance for supplies. Such supply disruptions and cost increases may negatively affect the Company’s business, operating results and financial condition.
1.10 A significant portion of Ericsson’s revenue is currently generated from large, multi-year agreements with a limited number of key customers, and operator consolidation may increase Ericsson’s dependence on key customers and key markets.
Ericsson derives most of its business from large, multi-year agreements with a limited number of significant customers, many of whom are concentrated by industry or product. Many of these agreements are reviewed on a yearly basis to renegotiate the price for Ericsson’s products and services and do not contain committed purchase volumes and may include commitments to future price reductions, requiring the Company to constantly manage and control its cost base. However, there can be no assurance that Ericsson’s actions to reduce costs, particularly with increasing inflation and interest rates, will be sufficient or quick enough to maintain the Company’s gross margin in such contracts, which may have a material adverse effect on Ericsson’s business, operating results and financial condition. In 2023, Ericsson’s largest customer represented approximately 8% of the Company’s net sales, and its ten largest customers accounted for 43% of net sales. A loss of or a reduced role with a key customer could have a significant adverse impact on sales, profit and market share for an extended period. This concentration also subjects Ericsson to increased risks regarding the quality of the contractual arrangements it has in place with key customers. In addition, Ericsson’s dependence on the sales of certain of Ericsson’s products and services may have a significant adverse impact on sales, profit and market share.
If the Company’s customers’ financial conditions deteriorate, Ericsson will be exposed to increased credit and commercial risks. Challenging financial conditions have impacted some of Ericsson’s customers’ ability to pay their invoices, and the Company may encounter difficulty collecting accounts receivables and could be exposed to risks associated with uncollectable accounts receivable. Ericsson has also experienced demand for customer financing, and in adverse financial markets or more competitive environments for the customers, those demands may increase. Upon the financial failure of a customer, the Company may

95	Financial Report 2023 | Risk factors	Ericsson Annual Report on Form 20-F 2023

experience losses on credit extended and loans made to such customer, losses relating to Ericsson’s commercial risk exposure, and the loss of the customer’s ongoing business. If customers fail to meet their obligations to us, the Company may experience reduced cash flows and experience losses in excess of reserves, which could have a material adverse effect on its operating results and financial condition.
In addition, during the past decade, communications service providers have undergone significant consolidation, resulting in fewer operators with activities in several countries. This trend is expected to continue due to competitive pressure. A market with fewer and larger operators will increase Ericsson’s reliance on key customers and may negatively impact Ericsson’s bargaining position and profit margins. Moreover, if the combined companies operate in the same geographic areas, networks may be shared, and less network equipment and fewer associated services may be required. Network investments could be delayed by the consolidation process, which may include, among others, actions relating to merger or acquisition agreements, securing necessary regulatory approvals, or integration of businesses. Network operators also share parts of their network infrastructure through cooperation agreements rather than legal consolidations, which may adversely affect demand for network equipment. Accordingly, operator consolidation may have a material adverse effect on Ericsson’s business, operating results, market share and financial condition.
In addition, some of the communications service providers may become more willing to partner with hyperscalers to build and run the telecom’s access networks. Ericsson risks having more complex relations wherein new relationships with its customers or competitors could appear, e.g., Ericsson’s customers could also become its competitors by selling telecommunications cloud solutions to operators, or Ericsson’s competitors could also become its partners when its software would potentially run on their hardware run-time
environment. Moreover, communications service providers including Ericsson’s key customers may be adversely impacted by new competition, especially in rural mobile broadband growth affected by the emerging competition from the greenfield satellite broadband sector. Accordingly, Ericsson’s business may experience a material adverse effect, including impacts on Ericsson’s operating sales, operating results, market share and financial condition.
Product, solution or service quality issues could lead to reduced revenue and gross margins and declining sales to existing and new customers, as well as penalties, claims or damages. Sales contracts normally include warranty undertakings for faulty products and often include provisions regarding penalties and/or termination rights in the event of a failure to deliver ordered products or services on time or with required quality, possibly also for damages incurred on customer businesses. Ericsson’s quality assurance measures may be unable to prevent certain issues related to reliability, product and service quality, security, privacy or service performance, which may negatively affect Ericsson’s reputation, business, operating results and financial condition. This could also include poor quality of
AI-based
solutions, or third-party products that are part of Ericsson’s solutions. If significant warranty obligations arise due to reliability, security, privacy or quality issues with Ericsson’s products, solutions or services, Ericsson’s operating results, reputation and financial position could be negatively impacted by costs associated with fixing software or hardware defects, including replacement, high service and warranty expenses, high inventory obsolescence expense, adapting or creating a replacement service, delays in collecting accounts receivable or declining sales to existing and new customers.
1.11 Ericsson may not be successful in maintaining technology leadership, including developing new products and enhancements to existing products.
Ericsson depends upon the development of new products and enhancements to the Company’s existing products, and the success of Ericsson’s substantial research and development investments is uncertain. Rapid technology and market changes in Ericsson’s industry require the Company to make significant investments in research and development to be innovative. Ericsson invests significantly in new technology, products and solutions, e.g. related to 5G, machine learning, and AI. To be successful, those technologies, products and solutions must often be accepted by relevant standardization bodies and/or by the industries and markets as a whole. The failure of Ericsson’s research and development efforts to be technically or commercially successful could have adverse effects on Ericsson’s business, operating results and financial condition. If Ericsson invests in the development of technologies, products and solutions that do not function as expected, are not adopted by the industry, are not ready in time, or are not successful in the marketplace, the Company’s sales and earnings may materially suffer. Additionally, it is common for research and development projects to encounter delays due to changing requirements and unforeseen problems. Delays in production and research and development may increase the cost of research and development efforts and put Ericsson at a disadvantage compared to Ericsson’s competitors. These could have a material adverse effect upon the Company’s business, customer relationships, operating results and financial condition.
Ericsson may be unable to meet its Cloud Software and Services business objectives, and several risks related to market, technology and operations can impact the plan. 5G market development and subscriber growth, as well as the uptake of cloud native technologies and consequent adoption of Ericsson’s new offerings, and automated delivery and life-cycle-management of the products can be slower than expected. Increased competition from both emerging and established competitors may impact Ericsson’s market position. The Company could be too slow to adapt to and adopt new technologies like AI and machine learning to drive more automation in products, solutions and services. The transformation to the cloud native solutions that 5G core standards are built on could also include greater complexity and take longer than expected. In addition, the increasing influence of open-source initiatives could drive a best of breed approach in Ericsson’s customers, driving prices down and adversely impact the Company’s full suite of offerings. For managed services, most contracts span more than one year, with a long sales cycle for new contracts. Risk of termination and reduced scope or renegotiation of existing contracts may have a negative impact on sales and earnings. In the operational dimension, Ericsson may be unable to successfully execute on continued
end-to-end
efficiency measures to simplify the operating model, as well as being unable to mitigate risks in the customer projects, which could have a material adverse effect on Ericsson’s business.
Ericsson incorporates Artificial Intelligence (AI) technology in certain of its products and services and in its business operations. The research and development of such technology remains ongoing. AI presents risks, challenges, and unintended consequences that could affect Ericsson’s and its customers’ adoption and use of this technology. AI algorithms and training methodologies may be flawed. Additionally, AI technologies are complex and rapidly evolving, and the Company faces significant competition in the market and from other companies regarding these technologies. Ericsson may be unsuccessful in identifying or resolving
AI-related
ethical and legal issues before they arise. Regulation of AI technology is nascent and rapidly changing,

96	Financial Report 2023 | Risk factors	Ericsson Annual Report on Form 20-F 2023

complicating both compliance and development efforts.
AI-related
issues, deficiencies and/or failures could give rise to legal and/or regulatory action, including with respect to proposed legislation regulating AI in certain jurisdictions, such as the European Union, which evolves from time to time, and as a result of new applications of existing data protection regulation, which could damage Ericsson’s reputation or otherwise materially harm its business.
1.12 Ericsson’s ability to benefit from intellectual property rights (IPRs), which are critical to the Company’s business, may be limited by changes in regulation relating to patents, inability to prevent infringement, the loss of licenses to or from third parties, infringement claims brought against the Company by competitors and others and changes in the area of open standards when it comes to licensing of open standard essential patents.
There can be no assurance that the Company’s patents will not be challenged, invalidated, or circumvented, or that any rights granted in relation to Ericsson’s patents will in fact provide the Company with competitive advantages.
Ericsson’s use of a combination of trade secrets, confidentiality policies, nondisclosure and other contractual arrangements, in addition to relying on patent, copyright and trademark laws to protect Ericsson’s IPRs, may not be adequate to prevent or deter infringement or other misappropriation. In addition, Ericsson relies on many software patents, and limitations on the patentability of software may materially affect Ericsson’s business.
Moreover, the Company may not be able to detect unauthorized use or take appropriate and timely steps to establish and enforce Ericsson’s proprietary rights. In fact, existing legal systems of some countries in which Ericsson conducts business offer limited, if any, protection of IPRs. The Company’s solutions may also require it to license technologies from third parties. It may be necessary in the future to seek or renew licenses, and there can be no assurance that they will be available on acceptable terms, or at all. Moreover, the inclusion in Ericsson’s products of software or other intellectual property licensed from third parties on a non-exclusive
basis could limit the Company’s ability to protect proprietary rights in Ericsson’s products.
Many key aspects of telecommunications and data network technology are governed by industry-wide standards usable by all market participants. As the number of market entrants and the complexity of technology increases, the possibility of functional overlap and inadvertent infringement of IPRs also increases, which has been the case with the introduction of 5G technology. In addition to industry-wide standards, other key industry-wide software solutions are currently developed by market participants as free and open-source software. Contributing to the development and distribution of software developed as free and open-source software may limit Ericsson’s ability to enforce applicable patents in the future. Third parties have asserted, and may assert in the future, claims, directly against Ericsson or against Ericsson’s customers, alleging infringement of their IPRs. Defending such claims may be expensive, time-consuming and divert the efforts of Ericsson’s management and/or technical personnel. As a result of litigation, Ericsson could be required to pay damages and other compensation directly or to indemnify Ericsson’s customers for such damages and other compensation, develop non-infringing
products/technology or enter into royalty or licensing agreements. However, the Company cannot be certain that such licenses will be available to the Company on commercially reasonable terms or at all, and such judgments could have a material adverse effect on Ericsson’s business, reputation, operating results and financial condition. Using free and open-source software may allow third parties to further investigate the Company’s software due to the accessibility of source code. This may in turn make this software more prone to assertions from third parties.
Investigations held by antitrust authorities, court judgments and legislative change could potentially affect Ericsson’s ability to benefit from its patent portfolio when licensing patents necessary to conduct an open standard (e.g. 4G and 5G technology), which could have a material adverse effect on Ericsson’s business, reputation, operating results and financial condition. Ericsson holds a leading patent portfolio in open standards and possible changes regarding such a portfolio may materially affect Ericsson’s reputation, business, operating results and financial condition.
Ericsson’s ability to benefit from IPRs may be limited by the loss of patent licenses to or from third parties. Patent licensing agreements are generally multi-year and term based and the process for renewal of these licenses normally requires negotiations, particularly in conjunction with technology shifts and the introduction of new standards, such as 5G. Such renewals and negotiations may take time to resolve, sometimes involve litigation and may have material adverse impacts on Ericsson’s business and financial position, including on the timing for and level of revenues from the IPR licensing contract portfolio.
Challenging global economic conditions and political unrest and uncertainty, geopolitical risks and trade frictions may increase the uncertainty around the direction of the global cellular eco-systems
and standards, which could have adverse effects on Ericsson’s IPR licensing revenues as well as on the ability to acquire licenses.
1.13 Ericsson may not be successful in continuing to attract and retain the highly qualified employees necessary to remain competitive.
Ericsson believes that the Company’s future success largely depends on Ericsson’s continued ability to hire, develop, motivate and retain engineers and other qualified employees who develop successful new products/solutions, support Ericsson’s existing product range and provide services to the Company’s customers and create great customer experience.
Competition for highly qualified people in the industries in which the Company operates remains intense. This competition is only further increased by the fact that other industries are looking for similar talent. The Company’s ability to succeed depends in part on maintaining a favorable corporate reputation that can be adversely impacted by many factors, including ongoing litigation, investigations, and adverse media reports. There are no guarantees that Ericsson will be successful in attracting and retaining employees with the right skills in the future, and failure in retaining and recruiting could have a material adverse effect on Ericsson’s business and brand.
1.14 Unforeseen risks and disruptions, whether due to natural or man-made
events, may be highly damaging to the operation of Ericsson’s business.
Ericsson’s operations are complex, and several critical operations are centralized in a single location. The Company’s business operations and those of its suppliers and customers are vulnerable to interruption by fire, earthquake, hurricane, flood or other natural disasters, power loss, security incidents, systems failure, telecommunications failure, pandemics, such as the
COVID-19
pandemic, quarantines, national catastrophes, terrorist activities, war and other events beyond the Company’s control. If any disaster were to occur, Ericsson’s or its suppliers’ and customers’

97	Financial Report 2023 | Risk factors	Ericsson Annual Report on Form 20-F 2023

ability to operate could be seriously impaired, and Ericsson could experience material harm to its business, operating results and financial condition.
Having outsourced significant portions of Ericsson’s operations, such as parts of IT, finance and HR operations, Ericsson depends on the performance of external companies, including their security and reliability measures. Regardless of protection measures, systems and communications networks are susceptible to disruption due to failure, vandalism, security incidents, natural disasters, power outages and other events. Ericsson also has a concentration of operations on certain sites, including R&D, production, manufacturing, workforce concentrated areas, network operation centers, ICT centers and logistic centers and shared services centers, where business interruptions could cause material damage and costs. In addition, these disasters could significantly disrupt Ericsson’s business by, among other things, reducing demand for its products and services, impairing its customers’ ability to purchase or pay for its products or services, delaying or preventing its suppliers from providing the Company with critical components, damaging or destroying inventory, preventing operators from upgrading their wireless networks to meet new technology standards, or preventing a significant number of its employees, including those who perform critical functions, from performing their duties. Interruptions to Ericsson’s systems and communications may have an adverse effect on the Company’s operations and financial condition.
Furthermore, employees and
sub-contractors
may be put at risk in areas where Ericsson operates due to these unforeseen risks and disruptions. Ericsson’s commitment to bring connectivity to the world involves operations in areas of high risk related to local conflicts, warfare, criminality, authoritarian rule, man-made
accidents or naturally caused crises, such as flooding, earthquakes, tsunamis or other natural disasters. Such situations may risk the lives or welfare of employees, subcontractors’ employees, or their families, as well as trigger liabilities under International Humanitarian Law. Ericsson’s internal frameworks, contractual agreements, protective measures, and emergency response plans may not be enough to protect employees or subcontractors’ employees from harm. If Ericsson is found to not have done enough to provide protection or support in such situations, it could have adverse material effects on its business and reputation and can lead to litigation and sanctions.

2 Risks related to Ericsson’s financial condition
2.1 Ericsson’s debt increases the Company’s vulnerability to general adverse economic and industry conditions, limits Ericsson’s ability to borrow additional funds, and may limit the Company’s flexibility in planning for, or reacting to, changes in Ericsson’s business and industry.
As of December 31, 2023, Ericsson’s outstanding debt was SEK 46.9 billion and the Company is rated investment grade by S&P Global
(BBB-)
and Fitch Ratings
(BBB-)
and one step below investment grade by Moody’s (Ba1). This degree of debt and the credit ratings could have important adverse consequences, including:
–	Increasing Ericsson’s vulnerability to general economic and industry conditions.
–
Requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the Company’s indebtedness, thereby reducing Ericsson’s ability to use its cash flow to fund the Company’s operations, capital expenditures and future business opportunities.

–	Restricting Ericsson from making strategic acquisitions or causing Ericsson to make non-strategic divestitures.
–	Limiting Ericsson’s ability to obtain additional financing for adjusted working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes.
–	Limiting the Company’s ability to adjust to changing market conditions and placing Ericsson at a competitive disadvantage compared to Ericsson’s competitors.
Ericsson may choose to incur substantial additional indebtedness in the future. If new indebtedness is added to the Company’s current debt levels, the related risks that Ericsson now faces could increase. If Ericsson’s financial performance were to deteriorate, the Company may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy Ericsson’s obligations under the Company’s indebtedness, which may not be successful.
Ericsson’s ability to make scheduled payments on or to refinance the Company’s debt obligations depends on its financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond Ericsson’s control. If Ericsson’s financial performance were to deteriorate significantly, the Company might be unable to maintain a level of cash flows from operating activities sufficient to permit Ericsson to pay the principal, premium, if any, and interest on Ericsson’s indebtedness.
If, due to such a deterioration in the Company’s financial performance, Ericsson’s cash flows and capital resources were to be insufficient to fund its debt service obligations, Ericsson may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance Ericsson’s indebtedness. These alternative measures may not be successful and may not permit Ericsson to meet Ericsson’s scheduled debt service obligations. In addition, if the Company were required to raise additional capital in the current financial markets, the terms of such financing, if available, could result in higher costs and greater restrictions on its business.
In addition, if Ericsson were to refinance its existing indebtedness, the conditions in the financial markets at that time could make it difficult to refinance Ericsson’s existing indebtedness on acceptable terms or at all. If such alternative measures proved unsuccessful, Ericsson could face substantial liquidity problems and might be required to dispose of material assets or operations to meet the Company’s debt service and other obligations.
Furthermore, Ericsson relies on various sources for short-term and long-term capital for the funding of the Company’s business. Should such capital become unavailable or available in insufficient amounts or on unreasonable terms, Ericsson’s business, financial condition and cash flow may materially suffer. Ericsson’s business requires a significant amount of cash. If Ericsson does not generate sufficient amounts of capital to support the Company’s operations, service its debt and continue Ericsson’s research and development and customer finance programs, or if the Company cannot raise sufficient amounts of capital at the required times and on reasonable terms, Ericsson’s business, financial condition and cash flow are likely to be adversely affected. Access to funding may decrease or become more expensive as a result of Ericsson’s operational and financial condition, market conditions, or due to deterioration in Ericsson’s credit rating. There can be no assurance that additional sources of funds that Ericsson may need from time to time will be available on reasonable terms or at all. If the Company cannot access capital on a commercially viable basis, Ericsson’s business, financial condition and cash flow could materially suffer.

98	Financial Report 2023 | Risk factors	Ericsson Annual Report on Form 20-F 2023

2.2 Due to having a significant portion of Ericsson’s costs in SEK and revenues in other currencies, the Company’s business is exposed to foreign exchange fluctuations that could negatively impact its revenues and operating results.
Ericsson incurs a significant portion of the Company’s expenses in SEK. As a result of Ericsson’s international operations, Ericsson generates, and expects to continue to generate, a significant portion of the Company’s revenue in currencies other than SEK. To the extent Ericsson is unable to match revenue received in foreign currencies with costs paid in the same currency, exchange rate fluctuations could have a negative impact on Ericsson’s consolidated income statement, balance sheet and cash flows when foreign currencies are exchanged or translated to SEK, which increases volatility in reported results.
As market prices are predominantly established in US dollars or Euros, Ericsson presently has a net revenue exposure in foreign currencies, which means that a stronger SEK exchange rate would generally have a negative effect on Ericsson’s reported results. The Company’s attempts to reduce the effects of exchange rate fluctuations through a variety of natural and financial hedging activities may not be sufficient or successful, resulting in an adverse impact on Ericsson’s results and financial condition.
2.3 Impairment of goodwill, other intangible assets, property and equipment (PP&E) and right-of-use
(RoU) assets leased by the Company have impacted and may continue to negatively impact Ericsson’s financial condition and operating results.
Ericsson has a significant amount of these assets; for example, patents, customer relations, trademarks, software, PP&E and RoU.
Goodwill is the only intangible asset the Company has recognized to have an indefinite useful life. Other intangible assets are mainly amortized on a straight-line basis over their estimated useful lives, and the assets are reviewed for impairment whenever events such as product discontinuances, product dispositions or other changes in circumstances indicate that the carrying amount may not be fully recoverable. Those intangible assets not yet in use are tested for impairment annually.
Historically, the Company has recognized impairment charges mainly due to restructuring, which is usually limited, but occasionally significant. Additional impairment charges may be incurred in the future and could be significant due to various reasons, including strategy changes, restructuring actions or adverse market conditions that are either specific to Ericsson or the broader industries in which Ericsson operates, or more general in nature and that could have an adverse effect on Ericsson’s operating results and financial condition. For example, in the third quarter of 2023, Ericsson recorded a non-cash
impairment charge of SEK 31.9 billion related to goodwill and other intangible assets attributed to Vonage due to the significant drop in the market capitalization of Vonage’s publicly traded peers, increased interest rates and overall slowdown in Vonage’s core markets.
Negative deviations in actual cash flows compared to estimated cash flows as well as new estimates that indicate lower future cash flows might result in recognition of impairment charges. Other impairment indicators, such as the impact of increased interest rates, inflation, macroeconomic conditions, and other market events can also lead to the recognition of impairment charges.
Non-cash
impairment charges reduce the Company’s
non-restricted
equity. The impairment charge referred to above represented 50% of the total amount of goodwill and other intangible assets attributed to Vonage. The impairment was reported in segment Enterprise as an item affecting comparability. Estimates require management judgment as well as the definition of cash-generating units for impairment testing purposes. Other judgments might result in significantly different results and may differ from the actual financial condition in the future.

3 Legal and regulatory risks
3.1 Ericsson could experience penalties and adverse rulings in enforcement or other proceedings, breach of contract claims and/or loss of revenue for non-compliance
with laws, rules and regulations governing its business. Compliance with existing or changed laws, rules or regulations may subject Ericsson to increased costs or reduced products and services demand and may adversely affect Ericsson’s development efforts.
Ericsson is subject to applicable laws, rules and regulations in multiple jurisdictions. The Company could experience penalties and adverse rulings in enforcement or other proceedings for non-compliance
with applicable laws, rules or regulations governing its business, which could have a material adverse effect on Ericsson and its customers, including its reputation, business, financial condition, operations, research and development, operating results, cash flows, prospects or its current or future customer relationships, including both private and government customers. While Ericsson strives for compliance, the burden of monitoring and maintaining compliance across global operations in a rapidly changing world and evolving industry is significant. The Company has not been in compliance with all such laws, rules and regulations in the past and cannot assure that all past violations have been addressed or that additional violations will not occur in the future. Ericsson’s non-compliance
with laws, rules and regulations may also affect its customers’ compliance requirements and/or lead to actual or perceived breach of Ericsson’s contractual obligations to its customers resulting in contract claims and loss of revenue. It may also impact Ericsson’s ability to gain new customers.
Further changes in laws, rules or regulations could subject Ericsson to liability, increased costs, or reduced products and services demand, market access restrictions, inability to deliver products of certain origin and have a material adverse effect on Ericsson, including its reputation, business, financial condition, operating results, cash flows or prospects.
Changes to laws, rules or regulations may adversely affect both Ericsson’s customers’ and the Company’s own operations. For example, regulations imposing more stringent, time-consuming or costly planning and zoning requirements or building approvals for radio base stations and other network infrastructure could adversely affect the timing and costs of network construction or expansion, and ultimately the commercial launch and success of these networks. Similarly, tariff and roaming laws, regulations or rules on network neutrality could also affect communications service providers ability or willingness to invest in network infrastructure, which in turn could affect the sales of Ericsson’s systems and services. Additionally, delay in radio frequency spectrum allocation, and allocation between different types of usage may adversely affect communications service provider spending or force Ericsson to develop new products to be able to compete. Furthermore, the rapid development and deployment of tools that leverage AI is also causing governments to consider regulation of AI, even for AI that does not pertain to personal data.

99	Financial Report 2023 | Risk factors	Ericsson Annual Report on Form 20-F 2023

Further, Ericsson develops many of its products and services based on existing laws, rules, regulations and technical standards. Changes to existing laws, rules, regulations and technical standards, or the implementation of new laws, rules, regulations, restrictions and technical standards relating to products and services not previously regulated, could adversely affect Ericsson’s development or supply efforts by increasing compliance costs and causing delay or disruptions. Demand for those products and services could also decline. Regulatory changes related to e.g. license fees, environment, health and safety, security, data localization, privacy (including the cross-border transfer of personal data for example between the EU and the US), and other regulatory areas may increase costs and restrict Ericsson’s operations or the operations of network operators. Also, indirect impacts of such changes and changes to laws, rules or regulations in other fields, such as pricing regulations, could have an adverse impact on Ericsson, even though the specific laws, rules or regulations may not apply directly to the Company or its products.
3.2 Ericsson’s substantial international operations are subject to uncertainties that could affect the Company, including its reputation, business, financial condition, operating results, cash flows or prospects.
Ericsson conducts business throughout the world and is subject to the effects of general global economic conditions as well as conditions unique to specific countries or regions. The Company has customers in more than 180 countries, with a significant proportion of Ericsson’s sales to emerging markets in the Asia Pacific region, Latin America, Eastern Europe, the Middle East and Africa. Ericsson’s extensive global operations subject the Company to additional risks on many fronts, including civil disturbances, acts of terrorism, acts of war, economic and geopolitical instability and conflict, potential misuse of technology leading to human rights violations, pandemics, the imposition of exchange controls, economies that are subject to significant fluctuations, nationalization of private assets or other governmental actions affecting the flow of goods and currency, effects from changing climate and difficulty of enforcing agreements and collecting receivables through local legal systems.
Further, in certain markets in which Ericsson operates, there is a risk that national governments actively favor or establish local vendors or introduce requirements for local content in their respective markets at the expense of foreign competitors or introduce other requirements impacting how Ericsson can provide products and services to its customers. The implementation of such measures could adversely affect Ericsson’s sales, Ericsson’s market share and its ability to purchase or supply critical products or components.
Compliance with applicable export control regulations and sanctions or other trade embargoes in force is paramount for the Company. The geopolitical situation in parts of the world, particularly in Russia/Ukraine, parts of the Middle East and China, remains uncertain, and the level of export controls and sanctions is still relatively high from a historical perspective. This level could even increase, thus significantly impacting Ericsson’s operations where such increase occurs, including in these markets. The most recent increase in export controls has particularly targeted China’s ability to develop advanced super computers and artificial intelligence, including the semiconductors needed for those operations. A universal element of the sanctions is the financial restrictions with respect to individuals and legal entities, but sanctions can also restrict certain exports and ultimately lead to a complete trade embargo towards a country. During the last few years, the global free trade system has been under sustained attack, which has increased the risk of states adopting policies and actions that violate WTO agreements. Further, there is a risk in many countries of unexpected changes in regulatory requirements, tariffs and other trade barriers, price or exchange controls, restrictions of imports, or other governmental policies that could limit Ericsson’s operations and decrease Ericsson’s profitability. Furthermore, export control regulations, sanctions or other forms of trade restrictions targeting countries in which Ericsson is active may result in a reduction of commitment in those countries. As an example, an escalation of trade tensions between the US and China has resulted in additional trade restrictions including export controls, and increased tariffs, which if further negatively developed could harm the Company’s ability to compete effectively in Chinese markets or with Chinese companies and negatively impact Ericsson’s operations in the country. The need to terminate activities as a result of further trade restrictions may also expose Ericsson to customer claims and other inherent risks. The export control and sanctions laws, rules and regulations are complex, frequently changing and increasing in number; and the Company has not been in compliance with all such export control and sanctions rules or regulations in the past, and cannot assure that all past violations have been addressed or that additional violations will not occur in the future. Such violations could have material adverse effects on Ericsson, including its reputation, business, financial condition, operating results, cash flows, or prospects and could constitute a violation of the Plea Agreement (as defined below) or the consent judgment with the US Securities and Exchange Commission (SEC).
Ericsson’s business operations are complex, involving the development, production and delivery of telecommunications solutions to customers in a very large number of jurisdictions. Each jurisdiction has its own tax laws, rules and regulations subject to updates or changes in interpretation or enforcement, and the Company has to comply with the relevant laws, rules and regulations in each of these countries. These laws, rules and regulations involve income taxes and indirect taxes such as VAT and sales taxes as well as withholding taxes on domestic and cross border payments and social security charges related to Ericsson’s employees. Constant changes in the laws, rules or regulations and the interpretation thereof also create exposures regarding taxes. This results in complex tax issues and tax disputes that may lead to additional tax payment obligations. Being a global operation, Ericsson also faces the risk of being taxed for the same income in more than one jurisdiction (double taxation). This could have adverse effects on Ericsson, including its reputation, business, financial condition, operating results, cash flows, or prospects.
There has been a concern reported by some media and others, that certain countries may use features of their telecommunications systems in ways that could result in actual or potential violation of human rights, among others. This may adversely affect the telecommunications business and may have a negative impact for people and Ericsson. All of the above may have a material and potentially lasting adverse impact on Ericsson, including its reputation, business, including sales market share, market access, supply chain and R&D activities, financial condition, operating results, cash flows, or prospects.

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3.3 Ericsson is subject to certain US and other anti-corruption (including anti-bribery, anti-money-laundering, sanctions, terror finance and anti-terrorism) laws, rules and regulations and other regulatory requirements or conditions imposed as a result of foreign direct investment reviews and decisions. Ericsson may be subject to further adverse consequences under the Plea Agreement with the United States Department of Justice (DOJ) and the injunction issued in connection with the 2019 settlement with the SEC, as well as other investigations by governmental authorities.
Ericsson is, from time to time, involved in legal proceedings and regulatory investigations, and is subject to certain other regulatory requirements, conditions and agreements. If any of these lawsuits or legal proceedings are determined unfavorably against the Company or it is determined that the Company is not in compliance with any of these regulatory requirements, conditions or agreements, the Company could be required to pay substantial damages, fines and/or penalties, be subject to public scrutiny, negative reputational consequences, or become subject to additional enforcement actions, regulatory review and/or adverse decisions. Ericsson could face potential debarment from government contracting in the United States and elsewhere, reputational risk, as well as potential counterparty reluctance to continue business relationships. In addition, these ongoing matters and investigations require significant resources and costs for investigation, compliance and remediation that could lead to adverse financial and reputational consequences.
For example, in connection with the acquisition of Vonage by Ericsson, and as a condition to CFIUS’s approval of the acquisition, Vonage, Ericsson and the DOJ and the US Department of the Treasury, in their capacity as CFIUS monitoring agencies (CMAs), entered into a NSA in July 2022, which imposes restrictions on access to certain types of sensitive data, equipment and systems. Vonage and Ericsson are engaged and cooperating with the CMAs in relation to ongoing compliance with the NSA restrictions, related remediation efforts to address concerns raised by the CMAs regarding such access, and the CMAs’ requests for information. The ongoing compliance efforts and related remediation may adversely affect the Vonage business, including changes required to business structure and additional compliance costs. In addition, violations of a CFIUS mitigation agreement, such as the NSA, can result in an enforcement action imposing monetary penalties or other remedies.
In addition, as previously reported, the Company reached a resolution (Plea Agreement) in March 2023 with the DOJ regarding the non-criminal
breaches of its DPA. Under the Plea Agreement, Ericsson pleaded guilty to previously deferred charges relating to conduct prior to 2017. In addition, Ericsson agreed to pay a fine of USD 206.7 million. The entry of the Plea Agreement brought the DPA to an end. As set forth in the Plea Agreement, Ericsson has certain continuing obligations through June 2024, including cooperation, reporting evidence or allegations of potential Foreign Corrupt Practices Act (FCPA) violations, continuing to engage an independent compliance monitor and continuing to improve its compliance program and internal controls.
The Company’s 2019 internal Iraq investigation did not conclude that Ericsson made or was responsible for any payments to any terrorist organization. With respect to the matters discussed in the 2019 internal Iraq investigation report, the Company continues to investigate these matters and related matters in full cooperation with the DOJ and the SEC. As additional information continues to be identified and evaluated during the ongoing investigation in continued cooperation with the DOJ and the SEC, it is expected that there will not be any conclusive determinations on the outcome of any such investigation until the process is completed. The scope and duration of the remaining process remains uncertain.
If Ericsson fails to meet its continuing obligations and is found to have breached the Plea Agreement, the Company could face further adverse consequences, including additional costs and liability resulting from ongoing compliance liabilities with the Plea Agreement and extended monitorship, including prosecution for additional federal criminal violations, as well as other investigations by governmental authorities.
For additional information regarding certain of the legal proceedings and inquiries in which Ericsson is involved, see “Legal proceedings” in the Board of Directors’ Report.
3.4 Ericsson is involved in lawsuits, legal proceedings and regulatory investigations, which, if determined unfavorably, could require the Company to pay substantial damages, fines and/or penalties.
Ericsson is involved in legal proceedings in the ordinary course of its business. These proceedings include matters such as commercial disputes, intellectual property rights disputes, labor disputes and any government or authority inquiry or investigation, e.g., antitrust and tax, disputes. Legal proceedings can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular matter could have a material adverse effect on Ericsson’s business, operating results, financial condition and reputation. As a publicly listed company, Ericsson may be exposed to lawsuits in which plaintiffs allege that the Company or its officers have failed to comply with securities laws, stock market regulations or other laws, regulations or requirements. Whether or not there is merit to such claims, the time and costs incurred to defend the Company and its officers and the potential settlement or compensation to the plaintiffs could have significant impact on Ericsson’s reported results and reputation.
In addition, the Company is from time to time and may in the future be subject to additional inquiries, litigation or other proceedings or actions, regulatory or otherwise, arising in relation to the matters described above and related or other litigation and investigative matters. An unfavorable outcome of any such litigation or regulatory proceeding or action could have a material adverse effect on Ericsson’s business, financial condition and operating results.
For additional information regarding certain of the legal proceedings and inquiries in which Ericsson is involved, see “Legal proceedings” in the Board of Directors’ Report.
3.5 Ericsson is subject to a broad range of rapidly evolving privacy, security and data localization regulations, as well as corresponding contractual obligations, and may be subject to regulatory penalties and/or breach of contract claims for failure to comply.
Ericsson and certain of its third-party providers receive, store, handle, transmit, use and otherwise process proprietary information belonging to the Company’s business and information about actual and prospective customers, end users, employees and service providers, including personal information (collectively, “Confidential Information”). More stringent privacy, security and data localization regulations are developing at a rapid pace in many countries and markets in which Ericsson operates, including the General Data Protection Regulation (EU/UK), and national privacy regimes in India, China and some states of the United States (such as the California Consumer Privacy Act and similar laws in other states). These regulations require subject entities to,

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among other things, notify individuals about how personal information is used and provide individuals certain rights with respect to such information, including rights to access, correct and delete such information and to opt-out
of certain uses and disclosures of such information. In addition, cybersecurity regulatory requirements are evolving, including regulations and laws related to cybersecurity incident notifications, supply chain security, and baseline cybersecurity requirements in the EU, US, UK and India, which may be applicable to Ericsson’s internal operations, portfolio and customers’ operations.
Ericsson is also subject to contractual obligations to its customers and third parties relating to privacy, security and use of data generally, which, amongst other things, requires Ericsson to ensure appropriate security and limit the use of customer data, including personal information. While Ericsson strives to comply with applicable privacy, security and data localization regulations and its contractual obligations, the complexity, uncertainty, pace of implementation of new laws, challenges in applying the concepts to new technologies and contradictions in local and regional privacy, security and data localization regulations may mean that Ericsson is found to be non-compliant
with these requirements or its contractual obligations, and subject to penalties and breach of contract claims, along with potential damage to Ericsson’s brand and reputation. Ericsson continues to periodically review its privacy and cybersecurity compliance across its global operations to comply with these varied global and ever-changing requirements, which does and will continue to require significant investments and resources. For example, as part of this review cycle, Ericsson is reviewing data management in connection with its customer support function and is in the process of identifying and implementing certain changes, for example, changes to data access and amendments to customer contracts and policies and procedures. Due to the diverse nature worldwide of privacy, security and data localization regulations, any single incidence of non-compliance,
or serious breach of confidentiality or disruption of secure operations, by Ericsson may lead to regulatory agencies in various jurisdictions levelling separate penalties or judgments against Ericsson. Due to the nature of Ericsson’s business, which often involves telecommunications and critical infrastructure, and the amount of personal information of which Ericsson is the controller or processor, such an event could have far-ranging
consequences, such as orders to change its operations or cease processing personal information, even if it was accidental or caused by a third party outside of the control of Ericsson. Consequences could include large fines, as well as significant damage claims and the loss of trust of customers, end users and employees, which may have material adverse effects on Ericsson’s business, reputation, financial condition and operating results and may require it to change its business practices and potentially the services, features, integrations and other capabilities of its offerings.
3.6 Ericsson may be found
non-compliant
with existing, new and emerging human rights and environmental due diligence regulations and may be subject to administrative penalties and/or civil liability.
The regulatory landscape addressing corporate conduct in relation to human rights and environmental impacts is rapidly evolving. New legislation, imposing more stringent due diligence requirements (for example the US Uyghur Forced Labor Prevention Act (UFLPA), the Norwegian Transparency Act, the UK Modern Slavery Act, France’s Duty of Vigilance Law, the German Supply Chain Due Diligence Law), has already entered into force and requires Ericsson to assess risks from a full supply chain perspective, beyond first-tier suppliers. Additionally, emerging legislation from the European Union (the Corporate Sustainability Due Diligence Directive and the Forced Labor Ban Regulation) will put additional significant requirements on Ericsson to adopt and refine additional mechanisms to identify, address, prevent and mitigate certain human rights and environmental risks in its operations and business relationships and on Ericsson’s Board of Directors to oversee these matters. Because of this existing and future regulation, Ericsson may be expected to engage in increasingly more detailed due diligence with respect to its third parties, such as customers, suppliers and employees, some of which may not have the controls and data necessary to assist Ericsson with its compliance. Due to the global reach of these legislations, impacts in any country of operation or where Ericsson engages with suppliers, customers or other third parties may lead to non-compliance
and thereby potential administrative penalties or civil or other liability or reputational harm. Moreover, the UFLPA and the upcoming EU Forced Labor Ban Regulation, enable customs authorities to seize and destroy shipments that include components produced with forced labor, unless the company in question provides credible evidence of full supply chain due diligence efforts that prove the absence of forced labor. Such actions by law enforcement would have significant financial and reputational impacts on Ericsson’s operations and business relationships. In order to comply with the relevant legislation, Ericsson needs to endeavor to increase supply chain transparency and knowledge of supplier base and material content. Ericsson might also need to shift its supply chains from high-risk countries, which could have adverse financial implications, including increasing the total costs associated with its businesses.

4 Cybersecurity risks
4.1 Vulnerabilities (and threat actors exploiting vulnerabilities), including in Ericsson’s products, services and operations may lead to compromise of identities, target of work force, misuse of accounts, network disruption, cybersecurity incidents, and material harm to Ericsson or Ericsson’s customers, any of which may have a material adverse effect on Ericsson’s business, operations, financial performance, customer and vendor relationships, reputation and brand, and may lead to significant penalties or litigation, or to regulatory investigations or actions.
Ericsson relies on computer systems, hardware, software, technology infrastructure and networks for both internal and external operations that are critical to its business (collectively, “IT Systems”). Ericsson develops, owns and manages some of these IT Systems but also relies on third parties for a range of IT Systems and related products and services, including but not limited to cloud computing services. Ericsson faces numerous and evolving cybersecurity risks, including from diverse threat actors, such as state-sponsored organizations, opportunistic hackers and hacktivists, as well as through diverse attack vectors, such as social engineering/phishing, malware (including ransomware), malfeasance by insiders, human or technological error, and as a result of bugs, misconfigurations or exploited vulnerabilities in software or hardware.
Cyberattacks and security incidents are expected to accelerate in both frequency and impact as attacks are increasingly sophisticated and utilize tools and techniques that are designed to circumvent controls,

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avoid detection, and remove or obfuscate forensic evidence, which means that Ericsson may be unable to detect, investigate, contain or recover from future attacks or incidents in a timely or effective manner. For example, the presence of vulnerabilities in Ericsson’s products, services or operations, may not be detected during product development and operations, and may be leveraged by a threat actor to cause material harm to Ericsson or Ericsson’s customers. Vulnerabilities in Ericsson’s products, solutions or services not detected and treated during product development or solution delivery may be exploited by a threat actor to cause harm to Ericsson’s customers, end users or Ericsson. Vulnerabilities could be brought in through different stages of the product life cycle. In some situations, it may be hard to detect these vulnerabilities due to their location, or due to the fact that they are unknown or
“zero-day”
vulnerabilities. As almost any modern software can contain open source and third-party components, so does software in networks, and unmitigated security exposures can put Ericsson customers at varying levels of risk and expose Ericsson to liabilities or loss of business.
Moreover, threat actors exploiting vulnerabilities in Ericsson’s IT Systems, processes or personnel due to insufficient implementation of controls, such as lack of access management or use of more sophisticated attack techniques could result in security incidents that may impact the confidentiality, availability or integrity of Ericsson’s IT Systems, Confidential Information, personnel, products, services, or solutions. These incidents may include data breaches, intrusions, espionage, disruptive attacks utilizing malware (such as ransomware or other extortion-based tactics), exploitation of hardware or software vulnerabilities, bugs, hardware or software misconfigurations in Ericsson’s IT Systems, data privacy infringements, leakage of Confidential Information, unauthorized or accidental usage or modification of data or accounts and general malfeasance. For example, in 2023, an anonymous individual or group of individuals obtained and exploited unlawful access to a system Ericsson uses to interface externally with its customers to remove a small number of non-sensitive
materials from that system. While Ericsson did not experience significant financial loss, data theft, encryption or any significant disruptions to normal business operations, by reason of the incident, Ericsson further fortified security measures in the impacted system in response to the intrusion.
Ericsson utilizes third parties to a large extent to whom the Company has outsourced significant aspects of Ericsson’s IT Systems, product development, services, finance and other internal and external-facing operations. Events or incidents caused as a result of vulnerabilities in their operations or products could have a material adverse effect on Ericsson, Ericsson’s business, potentially disrupting operations, leaking valuable or sensitive information, personal data or damaging Ericsson’s products that have been installed in the Company’s customers’ networks. Furthermore, Ericsson has acquired and continues to acquire companies that may have cybersecurity vulnerabilities and/or unsophisticated security measures, which may expose the Company to significant cybersecurity, operational, and financial risks.
A cybersecurity incident in Ericsson’s operations or supply chain could have an adverse impact on the integrity of solutions or services provided by Ericsson as well as Ericsson’s ability to comply with legal, regulatory or contractual requirements. These incidents may include tampering with components, the inclusion of backdoors or implants, the unintentional inclusion of vulnerabilities in components or software, and cyber-security incidents which prevent a supplier from being able to fulfil commitments to Ericsson. In the past few years, widely publicized incidents involving third parties such as SolarWinds and Apache’s Log4j software are examples of situations in which cyberattacks on supply chain players affected companies that utilized their products and services.
Any cybersecurity incident including unintended use, misconfiguration, or unintended actions, involving Ericsson’s operations, supply chain, product development, services, third-party providers or installed product base, could cause severe harm to Ericsson. For example, a misconfiguration incident in 2023 led to a data breach that Ericsson reported to certain EU data protection authorities as well as certain customers and employees.
Ericsson’s IT Systems and storage and other business applications, and the systems, storage and other business applications maintained by the Company’s third-party providers, have been in the past, and are expected to be in the future, subject to cybersecurity incidents. Ericsson expects continued attempts to gain unauthorized access to breach Ericsson’s IT Systems and/or Confidential Information, and other forms of malfeasance and disruptive attacks. In some cases, such incidents are difficult to anticipate or to detect immediately and the damage caused thereby. Ericsson also cannot guarantee that a material incident will not occur in the future.
If an actual or perceived breach of security occurs in Ericsson’s network or any of its third-party providers’ networks, Ericsson could incur significant costs, and the Company’s reputation could be harmed. While Ericsson works to safeguard Ericsson’s internal network systems and assess and validate the security of the Company’s third-party providers to mitigate these potential risks, including through security requirements and employee awareness and training, there is no assurance that such actions will be sufficient to prevent security incidents. Ericsson cannot guarantee that the Company’s cybersecurity program and processes will be fully implemented, complied with or effective in protecting Ericsson’s IT Systems and Confidential Information. Any insurance that Ericsson carries may be partially or wholly insufficient to cover losses or costs associated with responding to and remediating any or all cybersecurity incidents that the Company may experience.
In addition, insiders may steal or monitor Confidential Information or disrupt networks related to Ericsson or its customers, through technological or non-technological
means. To gain strategic access or to steal specific information, competitors or governments may induce insiders or recruit employees who sell information or services for personal gain. Any insider incident could cause severe harm to Ericsson.
If identities in Ericsson are misused or compromised, it can be difficult to differentiate authorized parties undertaking normal account activities from the threat actor’s use of a compromised identity or credential. Ericsson’s identity and access management routines are required to access Ericsson’s customers’ networks, and any limitation of this capability would adversely impact Ericsson’s ability to offer services and products to Ericsson’s customers.
Furthermore, threat actors may target employees, or other members of Ericsson’s workforce, through technological and non-technological
means. Recent trends have shown that there is a willingness to target end users, rather than the entire enterprises. This has manifested itself in the rise of threats such as ransomware, phishing, spear phishing, spoofing and other extortion methods. With a diverse workforce of approximately 100,000 employees, Ericsson is susceptible to risks of disruption or information loss resulting from large scale attacks towards Ericsson’s employees, or society at large. Additionally, remote and hybrid working arrangements at Ericsson (and at many third-party providers) also increase this risk due to the challenges associated with managing

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remote computing assets and security vulnerabilities that are present in many non-corporate
and home networks.
The forgoing risks are increasing and rapidly evolving, and any of the above could result in a material adverse effect on Ericsson’s business, operations, financial performance, customer and vendor relationships, reputation and brand and result in financial penalties, litigation, regulatory investigations and other governmental actions.

5 Environmental, social and business conduct risks
5.1 Failure to comply with environmental, social and business conduct regulations and laws in applicable jurisdictions may expose Ericsson to significant penalties and other sanctions or liabilities.
Ericsson is subject to environmental, social and business conduct laws, rules and regulations as well as related requirements, which apply to Ericsson’s operations, facilities, products and services. Ericsson expects these laws, rules and regulations and the burdens associated with complying with them to increase as governments impose new laws, rules, regulations and other requirements. Ericsson’s measures for managing compliance with these laws, rules, regulations and other requirements may not be effective at avoiding potential liabilities arising from Ericsson’s current, historical and future processes and operations.
Ericsson has failed to comply with these laws, rules, regulations and other requirements in the past, and if it fails to comply in future, the Company could be subject to significant penalties and other sanctions or liabilities that could have a material adverse effect on Ericsson. The Company’s suppliers’ adherence to Ericsson’s Code of Conduct for Business Partners and laws related to environmental, social and business conduct is also subject to risk. If suppliers do not adhere to the Code of Conduct for Business Partners and laws related to environmental, social and business conduct, this could also have a material adverse effect on Ericsson. Additionally, there is a risk that Ericsson may have to incur expenditures to cover environmental, occupational health and safety-liabilities to maintain compliance with current or future applicable laws and regulations or to undertake any necessary remediation. Future regulations or judgments could have a significant adverse effect on Ericsson. These changing rules, regulations, and stakeholder expectations have resulted in, and are likely to result in, increased general and administrative expenses and increased management time and attention. For example, developing and acting on environmental, social and business conduct initiatives, and collecting, measuring, and reporting environmental, social and business conduct information and metrics can be costly, difficult and time consuming and is subject to evolving reporting standards. Failure to manage the foregoing risks could have an adverse impact on Ericsson’s business, operating results, financial condition, reputation and brand.
There is also an increased demand from external stakeholders, for example non-governmental
organizations and investors, on transparency about environmental, social and business conduct issues that might be difficult to fulfil, including expectations that the Company make commitments. If Ericsson fails to adequately meet these expectations or timely meet any related goals or commitments, its business and reputation may be adversely affected. In addition, the Company’s disclosures regarding such matters may make the Company the target of activists, regulators and others who want the Company to take different approaches on such matters or provide additional disclosures or commitments, and such engagement could result in increased costs or reputational damage. Certain of Ericsson’s disclosures and commitments regarding such matters may be based in part or in whole on third-party information or third-party performance, and Ericsson cannot assure the quality of third-party information nor assure third-party performance. To the extent that Ericsson’s required and voluntary disclosures about sustainability matters increase, Ericsson could be criticized for the accuracy, adequacy, or completeness of such disclosures.
Climate change and the potential environmental impact resulting therefrom may also result in new environmental, health and safety laws, rules and regulations that may affect the Company, its suppliers, and its customers. Such laws, rules or regulations could cause Ericsson to incur additional direct costs for compliance, including costs associated with changes to manufacturing processes, or costs associated with the procurement of raw materials and components used in Ericsson’s products, as well as increased indirect costs resulting from its customers, suppliers or both incurring additional costs that are passed on to us. These costs may adversely impact the Company, including its reputation, business, financial condition, operating results, cash flows, or prospects. In addition, climate change could cause severe weather events, such as droughts, heat waves, wildfires, storms, and flooding, to occur more frequently or with greater intensity, as well as chronic changes in temperatures and rising sea levels, which could pose physical risks to the Company’s manufacturing facilities or its suppliers’ facilities, cause disruptions in its upstream and downstream logistic flows, and consequently increase operating costs and/or cause business interruptions. It is difficult to reasonably estimate the future impact of environmental matters, such as climate change and extreme weather events, including potential liabilities.
5.2 Potential health risks related to radiofrequency electro-magnetic fields may subject Ericsson to various product liability claims and result in regulatory changes.
The mobile telecommunications industry is subject to claims that mobile devices and other equipment that generate radiofrequency electromagnetic fields may expose individuals to health risks. At present, a substantial number of scientific reviews conducted by various independent research bodies have concluded that radiofrequency electromagnetic fields, when used at levels within the limits prescribed by public health authority safety standards and recommendations, cause no adverse effects to human health. However, any perceived risk or new scientific findings of adverse health effects from mobile communication devices and equipment could adversely affect Ericsson through a reduction in sales or through liability claims. Although Ericsson’s products are designed to comply with currently applicable safety standards and regulations regarding radio frequency electromagnetic fields, the Company cannot guarantee that Ericsson will not become the subject of product liability claims. Ericsson also cannot guarantee that the Company will not be held liable for such claims or be required to comply with future changed regulatory requirements. Ericsson may, in addition, be affected by regulatory or other restrictions imposed on the Company’s customers use of radio equipment that may have a material adverse effect on Ericsson’s business, operating results, financial condition, reputation and brand.

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5.3 Regulations related to “conflict minerals” may cause Ericsson to incur additional expenses and may make Ericsson’s supply chain demands more complex.
In 2012, the SEC adopted a rule requiring disclosures of specified minerals (“conflict minerals”) that are necessary to the functionality or production of products manufactured or contracted to be manufactured by companies that file periodic reports with the SEC, whether or not these products or their components are manufactured by third parties. Ericsson may incur material costs to comply with the disclosure requirements and underlying due diligence. These requirements could adversely affect the sourcing, availability and pricing of minerals used in the manufacture of certain of Ericsson’s products, which may have a material adverse effect on its business. In addition, since Ericsson’s supply chain is complex, the Company may not be able to sufficiently verify the origins for these minerals contained in its products through the due diligence procedures that Ericsson implements, which may harm its reputation and its business. Ericsson may also encounter challenges if customers request that all Ericsson’s product components be certified as “conflict-free”. Ericsson acknowledges that similar challenges exist for other mineral and metals, outside the scope of the SEC disclosure rule.
In addition, in March 2023, the European Commission announced a proposed Critical Raw Materials Act, which would seek to improve the EU’s access to a secure and sustainable supply of certain raw materials that are to be designated strategic or critical. The European Parliament and European Council reached a political agreement on the Critical Raw Materials Act in November 2023, and it is anticipated that the Critical Raw Materials Act will enter into force in early 2024. The legislative initiatives under the Critical Raw Materials Act may impact Ericsson’s current supply chains in relation to the sourcing of certain materials, and such impact may therefore have an adverse effect on its business.

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Forward-looking statements

This Annual Report includes forward-looking statements, including statements reflecting the Company’s current views relating to the growth of the market, future market conditions, future events, financial condition, and expected operational and financial performance, including, in particular the following:
–	Potential material additional costs and liability resulting from our ongoing future compliance with the terms of the Plea Agreement with the DOJ and extended monitorship
–
Potential to become a target for public scrutiny as a result of entering into the Plea Agreement with the DOJ, which could damage our reputation and materially and adversely affect our business and prospects

–
Risks resulting from entering into the Plea Agreement, including potential debarment from government contracting in the United States and elsewhere, reputational risk, as well as potential counterparty reluctance to continue business relationships

–
Potential material additional liability resulting from past conduct, including allegations of past conduct that remains unresolved or unknown in multiple jurisdictions including Iraq, which remains the subject of ongoing investigations by Ericsson and US governmental authorities

–
Risks related to internal controls and governance, including the potential to incur material liability in connection with internal controls surrounding payments made to third parties in connection with past conduct in multiple jurisdictions, including Iraq which remains the subject of ongoing investigations by Ericsson and US governmental authorities

–
The risk that the ongoing investigations by Ericsson and US governmental authorities result in a conclusion by Ericsson or US governmental authorities that the Company’s past conduct included making or having responsibility for making payments to a terrorist organization or other improper payments, which could lead to material additional liability

–
Risks related to our ongoing compliance with obligations under the National Security Agreement entered into in connection with Ericsson’s acquisition of Vonage, which may adversely affect the Vonage business and subject the Company to additional liabilities

–	Our goals, strategies, planning assumptions and operational or financial performance expectations
–	Macroeconomic conditions, including inflationary pressures and effects on customer investments, market recovery and growth
–	Ongoing geopolitical and trade uncertainty, including challenging global economic conditions, market trends and pandemics such as COVID-19
–	Risks related to cybersecurity and privacy
–	Industry trends, future characteristics and development of the markets in which we operate
–	Our ability to comply with legal and regulatory requirements internationally
–	Our future liquidity, capital resources, capital expenditures, cost savings and profitability
–	The expected demand for our existing and new products and services as well as plans to launch new products and services, including research and development expenditures
–	Our ability to deliver on future plans and achieve future growth
–	The expected operational or financial performance of strategic cooperation activities and joint ventures
–
Risks related to acquisitions and divestments, including our ability to successfully consummate such transactions, protect the value of acquisitions during integration, or achieve the value anticipated with an acquisition

–	Trends related to our industry, including our regulatory environment, competition and customer structure
–	Other factors included in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including the factors described throughout this report, included in the section Risk
Factors, as updated by subsequent reports filed with the SEC.
 The words “believe,” “expect,” “foresee,” “anticipate,” “assume,” “intend,” “likely,” “projects,” “may,” “could,” “plan,” “estimate,” “forecast,” “will,” “should,” “would,” “predict,” “aim,” “ambition,” “seek,” “potential,” “target,” “might,” “continue,” or, in each case, their negative or variations, and similar words or expressions are used to identify forward-looking statements. Any statement that refers to the Company’s strategy, future financial performance, expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Such statements are based on management’s expectations as of the date of this report, unless an earlier date is specified, including expectations based on third-party information and projections that management believes to be reputable.
 We caution investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond our control that could cause actual results to differ materially and adversely from those expressed in, or implied or projected by, the forward-looking information and statements. Important factors that could affect whether and to what extent any of our forward-looking statements materialize include but are not limited to the factors described throughout this Annual Report, including in the section Risk factors. These forward-looking statements also represent our estimates, assumptions and expectations only as of the date that they were made, and to the extent they represent third-party data, we have not undertaken to independently verify such third-party data and do not intend to do so.

106	Financial Report 2023 | Forward-looking statements	Ericsson Annual Report on Form 20-F 2023

 Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made in this Annual Report and in other documents we file from time to time with our regulators that disclose risks and uncertainties that may affect our business. Unless specifically indicated otherwise, the forward-looking statements in this Annual Report do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this report. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this Annual Report, to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events, whether as a result of new information, future events or otherwise, except as required by applicable law or stock exchange regulation. This Annual Report includes websites or references to additional company reports. These are intended to provide inactive, textual references only.
The information on websites and contained in those reports is not part of this report and not incorporated by reference in this report. This Annual Report contains statements based on hypothetical scenarios and assumptions as well as estimates that are subject to a high level of uncertainty, and these statements should not necessarily be viewed as being representative of current or actual risk or performance, or forecasts of expected risk or performance. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing and on internal controls and processes that continue to evolve. While certain matters discussed in this Annual Report may be significant, any significance should not be taken, or otherwise assumed, as necessarily rising to the level of materiality used for purposes of complying with Ericsson’s public company reporting obligations pursuant to the U.S. federal securities laws and regulations, even if the report uses the words “material” or “materiality.”

107	Financial Report 2023 | Alternative performance measures	Ericsson Annual Report on Form 20-F 2023

Alternative performance measures

In this section, the Company presents its Alternative Performance Measures (APMs), which are not recognized measures of financial performance under IFRS. This section includes a reconciliation of the APM’s to the most directly reconcilable line items in the financial statements. The presentation of APMs has limitations as analytical tools and should not be considered in isolation or as a substitute for related financial measures prepared in accordance with IFRS.
APMs are presented to enhance an investor’s evaluation of ongoing operating results, to aid in forecasting future periods and to facilitate meaningful comparison of results between periods.
Management uses these APMs to, among other things, evaluate ongoing operations in relation to historical results, for internal planning and forecasting purposes and in the calculation of certain performance-based compensation. APM’s should not be viewed as substitutes for income statement or cash flow items computed in accordance with IFRS.
The Company decided to include EBIT and EBIT margin excluding restructuring charges and goodwill impairment to better explain the financial performance. Free cash flow before M&A as percentage of net sales (%) is added since it is used by the Company as one of the long-term targets. Adjusted earnings per share is removed as an APM since it is no longer used by the Company.
The APMs presented in this report may differ from similarly titled measures used by other companies.

Adjusted working capital
SEK million	2023	2022	2021	2020	2019
Current assets	154,988	173,803	174,805	149,795	153,914
Current non-interest-bearing provisions and liabilities
Provisions, current	–6,779	–7,629	–5,782	–7,580	–8,244
Contract liabilities	–34,416	–42,251	–32,834	–26,440	–29,041
Trade payables	–27,768	–38,437	–35,684	–31,988	–30,403
Current tax liabilities 1)	–3,561	–2,640	–2,917	–4,486	–
Other current liabilities 1)	–36,985	–46,193	–37,921	–33,688	–37,405
Adjusted working capital	45,479	36,653	59,667	45,613	48,821

1)
As from 2021 current tax liabilities is presented as a separate line item in the balance sheet and the comparison year 2020 has been updated accordingly. For 2019 the current tax liabilities is included in other current liabilities.

Definition	Reason to use
Current assets less current
non-interest-bearing
provisions and liabilities (which include: current provisions, contract liabilities, trade payables, current tax liabilities and other current liabilities).	Due to the need to optimize cash generation to create value for Ericsson’s shareholders, management focuses on working capital and reducing lead times between orders booked and cash received.

Capital employed
SEK million	2023	2022	2021	2020	2019
Total assets	297,036	349,537	305,614	271,530	276,383
Non-interest-bearing provisions and liabilities
Provisions, non-current	4,927	3,959	3,722	2,886	2,679
Deferred tax liabilities	3,880	4,784	884	1,089	1,224
Other non-current liabilities	755	745	1,587	1,383	2,114
Provisions, current	6,779	7,629	5,782	7,580	8,244
Contract liabilities	34,416	42,251	32,834	26,440	29,041
Trade payables	27,768	38,437	35,684	31,988	30,403
Current tax liabilities 1)	3,561	2,640	2,917	4,486	–
Other current liabilities 1)	36,985	46,193	37,921	33,688	37,405
Capital employed	177,965	202,899	184,283	161,990	165,273

1)
As from 2021 current tax liabilities is presented as a separate line item in the balance sheet and the comparison year 2020 has been updated accordingly. For 2019 the current tax liabilities is included in other current liabilities.

Definition	Reason to use
Total assets less
non-interest-bearing
provisions and liabilities (which includes
non-current
provisions, deferred tax liabilities, contract liabilities, other non-current
liabilities, current provisions, trade payables, current tax liabilities and other current liabilities).	Capital employed represents the value of the balance sheet assets that contributes to revenue and profit generation. It is also used in the calculation of return on capital employed.

108	Financial Report 2023 | Alternative performance measures	Ericsson Annual Report on Form 20-F 2023

Capital turnover
SEK million	2023	2022	2021	2020	2019
Net sales	263,351	271,546	232,314	232,390	227,216
Average capital employed
Capital employed at beginning of period	202,899	184,283	161,990	165,273	149,615
Capital employed at end of period	177,965	202,899	184,283	161,990	165,273
Average capital employed	190,432	193,591	173,137	163,632	157,444
Capital turnover (times)	1.4	1.4	1.3	1.4	1.4

Definition	Reason to use
Net sales divided by average capital employed (based on the amounts at January 1 and December 31).	Capital turnover indicates how effectively investment capital is used to generate revenues.
EBIT and EBIT margin / EBIT and EBIT margin excluding restructuring charges / EBIT and EBIT margin excluding restructuring charges and goodwill impairment

SEK million	2023	2022	2021	2020	2019
EBIT (loss)	–20,326	27,020	31,780	27,808	10,564
Net sales	263,351	271,546	232,314	232,390	227,216
EBIT margin (%)	–7.7%	10.0%	13.7%	12.0%	4.6%
Restructuring charges	6,521	399	549	1,306	798
EBIT (loss) excluding restructuring charges	–13,805	27,419	32,329	29,114	11,362
EBIT margin excluding restructuring charges (%)	–5.2%	10.1%	13.9%	12.5%	5.0%
Impairment of goodwill	31,897	–	112	–	–
EBIT excluding restructuring charges and goodwill impairment	18,092	27,419	32,441	29,114	11,362
EBIT margin excl. restructuring charges and goodwill impairment (%)	6.9%	10.1%	14.0%	12.5%	5.0%

Definition	Reason to use
Earnings (loss) before financial items and income tax.
EBIT as a percentage of net sales.
Earnings (loss) before financial items and income tax excluding restructuring charges.
EBIT excluding restructuring charges as a percentage of net sales.
Earnings before financial items and income tax excluding restructuring charges and goodwill impairment.
EBIT excluding restructuring charges and goodwill impairment as a percentage of net sales.
EBIT margin shows the EBIT in percentage of net sales. EBIT margin is a key internal measure as the Company believes that it provides users of the financial statements with a better understanding of the Group’s financial performance both short and long term. The Company’s view is that EBIT margin excluding restructuring charges and goodwill impairment gives a fair view of the profitability of the ongoing business.
EBITA and EBITA margin / EBITA and EBITA margin excluding restructuring charges

SEK million	2023	2022	2021	2020	2019
Net income (loss)	–26,104	19,112	22,980	17,623	1,840
Income tax	2,785	5,497	6,270	9,589	6,922
Financial income and expenses, net	2,993	2,411	2,530	596	1,802
Amortizations and write-downs of acquired intangible assets	35,238	2,051	1,477	1,220	1,038
EBITA	14,912	29,071	33,257	29,028	11,602
Net sales	263,351	271,546	232,314	232,390	227,216
EBITA margin (%)	5.7%	10.7%	14.3%	12.5%	5.1%
Restructuring charges	6,521	399	549	1,306	798
EBITA excluding restructuring charges	21,433	29,470	33,806	30,334	12,400
EBITA margin excluding restructuring charges (%)	8.1%	10.9%	14.6%	13.1%	5.5%

Definition	Reason to use
Earnings (loss) before interest, income tax, amortizations and write-downs of acquired intangible assets.
EBITA as a percentage of net sales.
EBITA excluding restructuring charges.
EBITA excluding restructuring charges as a percentage of net sales.
Amortizations and write-downs of intangible assets are normally non-cash
items in the annual income statement, EBITA margin % gives an indication of the financial performance without the impact from acquired companies. The Company’s view is that EBITA margin excluding restructuring charges gives a fair view of the profitability of the ongoing business.
Additionally, Ericsson provides forward-looking targets for EBITA margin excluding restructuring charges and free cash flow before M&A, which are non-IFRS
financial measures. Ericsson has not provided quantitative reconciliation of these targets to the most directly comparable IFRS measures because certain information needed to reconcile these non-IFRS
financial measures to the most comparable IFRS financial measures are dependent on specific items or impacts that are not yet determined, are subject to incarcerating and variability in timing and amount due to their nature, are outside of Ericsson’s control or cannot be predicted, including items and impacts such as currency exchange rate changes, acquisitions and disposals, and charges such as impairments or acquisition related charges. Accordingly, reconciliation of these non-IFRS
forward-looking financial measures to the most directly comparable IFRS financial measures are not available without unreasonable efforts. Such unavailable reconciling items could significantly impact our results of operations and financial condition.

109	Financial Report 2023 | Alternative performance measures	Ericsson Annual Report on Form 20-F 2023

Equity ratio
SEK million	2023	2022	2021	2020	2019
Total equity	97,408	133,304	107,099	85,177	81,878
Total assets	297,036	349,537	305,614	271,530	276,383
Equity ratio (%)	32.8%	38.1%	35.0%	31.4%	29.6%

Definition	Reason to use
Equity expressed as a percentage of total assets.	This supports financial flexibility and independence to operate and manage variations in working capital needs as well as to capitalize on business opportunities.

Free cash flow before M&A / Free cash flow after M&A
SEK million	2023	2022	2021	2020	2019
Cash flow from operating activities	7,177	30,863	39,065	28,933	16,873
Net capital expenditures and other investments (excluding M&A)
Investments in property, plant and equipment	–3,297	–4,477	–3,663	–4,493	–5,118
Sales of property, plant and equipment	163	249	115	254	744
Product development	–2,173	–1,720	–962	–817	–1,545
Other investments 1)	–97	–126	–131	801	–331
Repayment of lease liabilities	–2,857	–2,593	–2,368	–2,417	–2,990
Free cash flow before M&A	–1,084	22,196	32,056	22,261	7,633
Acquisitions of subsidiaries and other operations	–1,515	–51,995	–389	–9,657	–1,753
Divestments of subsidiaries and other operations	–625	307	448	59	248
Free cash flow after M&A	–3,224	–29,492	32,115	12,663	6,128
Net sales	263,351	271,546	232,314	232,390	227,216
Free cash flow before M&A as percentage of net sales (%)	–0.4%	8.2%	13.8%	9.6%	3.4%

1)
Other investments is part of the line item Other investing activities in the Consolidated cash flow statement. The difference is movements in other interest-bearing assets which is not part of the definition of Free cash flow.

Definition	Reason to use
Free cash flow before M&A: Cash flow from operating activities less net capital expenditures, other investments and repayment of lease liabilities (excluding M&A).
Free cash flow after M&A: Cash flow from operating activities less net capital expenditures, other investments and repayment of lease liabilities.
Free cash flow before M&A as a percentage of net sales.

Free cash flow before M&A represents the cash that the Company generates after capital expenditures, other investments and repayment of lease liabilities. The Company believes that free cash flow before M&A is a good way of reflecting the cash flows generated by the Company that can be used to expand the business, invest in subsidiaries, pay dividends and reduce debt.
 Free cash flow after M&A represents the cash that the Company generates after capital expenditures, other investments, repayment of lease liabilities and acquisitions/divestments of subsidiaries. The Company believes that free cash flow after M&A is a good way of reflecting the cash flows generated by the Company that can be used to expand the business, pay dividends and reduce debt.
 Free cash flow before M&A as a percentage of net sales is used by the Company as one of the long-term targets.

Gross cash
SEK million	2023	2022	2021	2020	2019
Cash and cash equivalents	35,190	38,349	54,050	43,612	45,079
Interest-bearing securities, current	9,584	8,736	12,932	6,820	6,759
Interest-bearing securities, non-current	9,931	9,164	30,626	21,613	20,354
Gross cash	54,705	56,249	97,608	72,045	72,192

Definition	Reason to use
Cash and cash equivalents plus interest-bearing securities (current and non-current).	Gross cash is showing total available cash and interest-bearing securities and is a parameter for calculating the net cash position.

110	Financial Report 2023 | Alternative performance measures	Ericsson Annual Report on Form 20-F 2023

Gross margin and Gross margin excluding restructuring charges
SEK million	2023	2022	2021	2020	2019
Gross income	101,602	113,295	100,749	93,724	84,824
Net sales	263,351	271,546	232,314	232,390	227,216
Gross margin (%)	38.6%	41.7%	43.4%	40.3%	37.3%
Restructuring charges included in cost of sales	2,802	195	273	725	337
Gross income excluding restructuring charges	104,404	113,490	101,022	94,449	85,161
Gross margin excluding restructuring charges (%)	39.6%	41.8%	43.5%	40.6%	37.5%

Definition	Reason to use
Gross income as a percentage of net sales. Gross income excluding restructuring charges as a percentage of net sales.	Gross margin shows the difference between net sales and cost of sales, in percentage of net sales. Gross margin is impacted by several factors such as business mix, service share, price development and cost reductions. Gross margin is an important internal measure and this number is also provided in the income statement as the Company believes that it provides users of the financial statements with a better understanding of the Group’s business development. The Company’s view is that gross margin excluding restructuring charges gives a fair view of the profitability of the ongoing business.

Net cash
SEK million	2023	2022	2021	2020	2019
Cash and cash equivalents	35,190	38,349	54,050	43,612	45,079
+ Interest-bearing securities, current	9,584	8,736	12,932	6,820	6,759
+ Interest-bearing securities, non-current	9,931	9,164	30,626	21,613	20,354
– Borrowings, current	17,655	5,984	9,590	7,942	9,439
– Borrowings, non-current	29,218	26,946	22,241	22,218	28,257
Net cash	7,832	23,319	65,777	41,885	34,496

Definition	Reason to use
Cash and cash equivalents plus interest-bearing securities (current and non-current) less borrowings (current and non-current).	A positive net cash position is one of the company’s capital targets. This creates financial flexibility and independence to operate and manage variations in working capital needs.

Operating expenses excluding restructuring charges
SEK million	2023	2022	2021	2020	2019
Operating expenses	–90,187	–83,030	–69,071	–66,280	–64,215
Restructuring charges included in R&D expenses	2,431	54	137	411	344
Restructuring charges included in selling and administrative expenses	1,288	150	139	170	117
Operating expenses excluding restructuring charges	–86,468	–82,826	–68,795	–65,699	–63,754

Definition	Reason to use
Operating expenses excluding restructuring charges.	Restructuring charges vary between years and in order to analyse trends in reported expenses over time, restructuring charges are excluded.

Return on capital employed
SEK million	2023	2022	2021	2020	2019
EBIT (loss)	–20,326	27,020	31,780	27,808	10,564
Average capital employed
Capital employed at beginning of period	202,899	184,283	161,990	165,273	149,615
Capital employed at end of period	177,965	202,899	184,283	161,990	165,273
Average capital employed	190,432	193,591	173,137	163,632	157,444
Return on capital employed (%)	–10.7%	14.0%	18.4%	17.0%	6.7%

Definition	Reason to use
EBIT (loss) as a percentage of average capital employed (based on the amounts at January 1 and December 31).	Return on capital employed is a measure of the profitability after taking into account the amount of capital used. A higher return on capital employed indicates a more efficient use of capital.

111	Financial Report 2023 | Alternative performance measures	Ericsson Annual Report on Form 20-F 2023

Return on equity
SEK million	2023	2022	2021	2020	2019
Net income (loss) attributable to owners of the Parent Company	–26,446	18,724	22,694	17,483	2,223
Average stockholders’ equity
Stockholders’ equity, beginning of period 1)	134,814	108,775	86,674	82,559	86,729
Stockholders’ equity, end of period	98,673	134,814	108,775	86,674	82,559
Average stockholders’ equity	116,744	121,795	97,725	84,617	84,644
Return on equity (%)	–22.7%	15.4%	23.2%	20.7%	2.6%

1)	For 2019, adjusted opening balance due to implementation of IFRS 16 “Leases.”

Definition	Reason to use
Net income (loss) attributable to owners of the Parent Company as a percentage of average stockholders’ equity (based on the amounts at January 1 and December 31).	Return on equity is a measure of the profitability in relation to the book value of shareholder equity. Return on equity is a measure of how investments are used to generate earnings growth.

Sales growth adjusted for comparable units and currency
SEK million	2023	2022	2021	2020	2019
Net sales	263,351	271,546	232,314	232,390	227,216
Acquired/divested business	–9,048	–7,015	–1,201	–1,362	–96
Net FX impact	–9,421	–25,968	11,607	7,796	–10,675
Comparable net sales, excluding FX impact	244,882	238,563	242,720	238,824	216,445
Comparable net sales adjusted for acquired/divested business	271,373	232,314	232,390	227,132	208,130
Sales growth adjusted for comparable units and currency (%)	–10%	3%	4%	5%	4%

Definition	Reason to use
Sales growth adjusted for the impact of acquisitions and divestments as well as the effects of foreign currency fluctuations. Also named organic sales.	Ericsson’s presentation currency is SEK while the total revenues are mainly in other currencies. Reported sales growth is dependent on fluctuations in SEK versus other currencies and in addition acquired or divested business can have an impact on reported net sales. Sales growth adjusted for comparable units and currency shows the underlying sales development without these parameters.

112	Financial Report 2023 | The Ericsson share	Ericsson Annual Report on Form 20-F 2023

The Ericsson share

Share trading
The Telefonaktiebolaget LM Ericsson (the Parent Company) Class A and Class B shares (Ericsson shares) are listed on Nasdaq Stockholm. In the United States, the Class B shares are listed on Nasdaq New York in the form of American Depositary Shares (ADS) evidenced by American Depositary Receipts (ADR) under the symbol ERIC. Each ADS represents one Class B share.
In 2023, approximately 2.1(2.0) billion Class B shares were traded on Nasdaq Stockholm and approximately 2.5 (2.3) billion ADS were traded in the United States (including Nasdaq New York). A total of 4.6 (4.3) billion Ericsson Class B shares were thus traded on the exchanges in Stockholm and in the United States. According to Nasdaq, trading volume in Ericsson shares increased by approximately 6% on Nasdaq Stockholm and increased by approximately 6% in the United States when compared to 2022.

Share trading on different market places (B shares and ADS)
With the implementation of the Mifid directive in the EU, share trading became heavily fragmented across a large number of venues and trading categories. Trading on MTFs (multilateral trading facilities) and other venues gained market shares from stock exchanges such as Nasdaq Stockholm. In the last few years, following a series of merger and acquisitions among trading venues, trading has become more concentrated.
According to Nasdaq, total trading in Ericsson B shares on all venues combined has increased over the past five years from 7.6 billion shares in 2019 to 10.2 billion shares in 2023. Over the same period, trading of Ericsson ADS in the US has increased from 1.5 billion shares in 2019 to 2.5 billion shares in 2023.

The Ericsson share

Share/ADS listings
Nasdaq Stockholm
Nasdaq New York

Share data
Total number of shares in issue	3,344,151,735
of which Class A shares, each carrying one vote 1)	261,755,983
of which Class B shares, each carrying one tenth of one vote 1)	3,082,395,752
Ericsson treasury shares, Class B	14,009,306
Quotient value	SEK 5.00
Market capitalization, December 31, 2023	SEK 211 billion
ICB (Industry Classification Benchmark)	9,500

1)	Both classes of shares have the same rights of participation in the net assets and earnings.

Ticker codes
Nasdaq Stockholm	ERIC A/ERIC B
Nasdaq New York	ERIC
Bloomberg Nasdaq Stockholm	ERICA SS/ERICB SS
Bloomberg Nasdaq	ERIC US
Reuters Nasdaq Stockholm	ERICa.ST/ERICb.ST
Reuters Nasdaq	ERIC.O

Changes in number of shares and capital stock 2019–2023
		Number of shares	Share capital (SEK)
2019	December 31	3,334,151,735	16,670,758,678
2020	December 31	3,334,151,735	16,670,758,678
2021	December 31	3,334,151,735	16,670,758,678
2022	December 31	3,334,151,735	16,670,758,678
2023	May 2, new issue (Class C shares, later converted to Class B shares) 1)	10,000,000	50,000,000
2023	December 31	3,344,151,735	16,720,758,678

1)
The Annual General Meeting 2023 resolved to issue 10,000,000 Class C shares for the Long-Term Variable Compensation Programs LTV II 2023, LTV 2022 and LTV 2021 for Ericsson’s Executive Team and other executives. In accordance with an authorization from the AGM, the Board of Directors resolved to repurchase the new issued shares, which were subsequently converted into Class B shares. The quotient value of the repurchased shares was SEK 5, totaling SEK 50 million, representing less than 0.3% of capital stock. The acquisition cost was approximately SEK 50.2 million.

Share performance indicators
	2023	2022	2021	2020	2019
Earnings (loss) per share, diluted (SEK) 1)	–7.94	5.62	6.81	5.26	0.67
Dividend per share (SEK) 2)	2.70	2.70	2.50	2.00	1.50
Total shareholder return (%)	8	–36	4	22	6
P/E ratio	–8	11	15	19	122

1)	Calculated on average number of shares outstanding, diluted.
2)	For 2023 as proposed by the Board of Directors.
For definitions of the financial terms used, including a description of alternative performance measure, see Glossary and Financial Terminology.

113	Financial Report 2023 | The Ericsson share	Ericsson Annual Report on Form 20-F 2023

Share and ADS prices
Principal trading market – Nasdaq Stockholm – share prices
The tables state the high and low share prices for the Class A and Class B shares as reported by Nasdaq Stockholm for the periods indicated. Trading on the exchange generally continues until 5:30 p.m. (CET) each business day. In addition to trading on the exchange, there is trading off the exchange and on alternative venues during trading hours and also after 5:30 p.m. (CET).
Nasdaq Stockholm publishes a daily Official Price List of Shares, which includes the volume of recorded transactions in each listed stock, together with the prices of the highest and lowest recorded trades of the day. The Official Price List of Shares reflects price and volume information for trades completed by the members.
Host market – Nasdaq New York – ADS prices
The tables state the high and low share prices quoted for the ADSs on Nasdaq New York for the periods indicated. The Nasdaq New York quotations represent prices between dealers, not including retail markups, markdowns or commissions, and do not necessarily represent actual transactions.

Share prices on Nasdaq Stockholm
(SEK)	2023	2022	2021	2020	2019
Class A at last day of trading	63.80	66.00	100.20	105.40	85.40
Class A high (Jan 12, 2023)	73.00	118.40	128.80	119.00	96.80
Class A low (Oct 17, 2023)	50.00	63.50	91.90	64.10	74.70
Class B at last day of trading	63.11	60.90	99.79	99.98	81.56
Class B high (Jan 12, 2023)	68.50	117.32	121.80	110.15	96.74
Class B low (Oct 30, 2023)	48.53	58.81	91.00	59.54	74.02
Source: Nasdaq Stockholm

Share prices on Nasdaq New York
(USD)	2023	2022	2021	2020	2019
ADS at last day of trading	6.30	5.84	10.87	11.95	8.78
ADS high (Jan 12, 2023)	6.43	12.78	15.32	12.20	10.46
ADS low (Oct 27, 2023)	4.33	5.16	9.93	6.15	7.58
Source: Nasdaq New York

Share prices on Nasdaq Stockholm and Nasdaq New York
	Nasdaq Stockholm				Nasdaq New York
	SEK per Class A share		SEK per Class B share		USD per ADS 1)
Period	High	Low	High	Low	High	Low
Annual high and low
2019	96.80	74.70	96.74	74.02	10.45	7.58
2020	119.00	64.10	110.15	59.54	12.61	6.15
2021	128.80	91.90	121.80	91.00	15.32	9.93
2022	118.40	63.50	117.32	58.81	12.78	5.16
2023	73.00	50.00	68.50	48.53	6.43	4.33

Quarterly high and low
2022 First Quarter	118.40	78.50	117.32	72.56	12.78	5.16
2022 Second Quarter	97.00	76.00	94.77	72.60	9.80	7.26
2022 Third Quarter	88.30	66.30	81.32	64.12	7.81	5.65
2022 Fourth Quarter	77.00	63.50	73.56	58.81	6.82	5.16
2023 First Quarter	73.00	60.40	68.50	54.96	6.43	5.22
2023 Second Quarter	70.00	56.40	62.66	53.36	6.04	5.01
2023 Third Quarter	63.00	53.10	59.62	49.79	5.75	4.74
2023 Fourth Quarter	64.70	50.00	64.28	48.53	6.36	4.33

Monthly high and low
August 2023	58.70	55.10	57.29	52.39	5.24	4.83
September 2023	60.40	53.10	58.62	51.76	5.29	4.74
October 2023	56.20	50.00	55.51	48.53	4.96	4.33
November 2023	55.90	52.00	53.92	49.86	5.07	4.39
December 2023	64.70	53.00	64.28	51.41	6.36	4.86
January 2024	67.00	59.70	65.33	58.72	6.28	5.62

1) One ADS = 1 Class B share.	Source: Nasdaq Stockholm and Nasdaq New York.

114	Financial Report 2023 | The Ericsson share	Ericsson Annual Report on Form 20-F 2023

Shareholders
As of December 31, 2023, the Parent Company had 413,786 shareholders registered at Euroclear Sweden AB (the Central Securities Depository – CSD), of which 744 holders had a US address. According to information provided by the Company’s depositary bank, Deutsche Bank, there were 299,256,666 ADSs outstanding as of December 29, 2023, and 2,756 registered holders of such ADSs. A significant number of Ericsson ADSs are held by banks, brokers and/or nominees for the accounts of their customers. As of January 31, 2024, the total number of bank, broker and/or nominee accounts holding Ericsson ADSs was 188,834.
According to information known at
year-end
2023, approximately 88.1% of the Class A and Class B shares were owned by institutions, Swedish and other international institutions. The major shareholders do not have different voting rights than other shareholders holding the same classes of shares. As far as Ericsson knows, the Company is not directly or indirectly owned or controlled by another corporation, by any foreign government or by any other natural or legal person(s) separately or jointly.
The table below shows the total number of shares in the Parent Company owned by the Executive Team and Board members (including Deputy employee representatives) as of December 31, 2023.

The Executive Team and Board members, ownership
	Number of Class A shares	Number of Class B shares	Voting rights, percent
The Executive Team and Board members (31 persons)	0	2,464,565	0.4%
For individual holdings, see Corporate Governance report.
Geographical ownership breakdown of share capital including
retail shareholders and treasury shares
Percent of capital

Ownership breakdown by type of owner
Percentage of voting rights

Number of shares 1)
Holding	No. of shareholders	No. of A shares	No. of B shares	Percentage of share capital	Percentage of voting rights	Market value (MSEK)
1–500	326,620	1,424,814	41,017,663	1.27%	0.97%	2,682
501–1,000	38,509	968,303	28,288,228	0.87%	0.67%	1,849
1,001–5,000	39,367	2,800,106	83,213,686	2.57%	1.95%	5,436
5,001–10,000	5,301	1,151,118	37,095,706	1.14%	0.85%	2,417
10,001–15,000	1,398	378,550	16,863,538	0.52%	0.36%	1,089
15,001–20,000	733	344,628	12,793,236	0.39%	0.28%	830
20,001–	1,857	254,688,464	2,862,378,791	93.21%	94.90%	197,091
Total, December 31, 2023 2)	413,786	261,755,983	3,082,395,752	100%	100%	211,441

1)	Source: Euroclear.
2)	Includes a nominee reporting discrepancy of 744,904 shares.
The following table shows share information as of December 31, 2023 with respect to the 15 largest shareholders ranked by voting rights as well as their percentage of voting rights as of December 31, 2023, 2022 and 2021.

Largest shareholders December 31, 2023 and percentage of voting rights December 31, 2023, 2022 and 2021
Identity of person or group 1)	Number of Class A shares	Of total Class A shares percent	Number of Class B shares	Of total Class B shares percent	Of total Class A+B shares percent	2023 Voting rights percent	2022 Voting rights percent	2021 Voting rights percent
Investor AB	120,762,803	46.14	145,982,932	4.74	7.98	23.75	23.79	23.79
AB Industrivärden	86,052,615	32.88	1,000,000	0.03	2.60	15.11	15.14	15.14
AMF Tjänstepension and AMF Fonder	20,650,000	7.89	50,892,267	1.65	2.14	4.52	4.87	4.36
Cevian Capital	339,228	0.13	152,218,174	4,94	4.56	2.73	2.72	2.72
BlackRock Institutional Trust Company, N.A.	0	0.00	137,894,228	4.47	4.12	2.42	2.41	2.41
Fidelity International	0	0.00	202,719,471	6.58	6.06	3.56	2.16	1.05
AFA Försäkring AB	11,555,100	4.41	3,805,747	0.12	0.46	2.09	2.14	2.05
Swedbank Robur Fonder AB (EX Folksam)	7,695	0.00	107,105,167	3.47	3.20	1.88	1.97	2.24
The Vanguard Group, Inc.	1,161,057	0.44	96,697,401	3.14	2.93	1.90	1.87	1.56
PRIMECAP Management Company	0	0.00	54,905,971	1.78	1.64	0.96	1.45	1.86
Norges Bank Investment Management (NBIM)	123,410	0.05	39,008,009	1.27	1.17	0.71	1.25	0.89
Livförsäkringsbolaget Skandia, ömsesidigt	4,143,458	1.58	26,301,905	0.85	0.91	1.19	1.19	1.20
Tredje AP Fonden	4,250,736	1.62	16,580,931	0.54	0.62	1.04	1.08	1.02
Handelsbanken Asset Management	18,246	0.01	63,430,978	2.06	1.90	1.12	1.06	0.93
State Street Global Advisors (US)	1,143	0.00	53,442,698	1.73	1.60	0.94	0.95	0.95
Others	12,690,492	4.85	1,930,409,873	62.63	58.10	36.09	35.95	37.83
Total	261,755,983	100	3,082,395,752	100	100	100	100	100

1)	Source: Nasdaq

115	Financial Report 2023 | The Ericsson share	Ericsson Annual Report on Form 20-F 2023

Share trend
In 2023, Ericsson’s total market capitalization increased by 3.9% to SEK 211 billion, from SEK 204 billion in 2022 (which represented a decrease by 39.0% against 2021). In 2023, the index, OMX Stockholm, on Nasdaq Stockholm increased by 15.4%, the Nasdaq composite index increased by 41.1% and the S&P 500 Index increased by 24.2%.

116	Financial Report 2023 | Shareholder information	Ericsson Annual Report on Form 20-F 2023

Shareholder information

Telefonaktiebolaget LM Ericsson’s Annual General Meeting of shareholders 2024 will be held on Wednesday, April 3, 2024 at 1 p.m. CET at Ericsson’s premises: Open Box, Grönlandsgatan 8, Kista/Stockholm, Sweden.
  Shareholders are also able to exercise their voting rights by post before the meeting.
  Information on registration and notice of participation, on how shareholders will be able to exercise their voting rights, and on proxies and assistants is found in the notice of the Annual General Meeting. Information is also available on the Company’s website www.ericsson.com.
Dividend proposal
The Board of Directors proposes to the Annual General Meeting a dividend to the shareholders of SEK 2.70 (2.70) per share for the financial year 2023, representing a total dividend of approximately SEK 9.0 (9.0) billion. The dividend is proposed to be paid in two installments, SEK 1.35 per share with the record date April 5, 2024, and SEK 1.35 per share with the record date October 2, 2024. Should the Annual General Meeting decide in favor of the proposal, payment of the dividend is expected to be made on April 10, 2024, and on October 7, 2024.
Financial information from Ericsson
2023 Form
20-F
for the US market:
–	March 12, 2024
Interim reports 2024:
–	Q1, April 16, 2024
–	Q2, July 12, 2024
–	Q3, October 15, 2024
–	Q4, January 25, 2025
Annual Report 2024:
–	March, 2025

117	Financial Report 2023 | Financial terminology	Ericsson Annual Report on Form 20-F 2023

Financial terminology
1)

Adjusted working capital
Current assets less current
non-interest-bearing
provisions and liabilities (which include current provisions, contract liabilities, trade payables, current tax liabilities and other current liabilities).
CAPEX
Capital expenditures.
Capital employed
Total assets less
non-interest-bearing
provisions and liabilities (which includes
non-current
provisions, deferred tax liabilities, contract liabilities, other non-current
liabilities, current provisions, trade payables, current tax liabilities and other current liabilities).
Capital turnover
Net sales divided by average capital employed (based on the amounts at January 1 and December 31).
Compound annual growth rate (CAGR)
The year-over-year growth rate over a specified period of time.
Days sales outstanding (DSO)
Trade receivables balance at quarter end divided by net sales in the quarter and multiplied by 90 days. If the amount of trade receivables is larger than last quarter’s sales, the excess amount is divided by net sales in the previous quarter and multiplied by 90 days, and total DSO are the 90 days of the most current quarter plus the additional days from the previous quarter.
Earnings (loss) per share (EPS)
Basic earnings (loss) per share: profit or loss attributable to stockholders of the Parent Company divided by the weighted average number of ordinary shares outstanding during the period.
Earnings (loss) per share diluted (EPS diluted)
Earnings (loss) per share, using the weighted average number of shares outstanding adjusted for the effects of dilutive potential ordinary shares.
EBIT
Earnings before financial items and income tax.
EBIT margin
EBIT as a percentage of net sales.
EBITA
Earnings (loss) before interest, income tax, amortizations and write-downs of acquired intangible assets.
EBITA margin
Earnings (loss) before interest, income tax, amortizations and write-downs of acquired intangible assets as a percentage of net sales.
Equity ratio
Equity expressed as a percentage of total assets.
Financial income and expenses, net
Financial income, Financial expenses, and Net foreign exchange gains/losses. Also named as Financial net.
Free cash flow after M&A
Cash flow from operating activities less net capital expenditures, other investments and repayment of lease liabilities.
Free cash flow before M&A
Cash flow from operating activities less net capital expenditures, other investments and repayment of lease liabilities (excluding M&A).
Gross cash
Cash and cash equivalents plus interest-bearing securities (current and non-current).
Gross margin
Gross income as a percentage of net sales.
Inventory turnover days (ITO days)
365 divided by inventory turnover, calculated as total cost of sales divided by the average inventories for the year (net of advances from customers).
M&A
Mergers and Acquisitions.
Net cash
Cash and cash equivalents plus interest-bearing securities (current and non-current)
less borrowings (current and
non-current).
OCI
Other comprehensive income.
OPEX
Operating expenses.
P/E ratio
The P/E ratio is calculated as the price of a Class B share at last day of trading divided by earnings per basic share.
Payable days
The average balance of trade payables at the beginning and at the end of the year divided by cost of sales for the year, and multiplied by 365 days.
Return on capital employed
EBIT as a percentage of average capital employed (based on the amounts at January 1 and December 31).
Return on equity
Net income (loss) attributable to owners of the Parent Company as a percentage of average stockholders’ equity (based on the amounts at January 1 and December 31).
Sales growth adjusted for comparable units and currency
Sales growth adjusted for the impact of acquisitions and divestments as well as the effects of foreign currency fluctuations. Also named as organic sales.
SG&A
Selling, General & Administrative operating expenses.
Total shareholder return (TSR)
The increase or decrease in Class B share price during the period, including dividend, expressed as a percentage of the share price at the start of the period.
Value at Risk (VaR)
A statistical method for calculating the maximum potential loss that may occur with a given confidence level over a given time period.
Exchange rates

Exchange rates in consolidation
	January–December
	2023	2022
SEK/EUR
Average rate 1)	11.47	10.61
Closing rate	11.09	11.08
SEK/USD
Average rate 1)	10.62	10.04
Closing rate	10.01	10.38

1) For additional information of certain financial terms, see Alternative performance measures on pages 107–111	1) Average for the year for disclosure purpose only. Period income and expenses for each income statement are translated at period average exchange rates.

118	Financial Report 2023 | Glossary	Ericsson Annual Report on Form 20-F 2023

Glossary

4G/LTE
Forth generation mobile systems, also known as LTE.
5G
The fifth generation of mobile systems. An evolution of 4G/LTE.
5G Core
5G Core Network is responsible for managing the flow of data in a 5G network and ensures that the network can meet the demands of the 5G services and applications.
6G
Sixth generation mobile system. An evolution of 5G.
AI
Artificial Intelligence. The ability of a machine to perform tasks commonly associated with intelligent beings.
API
Applications Programming Interface. An API is a set of protocols and routines for building software applications, enabling communication and access to services or data of other software programs.
BSS
Business Support Systems, the
IT-systems
that a communications service provider uses to run its business operations towards customers. Together with operations support systems (OSS), they are used to support various services for both business processes and the network end-to-end.
CCaaS
Contact Center as a Service. A cloud-based solution for managing customer interactions, providing businesses with a virtual call center environment.
Cloud
When data and applications reside in accessible data centers.
Cloud native
Cloud native is the software approach of building, deploying, and managing modern applications in cloud computing environments.
CO
2
e
The amount of a particular greenhouse gas, expressed as the amount of carbon dioxide that gives the same greenhouse effect.
Core network
The mobile network’s core part, which offers numerous services to the end users who are interconnected by the access network. Its key function is to direct voice calls and route data traffic.
COVID-19
pandemic
The global spread of the disease caused by the coronavirus
(SARS-CoV-2).
CPaaS
Communications Platform as a Service. A cloud-based solution that provides businesses with tools and APIs for integrating real-time communication capabilities, such as voice, video, and messaging, into their applications.
CSP
A Communication Services Provider (CSP) is a company or entity that offers various communication-related services, such as telecommunications, internet, and messaging services, to individuals, businesses, or other organizations.
FWA
Fixed Wireless Access is a high-speed internet technology using wireless communication instead of cables.
ICT
Information and Communication Technology.
IoT
Internet of things, interconnection of computing things enabling them to send and receive data.
IP
Internet Protocol. Defines how information travels between network elements across the internet.
IPR
Intellectual Property Rights, or specifically patents.
Managed services
Management of operator networks and/or hosting of their services.
Mobile broadband
Wireless high-speed internet access using the HSPA, LTE,
CDMA2000EV-DO
and 5G technologies.
OSS
Operations Support Systems,
IT-systems
used by communications service providers to manage their networks. They support management functions such as network inventory, service provisioning, network configuration and fault management. Together with Business Support Systems (BSS), they are used to support various services for both business processes and the network end-to-end.
RAN
Radio Access Network, consists of a large number of radio base stations that handsets and devices can connect to.
SASE
Secure Access Service Edge. It is a network architecture that combines network security functions with WAN capabilities to support the dynamic, secure access needs of organizations, often delivered as a cloud-based service.
Time-bound latency
Time-bound latency refers to the time delay between when a device sends a request and when it receives a response from the network.
UCaaS
Unified Communications as a Service. A cloud-based solution that integrates various communication tools, such as voice, video, messaging, and collaboration, into a single platform.
WAN
Wide Area Network. A WAN connects remote networks for communication and resource sharing.
XR
Extended Reality. A technology that includes virtual reality (VR), augmented reality (AR), and mixed reality (MR), enabling users to experience and interact with computer-generated simulations.

The terms “Ericsson”, “the Company”, “the Group”, “us”, “we”, and “our” all refer to Telefonaktiebolaget LM Ericsson and its subsidiaries.

Corporate Governance report Part of Ericsson Annual Report 2023 Annual Report 2023 Financial report Corporate Governance report Remuneration report ericsson.com

Contents

Corporate Governance report 2023

Introduction and Key 2023 Governance Updates	2

Regulation	3

Governance Structure and Core Values	3

Ethics & Compliance	5

Risk Management	6

General Meetings of shareholders	8

Nomination Committee	8

Board of Directors	9

Committees of the Board of Directors	11

Remuneration to Board members	13

Members of the Board of Directors	14

Management	18

Cybersecurity	19

Members of the Executive Team	20

Auditor	25

Internal control over financial reporting	25

This Corporate Governance report is rendered as a separate report added to the Financial Report in accordance with the Annual Accounts Act ((SFS 1995:1554) Chapter 6, Sections 6 and 8) and the Swedish Corporate Governance Code.

The report has been reviewed by Ericsson’s auditor in accordance with the Annual Accounts Act.

A report from the auditor is appended hereto.

1	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Corporate Governance report 2023
The Board is actively engaged in Ericsson’s ongoing transformation. Strong corporate governance, with the Board’s strategic and independent oversight, enables Ericsson to execute effectively and responsibly on its strategy while promoting transparency and maintaining high ethical standards. Ericsson’s culture continues to be enhanced while implementing improved governance and embedding integrity throughout the organization.

Throughout Ericsson’s history, the expertise and skill of its engineers have formed the cornerstone of the strategy and the foundation for success – driving technology leadership and continuous innovation, and shaping the world of communications. Today, Ericsson’s technology leadership is no less important – and perhaps even more important – to its future success as it was when Ericsson began. Ericsson’s continued success depends on maintaining our technology leadership and remaining true to its purpose, vision and values.
Technology leadership alone is not enough to navigate an uncertain and challenging global environment. Ericsson needs to combine technology and innovation with operational excellence, the best talent and a strong culture. As we face the many complexities of a global technology company – geopolitical change, conflicts, competition and macroeconomic conditions – Ericsson will define its long-term success through world leading technology and innovation paired with the right talent, an ethical culture and operational excellence underpinned by world-class governance.
In addition, Ericsson has continued to strengthen and enhance its ethics and compliance program and further embed integrity in its ways of working. Preparations are underway to conclude the term of our DOJ resolution, and the related monitorship, in June of this year. The Board has been actively involved in overseeing this process. The management team has established an effective compliance program and enhanced internal controls, which have been integrated in the business operations and are subject to rigorous self-monitoring and testing. In parallel, Ericsson has achieved major enhancements in its approach to enterprise risk management and internal accounting controls.
A compliance culture is embedded with a keen focus on ethics and integrity that is built to last. We take pride in Ericsson’s long history and believe that it should lead as a positive force in every society in which it operates.
The Board is of the unanimous view that Ericsson’s actions in 2023 have strengthened the Company and delivered meaningful value for Ericsson’s customers and all its stakeholders. We are confident that the strong ethical culture, continued commitment to robust governance and risk management, and increased focus on operational excellence will enhance Ericsson’s competitive advantage and strengthen both its performance and global position, creating connections that make the unimaginable possible.
Jan Carlson
Chair of the Board

2	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Introduction and Key 2023 Governance Updates
Ericsson’s Corporate Governance
Ericsson is committed to maintaining the highest standards of corporate governance and has established a corporate governance framework that:
–	Empowers the business, enabling strategic execution and operational excellence;
–	Promotes and facilitates effective oversight across the organization by the Board of Directors (Board), the President and CEO, the Executive Team and at all levels of the organization;
–	Ensures high-quality decision-making with clear accountabilities at all levels; and
–	Instills a robust approach to risk management to effectively identify, manage and mitigate risks and capture opportunities.
Ericsson prioritizes an
integrity-led
culture and compliance with law in everything it does, driving integrity into and across the organization. Ericsson’s governance framework guides its people while building on their strengths – fostering a culture of transparency, collaboration and open dialogue, sound and ethical business decisions, strong risk management, and cross-functional coordination. Ericsson has implemented practices and procedures that establish clear rules of governance, ranging from matters requiring approval of the Company’s shareholders and members of its Board, to conflicts of interest policies and director and management duties and obligations. More information can be found at
https://www.ericsson.com/en/about-us/
corporate-governance.
Key Corporate Governance Actions in 2023
Ericsson’s intensive work on strengthening and simplifying its corporate governance practices continued throughout 2023, and was pursued in concert with further improvements to its ethics and compliance (E&C) program. In 2023, Ericsson:
–	Fully embedded the Material Group Risk Protocol and Business Risk Committee (BRC) into the Group’s governance and risk management frameworks, as described further below.
–	Introduced clarified Group governance and operating principles, to be rolled out in early 2024.
–	Refreshed and clarified the Company’s Code of Business Ethics (CoBE), which is being re-launched in early 2024.
–
Updated, streamlined and clarified the Group’s key policies and other guidance documents, including those on contracting, compliance, allegation assessment, investigations and remediation, and human rights. This work will continue into 2024.

–	Continued to embed various aspects of its compliance program into business operations, through a close partnership with the compliance function and stakeholders across the entire organization (as described further below in the Ethics & Compliance section).
–	Continued to strengthen performance-management at all levels of the organization while also implementing strong remediation measures where misconduct has occurred.
Throughout 2023, the BRC, comprising senior executives and chaired by the CLO and CFO, has provided an important forum for escalating and analyzing material risks across the Group, providing appropriate oversight and driving mitigation and accountability by senior executives. The BRC has been particularly impactful in strengthening Ericsson’s approach to managing high levels of risk associated with certain jurisdictions. The heads of each market area have been conducting holistic, ongoing risk assessments of the countries in their purview, and material risks that exist or arise are regularly reviewed and monitored. The BRC applies a “heightened scrutiny” approach in evaluating and mitigating these types of risks, and the organization has implemented various actions to address these risks, ranging from enhanced contractual protections, changes to the scope or nature of operations, or a decision to responsibly exit the relevant jurisdiction or customer relationship.
 Ericsson believes that driving integrity into
day-to-day
decision-making requires constant focus to ensure that compliance processes and related controls are fit for purpose and that they are continuously tested and refined. Through an initiative referred to as the Business Critical Transformation, discussed in greater detail in the Ethics & Compliance section of this Report, Ericsson embedded improved anti-corruption controls into its operations and managerial decisions. This further remediated the business process issues that were, in the past, a contributing factor in incidents of misconduct. Ericsson combined this work with rigorous testing of the E&C program’s effectiveness, which includes clear expectations for management to understand and address testing results and process adherence within the areas of their responsibility. This approach positions Ericsson to conclude its monitorship related to the DOJ resolution in June 2024, but more importantly, creates a foundation for a well embedded, self-sustaining ethics and compliance program.
Shareholder Engagement on Governance Topics
As part of Ericsson’s ongoing investor engagement, and in addition to the ordinary course communication between investors and Ericsson’s Investor Relations and management team throughout the year, during the second half of 2023, the Chair of Ericsson’s Board, Jan Carlson, and the Chair of the Audit and Compliance Committee, Eric Elzvik, had dialogues with shareholders and held Company-initiated substantive discussions, with shareholders representing more than 55% of shares outstanding. These have been focused on a broad range of governance topics with the objective to understand and receive shareholder feedback and respond to questions. These discussions centered on the thoughtful, multi-year transformation of the Company’s governance, culture and E&C program alongside sustainability and remuneration programs, among other topics. The Audit and Compliance Committee’s (ACC) strong oversight of the compliance function, and the frequent and in depth reporting on the effectiveness of the E&C program to the ACC, was also highlighted during these discussions.
 Feedback from these discussions has been positive with shareholders appreciating the information and noting the transformation of the E&C program.
 Other key topics included:
–	significant improvements made to Ericsson’s governance framework which has included enhanced Board and management oversight and strong, proactive risk management;
–	the effective integration of enhanced controls into Ericsson’s operations and decision-making;
–
emphasis on driving continuous cultural change with a focus on embedding integrity into Ericsson’s ways of working, fostering a culture of transparency, collaboration and open dialogue, sound and ethical business decisions, strong risk management;

–	implementation of employee training programs and providing Speak-Up resources to drive an integrity-led culture; and
–	significant testing of the E&C program’s effectiveness, simplification of policies, procedures and tools, an improved understanding of managing risks in business interactions, and digitalization.
Shareholders also expressed the desire for more frequent disclosure of these E&C improvements, which the Company has strived to meet through periodic updates, presentations and dialogue with investors and other stakeholders. Shareholders also communicated support for Ericsson’s overall executive remuneration philosophy (which now includes an integrity based component; more information on this can be found in the second paragraph of “Integrating Compliance into the Business and Testing Effectiveness” below).
 The feedback gathered during these conversations helped inform the Board’s discussions on remuneration and other topics for 2024. In direct response to shareholder feedback, the 2024 remuneration package for the President and CEO will now include a Short-Term Variable (STV) incentive component which aligns with the Company’s Remuneration Guidelines and is described in further detail in the Remuneration Report.

3	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Regulation
External Rules
As a Swedish public limited liability company with securities traded on Nasdaq Stockholm as well as on Nasdaq New York, Ericsson is subject to a variety of rules that affect its governance. The primary external rules applicable to Ericsson’s governance include:
–	The Swedish Companies Act.
–	Applicable EU regulations.
–	The Swedish Corporate Governance Code (the Code).
–
The Nasdaq Stock Market Rules, including the Nasdaq Nordic Main Market Rules for Issuers of Shares and applicable Nasdaq New York corporate governance requirements (subject to certain exemptions principally reflecting mandatory Swedish legal requirements).

–	Applicable requirements of the US Securities and Exchange Commission (SEC).
Internal Rules and Policies
Ericsson’s articles of association and the work procedure for the Board of Directors (and its respective Committees) establish the foundation for Ericsson’s internal corporate governance, including its decision making.
 In addition, to promote compliance with legal and regulatory requirements and the high standards that Ericsson has set, Ericsson has established core governance pillars for the Group and has adopted a range of policies and procedures that include, among others:
–	The Code of Business Ethics.
–	The Code of Conduct for Business Partners.
–	Material Group Risk Protocol.
–
A set of core Group policies necessary to operate the Group’s business and satisfy its internal and relevant external standards. Each policy establishes the requirements and expectations for Ericsson and its employees.

Compliance with securities market regulations
Compliance with the Swedish Corporate Governance Code
The Swedish Corporate Governance Code is based on the principle of “comply or explain” and is published on the website of the Swedish Corporate Governance Board, which administers the Code: www.corporategovernanceboard. se. Ericsson is committed to complying with best-practice corporate governance standards on a global level. Ericsson did not report any deviations from the rules of the Code in 2023.
Compliance with applicable stock exchange rules
There has been no infringement by Ericsson of applicable stock exchange rules and no breach of good practice on the securities market reported by the disciplinary committee of Nasdaq Stockholm or the Swedish Securities Council in 2023.

Governance Structure and Core Values
Governance structure
Ericsson’s organizational governance structure is comprised of the following:

Under the Swedish Companies Act, Ericsson’s shareholders retain certain decision-making rights, including any matters that do not expressly fall within the exclusive competence of another corporate body. Shareholder decision-making rights include, among other things, the power to elect the Board of Directors, approval of any amendments to the articles of association and certain corporate restructurings.
 The Board consists of members elected annually at the General Meeting, as well as employee representatives and their deputies (which the unions have the right to appoint under Swedish law). The Board is ultimately responsible for the organization of Ericsson and the management of Ericsson’s operations, and is thus ultimately responsible for overseeing the Company’s strategy, organization and operations, and has established four Committees: (1) the Audit and Compliance Committee, (2) the Finance Committee, (3) the Remuneration Committee and (4) the Enterprise Business and Technology Committee.
 The President and CEO is appointed by the Board and is responsible for the day-to-day
management of the Group in accordance with the Swedish Companies Act, as well as in accordance with guidelines from the Board. The President and CEO updates the Board regularly on issues of importance to Ericsson, including matters of business development, results, financial position and liquidity.
 The President and CEO is supported by the Executive Team. The Executive Team consists of the President and CEO, the Chief Legal Officer (the CLO), the Chief Financial Officer (the CFO), the Chief Operating Officer (the COO), the Chief People Officer (the CPO), the Chief Technology Officer (the CTO), the Chief Marketing and Corporate Relations Officer (the CMO), the Head of Group Operations, and the Heads of business areas and market areas.
 The members of the Executive Team lead the corporate center of the Group which, led by the President and CEO, is responsible for: (1) defining Group strategies and policies, driving the corporate strategy and establishing and maintaining the corporate culture; (2) Group-wide oversight and ensuring an effective framework for risk management and decision-making (including through the implementation of effective governance, a strong compliance program and related internal controls); (3) managing and executing on “central” corporate matters (ranging from managing Ericsson’s capital structure, financing and other corporate transactions, listing compliance and disclosure obligations); (4) Group financial management and reporting (including determining targets for operational units, allocating resources and monitoring market area and business area performance); and (5) leading on operational excellence, performance management and realizing global synergies through efficient organization of the Group. The Executive Team is primarily responsible for steering the Group, ensuring global alignment on strategic priorities, optimizing competitiveness, and overseeing effective decision making and risk management. The executive leaders set the tone for the entire organization by promoting high standards of performance and critical thinking, exemplifying collaboration and maintaining the “birds’ eye” view for the entire organization.
 Ericsson’s organizational structure consists of central Group functions (including Finance, Legal Affairs and Compliance, Technology, People, Marketing and Corporate Communications and Operations), together with five business areas and five geographical market areas.
 The central Group functions are focused on managing corporate and Group aspects of the organization, including corporate governance, financial reporting and capital markets, as well as necessary corporate and risk management controls. The central Group functions also provide relevant expertise through the Group (including on legal, mergers and acquisitions, finance, compliance, technology, communications, security, sustainability, health and safety, and people matters).
 Business areas are responsible for developing competitive
product-led
business solutions, including both products and services and for investing in research and development for technology and cost leadership, as well as strategic pricing. Heads of business areas are also part of the Executive Team and are responsible for managing the business of their respective business area.
 Market areas are responsible for selling and delivering customer solutions and engaging with customers to establish leading positions, particularly in critical markets. Heads of market areas are also part of the Executive Team and responsible for managing the business of their respective market area.

4	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Ownership structure
As of December 31, 2023, the Parent Company had 413,786 registered shareholders, of which 401,331 were resident or located in Sweden (according to the share register kept by Euroclear Sweden AB). Swedish institutions held approximately 58.32% of the votes. The largest shareholders, as of December 31, 2023, were Investor AB with approximately 23.75% of the votes (7.98% of the shares), AB Industrivärden with approximately 15.11% of the votes (2.6% of the shares) and AMF Tjänstepension and AMF Fonder with approximately 4.52% of the votes (2.14% of the shares).
A significant number of the shares held by foreign investors are nominee-registered, i.e., held of record by banks, brokers and/or nominees
(acting on behalf of underlying shareholders). This means that the actual shareholder is not displayed in the share register kept by Euroclear Sweden AB or included in the shareholding statistics.
More information on Ericsson’s shareholders can be found in the chapter “The Ericsson share” in the Financial Report.
Shares and voting rights
The share capital of the Parent Company consists of two classes of shares listed on Nasdaq Stockholm: A and B shares. Each Class A share carries one vote, and each Class B share carries one tenth of one vote. Class A and B shares entitle the holder to the same proportion of assets and earnings and carry equal rights to dividends.
The Parent Company may also issue Class C shares, which are converted into Class B shares to create treasury stock to finance and hedge long-term variable compensation programs resolved by the General Meeting of shareholders.
In the US, the Ericsson Class B shares are listed on Nasdaq New York in the form of American Depositary Shares (ADS) evidenced by American Depositary Receipts. Each ADS represents one Class B share.
The members of the Board of Directors and the Executive Team have the same voting rights on shares as other shareholders holding the same class of shares.

Contact the Board of Directors	Annual General Meeting 2024

Telefonaktiebolaget LM Ericsson	Ericsson’s AGM 2024 is expected to be held on April 3, 2024. Further

The Board of Directors Secretariat	information is available on Ericsson’s website.

SE-164 83 Stockholm, Sweden

boardsecretariat@ericsson.com

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Ericsson’s core values

The Company’s core values are the touchstones of its culture. They guide employees’ daily work, in how they relate to each other and the world around them and in the way the Company does business. As Ericsson executes its strategy, people are the foundation–embracing and carrying forward the core values of professionalism, perseverance, respect and integrity. At Ericsson, the satisfaction and well-being of employees is both consistent with its core values and a key element of its ability to compete and succeed in future.

Ethics & Compliance
Ethics and Compliance (E&C) Program
Ericsson has invested significant resources and energy to strengthen its E&C program, implementing and maintaining strong systems, controls and policies to effectively prevent and detect wrongdoing, including in the areas of ethics, anti-bribery and corruption, conflicts of interests, anti-money laundering and competition law. Importantly, as discussed above, this effort has been underpinned by work across the organization to transform the Company’s culture and operationalize enhanced governance to enable it to operate responsibly and with integrity.
A key step taken in 2023 to enhance the E&C program was to clarify and enhance the Company CoBE, a core governance pillar. The updated CoBE sets out the Company’s expectations, principles and requirements for employees as they conduct business. It provides the framework for ethical decision-making, and guides employees in making decisions and managing risk as they engage with colleagues, customers, partners, owners, and other stakeholders. It further promotes and supports Ericsson’s
Speak-Up
Culture, and prohibits retaliation for speaking up in any form. All employees are required to confirm their understanding of the CoBE on a regular basis. Full adherence to the letter and spirit of the CoBE framework is expected from all employees to ensure that the Company’s decisions and actions are ethical, and that Ericsson is acting as a positive global force.
Integrating Compliance into the Business and Testing Effectiveness
During 2023, led by the CEO and Executive Team, the Company drove its Business Critical Transformation initiative which deployed cross-functional teams which were led by the business owners and supported by compliance and internal controls functions to ensure compliance was fully embedded in the business, accessible to everyone, and working effectively in practice. Incorporating extensive training, monitoring, testing and continuous feedback, the Business Critical Transformation strengthened underlying business and functional processes, improving the overall effectiveness and sustainability of
Ericsson’s E&C program. Self-testing of the E&C program’s effectiveness was conducted in close coordination with the independent monitorship related to the DOJ resolution. This testing focused heavily on the priorities identified through the Business Critical Transformation, with additional focus on simplification of policies, procedures and tools, an improved understanding of managing risks in business interactions, and digitalization. Leaders were, and are, expected to know the testing results of their area of responsibility, and oversee the status of actions to ensure any needed enhancements or remediation. This approach to testing and continuous improvement has been integrated into Ericsson’s ways of working and is a cornerstone of the E&C program. The Company’s management and Board are committed to continuing to embed the E&C program in the business operations so that it remains both effective and sustainable, and fit for purpose as the business continues to evolve. With the progress made to date, and considering the program to be effective as indicated by the program’s testing results, Ericsson expects a successful conclusion of its monitorship in June 2024. As it looks to the future, the Company continues to promote a culture of integrity, which ultimately provides a competitive advantage.
A key tenet of the Business Critical Transformation was that the business is the first line responsible and accountable for conducting business in a manner consistent with Ericsson’s values and the E&C program. To further drive accountability throughout the organization, all employees who are eligible for an STV pay-out
may be denied all or part the entitlement if they act in breach of Ericsson’s CoBE. In addition, top executives are subject to evaluation according to a set of pre-defined
integrity criteria, which relate to compliance training, third party management, allegation management and other items tied to the Company’s E&C program. Underperformance against these pre-defined
criteria can reduce STV
pay-out
by up to 100%, while exceptional performance may justify an additional incentive of up to a maximum of 10% of the executive’s annual base salary.
In 2023, the Company also continued to invest in digital capabilities to (i) enable employees, line managers and compliance professionals to work more efficiently, by accessing more easily compliance-relevant data, and (ii) simplify the E&C program processes, in each case helping employees making integrity-driven decisions. The digital landscape continues to evolve, with emphasis on AI and analytics to further enhance management of anti-bribery and corruption risks. These advancements, which will remain a focus for the Company, facilitate enhanced monitoring and testing activities, which in turn result in continuous improvement of the E&C program.
Compliance Reporting Framework and Investigations
The Company promotes transparency through the maintenance of the Ericsson Compliance Line, a dedicated communication channel for employees and external stakeholders to report any compliance concerns. The Ericsson Compliance Line is operated by a third party and is available 24/7, 365 days per year, and enables reporting from multiple countries in many languages, anonymously if chosen. Employees are expected to report concerns related to corruption, fraud, accounting, internal controls, human rights matters or other matters that could constitute a breach of law, or that could harm the business or reputation of Ericsson, its employees and shareholders. Where applicable, Ericsson employees and external stakeholders have the option to report certain matters via local channels, which have been implemented in accordance with the European Union Directive on the protection of persons who report breaches of Union law.
Ericsson’s Allegation Management Office is responsible for the overall process from the time an allegation of potential misconduct is reported to the remediation of any substantiated violation of Ericsson policy. The Corporate and Government Investigations (CGI) team is responsible for appropriately investigating allegations of potential compliance violations and disclosing allegations to regulators as required. The CGI team also regularly reports on investigations to the ACC.
The Company has increased the frequency at which it publishes its Speak Up Newsletter, featuring anonymized examples of actual misconduct and the way any such misconduct was addressed by the Company. The Speak Up

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Newsletter also includes short stories highlighting situations in which employees facing difficult choices choose to do the right thing. Progress in the Speak Up culture in recent years can be seen in the increased raising of compliance questions and potential concerns by Ericsson’s employees. The willingness by Ericsson’s employees to speak up is an essential safeguard to ensure that the Company conducts business with integrity. The Company saw a 10% increase in the number of reported potential compliance concerns in 2023, which it views as an indicator of continued confidence by employees and third parties in Ericsson’s allegation management and investigation processes and the seriousness with which the Company treats potential misconduct.
 More information on reporting compliance concerns can be found on page 39–40 of the Sustainability and Corporate Responsibility report.
Sustainability and Corporate Responsibility
The Board oversees Ericsson’s sustainability and corporate responsibility (S&CR) strategy and receives reports on developments and performance annually, or more often as needed. In addition to the primary oversight exercised by the Board, each of the Committees of the Board is involved in Ericsson’s S&CR strategy. The ACC oversees Ericsson’s E&C program and whistleblower procedures, and reviews the Group’s handling of information and cybersecurity, data privacy, and its environmental, social and governance (ESG) reporting practices. The Finance Committee oversees the promotion of the S&CR strategy in external funding through the application of the Green Financing Framework. As part of its role to prepare and propose rewards and compensation policies that attract and motivate the Company’s executives and align with the Company’s long-term interests, the Remuneration Committee considers the inclusion of ESG criteria in variable compensation plans and monitors the performance of such criteria. Part of the Enterprise Business and Technology Committee’s role of monitoring the Company’s technology ecosystem, relationships and partnerships involves reviewing matters related to energy and sustainability. The Executive Team, led by the President and CEO, is responsible for approving S&CR strategies and related Group targets, and regularly receives reports on the implementation of strategies and progress made on targets and milestones. Its members are also part of dedicated steering boards and committees that provide more frequent strategic guidance and oversight of
S&CR-related
matters. In 2023, the Executive Team played a significant role in validating the double materiality analysis that will underpin Ericsson’s future reporting.

Risk Management
Ericsson maintains a robust approach to risk management. The Company has made significant strides in 2022 and 2023 toward ensuring that strategic, external and internal risks are properly identified, assessed, internally reported, escalated, and effectively addressed. Ensuring accountability for risk management at all levels of the organization is a key priority. Recent enhancements include the adoption of Ericsson’s Material Group Risk Protocol, which governs the analysis and escalation of material risks across the Group, and the establishment of the BRC. The BRC is co-chaired
by the Chief Legal Officer and the Chief Financial Officer. The BRC now serves as a fully embedded risk escalation and oversight forum which has strengthened management’s decision making and handling of risks. The BRC process and Group-wide assessment of risk has enhanced Ericsson’s insights into enterprise risk and has increased alignment and the ability to effectively address risk which impact various parts of the organization. In particular, the BRC reviews potential risk matters with material impact (including risks which arise in “high risk” jurisdictions) and provides an internal management forum for monitoring and assessing risks identified in the enterprise risk management system.
 Financial risk management is overseen by the Finance function. For further information on financial risk management, please see Notes to the consolidated financial statements – note F1 “Financial risk management” in the Financial Report.
 The Material Group Risk Protocol, the BRC and Ericsson’s Enterprise Risk Management (ERM) framework operate in a complementary manner to provide the Board and management with a consolidated view of Group risk.
 The ERM framework is designed to promote
bottom-up
identification and management of risks that present uncertainty in Ericsson’s ability to achieve its long- and short-term objectives. The framework comprises the five elements described below. The framework applies across Ericsson’s operations, covering business areas, market areas and Group functions. The framework establishes an enterprise-level baseline for transparency and risk oversight.

Risk Governance
Each manager is charged with addressing risks within their respective area of responsibility. The Group Risk Management function drives ERM strategy execution and ERM operations at the Group level. The head of each Group function, market area and business area oversee risk management of the respective unit and establish and maintain processes to identify, assess and escalate risks with one or more enterprise risk managers within the unit. The CFO and CLO serve as co-chairs
of the BRC and also oversee Group-level ERM activities. The Board of Directors and the Audit and Compliance Committee have oversight responsibility for the Company’s risk management and its ERM framework.
Risk Culture
Ericsson has embedded the culture of risk ownership within Ericsson’s organizational ethos. Ericsson’s management emphasizes the importance of identifying and addressing risk in its decision-making at all levels. Ericsson strives to ensure that risk is appropriately assessed, transparently considered, and escalated within the organization as circumstances warrant. The BRC drives these objectives and promotes accountability by providing a forum for assessing and managing potentially material risks.
Embedding Risk Management into Ericsson’s Strategy
Risk management is an important element of strategic decision-making and value creation. Ericsson strives to capture the opportunities and threats relating to the Company’s strategic objectives. Ericsson’s risk management activities operate in tandem with the development and deployment of Ericsson’s business plans and operational strategies.
Assessment and Mitigation
Ericsson’s ERM process provides a system for assessment and mitigation of risks across the Group and for all roles with responsibilities for risk management activities. This process seeks to ensure that Group functions, market areas and business areas consider risk in relation to strategic objectives and decision-making, while ensuring escalation of risks to the BRC. Throughout 2023, the Company has bolstered its transactional controls and data analytics, including increased due diligence and monitoring of third-party relationships. Ericsson has also expanded anti-corruption risk assessments to address country-specific compliance risks, developed a State-Owned Entities (SOE) Map to identify public officials and state-owned customers, expanded on-the-ground,
in-country
compliance officers and increased personnel levels in both compliance and other gate-keeper functions.
Further Details on Risk Assessment
Risk assessment includes the maintenance of a risk register for each business unit and regular assessment by the Group Risk Management function, which has responsibility for escalating potentially material risks to the BRC when appropriate. The Group Risk Management function maintains a consolidated risk register of enterprise-level risk.

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Risks within the scope of accountability for the Group function, market area and business area are identified in a bottom-up
risk identification process. The relevant business leadership team and other personnel in the unit, supported by the unit enterprise risk manager, identify and consider risks including material Group-level risks. Material risks are then escalated to the BRC in accordance with the Material Group Risk Protocol.
In a parallel
top-down
risk identification, the Group Risk Management function collaborates with the Strategy Unit and coordinates with senior management and outside experts to identify and define the risks Ericsson faces.
Risk analysis focuses on the impact of an identified risk across four dimensions: (1) financial impact, (2) strategic impact, (3) occupational health and safety impact, and (4) reputational impact. Each unit’s key risks are documented in the ERM risk register, based on risk ownership, alignment with managerial responsibility and functional responsibility.
The Group Risk Management function analyzes the risks in Ericsson’s risk register to identify possibilities for consolidating risks across units based on commonalities such as overlapping mitigation plans or root causes. The Group Risk Management function also confirms the consolidation with Enterprise Risk Managers for applicable units, which are responsible for further analysis and mitigation of identified risks.
Further Details on Risk Mitigation
For all material risks in each unit’s risk register, management considers risk mitigation options. These options may include risk responses or other actions, such as avoiding or accepting the risk, mitigating the probability or impact of the risk, transferring the risk management or potential impact to a third party, or increasing strategic business risk in order to pursue an opportunity. Based on the specific response, a management plan and course of action for keeping the probability and impact within the Company’s risk appetite is defined and described. After implementation of the risk management plan, its effectiveness is assessed on an ongoing basis to facilitate corrective actions when appropriate.
Communication and Reporting
Risk Communication
Effective communication is important to enable employees to share information, collaborate, and support each other in managing risks in the business. The enterprise risk management community has the mission to create awareness and improve knowledge with respect to risk management issues and requirements. Ericsson has established a Group Risk Council to facilitate cross-Group alignment and improvements of the ERM framework as well as of the management of actual risks, chaired by the Head of Group Risk Management and in which all enterprise risk managers participate.
Risk Reporting
The enterprise risk managers coordinate the reporting of key risk status to the leadership teams within the respective unit on a regular basis. Each unit’s risk register is also reported to the Group Risk Management function. The Heads of market areas and business areas report on the material risks to their business on a quarterly basis to the BRC. The Head of Group Risk Management consolidates and summarizes the risks reported to the BRC in a Group risk report on a quarterly and annual basis.
Monitoring
The Group Risk Management function monitors the efficiency and effectiveness of the ERM Framework. This is done with the help of a risk management tool and through self-assessments, as well as by providing assessment requirements regarding risk management to the ISO 9001 internal assessment process and follow up on the internal assessment results. The Group Risk Management function also reviews internal and external audit results to address identified weaknesses as part of the continuous improvements of the ERM framework.

ERM Process

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General Meetings of shareholders
Decision-making at General Meetings
The decision-making rights of Ericsson’s shareholders are exercised at General Meetings of shareholders. Most resolutions at General Meetings are passed by a simple majority. However, the Swedish Companies Act requires qualified majorities in certain cases, for example, in the case of a resolution on amendments to the articles of association or a resolution to transfer treasury stock to employees participating in long-term variable compensation programs.
The Annual General Meeting of shareholders
The Annual General Meeting of shareholders (AGM) is held in Kista, Stockholm. The date and venue for the meeting are announced on the Ericsson website no later than the time of release of the third quarter interim financial report in the preceding year.
Shareholders who cannot participate in person may be represented by proxy. The Board of Directors may decide, in accordance with the articles of association, that the shareholders also shall be able to exercise their voting rights by post before the AGM pursuant to the procedure stated in the Swedish Companies Act. Only shareholders registered in the share register have voting rights. Nominee-registered shareholders who wish to vote must request to be entered into the share register by the record date for the AGM.
The AGM is held in Swedish and is simultaneously translated into English. Documentation provided by the Company is available in both Swedish and English.
The AGM gives attending shareholders the opportunity to raise questions relating to the operations of the Group. Normally, the majority of the members of the Board of Directors and the Executive Team are present to answer such questions.
The external auditor is present at the AGM.
Ericsson’s AGM 2023
Including shareholders represented by proxy, 2,537 shareholders were represented at the AGM held on March 29, 2023, representing approximately 70% of the votes.
The AGM 2023 was held in Kista, Stockholm. The shareholders were also able to exercise their voting rights by post before the meeting. In addition to the shareholders, the meeting was attended by members of the Board of Directors, members of the Executive Team, members of the Nomination Committee and the external auditor.
Decisions of the AGM 2023 included:
–
Discharge of Carolina Dybeck Happe and Annika Salomonsson from liability for the financial year 2022. Shareholders representing more than 85% of the Company’s share capital also voted for discharging from liability for each of the other members of the Board and the Company’s President and CEO for the financial year 2022. More than 10% voted against such discharging.

–	Payment of a dividend of SEK 2.70 per share to be paid in two installments.
–	Election of Jan Carlson as new Chair of the Board of Directors.
–
Re-election
of the following members of the Board of Directors: Jon Fredrik Baksaas, Jan Carlson, Carolina Dybeck Happe, Eric A. Elzvik, Börje Ekholm, Kristin S. Rinne, Helena Stjernholm and Jacob Wallenberg.

–	New election of the following members of the Board of Directors: Jonas Synnergren and Christy Wyatt.
–	Approval of Board of Directors’ fees, in accordance with the Nomination Committee’s proposal:
–	Chair: SEK 4,500,000 (previously SEK 4,375,000)
–	Other non-employee Board members: SEK 1,140,000 each (previously SEK 1,100,000)
–	Chair of the Audit and Compliance Committee: SEK 495,000 (previously SEK 475,000)
–	Other non-employee members of the Audit and Compliance Committee: SEK 285,000 each (previously SEK 275,000)
–	Chairs of the Finance Committee, the Remuneration Committee and the Enterprise and Technology Committee: SEK 210,000 each (previously SEK 205,000)
–	Other non-employee members of the Finance Committee, the Remuneration Committee and the Enterprise and Technology Committee: SEK 185,000 each (previously SEK 180,000)
–	Approval for part of the Board members’ fees to be paid in the form of synthetic shares.
–	Re-appointment of Deloitte AB as auditor for the period up until the end of the AGM 2024 and approval of the auditor fee.
–	Implementation of the Long-Term Variable Compensation Programs (LTV) I and II 2023, including a share issue of and authorization to the Board to buy back 5,900,000 shares for the LTV II 2023.
–	Approval of a share issue of and authorization to the Board to buy back 4,100,000 shares for the LTV 2021 and LTV 2022.
The minutes from the AGM 2023 are available on Ericsson’s website at https://www.ericsson.
com/en/about-us/corporate-governance/shareholder-

meetings/annual-general-meeting-2023.
For the AGM 2024, Ericsson plans to publish the detailed results of the resolutions at AGM 2024 as voting units will be used for all resolutions. Note that Ericsson has not published the detailed results of the resolutions at AGM 2023 as historically it has only used voting units for qualified majority resolutions.

Nomination Committee
A Nomination Committee is appointed each year by the major shareholders in accordance with the Instruction for the Nomination Committee adopted by the AGM. The Instruction for the Nomination Committee includes the tasks of the Nomination Committee and the procedures for appointing its members.
The Instruction applies until the AGM resolves otherwise. Under the Instruction, the Nomination Committee shall consist of representatives of the four largest shareholders by voting power by the end of the month in which the AGM was held, and the Chair of the Board of Directors.
The Nomination Committee may also include additional members following a request by a shareholder. The request must be justified by changes in the shareholder’s ownership of shares and be received by the Nomination Committee no later than December 31 of each year. No fees are paid to the members of the Nomination Committee. However, the Company shall bear reasonable expenses related to the assignment of the Nomination Committee.
Members of the Nomination Committee
The current Nomination Committee members are:
–	Johan Forssell (appointed by Investor AB), Chair of the Nomination Committee.
–	Bengt Kjell (replaced Karl Åberg on November 30, 2023) (appointed by AB Industrivärden).
–	Anders Oscarsson (appointed by AMF Tjänstepension and AMF Fonder).
–	Christer Gardell (appointed by Cevian Capital Partners Limited).
–	Jan Carlson (the Chair of the Board of Directors).

Contact the Nomination Committee Telefonaktiebolaget LM Ericsson The Nomination Committee c/o The Board of Directors Secretariat SE-164 83 Stockholm Sweden nomination.committee@ericsson.com
Proposals to the Nomination Committee
Shareholders may submit proposals to the Nomination Committee at any time, but should do so in due time before the AGM to ensure that the proposals can be considered by the Nomination Committee. Further information is available on Ericsson’s website.

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The tasks of the Nomination Committee
The main task of the Nomination Committee is to propose Board members for election by the AGM. As a member of the Nomination Committee, the Chair of the Board of Directors fulfils an important role in keeping the Nomination Committee informed of the Company’s strategy and future challenges. Such insights are necessary for the Nomination Committee to be able to assess the competence and experience that is required by the Board. In addition, the Nomination Committee must consider independence rules applicable to the Board of Directors and its Committees.
The Nomination Committee also makes the following proposals, for resolution by the AGM:
–	Remuneration to non-employee Board members elected by the AGM and remuneration of the auditor.
–	Appointment of auditor, whereby candidates are selected in cooperation with the Audit and Compliance Committee of the Board.
–	Election of Chair at the AGM.
–	Changes to the Instruction for the Nomination Committee (if any).
Work of the Nomination Committee for the AGM 2024
The Nomination Committee started its work by reviewing the list of its duties under the Code and the Instruction for the Nomination Committee and by setting a timeline for its work. The complete proposals of the Nomination Committee were presented in connection with the notice convening the AGM 2024.
A thorough understanding of Ericsson’s business and strategy is important for the Nomination Committee. To facilitate this, both the Chair of the Board and the President and CEO presented their views to the Nomination Committee on the Company’s strategy and challenges.
The Nomination Committee has analyzed the required competencies in the Board and has considered the results of the Board work evaluation led by the Chair of the Board. On this basis, the Nomination Committee has assessed the competence and experience required by Ericsson’s Board members and the need for improvement of the composition of the Board in terms of diversity in age, gender and cultural/geographic background. The Nomination Committee has applied the Code, section 4.1, as diversity policy. The Nomination Committee aims to propose a composition of Board members with complementing experiences and competencies to make it possible for the Board to contribute to the positive development of Ericsson. The Nomination Committee searches for potential Board member candidates with both a long-term and a short-term perspective and always focuses on diversity to facilitate the inclusion of different perspectives into the Board work and considerations. The Nomination Committee also considers the need for renewal and carefully assesses whether the proposed Board members have the capability to devote necessary time and care to the Board’s work.
In 2023, the Committee met with the Chair of the Audit and Compliance Committee to acquaint itself with the assessments made by the Company and the Audit and Compliance Committee regarding the quality and efficiency of external auditor work. The Audit and Compliance Committee also provided its recommendations on external auditor and audit fees.
As of February 28, 2024, the Nomination Committee has held four meetings.

Board of Directors
The Board of Directors is ultimately responsible for the organization of Ericsson and the management of Ericsson’s operations. The Board appoints the President and CEO, who is responsible for managing the day-to-day
operations in accordance with guidelines from the Board. The President and CEO updates the Board regularly on issues of importance to Ericsson, including matters of business development, results, financial position and liquidity.
Board members serve from the close of one AGM to the close of the next but can serve any number of consecutive terms.
The President and CEO may be elected as a Director of the Board (and Börje Ekholm is currently a Director) but may not be elected Chair of the Board under the Swedish Companies Act.
Conflicts of interest
Ericsson maintains rules and procedures regarding conflicts of interest. Ericsson employees are required to promptly disclose any situations that may constitute a conflict of interest and are asked periodically to certify that they have disclosed any relevant situations. Board members are disqualified from participating in any decision regarding agreements between themselves and Ericsson. The same applies to agreements between Ericsson and any third party or legal entity in which the Board member has an interest that may be contrary to the interests of Ericsson.
The Audit and Compliance Committee oversees the procedures for related-party transactions. The Audit and Compliance Committee has also implemented a pre-approval
process for
non-audit
services carried out by the external auditor.
Composition of the Board of Directors and diversity
The current Board of Directors consists of ten Board members elected by the shareholders at the AGM 2023 for the period until the close of the AGM 2024. The Board of Directors also consists of three employee representatives and three deputies, appointed by the trade unions for the same period of time.
The Nomination Committee advised before the AGM 2023 that it had applied the Code, section 4.1, as diversity policy with the aim to propose a composition of Board members with

The Board’s annual work cycle 2023

The annual cycle applied to the Board’s work allows the Board to appropriately address its duties during the year. It also facilitates the organization in aligning its global processes to allow appropriate Board involvement.

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complementing experiences and competencies that is also diverse in terms of age, gender and cultural/geographical background. The current Board composition is the result of the work of the Nomination Committee prior to the AGM 2023. The Board consists of Board members with experiences from different cultural/geographic areas, competencies from different industry sectors and, excluding the President and CEO, 44% of the shareholder-elected Board members are women.
Work procedure
In accordance with the Swedish Companies Act, the Board of Directors has adopted a work procedure for the Board and its Committees outlining rules for the distribution of tasks among the Board, its Committees and the President and CEO. This complements the rules in the Swedish Companies Act and in the articles of association of the Company. The work procedure is reviewed, evaluated and amended by the Board as required or appropriate, and is formally adopted by the Board at least once a year.
Independence
The Board of Directors and its Committees are subject to a variety of independence rules under applicable Swedish law, the Code and applicable US securities laws, US Securities and Exchange Commission (SEC) rules and the Nasdaq Stock Market Rules as a foreign private issuer. Ericsson can rely on exemptions from certain US and SEC requirements and may decide to follow Swedish practices in lieu of some Nasdaq Stock Market independence rules.
The composition of the Board of Directors meets all applicable independence criteria. The Nomination Committee concluded before the AGM 2023 that, for purposes of the Code, at least seven of the nominated Board members were independent from Ericsson, its senior management and its major shareholders. These were Jon Fredrik Baksaas, Jan Carlson, Carolina Dybeck Happe, Eric A. Elzvik, Kristin S. Rinne, Jonas Synnergren and Christy Wyatt.
At Board meetings where the Board members meet in person, a
non-executive
session is normally held without Ericsson management present.
Structure of the work of the Board of Directors
The work of the Board follows a yearly cycle. This enables the Board to appropriately address each of its duties and to keep strategy, risk assessment and value creation high on the agenda.
As the Board is responsible for financial oversight, financial information is presented and evaluated at Board meetings. Furthermore, the Chair of each Committee reports on Committee work at Board meetings, and minutes from the Committee meetings are made available to all Board members.
At Board meetings, the President and CEO reports on business and market developments as well as on the financial performance of the Group. Strategic issues and risks are also addressed at most Board meetings. The Board is regularly informed of developments in legal and regulatory matters of importance. Board and Committee meetings may, as appropriate, be held by way of telephone or video conference, and resolutions may be taken per capsulam (unanimous written consent). Such resolutions are accounted for as Board/Committee meetings.
The 2023 annual work cycle of the Board
–	Fourth-quarter and full-year financial results meeting
Following the end of the calendar year, the Board held a meeting that focused on the financial results of the entire year 2022 and handled the fourth-quarter financial report.
–	Board meeting (including statutory matters)
A Board meeting was held in connection with the AGM 2023. Members of each of the Board Committees were appointed and the Board resolved on signatory powers.
–	First interim report meeting
At the first interim report meeting, the Board addressed the interim financial report for the first quarter of the year.
–	Strategy meeting
A Board meeting was held to address particular strategic matters in further detail.
–	Second interim report meeting
At the second interim report meeting, the Board addressed the interim financial report for the second quarter of the year and the financial outlook.
–	Strategy meeting
A Board meeting was held, in essence dedicated to short-term and long-term strategies of the Group, with particular focus on merger and acquisitions.
–	Third interim report meeting
At the third interim report meeting, the Board addressed the interim financial report for the third quarter of the year.
–	Financial targets meeting
A Board meeting was held for the Board to address the financial targets. At this meeting, the results of the Board evaluation were presented to and discussed by the Board.
Training
New Board members receive training tailored to their individual needs. Introductory training typically includes meetings with heads of business areas and Group functions, as well as training required by Nasdaq Stockholm on listing issues and insider rules.
The Board’s strategy discussions are usually combined with deep-dive sessions into issues of importance for the Group, including business area and market area deep-dive sessions. Board members’ knowledge in these fields is crucial to allow well-founded Board resolutions, and to allow the Company to take due advantage of the different competencies of the Board members.
Auditor involvement
At the AGM 2023, Deloitte AB was reappointed external auditor.
The Board meets with Ericsson’s external auditor in closed sessions at least once a year to receive and consider the auditor’s observations. The auditor provides reports to management on the accounting and financial reporting of the Group.
The Audit and Compliance Committee also meets regularly with the auditor to receive and consider observations on the interim reports and the Annual Report. The auditor reports on whether the accounts and the general financial position of the Group are presented fairly in all material respects.
In addition, the Board reviews and assesses the process for financial reporting, as described on page 25 under Internal control over financial reporting. Combined with other steps taken

Organization of the Board work
Number of Committee members as of December 31, 2023

Board of Directors

13 Board members

Audit and Compliance Committee
(4 Board members)

Oversight of financial reporting

Oversight of internal control

Oversight of auditing

Oversight of the Group’s Ethics
and Compliance program

Oversight of risk management

Finance Committee (4 Board members) Finance strategy	Remuneration Committee (4 Board members) Guidelines for remuneration to Group management Long-Term Variable Remuneration Executive remuneration	Enterprise Business and Technology Committee (4 Board members) Enterprise business and technology strategy and planning Technology ecosystem and partnerships Science direction

11	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

internally, the Board’s and the auditor’s review of the interim and annual reports are deemed to give reasonable assurance of the effectiveness of the internal controls over financial reporting.
Work of the Board of Directors in 2023
In 2023, the Board held 27 meetings. For attendance at Board meetings, see the table on page 13. In addition to the Board meetings held as a part of the annual work cycle of the Board, the Board receives information updates, in writing or in telephone meetings, as deemed appropriate. Business strategy, key customer transactions, ethics and compliance, geopolitics and regulatory matters, are among the matters that have been in focus with the Board during the year. Compliance, strategy and risk management are always high on the Board’s agenda as well as S&CR, which are integrated into the business strategy. The Board continuously monitors international developments and their possible impact on Ericsson.
Board work evaluation
A key objective of the Board work evaluation is to ensure that the Board is functioning effectively. This includes gaining an understanding of the issues that the Board thinks warrant greater focus, as well as determining areas where additional competence is needed within the Board and whether the Board composition is appropriate. The evaluation also serves as guidance for the work of the Nomination Committee.
Each year, the Chair of the Board initiates and leads the evaluation of the Board and Committee work and procedures. Evaluation tools include detailed questionnaires and discussions. The services of an external corporate advisory firm have been retained by the Company to assist in developing questionnaires, carrying out surveys and summarizing responses.
In 2023, Board members responded to a written questionnaire covering the Board’s work in general, as well as the work of the Chair of the Board, the Audit and Compliance Committee, the Finance Committee, the Remuneration Committee and the Enterprise Business and Technology Committee. In addition, each Director responded to a questionnaire on the Director’s individual performance. As part of the evaluation process, the Chair of the Board also had individual discussions with each of the Board members. The results from the evaluations were presented to the Board and were thoroughly discussed. The Nomination Committee was informed of the results of the Board work evaluation.

Committees of the Board of Directors
The Board of Directors has currently established four Committees: the Audit and Compliance Committee, the Finance Committee, the Remuneration Committee and the Enterprise Business and Technology Committee. Members of each Committee are appointed for one year from among the Board members.
The main task of the Committees is, and the Board has authorized each Committee, to provide focused Board oversight on their relevant subject matters, and to review such matters prior to any resolution by the Board. The Board may also, on occasion, resolve on an extended authorization for one or several Committee(s) to resolve on additional specific matters outside of the ordinary authorization. If deemed appropriate, the Board of Directors and each Committee have the right to engage independent external expertise, either in general or with respect to specific matters.
The minutes from the Committee meetings are made available to all Board members and the Chair of the Committee reports on the work of the Committee at Board meetings.
Audit and Compliance Committee
On behalf of the Board, the Audit and Compliance Committee monitors the following:
–	The scope and correctness of the financial statements
–	Compliance with legal and regulatory requirements
–	Internal control over financial reporting
–	Risk management
–	The effectiveness, appropriateness and implementation of the Group’s compliance programs, including the E&C Program.
The Audit and Compliance Committee also reviews the annual and interim financial reports and oversees the external audit process. In order to ensure the auditor’s independence, there are pre-approval
policies and procedures in place for audit and
non-audit
related services to be performed by the external auditor.
Pre-approval
authority may not be delegated to management.
The Audit and Compliance Committee itself does not perform audit work. The Head of Ericsson’s internal audit function reports directly to the Audit and Compliance Committee. The Head of Ericsson’s internal audit function has in camera sessions with the Audit and Compliance Committee without the presence of anyone from the management and unrestricted access to the Audit and Compliance Committee in her discretion and at least quarterly.
Ericsson’s external auditor is appointed by the shareholders at the AGM. The Committee is involved in the preparatory work for the Nomination Committee to propose external auditor and auditor fees for resolution by the AGM. It also monitors the ongoing performance and independence of the auditor with the aim to avoid conflicts of interest.
The Audit and Compliance Committee oversees matters relating to compliance risk and regularly receives reporting on compliance related matters from the CLO, the Chief Compliance Officer and the Head of Corporate and Government Investigations. The CLO has a direct reporting line to the Audit and Compliance Committee on compliance matters that fall outside the scope of the E&C Program, and on the holistic management of legal, compliance, ethical and associated reputational risks arising in the Company’s operations. In addition to reporting to the CLO, the Chief Compliance Officer has a further independent reporting line to the Audit and Compliance Committee on the areas of the E&C Program. The Chief Compliance Officer regularly reports to the Audit and Compliance Committee on the effective operation of the E&C Program, including information of actual or suspected serious CoBE violations, insights from investigations outcomes and remediation activities, the identification of patterns of failures, and emerging risks and changes in the legal and regulatory environment. Such reports enable proper oversight over the identification of emerging risks or risk patterns and the adequacy of corresponding activities to prevent, detect and remediate such risks in a risk appropriate manner. In addition to the above, the Chief Compliance Officer has in camera sessions with the Audit and

Members of the Committees as of December 31, 2023

Members of the Committees of the Board of Directors

Audit and Compliance Committee Eric A. Elzvik (Chair) Jon Fredrik Baksaas Annika Salomonsson Jonas Synnergren	Finance Committee Jan Carlson (Chair) Ulf Rosberg Helena Stjernholm Jacob Wallenberg	Remuneration Committee Jan Carlson (Chair) Kristin S. Rinne Kjell-Åke Soting Jonas Synnergren	Enterprise Business and Technology Committee Jon Fredrik Baksaas (Chair) Ulf Rosberg Kristin S. Rinne Christy Wyatt

12	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Compliance Committee, without the presence of anyone from the management, and unrestricted access to the CEO as well as to the Audit and Compliance Committee in their discretion and at least quarterly. However, the Audit and Compliance Committee has met more frequently with the Chief Compliance Officer over the course of 2023. The Head of Corporate and Government Investigations has an extraordinary reporting line to the Audit and Compliance Committee in the event she is impeded or obstructed in fulfilling her duties.
 The Audit and Compliance Committee also oversees Ericsson’s process for reviewing transactions with related parties and Ericsson’s whistleblower procedures. Further, the Audit and Compliance Committee reviews the Group’s handling of information and cybersecurity as well as data privacy, and the Group’s ESG reporting and performance.
 On an annual basis, the Audit and Compliance Committee receives training on topics of special relevance to the Audit and Compliance Committee, within areas such as finance, legal, compliance and security. During 2023, the Audit and Compliance Committee received training on several topics, including accounting principles, tax and specifically Base Erosion and Profit Shifting (BEPS), Digital Finance (including AI), ESG reporting and compliance with sustainability-related regulation.
Members of the Audit and Compliance Committee
The Audit and Compliance Committee consists of four Board members appointed by the Board in connection with the AGM 2023: Eric A. Elzvik (Chair), Jon Fredrik Baksaas, Annika Salomonsson (replaced Torbjörn Nyman on July 31, 2023) (employee representative) and Jonas Synnergren.
 The Board has appointed shareholder elected Board members with CFO or CEO experience to the Committee.
 The composition of the Audit and Compliance Committee meets all applicable independence requirements, including the conditions for reliance on an exemption for employee representatives. The Board of Directors has determined that Eric A. Elzvik is an “audit committee financial expert”, as defined under the SEC rules and regulations, and that he qualifies as financially sophisticated under the applicable Nasdaq listing rules and is familiar with the accounting practices of an international company, such as Ericsson.
Work of the Audit and Compliance Committee in 2023
The Audit and Compliance Committee held 13 meetings in 2023. Board members’ attendance is reflected in the table on page 13. During the year, the Audit and Compliance Committee reviewed the scope and results of external financial audits and the independence of the external auditor. Prior to publishing, the Audit and Compliance Committee also reviewed and discussed each interim report and the annual report with the external auditor. The Audit and Compliance Committee also monitored the external audit fees and approved non-audit
services performed by the external auditor in accordance with such policies and procedures.
 The Audit and Compliance Committee approved the audit plan for the internal audit function, based on, among other things, the annual risk assessment and reviewed the reports of the internal audit function. The Audit and Compliance Committee also received and reviewed updates and reports to the Ericsson Compliance Line and from other internal reporting channels, including updates on-going
investigations within the Group.
 The Audit and Compliance Committee monitored the continued compliance with the Sarbanes-Oxley Act as well as the internal control and risk management process and monitored and evaluated the effectiveness and appropriateness of Ericsson’s E&C Program. In 2023, the Audit and Compliance Committee also reviewed and approved the double materiality analysis which will underpin Ericsson’s future reporting.
Finance Committee
The Finance Committee is responsible for preparing for resolution by the Board, matters related to the finance strategy, such as capital structure, capital targets, funding strategy and treasury operations.
Members of the Finance Committee
The Finance Committee consists of four Board members appointed by the Board in connection with the AGM 2023: Jan Carlson (Chair), Ulf Rosenberg (employee representative), Helena Stjernholm and Jacob Wallenberg. The Board has appointed shareholder elected Board members with extensive industrial and financial experience to the Committee.
Work of the Finance Committee in 2023
The Finance Committee held five meetings in 2023. Board members’ attendance is reflected in the table on page 13. During 2023, the Finance Committee assessed the Company’s financial strength and balance-sheet as well as reviewed the finance strategy including capital structure, capital targets, rating strategy and treasury operations.
Remuneration Committee
The Remuneration Committee’s responsibilities include:
–	Reviewing and preparing, for resolution by the Board, proposals on salary and other remuneration, including retirement compensation, for the President and CEO.
–	Reviewing and preparing, for resolution by the Board, proposals to the AGM on Guidelines for remuneration to the Executive Team.
–	Reviewing and preparing, for resolution by the Board, proposals to the AGM on the Long-Term Variable Compensation Program (LTV) and similar equity arrangements.
–	Approving proposals on salary and other remuneration, including retirement compensation, for the members of the Executive Team (other than the President and CEO).
–	Approving proposals on target levels for the short-term variable compensation (STV) for the members of the Executive Team (other than the President and CEO).
–	Approving pay-out of the STV for the members of the Executive Team members (other than the President and CEO), based on achievements and performance.
In its work, the Remuneration Committee considers trends in remuneration, legislative changes, disclosure rules and the general global executive remuneration environment. It reviews salary survey data before preparing salary adjustment recommendations for the President and CEO for resolution by the Board and before approving any salary adjustments for the other members of the Executive Team.
Members of the Remuneration Committee
The Remuneration Committee appointed by the Board in connection with the AGM 2023 consists of four Board members: Jan Carlson (Chair), Kristin S. Rinne, Jonas Synnergren and Kjell-Åke Soting (employee representative). The Board has appointed shareholder elected Board members to the Committee with experiences from different markets of relevance to the Group.
 During the year 2023, Peter Boreham from Mercer advised and assisted the Remuneration Committee as an independent expert.
Work of the Remuneration Committee in 2023
The Remuneration Committee held 13 meetings in 2023. Director’s attendance is reflected in the table on page 13.
 The Remuneration Committee reviewed and prepared a proposal for LTV 2023 for the Executive Team, for resolution by the Board and further approval by the AGM 2023. It further approved salaries and STV 2023 for the members of the Executive Team (other than the President and CEO), reviewed the vesting results for LTV 2020 and result of the 2022 EBIT (Group operating income) performance condition for LTV 2022, and prepared proposals regarding remuneration to the President and CEO for resolution by the Board.
 It reviewed the implementation of Guidelines for remuneration to Group management in 2023. It also proposed the Remuneration Report 2022 to be approved by the Board and subsequently referred to the AGM 2023 for adoption.
 For further information on fixed and variable remuneration, please see Notes to the consolidated financial statements – note G2 “Information regarding members of the Board of Directors and Group management” and note G3 “Share-based compensation” in the Financial report and the Remuneration report.

13	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

The Enterprise Business and Technology Committee
The responsibilities of the Enterprise Business and Technology Committee include:
–	Reviewing and preparing for consideration and/or resolution by the Board proposals on the enterprise business and technology matters of key importance to the Board of Directors.
–
Reviewing and preparing for consideration and/or resolution by the Board proposals for overall direction of the technology and industry strategy for the Group to ensure technology leadership and world class R&D.

–	Reviewing and preparing for consideration and/or resolution by the Board, matters related to science direction and influence on a geopolitical level.
The Committee changed name and scope in April 2023. The Committee was previously known as Technology and Science Committee and had less focus on Enterprise Business aspects.
Members of the Enterprise Business and Technology Committee
The Enterprise Business and Technology Committee consists of four Board members appointed by the Board in connection with the AGM 2023: Jon Fredrik Baksaas (Chair), Kristin S.
Rinne, Christy Wyatt and Ulf Rosberg (employee representative). The Board has appointed Board members to the Committee with extensive experience within technology.
Work of the Enterprise Business and Technology Committee in 2023
The Enterprise Business and Technology Committee held four meetings in 2023. Board members’ attendance is reflected in the table below. The Enterprise Business and Technology Committee has, during the year, reviewed selected focus areas from technology, business and market perspectives:
–	Radio and core network evolution
–	Enterprise networking and security solutions
–	Application programming interfaces (API) for telecom networks
–	Artificial Intelligence
–	Ericsson Research and Development status and direction

Remuneration to Board members
Remuneration to
non-employee
Board members is proposed by the Nomination Committee for resolution by the AGM.
The AGM 2023 approved the Nomination Committee’s proposal for fees to non-employee
Board members for Board and Committee work.
For further information on Board of Directors’ fees 2023, please refer to Notes to the consolidated financial statements – note G2 “Information regarding members of the Board of Directors and Group management” in the Financial Report.
The shareholders at the AGM 2023 also approved the Nomination Committee’s proposal that Board members may be paid part of their Board fee in the form of synthetic shares. A synthetic share gives the right to receive a future cash payment of an amount that corresponds to the market value of a Class B share in Ericsson at the time of payment. The Board members’ right to receive payment with regard to allocated synthetic shares occurs, as a general rule, after the publication of the Company’s year-end
financial statement during the fifth year following the General Meeting that resolved on the allocation of the synthetic shares. The purpose of paying part of the Board of Directors’ fee in the form of synthetic shares is to further align the Board members’ interests with shareholder interests. For more information on the terms and conditions of the synthetic shares, please refer to the notice convening the AGM 2023 and to the minutes from the AGM 2023, which are available at Ericsson’s website.

Board members’ attendance and fees 2023
	Fees resolved by the AGM 2023				Number of Board/Committee meetings attended in 2023 11)

Board member	Board fees, SEK	1)	Committee fees, SEK		Board	Audit and Compliance Committee	Finance Committee	Remuner- ation Com- mittee	Enterprise Business and Technology Committee
Jan Carlson	4,500,000		420,000		27	3	4	9	1
Jacob Wallenberg	1,140,000		185,000		25		5
Jon Fredrik Baksaas	1,140,000		495,000		27	9		4	3
Nora Denzel 4)	–		–		6
Carolina Dybeck Happe	1,140,000		–		27
Börje Ekholm	–	2)	–		25
Eric A. Elzvik	1,140,000		495,000		27	13
Kurt Jofs 4)	–		–		9	3		4	1
Ronnie Leten 4)	–		–		9		1	4
Kristin S. Rinne	1,140,000		370,000		25			9	4
Helena Stjernholm	1,140,000		185,000		27		5
Jonas Synnergren 5)	1,140,000		470,000		19	10		9
Christy Wyatt 5)	1,140,000		185,000		19				3
Torbjörn Nyman 6)	25,500	3)	11,700	3)	14	7
Anders Ripa 7)	23,250	3)	6,900	3)	13		2		2
Ulf Rosberg 8)	54,750	3)	9,000		27		3		2
Kjell-Åke Soting	54,750	3)	20,400	3)	27			11
Annika Salomonsson 9)	54,750	3)	14,400		27	8
Loredana Roslund	54,750	3)	–		27
Frans Frejdestedt 10)	29,250		–		13
Stefan Wänstedt 10)	29,250		–		13
Total number of meetings					27	13	5	13	4

1)	Non-employee Directors can choose to receive part of their Board fee (exclusive of Committee fees) in the form of synthetic shares.
2)	Board member remuneration resolved by the AGM is only for non-employee Directors elected by the shareholders.
3)
Employee representative Board members and their deputies are not entitled to a Board fee, but instead get paid compensation in the amount of SEK 2,250 per attended Board meeting and SEK 1,800 per attended Committee meeting. Until March 2023, the compensation was SEK 1,500 per attended Board meeting and SEK 1,500 per attended Committee meeting.

4)	Resigned from the Board of Directors in connection with the AGM held on March 29, 2023.
5)	Elected member of the Board of Directors at the AGM held on March 29, 2023.
6)	Resigned as employee representative Board member as of July 31, 2023.
7)	Resigned as employee representative Board member as of July 4, 2023.
8)	Appointed employee representative Board member as of July 4, 2023, previously deputy employee representative Board member.
9)	Appointed employee representative Board member as of July 31, 2023, previously deputy employee representative Board member.
10)	Appointed deputy employee representative Board members as of September 1, 2023.
11)	This table reflects the attendance of Board members who are formal members of the Committee at the relevant Committee meetings.

14	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Members of the Board of Directors
Board members elected by the AGM 2023

Jan Carlson Chair of the Board of Directors since 2023, Chair of the Finance Committee and of the Remuneration Committee	Jacob Wallenberg Deputy Chair of the Board of Directors, Member of the Finance Committee	Jon Fredrik Baksaas Chair of the Enterprise Business and Technology Committee, Member of the Audit and Compliance Committee	Carolina Dybeck Happe Member of the Board

First elected	First elected	First elected	First elected
2017	2011	2017	2022

Born	Born	Born	Born
1960	1956	1954	1972

Education	Education	Education	Education
Master of Science degree in Engineering Physics and Electrical Engineering, Linköping University, Sweden.	Bachelor of Science in Economics and Master of Business Administration, Wharton School, University of Pennsylvania, USA. Officer of the Reserve, Swedish Navy.	Master of Science in Economics (Siviløkonom), NHH Norwegian School of Economics and Business Administration, Norway.	Master of Science in Business and Economics, Uppsala University, Sweden.

Nationality	Nationality	Nationality	Nationality
Sweden	Sweden	Norway	Sweden

Board Chair	Board Chair	Board Chair	Board Chair
Autoliv Inc.	Investor AB and the Confederation of Swedish Enterprise	DNV GL Group AS	–
Deputy Board Chair
ABB Ltd., FAM, Patricia Industries and Wallenberg Investments AB

Board Member	Board Member	Board Member	Board Member
AB Volvo	The Knut and Alice Wallenberg Foundation	Svenska Handelsbanken AB	–

Holdings in Ericsson	Holdings in Ericsson	Holdings in Ericsson	Holdings in Ericsson
7,900 Class B shares 1) and 34,041 synthetic shares 2)	427,703 Class B shares 1) and 34,041 synthetic shares 2)	25,391 synthetic shares 2)	36,100 Class B shares 1) and 10,003 synthetic shares 2)

Principal work experience and other information	Principal work experience and other information	Principal work experience and other information	Principal work experience and other information
Chair and President and CEO of Veoneer Inc. (2018-2022). President and CEO of Autoliv Inc. (2007–2018) and Chair of Autoliv Inc. since 2014. Previous positions within the Autoliv Group since 1999, including President Autoliv Europe, Vice President Engineering of Autoliv and President Autoliv Electronics. Previous positions include President of Saab Combitech and of Swedish Gate Array. Honorary Doctor at the Technical faculty of Linköping University.	Chair of the Board of Investor AB since 2005. President and CEO of SEB in 1997 and Chair of SEB’s Board of Directors (1998–2005). Executive Vice President and CFO of Investor AB (1990–1993). Honorary Chair of IBLAC (Mayor of Shanghai’s International Business Leaders Advisory Council) and member of the steering committee of the European Round Table of Industrialists, Deputy Chair of the Swedish-American Chamber of Commerce US, member of the International Advisory Board of the Atlantic Council, Washington DC, member of the International Business Council of the World Economic Forum, Trilateral Commission and the Advisory Board of Tsinghua Management School.	President and CEO of Telenor Group (2002–2015). Previous positions within the Telenor Group since 1989, including Deputy CEO, CFO and CEO of TBK AS. Positions before Telenor include CFO of Aker AS, finance director of Stolt Nielsen Seaway AS and controller at Det Norske Veritas, Norway and Japan. Member of the GSMA Board (2008–2016) and Chair of the GSMA Board (2014–2016).	SVP of GE since 2020, CFO of GE (2020 – 2023). Group CFO of A.P. Moller - Maersk A/S (2019–2020). Group CFO of ASSA ABLOY (2012–2018) as well as CFO for Europe, the Middle East and Africa (2007–2011) and CFO for Central Europe (2002–2006). Group CFO of Trelleborg Group (2011–2012). CFO of Establish (2000–2002). Various positions at EF Education First (1996–1999).

The Board memberships and holdings in Ericsson reported above are as of December 31, 2023.
1)	The number of shares and ADS includes holdings by related persons, if applicable.
2)
Since 2008, the AGM has each year resolved that part of the Board fee may be received in the form of synthetic shares. A synthetic share is a right to receive in the future a payment corresponding to the value of the Class B share in Ericsson at the time of payment. Please see page 13 for further information.

15	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Börje Ekholm	Eric A. Elzvik	Kristin S. Rinne	Helena Stjernholm
President, CEO and Member of the Board	Chair of the Audit and Compliance Committee	Member of the Remuneration Committee and of the Enterprise Business and Technology Committee	Member of the Finance Committee

First elected	First elected	First elected	First elected
2006	2017	2016	2016

Born	Born	Born	Born
1963	1960	1954	1970

Education	Education	Education	Education
Master of Science in Electrical Engineering, KTH Royal Institute of Technology, Stockholm, Sweden. Master of Business Administration, INSEAD, France.	Master of Business Administration, Stockholm School of Economics, Sweden.	Bachelor of Arts, Washburn University, USA.	Master of Business Administration, Stockholm School of Economics, Sweden.

Nationality	Nationality	Nationality	Nationality
Sweden and USA	Sweden and Switzerland	USA	Sweden

Board Chair	Board Chair	Board Chair	Board Chair
Trimble Inc.	Global Connect Group and Deutsche Glasfaser Group	–	–

Board Member	Board Member	Board Member	Board Member
–	Landis+Gyr Group AG and AB Volvo	Synchronoss	AB Industrivärden, AB Volvo and Sandvik AB

Holdings in Ericsson	Holdings in Ericsson	Holdings in Ericsson	Holdings in Ericsson
260,351 Class B shares, 1,009,000 ADS 1) and 2,000,000 call options 3)	10,000 Class B shares 1) and 11,345 synthetic shares 2)	16,913 synthetic shares 2)	20,000 Class B shares 1) and 22,693 synthetic shares 2)

Principal work experience and other information	Principal work experience and other information	Principal work experience and other information	Principal work experience and other information
President and CEO of Telefonaktiebolaget LM Ericsson since 2017. CEO of Patricia Industries, a division within Investor AB (2015–2017). President and CEO of Investor AB (2005–2015). Former Head of Investor Growth Capital Inc. and New Investments. Previous positions at Novare Kapital AB and McKinsey & Co Inc. Holds honorary Doctorate at KTH Royal Institute of Technology, Sweden. Since 2017, member of the Steering Committee of the World Economic Forum Digital Communication Governors. Member of the Board of the Swedish-American Chamber of Commerce New York.
CFO and member of the Group Executive Committee of ABB Ltd (2013–2017). Division CFO ABB Discrete Automation & Motion
(2010–2012) and division CFO Automation Products Division (2006–2010). Previous positions within the ABB Group since 1984, including senior management positions within finance, M&A and new ventures. Currently, senior industrial advisor to EQT.
		Previously Senior Vice President, Network Technology, Network Architecture and Planning, at AT&T (2007–2014). CTO of Cingular Wireless (2005–2007) and VP Technology and New Product Development of Cingular Wireless (2000–2005). Previous positions within Southwestern Bell and SBC (1976–2000). Trustee of Washburn University Foundation. Member of the Advisory Board of Link Labs. Honorary Doctorate of Science, Washburn University, USA.	President and CEO of AB Industrivärden since 2015. Partner in the private equity firm IK Investment Partners (2008–2015). Investment Manager at IK Investment Partners (1998–2008). Previous experience as consultant for Bain & Company (1997–1998).

The Board memberships and holdings in Ericsson reported above are as of December 31, 2023.
1)	The number of shares and ADS includes holdings by related persons, if applicable.
2)
Since 2008, the AGM has each year resolved that part of the Board fee may be received in the form of synthetic shares. A synthetic share is a right to receive in the future a payment corresponding to the value of the Class B share in Ericsson at the time of payment. Please see page 13 for further information.

3)
Call options issued by AB Industrivärden (1,000,000 call options) and Investor AB (1,000,000 call options), each entitling the purchase of one Ericsson B share from AB Industrivärden/Investor AB respectively (further information is available in the Notes to the consolidated financial statements – note G2 “Information regarding members of the Board of Directors and Group management” in the Financial Report).

16	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Board members elected by the AGM 2023, cont’d.

Jonas Synnergren	Christy Wyatt
Member of the Audit and Compliance Committee and of the Remuneration Committee	Member of the Enterprise Business and Technology Committee

First elected	First elected
2023	2023

Born	Born
1977	1972

Education	Education
Master of Science in Business and Economics, Stockholm School of Economics, Sweden	Diploma, Scientific Computer Programming Technology, College of Geographic Sciences, Canada

Nationality	Nationality
Sweden	Canada and USA

Board Chair	Board Chair
–	–

Board Member	Board Member
Nordea Oyj	Silicon Laboratories Inc. and Absolute Software Corporation

Holdings in Ericsson	Holdings in Ericsson
–	–

Principal work experience and other information	Principal work experience and other information
Senior Partner at Cevian Capital AB since 2020. Various positions within Cevian Capital AB since 2007, including Head of Cevian’s Swedish office since 2012. Various positions at The Boston Consulting Group AB (2000–2006).	President and CEO Absolute Software since 2018, which was recently taken private
4)
. President and CEO of DTEX Systems (2016–2018). President and CEO (2013–2015) as well as Chair (2014–2015) of Good Technology (now BB). Global Head, Consumer eBusiness and Mobile Technology at Citigroup (2012). Various positions at Motorola (2005–2011), including SVP, Ecosystem and GM, Enterprise Business. Director, Developer Relations at Apple (2003–2005). Various positions at Palm (1999–2003), at Sun Microsystems JavaSoft (1995–1999) and at Esri (1994–1995). Member of the Board in Quotient (2018–2022).

Ronnie Leten, Nora Denzel and Kurt Jofs resigned from the Board of Directors in connection with the AGM 2023 on March 29, 2023.

Börje Ekholm was the only Director who held an operational management position at Ericsson in 2023.

The Board memberships and holdings in Ericsson reported above are as of December 31, 2023.
4)	Completion of the take-private acquisition of Absolute Software by an affiliate of Crosspoint Capital Partners was announced on July 27, 2023.

17	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Board members and deputies appointed by the trade unions

Ulf Rosberg	Kjell-Åke Soting	Annika Salomonsson
Employee representative since July 4, 2023 (former Deputy), Member of the Finance Committee and of the Enterprise Business and Technology Committee	Employee representative, Member of the Remuneration Committee	Employee representative since July 31, 2023 (former Deputy), Member of the Audit and Compliance Committee

First appointed	First appointed	First appointed
2021	2016	2022

Born	Born	Born
1964	1963	1972

Appointed by	Appointed by	Appointed by
PTK	PTK	LO

Nationality	Nationality	Nationality
Sweden	Sweden	Sweden

Holdings in Ericsson	Holdings in Ericsson	Holdings in Ericsson
110 Class B shares 1)	10,065 Class B shares 1)	1,998 Class B shares 1)

Employed since	Employed since	Employed since
1985 Working as System Developer within R&D, Business Area Networks	1996 Working as Global SQA Manager within Business Area Networks	1997–2003 and since 2005. Working as Verification Engineer

Loredana Roslund	Frans Frejdestedt	Stefan Wänstedt
Employee representative – Deputy	Employee representative – Deputy since September 1, 2023	Employee representative – Deputy since September 1, 2023

First appointed	First appointed	First appointed
2017	2023	2023

Born	Born	Born
1967	1979	1964

Appointed by	Appointed by	Appointed by
PTK	PTK	LO

Nationality	Nationality	Nationality
Sweden	Sweden	Sweden

Holdings in Ericsson	Holdings in Ericsson	Holdings in Ericsson
2,422 Class B shares 1)	–	3,235 Class B shares 1)

Employed since	Employed since	Employed since
1994 Working as Project Manager within R&D, Business Area Networks	2008 Working as R&D manager within Business Area Cloud Software and Services	1999 Working as a Senior Researcher	Anders Ripa was employee representative until July 4, 2023. Torbjörn Nyman was employee representative until July 31, 2023.

1)	The number of shares reflects ownership as of December 31, 2023 and includes holdings by related persons, if applicable.

18	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Management
The President and CEO and the Executive Team
The Board of Directors appoints the President and CEO and the Executive Vice President(s). The President and CEO is responsible for the management of day-to-day
operations and is supported by the other members of the Executive Team.
The Executive Team members are presented on pages 20–24.
The Executive Team is responsible for:
–	Defining Group strategies and policies, driving the corporate strategy and establishing and maintaining the corporate culture.
–
Group-wide oversight and ensuring an effective framework for risk management and decision-making (including through the implementation of effective governance, a strong compliance program and related internal controls).

–	Managing and executing on “central” corporate matters (ranging from managing Ericsson’s capital structure, financing and other corporate transactions, listing compliance and disclosure obligations).
–	Group financial management and reporting (including determining targets for operational units, allocating resources and monitoring market area and business area performance).
–	Leading on operational excellence, performance management and realizing global synergies through efficient organization of the Group.
Guidelines for remuneration to Group management were approved by the AGM 2023 and are expected to remain in place until the AGM 2027. For further information on fixed and variable remuneration, see the Remuneration Report and note G2, “Information regarding members of the Board of Directors and the Group management” in the Financial Report.
Organizational Structure
Ericsson’s organizational structure is summarized above in “Governance Structure and Core Values – Governance Structure” at pages 3–5.
Segments have been defined for financial reporting purposes based on the business areas. See further information in Note B1, “Segment Information” in the Financial Report.
Audits, assessments, and certification
The purpose of assurance activities, such as audits and assessments, is to determine the level of compliance and to provide valuable information for understanding, analyzing, and continually improving performance, to ensure that the Ericsson Group Management System (EGMS) is adequate and effective in managing Ericsson´s operations. Management monitors compliance with policies, directives, instructions, and processes through internal self-assessment activities within the respective units. This is complemented by internal and external audits and assessments.
To ensure fulfilment of demands and requirements from customers and other stakeholders, Ericsson takes conscious decisions on certification. Certification means that Ericsson’s interpretation of standards or requirements are confirmed by a third party via an assessment activity.
ISO certificates are issued by a third-party certification body proving that the system is efficient throughout the operations as well as compliant to the ISO standards in scope. Ericsson’s operations are currently certified to
ISO 9001 (Quality), ISO 14001 (Environment), ISO 45001 (Health and Safety) and ISO 27001 (Information Security). Selected Ericsson units are also certified to TL 9000 (telecom-specific standard). EGMS is also assessed within the scope of the audit plan of Ericsson’s internal audit function (Corporate Audit).
Through 2022, ISO/management system assessments were performed by BSI (British Standards Institution). In 2023, the assessment was performed by DNV (Det Norske Veritas). Internal audits are performed by the Company’s internal audit function which reports to the Audit and Compliance Committee.
With a risk-based approach, Ericsson conducts audits of suppliers to secure compliance with Ericsson’s Code of Conduct, including rules with which suppliers to the Ericsson Group must comply. Ericsson’s external financial audits are performed by Deloitte AB.
Different types of assurance as described above have differing scope and rationale. All assurance providers have defined and established accountabilities and responsibilities.
The Ericsson Group Management System
To ensure transparency and consistency across the organization regarding operational expectations and requirements relating to governance, decision-making and risk management, among other things, Ericsson maintains the EGMS. EGMS ensures that selected ISO standards and certifications are effectively maintained and that the Company’s operations are continually evaluated and improved.
EGMS is founded on ISO 9001 (international standard for quality management systems) and is designed as a dynamic system to enable Ericsson to adapt to evolving demands and expectations, including new

Organizational Structure

19	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

and changing regulation and legislation as well as customers’ and other stakeholders’ requirements. As noted, Group-wide policies, directives and instructions govern how the organization works, and Ericsson’s approach to risk management is summarized in the section titled “Risk Management”. Further, Ericsson maintains specific accounting and reporting procedures to fulfill external reporting requirements.
Ericsson’s strategy process includes the whole chain from business intelligence and strategic forecasting to deployment of developed strategies into targets and programs in coordinated cycles, capturing the overall strategic direction, market development and progress of strategy execution. Ericsson business processes are a set of defined Group-wide processes integrated in EGMS. They describe how Ericsson delivers value to customers, proactively and on-demand.
Ericsson business processes offer capabilities to translate customer requirements into defined hardware, software, solutions, and services offered by Ericsson.

Cybersecurity
Cybersecurity Risk Management and Strategy
Every year Ericsson identifies and manages numerous cyber-attack attempts, vulnerabilities, and cybersecurity incidents. In 2023, Ericsson detected and resolved cybersecurity incidents effectively, none were considered to be material. Ericsson faces certain ongoing risks from advanced threat actors that, if realized and not timely detected and mitigated, are reasonably likely to materially affect the Company, including its operations, business strategy, results of operations, or financial condition. See Risk Factor 4.1.
Ericsson has developed and implemented cybersecurity programs intended to protect the confidentiality, integrity, and availability of its critical systems and information as well as its products and services.
Ericsson is globally certified to ISO/ECN 27001 for Information Security Management Systems (ISMS), which is integrated into the EGMS and encompasses Ericsson’s security requirements, including for third parties, as well as practices to assess security posture and performance. Ericsson has a central threat intelligence team and multiple security risk managers responsible for assessing security threats and vulnerabilities and identifying cybersecurity risks, including third party risks. Ericsson’s Cyber Defense Center works to monitor, detect, respond, and limit any cyber-security attacks from expanding in severity or scale. The incident management team is operational 24/7 and includes security and computer forensics specialists responsible for escalating and investigating incidents. If needed, business continuity plans are in place to help recover from the effects of a cybersecurity incident. Internal adherence to frameworks and processes is achieved through quantitative and qualitative measurements, including regular external and internal audits, and regularly recurring training, including on security awareness.
To secure Ericsson’s products and services, Ericsson’s Security Reliability Model (SRM) mandates product and feature risk assessments, secure design, secure coding principles, use of analysis tools, and supply-chain security requirements to avoid vulnerabilities. To mitigate security risks, Ericsson maintains a catalogue of externally developed components or code used in its products and thorough testing is performed to ensure high product quality. Continuous training is provided to the work-force about the SRM and its included tasks and activities. The Product Security Incident Response Team (PSIRT) coordinates remediation for customers affected by vulnerabilities or security incidents in Ericsson products, and actively monitors vulnerabilities in third-party software and alerts the relevant product development organization. Ericsson’s product development and lifecycle processes have been successfully audited to GSMA Network Equipment Security Assurance Scheme since 2020. Several products are also externally evaluated against 3GPP Security Assurance Specification.
Ericsson’s cybersecurity programs do not imply that it meets technical specifications or requirements at all times, but that the aforementioned frameworks help to identify, assess, and manage cybersecurity risks relevant to its business.
Cybersecurity Governance
The Board considers cybersecurity risks as part of its risk oversight function and has delegated the specific oversight of cybersecurity risks to the ACC, which receives regular briefings from the Chief Security Officer (CSO) on cybersecurity matters.
Ericsson’s President and CEO sets the overall direction for cybersecurity by approving its Security Strategy and its Security Policy. In addition, the Executive Team regularly receives briefings on cybersecurity risks, posture, investments and strategy execution and has established, the Group Enterprise Security and Privacy Board (GESB), which manages the oversight of enterprise security, including cybersecurity, and privacy. The Chair of GESB is the COO, and GESB’s agenda is driven by the CSO. GESB assembles executives and other senior business leaders a minimum of five times a year to review, recommend and endorse high-level security plans and monitor risks and security strategy execution.
Ericsson’s cybersecurity program is under the direction of the CSO, who is responsible for enterprise security and reports to the COO. The CTO is responsible for Product Security and Privacy and has delegated the handling of security requirements, standards and architecture, related to product development and product management to the Chief Product Security Officer (CPSO).
The respective Group function, market area and business area head is responsible for the implementation of security controls into Ericsson’s business processes and operations, which is mandated by the CSO, the CTO or the CPSO, or through local laws, regulations or customer requirements. The CSO and the CPSO regularly receive briefings and reports from the business areas, market areas and relevant Group functions on identified cybersecurity risks, vulnerabilities, and posture.
Maj.Gen.(Ret) Fredrik Robertsson serves as Ericsson’s CSO and Head of Group Security. His diverse experience includes former roles at the Swedish Armed Forces Headquarters, such as Director of Plans, Chief Information Officer, and CISO, which included directing and developing the Swedish Armed Forces’ cyber capability and cyber defense. He holds a Master of Science degree in Political Science with a specialization in Security Studies. Additionally, Maj.Gen.(Ret) Robertsson has been an active member of the Swedish Contingencies Agency Cyber Security Council and serves as a board member for Sectra AB.
Mikko Karikytö is Ericsson’s CPSO and Head of Product Security and was previously Head of Network Security and Head of Product Security Incident Response Team. Additionally, Mr. Karikytö is engaged in industry collaboration through organizations like ETIS (a collaboration community for the European Telecom industry), Forum of Incident Response and Security Teams, and EU Commission work groups. He has provided subject matter expertise for committee hearings of the UK parliament and the German Bundestag in connection with 5G security.

20	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Members of the Executive Team

Börje Ekholm	Fredrik Jejdling	MajBritt Arfert	Yossi Cohen
President and Chief Executive Officer (CEO) (since 2017)	Executive Vice President, Business Area Networks (since 2017)	Senior Vice President, Chief People Officer (CPO) (since 2017)	Senior Vice President Market Area North America (since February 2024)

Functions	Functions	Functions	Functions
President and CEO and Head of Segment Enterprise	Head of Business Area Networks and Head of Segment Networks	Head of Group Function People	Head of Market Area North America

Born	Born	Born	Born
1963	1969	1963	1971

Education	Education	Education	Education
Master of Science in Electrical Engineering, KTH Royal Institute of Technology, Sweden. Master of Business Administration, INSEAD, France.	Master of Science in Economics and Business Administration, Stockholm School of Economics, Sweden.	Bachelor of Human Resources, University of Gothenburg, Sweden.	Bachelor of Business Administration, University of West London. Diploma in Electronic Technical Engineering from Mosenson Elite academy, Israel.

Nationality	Nationality	Nationality	Nationality
Sweden and USA	Sweden	Sweden	Israel and USA

Board Member:	Board Member	Board Member	Board Member
Telefonaktiebolaget LM Ericsson and Trimble Inc. (Chair)	Teknikföretagen and the Confederation of Swedish Enterprise	–	MediaKind

Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)
260,351 Class B shares, 1,009,000 ADS and 2,000,000 call options 2) .	74,126 Class B shares.	53,218 Class B shares.	-

Background	Background	Background	Background
CEO of Patricia Industries, a division within Investor AB (2015–2017). President and CEO of Investor AB (2005–2015). Formerly Head of Investor Growth Capital Inc. and New Investments. Previous positions at Novare Kapital AB and McKinsey & Co Inc. Since 2017, member of the Steering Committee of the World Economic Forum Digital Communication Governors. Member of the Board of the Swedish- American Chamber of Commerce New York.	Senior Vice President and Head of Business Unit Network Services (2016–2017). Has held a variety of positions in commercial operations and financials, including Head of Region
Sub-Saharan
	Africa, Head of Region India, and Head of Sales and Finance for Business Unit Global Services. Previous positions include senior positions with LUX Asia Pacific and Tele2 Group.	Acting Head of Group Function Human Resources (November 2016–March 2017). Previously Head of Human Resources Ericsson Sweden (2015– 2016) and Vice President and Head of Human Resources Business Unit Support Solutions (2007–2015). Has held various senior global positions in Ericsson including Head of Human Resources Business Unit Broadband Networks, Head of Human Resources Microwave Systems as well as a position as Head of Human Resources and Internal Communications at Sony Ericsson Germany.	Until January 31, 2024, Head of Strategy, Technology, Marketing and Business Development of Ericsson North America. Previous management positions within Ericsson Business Area and Market Area organizations include Head of Customer Unit Verizon in USA, Global Head of Radio Sales and Business Management in Sweden, Head of Global Customer Unit Softbank based in Japan, Key Account Manager Bezeq Group and CTO for Ericsson Israel. Previous positions outside Ericsson include roles in telecommunication technology-centric startup as well as mobile operator.

The Ericsson holdings reported above are as of December 31, 2023.
1)	The number of shares and ADS includes holdings by related persons, if applicable.
2)
Call options issued by AB Industrivärden (1,000,000 call options) and Investor AB (1,000,000 call options), each entitling the purchase of one Ericsson B share from AB Industrivärden/Investor AB respectively (further information is available in the Notes to the consolidated financial statements – note G2 “Information regarding members of the Board of Directors and the Group management” in the Financial Report).

21	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Scott Dresser	Erik Ekudden	Moti Gyamlani	Niklas Heuveldop
Senior Vice President, Chief Legal Officer, and secretary of the Board of Directors of Telefonaktiebolaget LM Ericsson (since 2022)	Senior Vice President, Chief Technology Officer (CTO) (since 2018)	Senior Vice President, Group Function Global Operations (since 2022)	Senior Vice President, Business Area Global Communications Platform and CEO of Vonage (since February 2024), Head of Market Area North America (2017–January 2024)

Functions	Functions	Functions	Functions
Head of Group Function Legal Affairs and Compliance	Head of Group Function Technology	Head of Group Function Global Operations	Head of Business Area Global Communications Platform and CEO of Vonage

Born	Born	Born	Born
1967	1968	1973	1968

Education	Education	Education	Education
Juris Doctorate, Vanderbilt University Law School, Bachelor of Science Business Administration and Finance, University of New Hampshire, USA.	Master of Science in Electrical Engineering, KTH Royal Institute of Technology, Sweden.	Master of Business Administration, Arizona State University, USA, and Bachelor of Mechanical engineering, MIT, India.	Master of Science in Industrial Engineering and Management, Linköping Institute of Technology, Sweden.

Nationality	Nationality	Nationality	Nationality
USA	Sweden	USA	Sweden

Board Member	Board Member	Board Member	Board Member
BirdLife International, Cambridge UK; member of Advisory Board	ASSA ABLOY AB	–	The Swedish-American Chamber of Commerce New York and CTIA – US wireless industry trade association

Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)
–	32,594 Class B shares and 9,857 ADS.	4,877 Class B Shares	82,729 Class B shares and 14,744 ADS.

Background	Background	Background	Background
Previously Group General Counsel at VEON and General Counsel of Virgin Media. Has held senior leadership positions with BirdLife International, White Mountains Re and Conservation International. Started professional career in New York in private practice with law firms Lord Day & Lord and Morgan Lewis, and specialized in corporate law, governance, and M&A.	Group Chief Technology Officer and Head of Technology and Architecture within Group Function Technology and Emerging Business (July 2017–March 2018). Joined Ericsson in 1993 and has held various management positions in the Company, including Head of Technology Strategy, Chief Technology Officer Americas in Santa Clara US, and Head of Standardization and Industry. Member of the Royal Swedish Academy of Engineering Sciences (IVA). Since 2020, member of the Broadband Commission for Sustainable Development and vice chairman of IVA’s Näringslivsråd.	Head of Group Sourcing (2019–2022). Previous position as Chief Procurement and Supply Chain Officer and Chief Cost Transformation Officer of Airtel (2012–2019). Leadership positions include Group Vice President Global Supply Chain and Sourcing at General Electric Power Conversion, Vice President Global Sourcing at Honeywell, and Executive Director at General Motors. Lived and worked in multiple countries and markets, including USA, France, Mexico, and India. Board advisor to eSmartMobility.	Head of Market Area North America (2017 until January 31, 2024), Chief Strategy Officer and Head of Group Function Technology and Emerging Business (April 2017–March 2018). Previous positions include Chief Customer Officer and Head of Group Function Sales (2016–2017) and senior leadership positions across Europe and the Americas, including Head of Global Customer Unit AT&T and Head of Market Unit Central America and Caribbean. Previous positions outside Ericsson include CEO of ServiceFactory and COO of WaterCove Networks.

The Ericsson holdings reported above are as of December 31, 2023.
1)	The number of shares and ADS includes holdings by related persons, if applicable.

22	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Members of the Executive Team, cont’d.

Chris Houghton	Jenny Lindqvist	Stella Medlicott	Carl Mellander
Senior Vice President, Chief Operating Officer (COO), Business Area Technology & New Businesses (since November 2023), Market Area North East Asia (2017–February 2024)	Senior Vice President, Market Area Europe and Latin America (since February 2023)	Senior Vice President, Chief Marketing and Communications Officer (CMO and CCO) (since 2019)	Senior Vice President, Chief Financial Officer (CFO) (since 2017)

Functions	Functions	Functions	Functions
Head of Business Area Technology & New Businesses and Chief Operating Officer	Head of Market Area Europe and Latin America	Head of Group Function Marketing and Corporate Relations	Head of Group Function Finance and Common Functions

Born	Born	Born	Born
1966	1982	1969	1964

Education	Education	Education	Education
Bachelor of Law, Huddersfield Polytechnic, United Kingdom.	Master of Science in Business and Economics, Stockholm School of Economics, Sweden.	Bachelor of Arts (Hons) degree in Social Science, University of Lincoln (known at that time as University of Humberside), United Kingdom and Postgraduate Diploma in Marketing, Chartered Institute of Marketing, United Kingdom.	Bachelor of Arts in Business Administration and Economics, Stockholm University, Sweden; and East- and South East Asia Program, Lund University, Sweden.

Nationality	Nationality	Nationality	Nationality
United Kingdom and Sweden	Sweden	United Kingdom	Sweden

Board Member	Board Member	Board Member	Board Member
–	TechSverige	–	International Chamber of Commerce (ICC) Sweden and Grönskär Gruppen AB

Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)
96,963 Class B shares.	824 Class B shares.	8,126 Class B shares.	94,856 Class B shares.

Background	Background	Background	Background
Head of Market Area North East Asia (2017 until February 25, 2024). Head of Region North East Asia (2015–2017). Has also previously held management positions within Ericsson, including Head of Region India, Head of Customer Unit UK and Ireland and various management positions within Ericsson in China, Hungary, India, Ireland, Japan, Sweden and the UK.	Head of Northern and Central Europe within Market Area Europe and Latin America. Previous management positions within Ericsson Business Area and Market Area organizations include Head of Global Customer Unit Telia Company, Head of Solution Line Intelligent Transport Systems, Key Account Manager Telenor, Managed Services Engagement Lead and Business Manager Multimedia. Previous positions outside Ericsson include roles in management consulting in France and Sweden, as well as in Pharmaceuticals in the Philippines.	Vice President of Marketing, Communications and Government Relations for Ericsson Market Area Europe and Latin America (July 2017–June 2019). Prior to joining Ericsson, Chief Marketing Officer at Red Bee Media, which was acquired by Ericsson in May 2014. Has over 25 years of marketing experience in major IT, telecoms and media companies including two years at Technicolor as VP Marketing and 10 years at Siemens Communications as Global VP Marketing.	Acting Chief Financial Officer and Head of Group Function Finance and Common Functions (July 2016–March 2017). Previous positions within Ericsson include Vice President and Group Treasurer, and Head of Finance in Region Western and Central Europe. Also held Head of Finance/CFO positions within the telecom operator space and defense industry.

The Ericsson holdings reported above are as of December 31, 2023.
1)	The number of shares and ADS includes holdings by related persons, if applicable.

23	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Nunzio Mirtillo	George Mulhern	Per Narvinger	Chafic Nassif
Senior Vice President, Market Area South East Asia, Oceania and India (since 2017)	Former Senior Vice President, Business Area Enterprise Wireless Solutions and CEO of Cradlepoint (2022–October 2023)	Senior Vice President, Business Area Cloud Software and Services (since 2022)	Senior Vice President, Market Area North East Asia (since February 2024)

Functions	Functions	Functions	Functions
Head of Market Area South East Asia, Oceania and India	Former Head of Business Area Enterprise Wireless Solutions and CEO of Cradlepoint	Head of Business Area Cloud Software and Services and Head of Segment Cloud Software and Services	Head of Market Area North East Asia

Born	Born	Born	Born
1961	1956	1974	1981

Education	Education	Education	Education
Master in Electronic Engineering, Sapienza University, Italy.	Bachelor of Science and Master of Business Administration, San Jose State University (USA).	Master of Science in Electrical Engineering, KTH Royal Institute of Technology, Sweden.	Master of Science in ICT Entrepreneurship and Master of Science Wireless Systems, KTH Royal Institute of Technology, Sweden.

Nationality	Nationality	Nationality	Nationality
Italy	USA	Sweden	Sweden

Board Member	Board Member	Board Member	Board Member
–	Regence Blue Shield of Idaho, Cambia Health Solutions and Focus IP, Inc. dba Tracer.	–	–

Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)
83,276 Class B shares.	–	9,070 Class B shares.	5,944 Class B shares

Background	Background	Background	Background
Previously Head of Region Mediterranean. Previous management positions within Ericsson include Head of Sales Networks for Western Europe within Business Unit Networks, Head of Business Operations in Market Unit South East Europe and Key Account Manager for Wind Italy, Vodafone Italy and other customers.	CEO of Cradlepoint when it was acquired by Ericsson in 2020. Previously general partner at Highway 12 Ventures, a venture capital firm making investments in early-stage technology companies. Held various leading positions during a long tenure at Hewlett Packard Company, including senior vice president, leading the LaserJet Global Business Unit.	Head of Product Area Networks, Business Unit Networks (2018–2022). Head of Customer Unit Northern and Central Europe, Market Area Europe and Latin America (2017–2018). Has held a variety of senior management positions in Ericsson since 1997, spanning R&D line management, Head of Customer Solutions (Australia and Spain) and Product Management.	Previously Head of Customer Unit North Latin America & Caribbean within Market Area Europe & Latin America with responsibility across 41 countries. Has held various senior positions in Ericsson spanning over four continents, including President and Board Member of Ericsson Taiwan, Key Account Manager in Germany, VP Business Development and Head of TV & Enterprise Segments for Global Customer Unit Vodafone based out of the UK, and Head of TV & Media Sales for EMEA. Prior to Ericsson, he held roles in consulting and business development in the technology industry in Sweden and the Nordics.

The Ericsson holdings reported above are as of December 31, 2023.
1)	The number of shares and ADS includes holdings by related persons, if applicable.

24	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Members of the Executive Team, cont’d.

Fadi Pharaon	Rory Read	Åsa Tamsons
Senior Vice President, Market Area Middle East and Africa (since 2019)	Former Senior Vice President, Business Area Global Communications Platform and CEO of Vonage (2022–February 2024)	Senior Vice President, Business Area Enterprise Wireless Solutions and CEO of Cradlepoint (since November 2023).

Functions	Functions	Functions
Head of Market Area Middle East and Africa	Former Head of Business Area Global Communications Platform and CEO of Vonage	Head of Business Area Enterprise Wireless Solutions and CEO of Cradlepoint

Born	Born	Born
1972	1961	1981

Education	Education	Education
Master of Science in Computer Science, KTH Royal Institute of Technology, Sweden and a Master of Business Administration, Heriot Watt University, Edinburgh Business School, Scotland.	Bachelor of Information Sciences, Hartwick College, New York, USA.	Master of Business Administration, Stockholm School of Economics, Sweden.

Nationality	Nationality	Nationality

Changes in the Executive Team
during 2023 and 2024
Effective February 1, 2023,
Jenny Lindqvist
was appointed new Senior Vice President and Head of Market Area Europe and Latin America, replacing Stefan Koetz.
Åsa Tamsons
was appointed Head of Business Area Enterprise Wireless Solutions and CEO of Cradlepoint replacing George Mulhern, who left his position to become advisor to Business Area Enterprise Wireless Solutions.
Effective November 1, 2023,
Chris Houghton
was appointed Chief Operating Officer including Head of Business Area Technology & New Businesses.
Effective February 1, 2024,
Niklas Heuveldop
was appointed Head of Business Area Global Communications Platform and CEO of Vonage replacing Rory Read, who left his position on February 1, 2024.
Effective February 1, 2024,
Yossi Cohen
was appointed Senior Vice President and Head of Market Area North America replacing Niklas Heuveldop.
Effective February 26, 2024,
Chafic Nassif
was appointed Senior Vice President and Head of Market Area North East Asia replacing Chris Houghton.

Sweden and Lebanon	USA	Sweden

Board Member	Board Member	Board Member
–	–	CNH Industrial

Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)
355 Class B shares and 1,206 ADS.	56,614 Class B shares.	35,756 Class B shares.

Background	Background	Background
Vice President of Networks and Managed Services (presales and commercial management) within Market Area Europe and Latin America. Previous management positions within Ericsson include Head of Presales and Strategy for Ericsson Region South East Asia and Oceania, and Country Manager for Ericsson Singapore and Brunei.
Has more than three decades of global technology industry experience and became CEO of Vonage in July 2020. Vonage was acquired by Ericsson in July 2022. Previously, was Chief Operating Executive of Dell Technologies, CEO and President of Dell’s Virtustream, and EVP of Dell Boomi. Also served as Chief Integration Officer of the USD 67 billion merger of Dell and EMC. Earlier, was CEO, President and Board member of Advanced Micro Devices and Chief Operating Officer and President at Lenovo following 23 years at IBM.

Head of Business Area Technology and New Businesses (2018 until November 2023). IPR & Licensing (November 2018–November 2023), Group Strategy & M&A (April
2018-March
2020). Previously Partner at McKinsey & Company, serving high-tech and telecommunications companies worldwide on growth strategies, digital and commercial transformations. Before joining Ericsson lived and work in the USA, Brazil, France, Sweden and Singapore.

The Ericsson holdings reported above are as of December 31, 2023.
1)	The number of shares and ADS includes holdings by related persons, if applicable.

25	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Auditor
According to the articles of association, the Parent Company shall have no less than one and no more than three registered public accounting firms as external independent auditor. Ericsson’s auditor is currently appointed each year at the AGM for a one-year
mandate period. The auditor reports to the shareholders at General Meetings.
 The duties of the auditor include:
–	Updating the Board of Directors regarding the planning, scope and content of the annual audit work
–
Reviewing the interim reports to assess that the financial statements are presented fairly in all material respects and providing review opinions over the interim reports for the third and fourth quarters and the year-end
financial statements

–	Providing an audit opinion over the Annual Report
–	Advising the Board of Directors of non-audit services performed, the consideration paid and other issues that determine the auditor’s independence.
Auditing work is carried out by the auditor continuously throughout the year. For further information on the contacts between the Board and the auditor, please see “Work of the Board of Directors” earlier in this Corporate Governance report.
Current auditor
Deloitte AB was reappointed auditor at the AGM 2023 for a period of one year, i.e., until the close of the AGM 2024. Deloitte AB has appointed Thomas Strömberg, Authorized Public Accountant, to serve as auditor in charge.
Fees to the auditor
Ericsson paid the fees (including expenses) for audit-related and other services listed in the table in note H5, “Fees to auditors” in the Financial Report.

Internal control over financial reporting
This section has been prepared in accordance with the Annual Accounts Act and the Swedish Corporate Governance Code and is limited to internal control over financial reporting. Since Ericsson is listed in the US, the requirements outlined in the Sarbanes-Oxley Act (SOX) apply, subject to certain exceptions. These regulate the establishment and maintenance of internal control over financial reporting as well as management’s assessment of the effectiveness of the controls.
 In order to support high-quality reporting and to meet the requirements of SOX, the Company has implemented detailed documented controls and testing, and reporting procedures based on the internationally established 2013 COSO framework for internal control. The COSO framework is issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management’s internal control report, according to SOX, will be included in Ericsson’s Annual Report on Form
20-F
and filed with the SEC.
 Ericsson has integrated risk management and internal control over financial reporting into its business processes. As defined in the COSO framework, internal control is an aggregation of components such, as a control environment, risk assessment, control activities, information and communication and monitoring.
 The control framework is updated regularly to reflect items such as relevant changes in processes, tools usage, outcome of risk assessments and changes in legislation. Continuous enhancements strengthen and risk-adapt the design of the controls and the efficiency of the internal control over financial reporting. The scope of the enhancements covers both business process controls and IT controls.
Control environment
The Company’s internal control structure is based on the division of tasks between the Board of Directors, its Committees and the President and CEO. The Company has implemented a management system that is based on:
–	Steering documents, such as policies and directives, and the Code of Business Ethics.
–	A strong corporate culture.
–	The Company’s organization and mode of operations, with well-defined roles and responsibilities and delegations of authority.
–	Several well-defined Group-wide processes for planning, operations and support.
The most essential parts of the control environment relative to financial reporting are included in steering documents and processes for accounting and financial reporting. These steering documents are updated regularly to include, among other things, changes to laws and regulations, including financial reporting standards and listing requirements, such as IFRS and SOX.
 The processes include specific controls to be performed to ensure high-quality financial reports. The management of each reporting legal entity, region and business unit is supported by finance functions in the execution of controls related to transactions and reporting. The finance functions are organized in Company Control and Business Shared Services Hubs/Centers, each supporting a number of legal entities within a geographical area. A financial controller function is also established on Group level, reporting to the CFO. For larger acquisitions, the main finance functions and the control execution of the acquired entity remain at the entity and enter into close collaboration with the Group finance functions.
Risk assessment
Risks of material misstatements in the financial reporting may exist in relation to recognition and measurement of assets, liabilities, revenue and cost or insufficient disclosure. Other risks related to financial reporting include fraud, loss or embezzlement of assets and undue favorable treatment of counterparties at the expense of the Company.
 Policies and directives regarding accounting and financial reporting cover areas of particular significance to support correct, complete and timely accounting, reporting and disclosure.
 Identified types of risks are mitigated through well-defined business processes with integrated risk management activities, segregation of duties and appropriate delegation of authority. This requires specific approval of material transactions and ensures adequate asset management.
Control activities
The Company’s business processes include financial controls regarding the approval and accounting of business transactions. In the financial closing and reporting process there are controls regarding recognition, measurement, and disclosure. These include the application of critical accounting policies and estimates, in individual subsidiaries as well as in the consolidated accounts.

26	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

  Regular analyses of the financial results for each subsidiary, region and business unit cover the significant elements of assets, liabilities, revenues, costs and cash flow. Together with further analysis of the consolidated financial statements performed at Group level, these procedures are designed to ensure financial reports without material errors.
  For external financial reporting purposes, the Disclosure Committee performs additional control procedures to review whether the disclosure requirements are fulfilled.
  The Company has implemented controls to ensure that financial reports are prepared in accordance with its internal accounting and reporting policies and IFRS, as well as with the relevant listing regulations. It maintains detailed documentation on internal controls related to the accounting and financial reporting. It also keeps records on the monitoring of the execution and results of such controls. This allows the President and CEO and the CFO to assess the effectiveness of the controls in a way that is compliant with SOX.
  Entity-wide controls, focusing on the control environment and compliance with financial reporting policies and directives, are implemented in the subsidiaries or operational units. Detailed process controls and documentation of controls performed are also implemented in the significant subsidiaries or operational units covering these subsidiaries, covering the items with significant materiality and risk.
  In order to secure compliance, governance and risk management in the areas of legal entity accounting and taxation, as well as securing funding and equity levels, the Company operates through Company Control and Business Shared Services Hubs/Centers, covering subsidiaries in each geographical area.
  Based on a common IT platform, a common chart of accounts and common master data, the Company Control and Business Shared Services Hubs/Centers perform accounting and financial reporting services for most subsidiaries.
Information and communication
The Company’s information and communication channels support complete, correct and timely financial reporting by making all relevant internal process instructions and policies accessible to all the employees concerned. Regular updates and briefing documents regarding changes in accounting policies, reporting and disclosure requirements are also supplied.
  Subsidiaries and operating units prepare regular financial and management reports for internal steering groups and Company management. These include analysis and comments on financial performance and risks. The Board of Directors receives financial reports monthly. Ericsson has established a whistleblower tool, the Ericsson Compliance Line, that can be used for the reporting of alleged violations that are conducted by Group or local management, and relate to corruption, questionable accounting, deficiencies in the internal control of accounting or auditing matters, or otherwise seriously affect vital interests of the Group or personal health and safety.
Disclosure policies
Ericsson’s financial reporting and disclosure policies follow the International Financial Reporting Standards (IFRS) and aim to ensure transparent, relevant and consistent communication with equity and debt investors on a timely, fair and equal basis. This will support a fair market value for Ericsson securities. Ericsson wants current and potential investors to have a good understanding of how the Company works, including operational performance, prospects and potential risks.
  To achieve these objectives, financial reporting and disclosure must be:
–	Transparent – enhancing understanding of the economic drivers and operational performance of the business, building trust and credibility.
–	Consistent – comparable in scope and level of detail to facilitate comparison between reporting periods.
–	Simple – to support the understanding of the business operations and performance, and to avoid misinterpretations.
–	Relevant – with focus on what is relevant to Ericsson’s stakeholders or required by regulation or listing agreements, to avoid information overload.
–	Timely – with regularly scheduled disclosures as well as ad-hoc information, such as press releases on important events, performed in a timely manner.
–	Fair and equal – where all material information is published via press releases to ensure that the whole investor community receives the information at the same time.
–	Complete – free from material errors and a reflection of best practice – disclosures compliant with applicable financial reporting standards and listing requirements and in line with industry norms.
Ericsson’s website includes comprehensive information about the Group, including an archive of annual and interim reports and access to recent news.
Disclosure controls and procedures
Ericsson has controls and procedures in place to allow for timely disclosure in accordance with applicable laws and regulations, including the (EU) Market Abuse Regulation, the US Securities Exchange Act of 1934, and under agreements with Nasdaq Stockholm and Nasdaq New York. These procedures also require that such information is provided to management, including the President and CEO and the CFO, so timely decisions can be made regarding the required disclosures.
  The Disclosure Committee assists management in fulfilling their responsibility regarding disclosures made to the shareholders and the investment community. One of the main tasks of the committee is to monitor the integrity and effectiveness of the disclosure controls and procedures. The Disclosure Committee comprises members with various expertise including representation from the segments. Ericsson also has an Insider Committee, which makes assessments relating to the disclosure of inside information. The Insider Committee comprises the Chief Legal Officer, the Chief Financial Officer and the Chief Marketing and Communications Officer.
  Ericsson has investments in certain entities that the Company does not control or manage. With respect to such entities, disclosure controls and procedures are substantially more limited than those maintained with respect to subsidiaries.
  Controls and procedures, no matter how well designed and operated, can only provide reasonable assurance of achieving the desired control objectives. Ericsson’s President and CEO and the CFO evaluated the Company’s disclosure controls and procedures and concluded that they were effective at a reasonable assurance level as of December 31, 2023.

27	Corporate Governance report 2023	Ericsson Annual Report on Form 20-F 2023

Monitoring
The Company’s process for financial reporting is reviewed annually by management. This forms a basis for evaluating the internal management system and internal steering documents to ensure that they cover all significant areas and risks related to financial reporting. The management of the Company Control and Business Shared Services Hubs/Centers (and of the companies handled outside Company Control and Business Shared Services Hubs/Centers) continuously monitor accounting quality through a set of performance indicators. Compliance with policies and directives is monitored through annual self-assessments and representation letters from company heads and company controllers in subsidiaries as well as in business areas and market areas. The Company’s financial performance is also reviewed at Board meetings. The Committees of the Board fulfill important monitoring functions regarding remuneration, loans, investments, customer finance, cash management, financial reporting and internal control.
The Audit and Compliance Committee and the Board of Directors review all interim and annual financial reports before they are released to the market. The Company’s internal audit function reports directly to the Audit and Compliance Committee. The Audit and Compliance Committee also receives regular reports from the external auditor. The Audit and Compliance Committee follows up on any actions taken to improve or modify controls.

Board of Directors
Stockholm, March 5, 2024
Telefonaktiebolaget LM Ericsson (publ)
Org. no. 556016-0680

Contents

Remuneration report 2023

Introduction from the Chair of the Remuneration Committee	1

Introduction	2

Remuneration 2023 at a glance	3

Total remuneration to the President and CEO and Executive Vice President	5

Variable remuneration	6

Short-term variable compensation (STV)	6

Long-term variable compensation (LTV)	6

Information on guidelines for shareholdings by Executive Team	10

Deviations from adopted Guidelines for remuneration to Group Management	10

Comparative information on changes in remuneration and the Company’s performance	11

The report has been prepared in accordance with Chapter 8, Sections 53a and 53b of the Swedish Companies Act (2005:551) and the Rules on Executive Remuneration and Incentive Schemes (January 1, 2021) administered by the Swedish Stock Market Self-Regulation Committee.

Information required by Chapter 5, Sections 40–44 of the Annual Accounts Act (1995:1554) is included in note G1–G4 in the Financial report.

Information on the work of the Remuneration Committee in 2023 can be found on page 12 in the Corporate Governance report.

1	Financial Report 2023 | Remuneration report 2023	Ericsson Annual Report on Form 20-F 2023

Remuneration report 2023
Introduction from the Chair of
the Remuneration Committee

On behalf of the Board, I am pleased to present Ericsson’s Remuneration report for the financial year 2023. The Remuneration report describes how the Guidelines for Remuneration to Group Management, adopted at the Annual General Meetings in 2020 and 2023, have been complied with in 2023. The Remuneration report also contains information on the long-term variable remuneration programs for 2023 for executives and the Executive Team.
Ericsson is executing on a strategy to achieve a higher growth trajectory to be a more profitable company. This is achieved by combining technology and innovation with operational excellence, top talent and a strong culture. Remuneration is a key strategic lever to drive execution of our strategy. Ericsson can only achieve its long-term targets under strong leadership, consisting of individuals with a wide range of backgrounds, skills, and abilities. This requires that the Company attracts, retains and motivates the right people and offers globally competitive remuneration. That is why Ericsson’s remuneration philosophy and practices are based on the principles of competitiveness, fairness, transparency and impact. The overall aim is to create long-term value for shareholders in order to realize the Company’s strategy and sustainable long-term interests, including consideration of a defined Ethics & Compliance criteria.
The Guidelines for Remuneration to Group Management (including both the guidelines approved by the Annual General Meeting 2020 and the guidelines amended and approved by the Annual General Meeting 2023) have steered the Remuneration Committee’s work. Remuneration during the year was determined and paid in accordance with the Guidelines.
In the annual review of total remuneration, each remuneration element (at target level) has been compared with the external local and global markets where Ericsson competes for employees.
In response to investor feedback for 2024, the remuneration package for the President and CEO will include a short-term incentive (STV) component which aligns with the Remuneration Guidelines. The Remuneration Committee and the Board evaluate the effectiveness of the long-term variable remuneration programs for the Executive Team and executives yearly. In addition, the Committee has evaluated the potential to increase the long-term focus of the Executive Team and to ensure it is in line with the long-term expectations and interests of shareholders. The long-term variable remuneration programs were introduced in 2017 for the Executive Team. The one-year
performance condition regarding the Group’s operating income (EBITA) was added in the 2018 year LTV program. In LTV 2022, the LTV plan for the Executive Team was further strengthened by introducing the ESG related targets, namely reduction of CO
2
emissions and increase of female leaders. After evaluating the current long-term variable remuneration programs and taking into account feedback from investors, as well as the fact that 50% of Ericsson’s LTV program is based on company performance over a 3 year performance period, the Remuneration Committee and the Board have resolved to propose a 2024 long-term variable remuneration program for the Executive Team and Executives to the Annual General Meeting 2024. The proposed 2024 LTV remuneration program is similar to the 2023 long-term variable remuneration program. The aim is to further strengthen Ericsson’s commitment to long-term sustainability and responsible business practices.
Finally, I would like to extend the Remuneration Committee’s appreciation to the Executive Team and all employees worldwide for Ericsson’s performance during the year.
Thank you, everyone!
Jan Carlson
Chair of the Remuneration Committee

2	Financial Report 2023 | Remuneration report 2023	Ericsson Annual Report on Form 20-F 2023

Introduction

This Remuneration report provides a summary of how the Guidelines for Remuneration to Group Management (the “Guidelines”) of Telefon-aktiebolaget LM Ericsson (“Ericsson” or the “Company”), adopted by the Annual General Meeting 2020 (applicable until March 28, 2023) and by the Annual General Meeting 2023 (applicable from March 29, 2023), have been complied with during the financial year 2023. The report also contains information on the total remuneration, including fixed and variable remuneration, of Ericsson’s President and CEO and Executive Vice President. In addition, the report contains a summary of the Company’s current short-term and long-term variable remuneration programs for the Executive Team.
During 2023, the Board of Directors proposed amended Guidelines, which were approved by the Annual General Meeting 2023. The 2023 Guidelines are intended to remain in place for four years until the Annual General Meeting 2027.
The remuneration of the President and CEO and the Executive Vice President disclosed in the report represents their total remuneration, regardless of whether it is paid through the Company or by another group company.
The Guidelines, adopted by the Annual General Meeting 2023, can be found on pages 27–29 of the Financial report. The Auditors’ report on the Company’s compliance with the Guidelines is available on Ericsson’s website, www.ericsson.com.
This report does not include remuneration to the Board of Directors. Board remuneration is approved annually by the Annual General Meeting and is disclosed in Note G2 on pages 73–74 of the Financial report for 2023.

Summary
Information on Ericsson’s performance during the financial year is included in the Financial report 2023.
As part of Ericsson’s business strategy implementation and safeguarding the sustainable long-term interests of the Company, Ericsson must attract, retain, and motivate employees with the right skills and offer them competitive remuneration. Long-term shareholder value creation and performance-based remuneration are the basis for remuneration at Ericsson. The Guidelines aim to ensure that remuneration is consistent with Ericsson’s current remuneration philosophy and practices for the Company’s employees based on the principles of competitiveness, fairness, transparency, and performance. The main objectives of the Guidelines are to:
–	attract and retain highly competent, performing, and motivated people who have the ability, experience, and skill to deliver on the Ericsson strategy;
–	encourage behavior consistent with Ericsson’s culture and core values;
–	ensure fairness in reward by delivering total remuneration that is appropriate but not excessive, and clearly explained;
–	have a total compensation mix of fixed pay, variable pay and benefits that is competitive where Ericsson competes for talent; and
–	encourage variable remuneration which aligns employees with clear and relevant targets, reinforces their performance and enables flexible remuneration costs for Ericsson.
The Guidelines also aim to enable the Company to offer attractive and globally competitive total remuneration to the Executive Team.
According to the Guidelines, the remuneration to the Executive Team must be in line with market conditions and should consist of the following components: fixed salary, variable remuneration, pension and other benefits. In addition to remuneration covered by the Guidelines, the shareholders have decided to implement long-term variable remuneration (“LTV”) programs. The LTV 2021, LTV 2022 and LTV 2023 programs are still ongoing.
In 2023, there has been one deviation from the Guidelines (see section “Deviations from adopted Guidelines for remuneration to Group Management”). There has been no clawback of remuneration in 2023.
In 2023, the following key decisions were made by the Remuneration Committee and the Board of Directors regarding remuneration:
–	The achievement for LTV 2021 was set at 100% of target, based on pre-determined performance conditions: group operating income and relative and absolute total shareholder return (TSR).
–	The level of achievement of the performance condition for the Group’s operating income for LTV 2023 was set at 0%.
–
To include STV in the remuneration package for the President and CEO from January 1, 2024 in alignment with the Remuneration Guidelines and in direct response to investor feedback. Börje Ekholm was appointed as CEO of Ericsson on January 16, 2017, and since then, his compensation structure has been base salary, pension allowance and long-term variable compensation. The current business strategy is focused on a combination of short-, mid-
and long-term achievements on leadership in mobile networks, focused expansion into enterprise and to establish lasting cultural transformation. The external market typically offers CEOs a combination of long-term and short-term variable pay. From January 1, 2024, the variable compensation for the President and CEO, will be 50% target opportunity for short-term variable pay and 150% target opportunity for long-term variable pay i.e., total 200% of annual base pay. This is an increase in the total variable pay at target opportunity from 190% to 200% of annual base salary compared with 2023.

–
To further drive accountability throughout the organization, all employees who are eligible for an STV pay-out
may be denied all or part the entitlement if they act in breach of Ericsson’s Code of Business Ethics (CoBE). In addition, top executives are subject to evaluation according to a set of pre-defined
integrity criteria, which relate to compliance training, third party management, allegation management and other items tied to the Company’s Ethics and Compliance Program (E&C). Underperformance against these pre-defined
criteria can reduce STV
pay-out
by up to 100%, while exceptional performance may justify an additional incentive of up to a maximum of 10% of the executive’s annual base salary.

The Remuneration Committee and the Board of Directors continuously evaluate the effectiveness of the LTV programs in achieving the objective of supporting the Company’s strategic goals and sustainable long-term interests. In addition, the LTV programs potential to increase the long-term focus of the Executive Team and to link their interests with the long-term expectations and interests of shareholders is evaluated.
–
After evaluating the ongoing LTV programs for the Executive Team, the Remuneration Committee and the Board of Directors concluded that the ongoing LTV programs for 2021 and 2022, as well as the completed programs for 2018, 2019 and 2020, enabled the Company to attract, retain and motivate Executives and offer them globally competitive remuneration. Although the performance condition for the Group’s operating income (EBITA) has a one-year
performance period, it has a three-year vesting period which is the same as the vesting period of the performance conditions relating to absolute and relative Total Shareholder Return (TSR), which is in line with the objectives of the LTV programs. This means that participants cannot redeem any of the Performance Share rights granted before the end of the three-year vesting period and that participants are fully exposed to share price movements during the three-year period.

–
LTV programs for 2018, 2019, 2020, 2021 and 2022 have supported the long-term targets, and the Remuneration Committee and the Board of Directors proposed at the Annual General Meeting 2023 to approve an LTV program to the Executive Team with the same structure as previous LTV programs with targets to further strengthen Ericsson’s and the Executive Team’s commitment to long-term sustainability and responsible business practices.

–
Also, for 2024 the Remuneration Committee and the Board of Directors propose to include other Executives in LTV 2024 in order to be covered by a plan that delivers in shares. This is to further reinforce the alignment between shareholders and Group Management.

In addition to complying with its formal legal and regulatory obligations with respect to trading restrictions, from time to time the Company may elect to temporarily restrict trading in Ericsson shares by board members, the Executive Team or the Company as a prudential measure.

3	Financial Report 2023 | Remuneration report 2023	Ericsson Annual Report on Form 20-F 2023

Remuneration 2023 at a glance
Total remuneration
The table below summarizes how the remuneration elements set out in the guidelines have been applied in relation to the President and CEO and the Executive Vice President (EVP). The table also summarizes information on renumeration as approved by the shareholders.

	Purpose and link to strategy	Arrangement in brief	Implementation during the financial year ending December 31, 2023

Fixed salary	Attract and retain the executive talent required to implement Ericsson’s strategy. Deliver part of the annual compensation in a predictable format.
Pay a portion of the annual remuneration in a predictable manner.

Salaries are normally reviewed to be effective in January, taking into account:

–  Ericsson’s overall business performance

–  The business performance of the unit that the employee manages

–  Employee performance over time

–  External economic conditions

–  The scope and complexity of the position

–  External market data

–  Pay and conditions of other employees in countries considered relevant to the role.

When determining fixed salaries, the impact on total remuneration must also be taken into account.

President and CEO: fixed annual salary of SEK 18,799,636 corresponding to an increase of 3% since 2022.

EVP and Head of Business Area Networks: fixed annual salary of SEK 9,280,189, corresponding to an increase of 7% since 2022.

Other benefits	Attract and retain the executive talent required to implement Ericsson’s strategy. Deliver part of the annual compensation in a predictable format.
Benefits are aligned with competitive market practices in the individual’s country of employment.

The benefits amount to a maximum of 10% of the annual fixed salary for members the Executive Team in Sweden.

Benefits for members of the Executive Team on international long-term assignment (“LTA”) in a country other than the country of original employment, are determined in line with the Company’s global policy on international mobility. Such benefits may include, but are not limited to, commuting or moving expenses, increased cost of living, housing costs, travel home, educational allowances, and tax and social security benefits.

President and CEO: other benefits to the value of SEK 828,287. EVP and Head of Business Area Networks: other benefits to the value of SEK 28,600.

Pension	Provide long-term financial security and planning for retirement by offering competitive pension solutions that are in line with local market practice.	The pension plans follow competitive practices in the individual’s home country. The pension plans for the President and CEO and the EVP are defined contribution plans.	Company pension contributions: – President and CEO: SEK 10,151,804. – EVP and Head of the Networks Business Area: SEK 2,728,761.

Short-term variable remuneration (STV)
Setting clear and relevant objectives for the Executive Team that are in line with Ericsson’s strategy and sustainable long-term interest.

Offer an individual earning opportunity linked to performance at a flexible cost to the Company.

The President and CEO’s compensation in 2023 did not include an STV component.

For the Executive Vice President the target level is 50% of the fixed salary, and the maximum is 100% of the fixed salary.

Performance conditions, weightings and target levels are set annually.

Subject to malus and clawback.

Outcome for STV 2023: – EVP and Head of the Networks Business Area: 0% of the maximum level.

Long-term variable remuneration (LTV)
Creating a common ownership interest between Executive Team and shareholders.

Remuneration based on long-term performance in line with Ericsson’s business strategy.

Provide individuals with long-term remuneration for long-term commitment and value creation in accordance with the interests of shareholders.

Remuneration is awarded after approval by the Annual General Meeting.

Remuneration levels are determined as a percentage of the fixed salary.

–  For the President and CEO, 190% of the fixed salary.

–  For the Executive Vice President, 50% of the fixed salary.

Performance conditions, weightings and target levels are taken to the AGM for approval. Three- year vesting period.

Subject to malus and clawback.

LTV 2021 target achievement level of 100%.

4	Financial Report 2023 | Remuneration report 2023	Ericsson Annual Report on Form 20-F 2023

Remuneration earned in 2023

STV The information presented for 2023 covers the financial year 2023 and the information for 2022 and 2021 covers the financial years 2022 and 2021, respectively.
LTV
The information presented for 2023 includes information on the LTV 2021, which expired in 2023. Information presented for 2022 and 2021 includes information on LTV 2020 and LTV 2019 that expired in 2022 and 2021, respectively.

Performance outcome in 2023

To support the execution of Ericsson’s business strategy and the achievement of the Group’s financial targets, the Company’s variable remuneration program focuses on targets related to financial profitability, the Group’s operating income (EBITA) and TSR. The variable remuneration is thus designed to create incentives to contribute to Ericsson’s short- and long-term strategic plan and business objectives.

5	Financial Report 2023 | Remuneration report 2023	Ericsson Annual Report on Form 20-F 2023

Total remuneration to the President and CEO
and Executive Vice President
The table below sets out the total remuneration in SEK between 2021 and 2023 for Ericsson’s President and CEO and Executive Vice President.

		Fixed remuneration		Variable remuneration
Name and position	Financial year	Fixed salary (including holiday pay)	Other benefits 1)	One-year variable remune- ration 2)	Multiannual variable remune- ration 3)	Additional agree- ments 4)	Pension 5)	Total remuneration 6)	Share of fixed remuneration 7)	Share of variable remuneration 8)

Börje Ekholm President and CEO	2023	19,520,568	828,287	–	19,371,871	–	10,151,804	49,872,530	61%	39%
	2022	19,154,852	135,743	–	24,034,229	–	9,856,121	53,180,945	55%	45%
	2021	18,208,859	555,688	–	36,630,457	–	9,569,049	64,964,053	44%	56%

Fredrik Jejdling Executive Vice President and Head of Business Area Networks	2023	10,154,237	28,600	–	2,399,101	–	2,728,761	15,310,698	84%	16%
	2022	9,515,305	151,452	6,251,115	2,746,240	–	5,061,846	23,725,958	62%	38%
	2021	9,129,087	14,980	6,671,595	4,092,344	–	4,314,186	24,222,193	56%	44%

1)	For further information about other benefits, see table regarding the implementation of fixed remuneration and pension for the President and CEO and the Executive Vice President.

2)
The amounts represent STV earned during the financial year and paid in the following year, i.e., for 2023 the amounts represent STV 2023, for 2022, the amounts represent STV 2022 and for 2021, the amounts represent STV 2021.

3)
Amounts represent LTVs for which all performance periods expired during the fiscal year. For 2023, the amounts represent LTV 2021, for 2022, the amounts represent LTV 2020 and for 2021, the amounts represent LTV 2019. For LTV 2019, LTV 2020 and LTV 2021, the amounts are calculated based on the number of Performance Shares that will vest during 2024 multiplied by the volume weighted average of the last five trading days of each financial year.

4)	Amounts represent additional discretionary arrangements approved by the Remuneration Committee or the Board of Directors and entered into during the financial year.

5)	Amounts represent cash payment in lieu of pension (for the President and CEO) or pension premium (for the Executive Vice President) paid during the financial year.

6)	The amounts represent the sum of fixed remuneration, variable remuneration, additional agreements and pension.

7)	Amounts represent the sum of fixed remuneration and pension divided by total remuneration.

8)	Amounts represent the sum of variable remuneration and additional agreements divided by total remuneration.
Implementation of fixed remuneration and pension for the President and CEO and the Executive Vice President
The table below shows the implementation of fixed remuneration and pension for the President and CEO and the Executive Vice President.

	Fixed salary	Other benefits	Pension

Börje Ekholm President and CEO
During the annual review of the total remuneration, the Board of Directors decided on a salary increase of 3% of the fixed salary as of January 1, 2023 for the President and CEO. The increase reflects the performance of the President and CEO until the end of 2022.

The fixed salary level for 2023 is considered appropriate in relation to the responsibility of being the President and CEO of a leading global provider of ICT solutions, compared to the remuneration packages for the position of President and CEO of comparable international companies.
		According to the Company’s Swedish benefits policy, Börje Ekholm is entitled to a company car or equivalent cash remuneration and other benefits as other employees in Sweden. Since Börje Ekholm is a resident of the US, he is also eligible for health insurance in the US and tax advice regarding his tax return.	Börje Ekholm receives a cash payment instead of a defined contribution pension, as it is not possible to enroll him in the Swedish defined contribution pension plan (ITP1) as he is a resident in the US. The cash payment is treated as salary for tax and social security purposes and is made in a way that is cost neutral for Ericsson. According to his employment contract, the pension supplement shall include an additional premium on top of the fixed annual salary to take into account an assumed achieved target level of STV.

Fredrik Jejdling Executive Vice President and Head of Business Area Networks	The salary level reflects Fredrik Jejdling’s responsibility as head of Ericsson’s largest business area, Networks. The salary level is considered competitive in the external market for both other VPs on leading ICT solution providers and for the position of President and CEO of smaller companies.	According to the Company’s Swedish benefits policy, Fredrik Jejdling is entitled to a company car or equivalent cash remuneration and other benefits as other employees in Sweden.	In accordance with Ericsson’s pension guidelines, Fredrik Jejdling participates in the ITP1 defined contribution plan. He is also entitled to supplementary pension contribution at 30% of base salary parts exceeding the cap in ITP1 (30 income base amounts).

6	Financial Report 2023 | Remuneration report 2023	Ericsson Annual Report on Form 20-F 2023

Variable remuneration

Ericsson believes that, where possible, variable remuneration should be encouraged as an integral part of total remuneration. The aim is to link performance and pay by reconciling the employees’ interests with Ericsson’s strategic business objectives, sustainable long-term and relevant unit performance.
All variable remuneration programs have defined maximum grant and vesting levels.
The short-term variable remuneration depends on a combination of performance of the company at Group level and the relevant unit of the employee while the long-term variable remuneration depends on Ericsson’s performance at Group level.

Short-term variable remuneration (STV)
Annual short-term variable remuneration is paid through cash-based programs that depend only on financial performance targets. The concrete business objectives are calculated on the basis of the annual business plan approved by the Board of Directors, which in turn is based on the Company’s long-term strategy. Ericsson strives for industry-leading operating margins and return on investment as well as good cash generation, and therefore the starting point is to have a financial profitability target, which is a measure of operating profitability net of capital costs.
The financial profitability targets are defined for the Executive Team:
–	At group level for heads of group functions
–	As a combination of group level and business area level for business area managers
–	As a combination of group level and market area level for market area managers.
To further drive accountability throughout the organization, all employees who are eligible for an STV pay-out
may be denied all or part the entitlement if they act in breach of Ericsson’s CoBE. In addition, top executives are subject to evaluation according to a set of pre-defined
integrity criteria, which relate to compliance training, third party management, allegation management and other items tied to the Company’s E&C program. Underperformance against these pre-defined
criteria can reduce STV
pay-out
by up to 100%, while exceptional performance may justify an additional incentive of up to a maximum of 10% of the executive’s annual base salary.
The President and CEO’s compensation in 2023 did not include an STV component. The Remuneration Committee decides on and approves all objectives set for the other members of the Executive Team. These objectives are broken down into unit-related objectives across the Group, where applicable. The Remuneration Committee monitors the appropriateness and fairness of the target levels for the Group, Business Areas and Market Areas throughout the performance year and has the power to revise them if they are no longer relevant, or if they no longer contribute to shareholder value. The 2023 weighting for the Executive Vice President is made up of 40% Economic Profit for the Group and 60% Economic Profit for business area Networks.
The tables below describe the STV 2023 outcome for the Executive Vice President, which is determined by evaluating performance against the applicable financial metrics.

Executive Vice President and Head of Business Area Networks – Fredrik Jejdling (STV 2023)
		Threshold level (in % of target)	Target level	Maximum level (in % of target)	Outcome (% of target)

Performance measures	Weighing	SEK outcome at threshold performance	SEK outcome at target performance	SEK outcome at maximum performance	SEK actual performance outcome
Group Economic Profit 1)	40%	47%	100%	140%	0%
		0	1,856,038	3,712,076	0
Economic Profit Business Area Networks 1)	60%	77%	100%	115%	0%
		0	2,784,057	5,568,113	0
Total		0	4,640,095	9,280,189	0

1)	Economic profit means operating income minus cost of capital.

Long-term variable remuneration (LTV)
The current LTV programs have been designed to encourage long-term commitment and value creation in line with Ericsson’s long-term strategic goals and shareholders’ interests. They form part of an overall remuneration package and normally extend over at least three years. As these are variable remuneration programs, it is not possible to predict the outcome when they are launched, and the remuneration depends on long-term personal commitment, the Company’s performance, the share price performance and the Company’s performance against relevant ESG (Environmental, Social, and Governance) metrics.
The LTV programs launched at Ericsson consist of share-based remuneration for members of the Executive Team and Executives. The objective of the LTV programs is to attract, retain and motivate executives in a competitive market through performance-based and share-based incentives, and to encourage the building of a significant shareholding, in order to create a common ownership interest between the Executive Team and shareholders. Awards under LTV 2018, 2019, 2020, 2021, 2022 and 2023 (Performance Share Rights) are made free of charge and entitle participants, subject to the achievement of certain performance targets, to receive a number of shares free of charge after the expiry of a three-year vesting period for each program. Awards of shares under the Performance Share Rights are made upon the achievement of challenging performance conditions, which are defined for each year’s program at the time of its launch. The portion of the LTV
Performance Share Rights that will potentially vest will be determined at the end of the relevant performance period based on whether the predefined criteria for this year’s LTV program have been met, with the performance period being one to three years. It is a general requirement that the participants remain employed for three years from the date of grant of the Performance Share Rights in order to be eligible to receive the outcome. Provided that the performance conditions have been met during the performance period and the participant has continued to be employed (except in exceptional circumstances) during the vesting period, shares will be awarded as soon as possible after the vesting period has expired. When deciding on the final exercise level of the Performance Share Rights, the Board of Directors considers whether the exercise level is reasonable in light of the Company’s financial performance and position, stock market conditions and other circumstances. Otherwise, the Board of Directors reserves the right to reduce the level of outputs to a lower level deemed appropriate.
The Board may, at any time up to the last day of the vesting period, reduce (including cancel) the number of shares to which the Performance Share Rights are entitled, to the extent deemed appropriate in view of:
–	the Company’s financial performance and position;
–	stock market conditions; and/or
–	such other circumstances and reasons as the Board of Directors considers relevant.

7	Financial Report 2023 | Remuneration report 2023	Ericsson Annual Report on Form 20-F 2023

In addition, to drive accountability throughout the organization and support the integration of Ethics and Compliance into all aspects of its business, the Company has the right to unilaterally decide to withhold all or part of such awards for a participant in respect of years in which the participant has violated Ericsson’s Code of Business Ethics. The Company also has the right to unilaterally decide to demand repayment, in whole or in part, of awards relating to years in which a participant has violated Ericsson’s Code of Business Conduct.
The details of each of the ongoing long-term variable remuneration programs at Ericsson, including the programs for other employees, are described in the notes to the consolidated financial statements – note G3, “Share-based compensation”, on pages 75–80 of the Financial report.
Long-Term Variable Remuneration Program 2023 (LTV 2023)
LTV 2023 was approved at the Annual General Meeting 2023 and covers all members of the Executive Team, a total of 16 members in 2023, including the President and CEO. Participants were awarded Performance Shares on May 18, 2023. The Performance Share Awards granted to the President and CEO and the Executive Vice President are summarized in the table below.

Award information, Long-Term Variable Remuneration 2023 (LTV 2023) program
Participants	Allocation value 1)	Allocation value as a percentage of annual basic salary 2)	Number of Performance Shares granted 3)	Percentage of the award to which performance conditions apply 4)	Maximum number of Performance Shares that can be earned 5)
Börje Ekholm	35,719,309	190%	596,216	100%	1,192,432
Fredrik Jejdling	4,640,094	50%	77,451	100%	154,902

1)	The amount represents the basic amount in SEK.

2)	The figures represent basic amounts as a percentage of annual basic salary at the date of award.

3)
Calculated as the respective grant value divided by the volume weighted average price of Ericsson’s
B-shares
on Nasdaq Stockholm during the five trading days immediately following the publication of the Company’s fourth quarter report for 2022.

4)
All Performance Shares are subject to challenging performance conditions. These are measured over pre-defined
performance periods spanning one to three years. Performance conditions for LTV 2023 are: (1) Group operating income target (weighted at 45%) measured over the period January 1, 2023 to December 31, 2023, (2) absolute TSR performance (weighted 25%) in the range
6%-14%
annual growth rate, (3) relative TSR performance (weighted 20%) of Ericsson’s
B-share,
ranked
6-2
against 11 peers, measured over the period January 1, 2023 to December 31, 2026, (4) reduction of CO2 emissions (weighted 5%) in the Company’s own facilities and (5) increased proportion of female leaders (weighted 5%) within the Company. Performance conditions for LTV 2023 and details of how performance conditions will be calculated and measured are set out in the minutes of the 2023 AGM under item 16.

5)	The maximum number of shares that can be allotted will result in a dilution of approximately 0.1% of the total number of outstanding shares. The effect on key ratios is marginal.
LTV 2021 performance outcome and LTV 2023 Group operating income target
LTV 2021 and LTV 2023 had targets with performance periods ending on December 31, 2023, which are summarized in the tables below. LTV 2021 will expire in 2024, as all performance periods under the program have now expired. LTV 2023 will not expire until 2026, but the performance period for the one-
year
Group operating income (EBITA) target and Group CO
2
emissions for LTV 2023 expired on December 31, 2023.

Performance conditions for LTV 2023
Program	Target	Conditions	Weight	Performance period	Possible outcome (Linear distribution)	Outcome	Target achievement level 1)

LTV 2023	Group Operating income (EBITA) 2023	Range (billion SEK) 26.4–40.4	45%	Jan 1, 2023– Dec 31, 2023	0%–200%	21,4 billion SEK 2)	0%

LTV 2023	Absolute TSR	Range 6%–14%	25%	Jan 1, 2023– Dec 31, 2025	0%–200%	–	–

LTV 2023	Relative TSR	Ericsson’s ranking 6–2	20%	Jan 1, 2023– Dec 31, 2025	0%–200%	–	–

	Reduction of CO 2 e 2023	ktonne CO 2 e 142–121	1,66%	Jan 1, 2023– Dec 31, 2023	0%–200%	121,9 ktonne CO2	193,72%

LTV 2023	Reduction of CO 2 e 2024	ktonne CO 2 e 132–113	1,66%	Jan 1, 2024– Dec 31, 2024	0%–200%	–	–

	Reduction of CO 2 e 2025	ktonne CO 2 e 122–104	1,68%	Jan 1, 2025– Dec 31, 2025	0%–200%	–	–

LTV 2023	Female managers	Percentage of female managers Range 23%–25%	5%	Jan 1, 2023– Dec 31, 2025	0%–200%	–	–

Total			100%		0%–200%

1)
The Board decided that the target achievement level for the performance condition for the Group’s operating income 2023 was 0% for the part of the Performance Share Rights that are granted based on the outcome of the Group’s operating result in 2023. Furthermore, the target achievement level for the performance condition for the CO2 2023 was approved to be 193,72%. Further information regarding the number of Performance Share Units earned by each of the President and CEO and the Executive Vice President is provided in the table Long-Term Variable Compensation (LTV) to the President and CEO and to the Executive Vice President. The performance share rights vest at the end of the vesting period in 2026.

2)	Excluding restructuring charges and other items not included in the performance condition.

Performance conditions for LTV 2021
Program	Target 1)	Conditions	Weight	Performance period	Possible outcome (Linear distribution)	Outcome	Target achievement level 2)

LTV 2021	Group Operating income (EBIT) 2021	Range (billion SEK) 15.0–24.0	50%	Jan 1, 2021– Dec 31, 2021	0%–200%	SEK 27.4 billion	200.00% 1)

LTV 2021	Absolute TSR	Range 6%–14%	30%	Jan 1, 2021– Dec 31, 2023	0%–200%	-16,17%	0% 2)

LTV 2021	Relative TSR	Ericsson’s ranking 6–2	20%	Jan 1, 2021– Dec 31, 2023	0%–200%	Ranking below all companies in the peer group	0% 2)

Total			100%		0%–200%		100%

1)
As announced in the 2021 Annual Report, the Board decided that the target achievement level for the performance condition for the Group’s 2021 operating income was 200% for the part of the Performance Share Rights based on an outcome of the Group’s 2021 operating income.

2)
The Board of Directors decided that the target achievement level for the performance conditions development of absolute TSR and relative TSR amounted to 0% and 0% respectively, based on the achievements of
-16,17%
absolute TSR and ranking 12 (lower than all companies in the peer group) for relative TSR, resulting in an overall achieved target achievement level of 100% for LTV 2021. Performance shares vest at the end of the vesting period in 2024. For further information on the number of Performance Share Units earned by each of the President and CEO and the Executive Vice President, please refer to the table Long-Term Variable Remuneration (LTV) of the President and CEO and the Executive Vice President.

8	Financial Report 2023 | Remuneration report 2023	Ericsson Annual Report on Form 20-F 2023

Long-term variable remuneration (LTV) to the President and CEO and the Executive Vice President
The table below sets out relevant information of LTV 2019, 2020, 2021, 2022 and 2023 with regards to the President and CEO and the Executive Vice President.

Long-term variable remuneration (LTV) to the President and CEO and to the Executive Vice President
Main conditions for share-based plans									Information concerning the reported financial year
Name and position	Program	Target (weight) 1)	Date of award 2)	Perfor- mance period 3)	End date of the perfor- mance period 4)	End date of vesting period 5)	Performance share rights granted (value in SEK) 6)	Maximum number of Performance Shares that can be Awarded (value in SEK) 7)	Balance beginning of at the year (value in SEK) 8)	Performance share rights earned during the year (value in SEK) 9)	Performance share rights still subject to performance conditions (value in SEK) 10)	Performance share rights forfeited and paid out in shares during the year (value in SEK) 11)	Balance at year-end, Performance shares earned but not forfeited (value in SEK) 12)
Börje Ekholm CEO and President	LTV 2023	Group Operating income (EBITA) (45%)	18/5/ 2023	1 year	31/12/ 2023	18/5/ 2026	268,297 (16,073,673)	536,594 (32,147,346)		0 (0)			0 (0)
		TSR performance conditions (45%)	18/5/ 2023	3 years	31/12/ 2025	18/5/ 2026	268,297 (16,073,673)	536,594 (32,147,346)			536,594 (33,714,201)
		ESG targets (10%)	18/5/ 2023	3 years	31/12/ 2025	18/5/ 2026	59,622 (3,571,954)	119,244 (7,143,908)		19,172 (1,204,577)	99,450 (6,248,444)		19,172 (1,204,577)
	LTV 2022	Group Operating income (EBIT) (45%)	18/5/ 2022	1 year	31/12/ 2022	18/5/ 2025	137,994 (15,605,741)	275,988 (31,211,483)	224,599 (13,853,266)				224,599 (14,111,555)
		TSR performance conditions (45%)	18/5/ 2022	3 years	31/12/ 2024	18/5/ 2025	137,991 (15,605,402)	275,982 (31,210,804)			275,982 (17,339,949)
		ESG targets (10%)	18/5/ 2022	3 years	31/12/ 2024	18/5/ 2025	30,664 (3,467,792)	61,328 (6,935,584)			61,328 (3,853,238)
	LTV 2021	Group Operating income (EBIT) (50%)	3/5/ 2021	1 year	31/12/ 2021	3/5/ 2024	154,161 (16,834,381)	308,322 (33,668,762)	308,322 (19,017,301)				308,322 (19,371,871)
		TSR performance conditions (50%)	3/5/ 2021	3 years	31/12/ 2023	3/5/ 2024	154,162 (16 834 490)	308,324 (33,668,981)
	LTV 2020 13)	Group Operating income (EBIT) (50%)	1/4/ 2020	1 year	31/12/ 2020	1/4/ 2023	194,830 (15,188,947)	389,660 (30,377,894)	389,660 (24,034,229)				389,660 (24,482,338)
		TSR performance conditions (50%)	1/4/ 2020	3 years	31/12/ 2022	1/4/ 2023	194,830 (15,188,947)	389,660 (30,377,894)
	LTV 2019 13)	Group Operating income (EBIT) (50%)	18/5/ 2019	1 year	31/12/ 2019	18/5/ 2022	146,087 (13,808,143)	292,174 (27,616,286)	292,174 (18,021,292)				292,174 (18,357,292)
		TSR performance conditions (50%)	18/5/ 2019	3 years	31/12/ 2021	18/5/ 2022	146,087 (13,808,143)	292,174 (27,616,286)	76,974 (4,747,756)				76,974 (4,836,276)
	Total								1,291,729 (79,673,845)	19,172 (1,204,577)	973,354 (61,155,832)		1,310,901 (82,363,910)

1)	TSR performance conditions include both absolute and relative performance conditions for each program.

2)	The date of allocation represents the date on which the original allocation was made.

3)	Performance period represents the period over which the performance conditions are measured.

4)	The end date of the performance period represents the date on which the performance period ends.

5)	The Vesting Period End Date represents the date on which any Performance Shares will vest and entitle participants to receive shares.

6)	The figures represent the original number of Performance Share Rights granted on the grant date. Values in SEK represent the corresponding value on the date of award.

7)	The figures represent the maximum number of Performance Share Units that can be earned for each performance condition. Values in SEK represent the corresponding value on the date of award.

8)
Figures represent the balance at the beginning of the year, which includes Performance Share Units earned for prior years that have not yet been awarded. Values in SEK are calculated as the number of vested Performance Share rights multiplied by the volume weighted average share price for the last five trading days of the previous financial year.

9)
The figures represent the number of Performance Share Units earned that had a performance period that expired during the financial year. Values in SEK are calculated as the number of Performance Share Units earned multiplied by the volume weighted average share price for the last five trading days of the financial year.

10)
The figures represent the maximum number of outstanding Performance Shares that are still subject to an ongoing performance period. Values in SEK are calculated as the number of outstanding Performance Shares still subject to a performance period multiplied by the volume weighted average share price for the last five trading days of the financial year.

11)
The figures represent the number of Performance Share Units that had a vesting period expiring during the financial year and that entitled the participant to receive shares free of charge. Values in SEK represent the fair value of shares granted to the participant at the end of the vesting period.

12)
The figures represent the balance at the end of the year, which includes Performance Share Units earned during the financial year as well as previous Performance Share Units earned but not forfeited. Values in SEK are calculated as the number of Performance Share Units earned multiplied by the volume weighted average share price for the last five trading days of the financial year.

13)	The Board of Directors have approved vesting for LTV 2019 and 2020 (which expired in 2022 and 2023, respectively). Planned vesting date will be during Q1 2024.

9	Financial Report 2023 | Remuneration report 2023	Ericsson Annual Report on Form 20-F 2023

Long-term variable remuneration (LTV) to the President and CEO and to the Executive Vice President, cont’d.

Main conditions for share-based plans									Information concerning the reported financial year
Name and position	Program	Target (weight) 1)	Date of award 2)	Perfor- mance period 3)	End date of the perfor- mance period 4)	End date of vesting period 5)	Performance share rights granted (value in SEK) 6)	Maximum number of Performance Shares that can be Awarded (value in SEK) 7)	Balance beginning of at the year (value in SEK) 8)	Performance share rights earned during the year (value in SEK) 9)	Performance share rights still subject to performance conditions (value in SEK) 10)	Performance share rights forfeited and paid out in shares during the year (value in SEK) 11)	Balance at year-end, Performance shares earned but not forfeited (value in SEK) 12)
Fredrik Jejdling Executive Vice President and Head of Business Area Networks	LTV 2023	Group Operating income (EBITA) (45%)	18/5/ 2023	1 year	31/12/ 2023	18/5/ 2026	34,852 (2,087,983)	69,704 (4,175,966)		0 (0)			0 (0)
		TSR performance conditions (45%)	18/5/ 2023	3 years	31/12/ 2025	18/5/ 2026	34,853 (2,088,043)	69,706 (4,176,086)			69,706 (4,379,628)
		ESG targets (10%)	18/5/ 2023	3 years	31/12/ 2025	18/5/ 2026	7,746 (464,062)	15,492 (928,125)		2,491 (156,510)	12,920 (811,764)		2,491 (156,510)
	LTV 2022	Group Operating income (EBIT) (45%)	18/5/ 2022	1 year	31/12/ 2022	18/5/ 2025	17,257 (1,951,594)	34,514 (3,903,188)	28,087 (1,732,406)				28,087 (1,764,706)
		TSR performance conditions (45%)	18/5/ 2022	3 years	31/12/ 2024	18/5/ 2025	17,255 (1,951,368)	34,510 (3,902,736)			34,510 (2,168,263)
		ESG targets (10%)	18/5/ 2022	3 years	31/12/ 2024	18/5/ 2025	3,834 (433,587)	7,668 (867,174)			7,668 (481,780)
	LTV 2021	Group Operating income (EBIT) (50%)	3/5/ 2021	1 year	31/12/ 2023	3/5/ 2024	19,092 (2,084,846)	38,184 (4,169,693)	38,184 (2,355,189)				38,184 (2,399,101)
		TSR performance criteria (50%)	3/5/ 2021	3 years	12/31/ 2023	3/5/ 2024	19,092 (2,084,846)	38,184 (4,169,693)
	LTV 2020 13)	Group Operating income (EBIT) (50%)	1/4/ 2020	1 year	12/31/ 2020	1/4/ 2023	22,262 (1,735,546)	44,524 (3,471,091)	44,524 (2,746,240)				44,524 (2,797,443)
		TSR performance criteria (50%)	1/4/ 2020	3 years	12/31/ 2022	1/4/ 2023	22,263 (1,735,623)	44,526 (3,471,247)
	LTV 2019 13)	Group Operating income (EBIT) (50%)	18/5/ 2019	1 year	31/12/ 2019	18/5/ 2022	16,321 (1,542,661)	32,642 (3,085,322)	32,642 (2,013,359)				32,642 (2,050,897)
		TSR performance criteria (50%)	18/5/ 2019	3 years	31/12/ 2021	18/5/ 2022	16,322 (1,542,755)	32,644 (3,085,511)	8,600 (530,448)				8,600 (540,338)
	Total								152,037 (9,377,642)	2,491 (156,510)	124,804 (7,841,435)		154,528 (9,708,994)

1)	TSR performance conditions include both absolute and relative performance conditions for each program.

2)	The date of allocation represents the date on which the original allocation was made.

3)	Performance period represents the period over which the performance conditions are measured.

4)	The end date of the performance period represents the date on which the performance period ends.

5)	The Vesting Period End Date represents the date on which any Performance Shares will vest and entitle participants to receive shares.

6)	The figures represent the original number of Performance Share Rights granted on the grant date. Values in SEK represent the corresponding value on the date of award.

7)	The figures represent the maximum number of Performance Share Units that can be earned for each performance condition. Values in SEK represent the corresponding value on the date of award.

8)
Figures represent the balance at the beginning of the year, which includes Performance Share Units earned for prior years that have not yet been awarded. Values in SEK are calculated as the number of vested Performance Share rights multiplied by the volume weighted average share price for the last five trading days of the previous financial year.

9)
The figures represent the number of Performance Share Units earned that had a performance period that expired during the financial year. Values in SEK are calculated as the number of Performance Share Units earned multiplied by the volume weighted average share price for the last five trading days of the financial year.

10)
The figures represent the maximum number of outstanding Performance Shares that are still subject to an ongoing performance period. Values in SEK are calculated as the number of outstanding Performance Shares still subject to a performance period multiplied by the volume weighted average share price for the last five trading days of the financial year.

11)
The figures represent the number of Performance Share Units that had a vesting period expiring during the financial year and that entitled the participant to receive shares free of charge. Values in SEK represent the fair value of shares granted to the participant at the end of the vesting period.

12)
The figures represent the balance at the end of the year, which includes Performance Share Units earned during the financial year as well as previous Performance Share Units earned but not forfeited. Values in SEK are calculated as the number of Performance Share Units earned multiplied by the volume weighted average share price for the last five trading days of the financial year.

13)	The Board of Directors have approved vesting for LTV 2019 and 2020 (which expired in 2022 and 2023, respectively). Planned vesting date will be during Q1 2024.

10	Financial Report 2023 | Remuneration report 2023	Ericsson Annual Report on Form 20-F 2023

Information on guidelines for shareholdings by Executive Team
The Board has adopted the following shareholding guidelines to apply to current and future members of the Executive Team as of January 1, 2019, to encourage management to build and maintain a shareholding to create a common ownership interest between the Company’s shareholders and the members of the Executive Team:
–	The President and CEO must build-up and maintain a shareholding equivalent to at least 200% of the annual fixed salary.
–	Other members of the Executive Team must build up and maintain a shareholding equivalent to at least 75% of their respective annual fixed salary.
The current members of the Executive Team shall have the opportunity to build up the required shareholding over a period of five years starting from January 1, 2019. In the event that new members of the Executive Team are appointed, they are expected to meet the shareholding requirement on the anniversary date five years after they are granted their first Performance Shares under the LTV Plans. For current members of Executive Team, the requirement date is extended for one year as a part of the self-imposed trading recommendations for ET members and due to the company’s decision to apply net delivery of shares for all LTV plans during the years 2017–2020. The Board of Directors considers the following for the purpose of meeting the shareholding requirement:
–	Holdings of Ericsson Class B-shares held or acquired by the Executive Team member
–	Vested but unexercised options (value calculated after tax and after utilization costs)
–
Share rights held by the member of the Executive Team, for which performance and/or employment conditions have been met, but which must be held for a certain period of time (value calculated after tax).

Shares, synthetic shares, or options that are subject to performance conditions and continued employment, but which have not vested, should not be counted under the shareholding guidelines.
The Remuneration Committee shall monitor compliance with the shareholding guidelines and regularly report to the Board of Directors and inform the members of the Executive Team on the extent to which the shareholding guidelines have been complied with.
The holdings of each of the members of the Executive Team are disclosed on pages 20–24 of the Corporate Governance report.

Deviations from adopted Guidelines for remuneration to Group Management
The Guidelines adopted by the Annual General Meeting 2020 and as applicable until March 28, 2023, prescribed a minimum weighting of short-term variable compensation (“STV”) targets of 40% to be defined at Group level. At the Annual General Meeting 2023, The Guidelines where amended and expected to be applicable through the Annual General Meeting 2027.
One of the purposes of the Guidelines adopted by the Annual General Meeting 2023 was to clarify the mandate for the Board of Directors and Remuneration Committee to define meaningful STV targets linked to Ericsson’s business plan. This enables STV targets to be defined and weighted differently for different parts of the business given the phase in the business lifecycle they are in as required by the business strategy. Therefore, detailed requirements for mandatory weighting and definition of STV targets have been removed.
In line with the purpose of the new Guidelines and upon recommendation from the Remuneration Committee, the Board of Directors resolved on February 8, 2023, on a 20% weighting STV targets for 2023 on Group level for the Executive Team member George Mulhern. This was a deviation from the then applicable Guidelines during the period from January 1, 2023, to March 28, 2023. The rationale behind the decision to deviate from the then applicable Guidelines was to provide greater priority to unit targets, and to drive growth in revenue and profits, as appropriate for the current business lifecycle of Cradlepoint. There has been no deviation from the decision-making procedures as described in the Guidelines.

11	Financial Report 2023 | Remuneration report 2023	Ericsson Annual Report on Form 20-F 2023

Comparative information on changes
in remuneration and the Company’s performance

Comparison table of the change in remuneration and the Company’s performance over the last three financial years reported

					Ericsson’s performance

Remuneration to the President and CEO and to the Executive Vice President		Börje Ekholm President and CEO	Fredrik Jejdling Executive Vice President and Head of Business Area Networks	Average remuneration of employees converted to full-time equivalents 3)	Group operating income (EBIT) SEK million	Group Net Sales SEK million	Share price at December 31 for the financial year
					–20,326	263,351	63,11
2023	Fixed remuneration 1)	20,348,855 (5%)	10,182,837 (5%)	1,016,295 (5%)	(–175,23%)	(–3,02%)	(3,63%)
(% change)
	Variable remuneration 2)	–	6,251,115 (–6%)	176,279 (–24%)

2022 (% change)	Fixed remuneration 1)	19,290,595 (3%)	9,666,757 (6%)	966,031 (8,5%)	27,020	271,546	60.9
					(10%)	(17%)	(–38,97%)
	Variable remuneration 2)	–	6,671,595 (–54%)	230,928 (–22%)

2021 (% change)	Fixed remuneration 1)	18,764,547 (1%)	9,144,067 (15%)	889,538 (13%)	31,780	232,314	99.79
					(14%)	(–0.03%)	(2.20%)
	Variable remuneration 2)	88,782,271 (22%)	14,626,469 (122%)	295,193 (–1%)
	Comments	LTV 2018 expired and shares were transferred in May 2021. LTV 2019 and 2020 expired in 2022 and 2023 respectively but vesting postponed.	LTV 2018 expired and shares were transferred in May 2021. LTV 2019 and 2020 expired in 2022 and 2023 respectively but vesting postponed.
In 2021, the delayed salary
revision for 2020 took place
with a company-sponsored
retroactive effect, which
increased the remuneration of
other employees.
A majority of employees do not
have variable remuneration.

1)	Fixed remuneration includes fixed salary and other benefits.

2)
Variable remuneration for the CEO and President and to the Executive Vice President includes applicable STV and LTV. For the Company’s employees, variable remuneration includes short-term and long-term variable remuneration. For the sake of comparison, variable remuneration represents figures accrued and paid during the financial year. This is because performance reviews and long-term variable remuneration programs for other employees with performance periods expiring in fiscal year 2023 have not yet been completed.

3)	Employees of Telefonaktiebolaget LM Ericsson, excluding the CEO and President and other members of the Executive Team employed by the Company.

Board of Directors
Stockholm, March 5, 2024
Telefonaktiebolaget LM Ericsson (publ)
Org. no. 556016-0680

Financial Report 2023 |	Ericsson Annual Report on Form 20-F 2023

Signatures
The registrant hereby certifies that it meets all of the requirements for filing on Form
20-F
and that it has duly caused and authorized the undersigned to sign this Annual Report on its behalf.
TELEFONAKTIEBOLAGET LM ERICSSON
March 12, 2024

By:	/s/ Stefan Salentin

Stefan Salentin
Head of Group Controlling and External Reporting

By:	/s/ Carl Mellander

Carl Mellander
Senior Vice President and Chief Financial Officer